As filed with the Securities and Exchange Commission on September 21, 2007
Registration No. 333-145213

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Royal Gold, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6795	84-0835164
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1660 Wynkoop Street, Suite 1000 Denver, CO 80202 (303) 573-1660	Tony Jensen President and Chief Executive Officer Royal Gold, Inc. 1660 Wynkoop Street, Suite 1000 Denver, CO 80202 (303) 573-1660
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Paul Hilton
Hogan & Hartson L.L.P.
One Tabor Center
1200 Seventeenth St., Suite 1500
Denver, CO 80202
Phone: (303) 899-7300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Unit	Offering Price	Fee(2)
Royal Gold, Inc. common stock, par value $0.01 per share (including rights to acquire Series A Junior Participating Preferred Stock pursuant to our rights plan)	1,634,410	N/A	$45,323,935	$1,391.44
Royal Gold, Inc. common stock, par value $0.01 per share	396,023(3)	N/A	N/A	N/A(4)

(1)	Represents the maximum number of shares of Royal Gold common stock that may be issued in connection with the transaction described herein.

(2)	Pursuant to Rules 457(f)(1) and 457(c) of the Securities Act, the registration fee is based on the product of (a) $0. 495, the average high and low sale price for Battle Mountain Gold Exploration Corp. (“Battle Mountain”) common stock on August 1, 2007 and (b) 91,563,506 (the estimated maximum number of shares of Battle Mountain common stock estimated to be converted pursuant to the transaction described herein). The registration fee was previously paid on August 8, 2007.

(3)	Represents the maximum number of shares of Royal Gold common stock being registered for resale by affiliates of Battle Mountain named as selling stockholders herein, all of which are issuable in exchange for their shares of Battle Mountain common stock in connection with the transaction described herein.
(4)	No filing fee is required with respect to the resale of these shares of common stock pursuant to Rule 457(f)(5).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information contained herein may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The registrants may not complete the offer to purchase and issue these securities until the registration statement is effective. This offer to purchase is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2007

Prospectus	Proxy Statement

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The board of directors of Battle Mountain Gold Exploration Corp. (“Battle Mountain”) has approved a merger agreement that would result in Battle Mountain becoming a wholly-owned subsidiary of Royal Gold, Inc. (“Royal Gold”). In the merger, each outstanding share of Battle Mountain common stock would be converted into the right to receive, at the election of each Battle Mountain stockholder, either (i) between 0.0172 and 0.0179 shares of Royal Gold common stock to be determined at closing (“Stock Election”) or (ii) approximately $0.55 in cash (“Cash Election”), in each case assuming 91,563,506 shares of Battle Mountain common stock will be issued and outstanding immediately prior to the effective time of the merger. The per share consideration, if a holder of Battle Mountain common stock makes a Stock Election, will be based on the average price per share of Royal Gold common stock as reported on the NASDAQ Global Select Market for the five trading day period up to and including the second business day preceding (but not including) the closing date of the merger transaction. If the average price is less than $29.00, the per share stock consideration will be determined based on an aggregate of 1,634,410 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0179 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average price of Royal Gold common stock is $30.18 or above, the per share stock consideration will be determined based on an aggregate of 1,570,507 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0172 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average price is greater than or equal to $29.00 but less than $30.18, the per share consideration for each share of Battle Mountain common stock would be proportionally adjusted based on the average price of Royal Gold common stock, using $47,397,901.26 as the aggregate purchase price. The per share consideration if a holder of Battle Mountain common stock makes a Cash Election will be based on a maximum of $50,359,928 as the aggregate purchase price.

The stock consideration and cash consideration payable in the merger are subject to pro rata adjustment based on the number of issued and outstanding shares of Battle Mountain common stock immediately prior to the effective time of the merger and a potential reduction or holdback of approximately 0.0006 shares of Royal Gold common stock on a per share basis, in the case of a Stock Election, or approximately $0.017 on a per share basis, in the case of a Cash Election, based on the cost of settling certain Battle Mountain litigation.

YOUR VOTE IS VERY IMPORTANT. We cannot complete the transaction unless, among other things, the holders of Battle Mountain common stock vote to approve and adopt the merger agreement. Battle Mountain will hold a special meeting of its stockholders on October 24, 2007 at 10:00 a.m., local time at the offices of Clark Wilson LLP, 800-885 West Georgia Street, Vancouver, British Columbia, V6C 3H1, Canada. Whether or not you plan to attend Battle Mountain’s special meeting, please vote by completing and mailing the enclosed proxy card to the address on the proxy card, or by submitting your proxy by telephone or Internet, using the procedures in the voting instructions included with the enclosed proxy card.

The Battle Mountain board of directors recommends that the Battle Mountain stockholders vote “FOR” the approval and adoption of the merger agreement and related items.

The securities offered in this prospectus involve certain risks. For a discussion of risk factors that you should consider in evaluating the offer, see the section entitled “Risk Factors” beginning on page 9 of this prospectus.

Royal Gold common stock is listed on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.” The last reported sale of Royal Gold common stock on the NASDAQ Global Select Market on September 20, 2007 was $33.35. Battle Mountain common stock is quoted on the OTC Bulletin Board under the symbol “BMGX.” The last reported sale of Battle Mountain common stock on the OTC Bulletin Board on September 20, 2007 was $0.55.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is September ●, 2007, and it is first being mailed to Battle Mountain stockholders on or about September ●, 2007.

BATTLE MOUNTAIN GOLD EXPLORATION CORP.
One East Liberty Street
Sixth Floor, Suite 9
Reno, Nevada 89504

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

October 24, 2007
10:00 A.M. LOCAL TIME

TO THE STOCKHOLDERS OF BATTLE MOUNTAIN GOLD EXPLORATION CORP.:

NOTICE IS HEREBY GIVEN that Battle Mountain Gold Exploration Corp., a Nevada corporation, will hold a special meeting of stockholders on October 24, 2007 at 10:00 a.m. local time at the offices of Clark Wilson LLP, 800-885 West Georgia Street, Vancouver, British Columbia, V6C 3H1, Canada to consider and vote upon the following:

1. a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger (the “merger agreement”) by and among Battle Mountain Gold Exploration Corp., Royal Gold, Inc. and Royal Battle Mountain Inc., a wholly-owned subsidiary of Royal Gold, Inc., dated July 30, 2007;

2. a proposal to approve an adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposal; and

3. any other business as may properly come before the special meeting or any adjournment or postponements of the special meeting.

Only holders of record of Battle Mountain common stock on the books of Battle Mountain as of the close of business on September 26, 2007, the record date, will be entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval and adoption of the merger agreement requires the affirmative vote of a majority of the shares of Battle Mountain common stock outstanding on the record date.

The accompanying document describes the proposed transaction in more detail. We encourage you to read the entire document carefully, including the merger agreement, which is included as Annex A to the document.

The Battle Mountain board of directors has unanimously approved and adopted the merger agreement and recommends that Battle Mountain stockholders vote “FOR” approval and adoption of the merger agreement.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions as soon as possible. If you hold stock in your name as a stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, or submit your proxy by telephone or Internet, using the procedures in the voting instructions included with the enclosed proxy card. If you hold your shares through a bank or broker, please use the voting instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your shares through a bank or broker, and you wish to vote in person at the special meeting, you must obtain from your bank or broker a proxy issued in your name. You may revoke your proxy by attending the special meeting and voting your shares in person at the special meeting. You may also revoke your proxy at any time before it is voted by giving written notice of revocation to Computershare Trust Company, N.A. at the address provided with the proxy card at or before the special meeting or by filing a properly executed proxy with a later date.

Battle Mountain stockholders who do not vote in favor of approving the merger agreement and who otherwise comply with the requirements of Nevada law will be entitled to the rights of a dissenting owner. A summary of the applicable Nevada law provision, including the requirements a Battle Mountain stockholder must follow in order to exercise his or her rights of a dissenting owner, is contained in the accompanying proxy statement/prospectus. A copy of the Nevada law provision relating to rights of a dissenting owner is attached as Annex B to the proxy statement/prospectus.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Mark Kucher
Mark Kucher
Chairman and Chief Executive Officer
September ●, 2007

Actions to be Taken to Complete the Merger	54
Conditions to Completion of the Merger	55
Non-Solicitation of Acquisition Proposals	56
Termination	58
Termination Fees and Expenses	59
Governing Law	59
Amendment and Waiver	59
Dissenter’s Rights	59
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	60
COMPARISON OF STOCKHOLDER RIGHTS	63
RELATIONSHIP WITH BATTLE MOUNTAIN	73
INTERESTS OF CERTAIN PERSONS IN THE MERGER	75
Employment Agreements	75
Stock Options and Warrants	76
Ownership of Battle Mountain Capital Stock by Directors and Officers of Battle Mountain	76
INFORMATION CONCERNING ROYAL GOLD	77
INFORMATION CONCERNING BATTLE MOUNTAIN	77
Description of Business	77
Key Royalty Assets	79
Other Royalty Assets	83
Legal Proceedings	84
Changes In and Disagreements With Accountants	84
Equity Compensation Plan Information	84
Battle Mountain’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Year Ended December 31, 2006, the Six Month Period Ended June 30, 2007 and Corresponding Prior-Year Periods	85
Security Ownership of Beneficial Owners and Management	95
SELLING STOCKHOLDERS	96
Plan of Distribution	97
OTHER MATTERS	98
LEGAL MATTERS	98
EXPERTS	99
INCORPORATION OF DOCUMENTS BY REFERENCE	99
WHERE YOU CAN FIND MORE INFORMATION	100
INDEX TO CONSOLIDATED AUDITED AND UNAUDITED FINANCIAL STATEMENTS OF BATTLE MOUNTAIN	F-1
ANNEX A — Amended and Restated Agreement and Plan of Merger	A-1
ANNEX B — Nevada Dissenter’s Rights Statute	B-1
Opinion of Hogan & Hartson L.L.P.
Consent of PricewaterhouseCoopers LLP
Consent of Chisholm, Bierwolf & Nilson, LLC
Form of Proxy Card

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which is sometimes referred to as this proxy statement/prospectus, constitutes a proxy statement of Battle Mountain with respect to the solicitation of proxies for the special meeting of Battle Mountain stockholders to, among other things, approve and adopt the merger agreement and a prospectus of Royal Gold for the shares of Royal Gold common stock that Royal Gold will issue to Battle Mountain stockholders in the merger transaction. As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this proxy statement/prospectus incorporates important business and financial information about Royal Gold that is contained in documents filed with the SEC and that is not included in or delivered with this proxy statement/prospectus. Battle Mountain stockholders may obtain copies of these documents, without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 100. You may also obtain copies of these documents, without charge, from Royal Gold and Battle Mountain by writing or calling the applicable department set forth below:

Royal Gold, Inc. 1660 Wynkoop Street, Suite 1000 Denver, CO 80202 Telephone: (303) 573-1660 Attn: Investor Relations	Battle Mountain Gold Exploration Corp. One East Liberty Street, Sixth Floor, Suite 9 Reno, NV 89504 Telephone: (775) 686-6081 Attn: Chief Executive Officer

In order to obtain delivery of these documents prior to Battle Mountain’s special meeting of stockholders you should request the documents no later than October 17, 2007.

References to “Royal Gold” and “Battle Mountain” in this proxy statement/prospectus refer to Royal Gold, Inc. and Battle Mountain Gold Exploration Corp., respectively. Except as otherwise specifically noted, references to “shares of Royal Gold common stock,” “Royal Gold common stock” or “Royal Gold shares” refer to shares of common stock, par value $0.01 per share, of Royal Gold, and references to “shares of Battle Mountain common stock,” “Battle Mountain common stock” or “Battle Mountain shares” refer to shares of common stock, par value $0.001 per share, of Battle Mountain. Except as otherwise specifically noted, references to “we,” “us,” or “our” refer to both Royal Gold and Battle Mountain.

QUESTIONS AND ANSWERS ABOUT THE MERGER

In the following questions and answers below, we highlight selected information from this proxy statement/prospectus but we have not included all of the information that may be important to you regarding the merger and the transactions contemplated by the merger agreement. To better understand the merger and the transactions contemplated by the merger agreement, and for a complete description of their legal terms, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that we have incorporated by reference in this document. See “Important Note About this Proxy Statement/Prospectus” beginning on page iii and “Where You Can Find More Information” beginning on page 100.

Q:	WHAT IS THE PROPOSED TRANSACTION?

A:	Royal Gold has reached an agreement with Battle Mountain to acquire Battle Mountain by merging Royal Battle Mountain, Inc., a wholly-owned subsidiary of Royal Gold, with and into Battle Mountain. As a result, Battle Mountain will become a wholly-owned subsidiary of Royal Gold. Holders of Battle Mountain common stock, as of the completion of the merger, will exchange their shares of Battle Mountain common stock for shares of Royal Gold common stock or cash. Battle Mountain stockholders will elect to receive for each share of Battle Mountain common stock either (i) between 0.0172 and 0.0179 shares of Royal Gold common stock, based on the average price per share of Royal Gold common stock as reported on the NASDAQ Global Select Market for the five trading day period up to and including the second business day preceding (but not including) the closing date of the merger transaction or (ii) approximately $0.55 in cash. Registration under the Securities Act of 1933, as amended (the “Securities Act”) of the Royal Gold common stock delivered to the Battle Mountain stockholders is a condition to the closing of the merger transaction. The merger agreement is included as Annex A to this proxy statement/prospectus and is incorporated herein by reference. The merger agreement is the legal document that governs the merger.

The merger will become effective on such date and at such time that articles of merger for Battle Mountain and Royal Battle Mountain are filed with the Secretary of State of the State of Nevada, or at such other mutually agreed to time and date. Throughout this proxy statement/prospectus, we will refer to this as the “effective time” of the merger.

Q:	WHEN IS BATTLE MOUNTAIN’S SPECIAL MEETING OF STOCKHOLDERS?

A:	Battle Mountain’s special meeting of stockholders will take place on October 24, 2007, at the time and location specified on the cover page of this document. You will be asked to consider and vote on the proposal to approve and adopt the merger agreement.

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully read this entire document, please vote your shares of Battle Mountain common stock. You may do this by completing, signing, dating and mailing the enclosed proxy card, as explained in this proxy statement/prospectus or by submitting your proxy by telephone or through the Internet, as explained in the voting instructions attached to the enclosed proxy card. This will enable your shares to be represented and voted at Battle Mountain’s special meeting of stockholders. If you submit a valid proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposals described in this document submitted at Battle Mountain’s special meeting of stockholders.

The Battle Mountain board of directors recommends that Battle Mountain’s stockholders vote:

• “FOR” the approval and adoption of the merger agreement; and

• “FOR” the adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposal.

Q:	WHAT STOCKHOLDER VOTES ARE REQUIRED?

A:	Battle Mountain stockholders are being asked to approve and adopt the merger agreement. Under Battle Mountain’s amended and restated bylaws, one-third of the Battle Mountain common stock outstanding on the record date, represented in person or by proxy, constitutes a quorum for the transaction of business at Battle Mountain’s special meeting of stockholders. The approval of this proposal, and therefore the consummation of the transaction, requires the affirmative vote of a majority of the outstanding shares of Battle Mountain common stock as of September 26, 2007, the record date for the special meeting.

Q:	WHY IS MY VOTE IMPORTANT?

A:	If you do not return your proxy card, submit your proxy by telephone or through the Internet or vote in person at Battle Mountain’s special meeting of stockholders, it will be more difficult for Battle Mountain to obtain the necessary quorum to hold its meeting and the stockholder approval necessary to consummate the proposed transaction. Without the affirmative vote of a majority of the outstanding shares of Battle Mountain common stock, the merger cannot be completed.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A:	No. Your broker will only vote your shares if you provide your broker with voting instructions. You should instruct your broker to vote your shares by following the directions your broker provides to you. Please check the voting instruction form used by your broker to see if it offers telephone or Internet voting. A broker is not permitted to vote on the proposal to approve and adopt the merger agreement or on the proposal to approve an adjournment of the special meeting without instruction from you. If you do not provide instruction to your broker, a “broker non-vote” will occur and have the same effect as a vote against the proposal.

Q:	WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A:	Both Royal Gold’s board of directors and Battle Mountain’s board of directors considered a number of factors in approving the merger agreement. Among them, Battle Mountain’s board of directors considered the relative financial conditions, results of operations and prospects for growth of Battle Mountain and Royal Gold, Battle Mountain’s operational and liquidity challenges, Royal Gold’s competitive strengths and the concern of Battle Mountain’s independent auditors regarding Battle Mountain’s ability to continue as a going concern. Royal Gold’s board of directors considered that the merger will aid in the expansion and diversification of Royal Gold’s portfolio, add current revenue and add another quality royalty in the development stage, among other factors. See “The Merger — Battle Mountain’s Reasons for the Merger” on page 43 and “The Merger — Royal Gold’s Reasons for the Merger” on page 44.

Q:	DO I HAVE RIGHTS OF A DISSENTING OWNER?

A:	Generally, stockholders of a Nevada corporation have the right to dissent from certain corporate actions in certain circumstances. According to Nevada Revised Statutes (“NRS”) Section 92A.380(1)(a)(1), these circumstances include consummation of a plan of merger requiring approval of the corporation’s stockholders. Stockholders who are entitled to dissent are also entitled to demand payment in the amount of the fair value of their shares. A stockholder will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of NRS. Battle Mountain stockholders should carefully read the detailed discussion of dissenter’s rights of holders of Battle Mountain common stock under “The Merger — Dissenter’s Rights” beginning on page 45, as well as the full text of the requirements of Nevada law to exercise dissenter’s rights, which is attached as Annex B.

Q:	DO I GET STOCK OR CASH IN THE MERGER?

A:	You may elect to receive Royal Gold common stock or cash in the merger. If you elect to receive Royal Gold common stock (“Stock Election”), you will receive, on a per share basis, between 0.0172 and 0.0179 shares of Royal Gold common stock, based on the average price per share of Royal Gold common stock as reported on the NASDAQ Global Select Market for the five trading day period up to and including the second business day preceding (but not including) the closing date of the merger transaction. If you elect to receive cash in the merger (“Cash Election”), you will receive, on a per share basis, approximately $0.55 in cash. You must make either the Stock Election or the Cash Election with respect to all of your shares of Battle Mountain common stock.

Q:	HOW DO I ELECT TO RECEIVE STOCK OR CASH?

A:	You will receive a form of election along with a letter of transmittal. All elections for stock consideration or cash consideration must be on the form of election. To make an effective election, you must properly complete and

v

return the form of election to the exchange agent by the deadline provided in the form of election and follow the other procedures set forth in the form of election. The deadline for receipt by the exchange agent, Computershare Trust Company, N.A., of your completed form of election is 5:00 P.M. Mountain time on October 18, 2007.

See “The Merger — Description of Election Procedures” on page 44 for more information.

Q:	WHAT HAPPENS TO MY STOCK IF I DON’T MAKE AN ELECTION?

A:	If you do not properly complete and return the form of election to the exchange agent by the deadline provided in the form of election, October 18, 2007, you will be deemed to have made the Stock Election and all of your shares of Battle Mountain common stock will be converted into the right to receive Royal Gold common stock at the effective time of the merger. The deadline for receipt by the exchange agent of your completed form of election is 5:00 P.M. Mountain time on October 18, 2007. Royal Gold and the exchange agent will determine whether an election has been properly completed.

Q:	DO THE STOCK ELECTION AND THE CASH ELECTION HAVE THE SAME VALUE?

A:	No. If a Stock Election is made, the stock consideration on a per share basis is calculated based on an aggregate purchase price of $47,397,901.26 and the average price per share of Royal Gold common stock as reported on NASDAQ Global Stock Market for the five trading day period up to and including the second business day preceding (but not including) the closing date of the merger transaction, with a maximum of approximately 1.63 million shares of Royal Gold common stock to be issued in the merger, assuming all Battle Mountain stockholders make a Stock Election. If a Cash Election is made, the per share consideration is based on an aggregate purchase price of $50,359,928.

The value of the Stock Election will depend upon the trading price of Royal Gold common stock, which may vary above or below the range within which the stock consideration adjusts. For example, if Royal Gold common stock trades at or above $30.18 during the relevant time period, then the aggregate value of the stock consideration would be higher than $47,397,901.26. Furthermore, if Royal Gold common stock trades above $32.07 during the relevant time period, then the value of the stock consideration would exceed the cash consideration. In contrast, if Royal Gold common stock trades below $29.00, then the aggregate value of the stock consideration would be less than $47,397,901.26.

Q:	WILL BATTLE MOUNTAIN STOCKHOLDERS BE ABLE TO TRADE ROYAL GOLD COMMON STOCK THAT THEY RECEIVE PURSUANT TO THE MERGER?

A:	Yes. The Royal Gold common stock issued pursuant to the merger will be registered under the Securities Act and will be listed on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.” All shares of Royal Gold common stock that each Battle Mountain stockholder receives in the merger will be freely transferable unless a stockholder is deemed an affiliate of Battle Mountain prior to the merger or an affiliate of Royal Gold following the merger for purposes of the federal securities laws. The registration statement, of which this proxy statement/prospectus forms a part, filed with the SEC in connection with registration of the Royal Gold common stock to be issued to the Battle Mountain stockholders in the merger will also serve as a registration statement for resale by affiliates of Battle Mountain of those shares of Royal Gold common stock they received in the merger. Those Battle Mountain affiliates will therefore be able to freely sell the shares they receive in the merger so long as this registration statement remains effective. In the event this registration statement cannot be used, the Battle Mountain affiliates may sell subject to the limitations under Rule 145 under the Securities Act. Upon the expiration of the limitations under Rule 145, the Battle Mountain affiliates will be able to freely sell the shares they receive in the merger. For more information on Battle Mountain affiliates’ ability to trade Royal Gold common stock received in the merger see “The Merger — Resales of Royal Gold Common Stock” on page 48, “Selling Stockholders” on page 96 and “Plan of Distribution” on page 97

Q:	WHAT WILL HAPPEN TO MY STOCK CERTIFICATE AND WHERE SHOULD I SEND MY STOCK CERTIFICATE?

A:	At the effective time of the merger, your Battle Mountain stock certificate will convert into the right to receive either (i) shares of Royal Gold common stock, if you make a Stock Election or (ii) cash, if you make a Cash

Election, and you will no longer be a stockholder of Battle Mountain. You will receive written instructions, a form of election and a letter of transmittal. You will use these documents to exchange your shares of Battle Mountain common stock for shares of Royal Gold common stock and cash in lieu of fractional shares of Royal Gold common stock, if you make a Stock Election, or cash, if you make a Cash Election. Each person who submits the necessary documentation is entitled to receive either the stock consideration or the cash consideration to which the stockholder is entitled pursuant to the merger agreement. For more information see “The Merger Agreement — Exchange of Stock Certificates” on page 51.

Q:	WHAT WILL HAPPEN TO MY BATTLE MOUNTAIN WARRANTS IN THE MERGER?

A:	You should consult your warrant agreement regarding the procedures you must follow in order to exercise your warrants before the closing of the merger. Warrants that are not exercised by the effective time of the merger will be cancelled and terminated for no consideration whatsoever. We anticipate that all warrants will be exercised at or before the closing of the merger. See “The Merger Agreement — Stock Options, Warrants, Convertible Securities or Other Rights to Purchase Common Stock” on page 51.

Q:	WHAT WILL HAPPEN TO MY BATTLE MOUNTAIN OPTIONS IN THE MERGER?

A:	You should consult your option award agreement regarding the procedures you must follow in order to exercise your options before the closing of the merger. Options that are not exercised by the effective time of the merger will be cancelled and terminated for no consideration whatsoever. We anticipate that, pursuant to the terms of the option award agreements, each outstanding option by virtue of the merger will be cancelled and each holder of options will receive consideration equal to the amount such holder would have received if such holder had effected a cashless exercise of his or her options immediately prior to the effective time of the merger and the shares of Battle Mountain common stock issued upon such cashless exercise were converted into the right to receive Royal Gold common stock or cash in the merger. See “The Merger Agreement — Stock Options, Warrants, Convertible Securities or Other Rights to Purchase Common Stock” on page 51.

Q:	WILL I BE TAXED ON THE ROYAL GOLD COMMON STOCK OR CASH THAT I RECEIVE?

A:	We expect that the merger will be a taxable transaction for United States federal income tax purposes. You will generally recognize gain or loss equal to the amount of cash or the fair market value of Royal Gold common stock you receive, less your adjusted tax basis in the Battle Mountain stock you surrender in the merger. We strongly encourage you to consult your own tax advisor to determine the particular tax consequences to you of the merger. The material United States federal income tax consequences of the merger are described in more detail beginning on page 60.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	Subject to the satisfaction of a limited number of conditions, we currently expect to complete the merger no later than the third business day immediately following the satisfaction or waiver of the conditions to closing set forth in the merger agreement.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT ROYAL GOLD AND BATTLE MOUNTAIN?

A:	More information about Royal Gold is available from various sources described under “Important Note About this Proxy Statement/Prospectus” on page iii and “Where You Can Find More Information” on page 100. Additional information about Royal Gold may be obtained from its Internet website at www.royalgold.com, and additional information about Battle Mountain may be obtained from its Internet website at www.bmegold.com. Royal Gold and Battle Mountain have included their respective website addresses in this proxy statement/prospectus only as inactive textual references and do not intend them to be an active link to their respective websites. The contents of these websites are not part of this proxy statement/prospectus.

Q:	WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A:	If you have additional questions, please contact the investor relations department at Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, CO 80202, phone number (303) 573-1660.

Q:	ARE THERE RISKS ASSOCIATED WITH THE MERGER?

A:	Yes. You should read the section entitled “Risk Factors” beginning on page 9.

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger agreement and the transactions contemplated by the merger agreement, including the merger, you should carefully read this entire proxy statement/prospectus and the information incorporated by reference in this proxy statement/prospectus that has been filed with the SEC. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions in “Where You Can Find More Information” beginning on page 100.

The Companies (see page 77 for Royal Gold and page 77 for Battle Mountain)

Royal Gold

Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO 80202
Telephone: (303) 573-1660

Royal Gold, together with its subsidiaries, is engaged in the business of acquiring and managing precious metals royalties. Royalties are passive, non-operating interests in mining projects that provide the right to revenue or production from the project after deducting specified costs, if any. Royal Gold’s principal producing mining property interests are as follows:

•	four royalty interests at the Pipeline Mining Complex located in Nevada and operated by the Cortez Joint Venture, a joint venture between Barrick Gold Corporation (“Barrick”) (60%) and Kennecott Explorations (Australia) Ltd. (40%), a subsidiary of Rio Tinto plc;

•	a royalty interest on the Robinson mine, located in eastern Nevada and operated by a subsidiary of Quadra Mining Ltd. (“Quadra”);

•	a royalty interest on the SJ Claims, covering portions of the Betze-Post mine, located in Nevada and operated by a subsidiary of Barrick;

•	a royalty interest on the Leeville Mining Complex, located in Nevada and operated by a subsidiary of Newmont Mining Corporation (“Newmont”);

•	a variable royalty interest on the Troy underground silver and copper mine, located in Montana and operated by Revett Silver Company;

•	a royalty interest on the Bald Mountain mine, located in Nevada and operated by a subsidiary of Barrick;

•	a royalty interest on the Mulatos mine, located in Sonora, Mexico, and operated by a subsidiary of Alamos Gold, Inc.; and

•	a royalty interest on a number of properties in Santa Cruz Province, Argentina, including the Martha silver mine, operated by a subsidiary of Coeur d’Alene Mines Corporation.

During the fiscal year ended June 30, 2007, Royal Gold generated royalty revenues of approximately $48.36 million, including approximately $21.49 million from the Pipeline Mining Complex, representing approximately 44% of its total revenues for that period. In addition, Royal Gold generated royalty revenues of approximately $12.58 million from the Robinson mine, approximately $5.46 million from the SJ Claims at the Betze-Post mine, approximately $2.66 million from the Leeville Mining Complex, approximately $3.07 million from the Troy mine, approximately $1.28 million from the Bald Mountain mine, approximately $1.01 million from the Mulatos mine and approximately $714,000 from the Martha mine.

Royal Gold also owns the following royalty interests that are currently in development stage and are not yet in production:

•	Peñasquito: A 2.0% net smelter return (“NSR”) royalty interest on the Peñasquito project, located in the State of Zacatecas, Mexico and under development by Goldcorp.

•	Pascua-Lama: There are two royalty interests on the Pascua-Lama project located in Chile and operated by a subsidiary of Barrick:

•	A sliding-scale NSR royalty on gold derived from the Pascua-Lama project. The sliding-scale NSR royalty ranges from 0.16%, when the average quarterly gold price is $325 per ounce or less, to 1.08%, when the average quarterly gold price is $800 per ounce or more; and

•	A 0.216% fixed-rate copper royalty that applies to Pascua-Lama copper reserves in Chile. This royalty does not take effect until after January 1, 2017.

•	Taparko: Four royalty interests on the Taparko project are:

•	TB-GSR1 — A production payment equivalent to a 15% gross smelter return (“GSR”) royalty on all gold produced from the Taparko project until either cumulative production of 804,420 ounces of gold is achieved or until we receive $35 million in cumulative payments;

•	TB-GSR2 — A production payment equivalent to a GSR sliding-scale royalty on all gold produced from the Taparko project. TB-GSR2 remains in force until the termination of TB-GSR1;

•	TB-GSR3 — A perpetual 2.0% GSR royalty on all gold contained in and produced from the Taparko project after the termination of TB-GSR1 and TB-GSR2; and

•	TB-MR1 — A 0.75% milling fee royalty on all gold, subject to annual caps, processed through the Taparko project processing facilities, that is mined from any area outside the Taparko project area.

High River Gold, the operator of the Taparko mine, announced a first gold pour at the Taparko mine on July 17, 2007.

•	Gold Hill: A sliding-scale NSR royalty and unpatented mining claims on the Gold Hill deposit in Nye County, Nevada, controlled by Round Mountain Gold Corporation, a joint venture between Kinross Gold Corporation, the operator, and Barrick. The sliding-scale ranges from 1.0%, when the gold price is $350 per ounce or less, to 2.0% when the gold price is above $350 per ounce. Production on the Gold Hill deposit is expected to commence once permitting is completed and equipment from the Round Mountain pit becomes available.

Royal Gold common stock is listed on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.”

Battle Mountain

Battle Mountain Gold Exploration Corp.
One East Liberty Street, Sixth Floor, Suite 9
Reno, NV 89504
Telephone: (775) 686-6081

Battle Mountain, together with its subsidiaries, is a royalty company engaged in acquiring and managing precious metal royalties. Battle Mountain was previously involved in the business of exploring for precious metals on properties in which it held interests in the State of Nevada, but ceased exploration operations in 2006. Battle Mountain’s key royalty assets, including both producing and non-producing mining property interests, are as follows:

•	a royalty interest on the Williams mine, located in Ontario, Canada and operated by Teck Cominco Ltd. and Homestake Canada Inc., a wholly-owned subsidiary of Barrick;

•	a royalty interest on the Don Mario mine, located in eastern Bolivia and operated by Orvana Minerals Corp., majority owned by Compania Minera del Sur (Comsur);

•	a royalty interest on the El Limon mine and La India Project, located in northwestern Nicaragua and owned by Glencairn Gold Corporation; and

•	a royalty interest on the Dolores project, located in Chihuahua, Mexico, and owned by Minefinders Corporation Ltd.

During the fiscal year ended December 31, 2006, Battle Mountain generated royalty revenues of approximately $2.39 million. During the six months ended June 30, 2007, Battle Mountain generated royalty revenues of approximately $1.90 million. Battle Mountain’s independent auditors expressed concern over Battle Mountain’s ability to continue as a going concern in connection with their audit of Battle Mountain’s financial statements for the fiscal year ended December 31, 2006.

Risks Factors (see page 9)

For a discussion of risks relating to an investment decision regarding the merger, see “Risk Factors” beginning on page 9.

Battle Mountain’s Special Meeting of Stockholders (see page 20)

Battle Mountain’s special meeting of stockholders will be held on October 24, 2007 at the offices of Clark Wilson LLP, 800-855 West Georgia Street, Vancouver, British Columbia, V6C 3H1, Canada. At the special meeting, stockholders of Battle Mountain will consider and vote upon a proposal to approve and adopt the merger agreement and the other proposals described in the notice for the meeting included with this proxy statement/prospectus. Only stockholders of record at the close of business on September 26, 2007, the record date, will be entitled to vote at the special meeting.

Quorum and Vote Required at the Special Meeting

Under Battle Mountain’s amended and restated bylaws, one-third of the Battle Mountain common stock outstanding on the record date, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. The proposal for the approval and adoption of the merger agreement will be approved if holders of a majority of the issued and outstanding shares of Battle Mountain common stock as of the record date vote in favor of the proposal.

Shares Beneficially Owned as of the Record Date

Shares owned by Directors and Officers of Battle Mountain.  Based on the number of shares of Battle Mountain common stock issued and outstanding as of September 14, 2007, the directors and executive officers of Battle Mountain and their affiliates, as a group, beneficially own approximately 22,124,192 shares of Battle Mountain common stock, or approximately 25.42% of the outstanding Battle Mountain common stock entitled to be voted at the special meeting.

Shares owned by Royal Gold.  Royal Gold beneficially owns 63,471,906 shares of Battle Mountain common stock (of which 16,189,734 are owned of record) representing approximately 56.58% of the outstanding shares of Battle Mountain common stock, as a result of the option and support agreements, the irrevocable proxies given to Royal Gold and bridge finance facility agreement as described further in this proxy statement/prospectus. Royal Gold has agreed to limit its voting with respect to these shares as described further in this section and further in this proxy statement/prospectus.

In anticipation of the merger transaction, on March 5, 2007, Royal Gold obtained a binding support agreement and option to purchase from Mark Kucher, Chairman and Chief Executive Officer of Battle Mountain, his shares of common stock of Battle Mountain. The support agreement with Mr. Kucher also provides that Mr. Kucher will vote for and support the merger transaction. Royal Gold also obtained irrevocable proxies, dated July 27, 2007 from David Atkinson, Chief Financial Officer of Battle Mountain, and each of the non-employee directors of Battle

Mountain, Robert Connochie, Anthony E. W. Crews, Brian M. Labadie and Christopher E. Herald, to vote in favor of the merger and against any proposal made in opposition to or in competition with the consummation of the merger. As a result of the support agreement with Mr. Kucher and the irrevocable proxies with Messrs. Atkinson, Connochie, Crews, Labadie and Herald, Royal Gold beneficially owns 22,124,192 shares of Battle Mountain common stock or 25.42% of the outstanding shares of Battle Mountain common stock.

On March 5, 2007, Royal Gold also obtained a binding support agreement and option to purchase from IAMGOLD its shares of common stock of Battle Mountain, including shares of Battle Mountain common stock that IAMGOLD may acquire upon the conversion of a convertible debenture of Battle Mountain Gold (Canada) Inc., a subsidiary of Battle Mountain. On September 4, 2007, pursuant to the option and support agreement with IAMGOLD, Royal Gold issued 216,642 shares of its common stock to IAMGOLD and its wholly-owned subsidiary Repadre International Corporation (“Repadre”) in connection with Royal Gold’s purchase of 12,102,940 shares of Battle Mountain common stock from IAMGOLD and Repadre and paid $2,242,082 in cash to IAMGOLD in connection with the purchase of the convertible debenture from IAMGOLD. On September 5, 2007, Royal Gold exercised its option to convert all of the outstanding principal and accrued interest as of September 4, 2007 under the convertible debenture into Battle Mountain common stock, for an aggregate of 4,086,794 shares of Battle Mountain common stock.

On March 28, 2007 Battle Mountain entered into a bridge finance facility agreement with Royal Gold whereby Royal Gold has agreed to make available to Battle Mountain and BMGX (Barbados) Corporation, Battle Mountain’s wholly-owned subsidiary, up to $20 million, which availability was reduced to $15 million on April 14, 2007 pursuant to the terms of the bridge facility. The bridge facility will mature on June 6, 2008. Outstanding principal, interest and expenses under the bridge facility may be converted at Royal Gold’s option into Battle Mountain common stock at a conversion price per share of $0.60 at any time during the term of the bridge facility, provided that Royal Gold provides notice of its election to convert on or before April 4, 2008. As of September 20, 2007, $15,094,728, representing outstanding principal and accrued interest, is outstanding on the bridge facility. Based on the right to convert the outstanding principal and accrued interest under the bridge facility, Royal Gold beneficially owns approximately 25,157,880 shares of Battle Mountain common stock or 23.23% of the outstanding shares of Battle Mountain common stock.

On March 28, 2007, Royal Gold and Battle Mountain entered into a Voting Limitation Agreement pursuant to which Royal Gold agreed to limit its voting with respect to Battle Mountain common stock over which it had or could acquire voting power. Generally, Royal Gold agreed that, in the event of a superior proposal as defined in the merger agreement, under certain circumstances, Royal Gold would not vote more than 39.9% of the total number of shares of Battle Mountain common stock entitled to vote in favor of the merger transaction with Royal Gold or in opposition to a competing transaction.

See “Relationship with Battle Mountain” on page 73 for more information regarding Royal Gold’s agreements relating to Battle Mountain.

Unaudited Pro Forma, Combined, Condensed Financial Information of Royal Gold

For a discussion of the unaudited pro forma, combined, condensed financial information of Royal Gold, see “Unaudited Pro Forma, Combined, Condensed Financial Information of Royal Gold” beginning on page 27.

The Merger (see page 38)

General

At the effective time of the merger, Royal Battle Mountain, a wholly-owned subsidiary of Royal Gold, will merge with and into Battle Mountain. As a result of the merger, the separate corporate existence of Royal Battle Mountain will cease and Battle Mountain will continue as the surviving corporation of the merger and become a wholly-owned subsidiary of Royal Gold. At the effective time of the merger, each outstanding share of Battle Mountain common stock will be converted into the right to receive, at the election of each Battle Mountain stockholder, either (i) with respect to a Stock Election, between 0.0172 and 0.0179 shares of Royal Gold common stock to be determined at closing or (ii) with respect to a Cash Election, approximately $0.55 in cash, in each case assuming 91,563,506 shares of Battle Mountain common stock are issued and outstanding immediately prior to the effective time of the merger. The per share consideration, if a holder of Battle Mountain common stock makes a Stock Election, will be based on the average price per share of Royal Gold common stock as reported on the NASDAQ Global Select Market for the five trading day period up to and including the second business day preceding (but not including) the closing date of the merger transaction. If the average price is less than $29.00, the per share stock consideration will be determined based on an aggregate of 1,634,410 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0179 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average price of Royal Gold common stock is $30.18 or above, the per share stock consideration will be determined based on an aggregate of 1,570,507 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0172 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average price is greater than or equal to $29.00 but less than $30.18, the per share consideration for each share of Battle Mountain common stock would be proportionally adjusted based on the average price of Royal Gold common stock, using $47,397,901.26 as the aggregate purchase price. Royal Gold will not issue fractional shares of Royal Gold common stock in the merger. Instead, Battle Mountain stockholders will receive cash in lieu of fractional shares based on the fair market value of a share of Royal Gold common stock. The per share consideration if a holder of Battle Mountain common stock makes a Cash Election will be based on a maximum amount of $50,359,928 as the aggregate purchase price. See “The Merger Agreement — Consideration for Battle Mountain Stockholders” and “The Merger Agreement — Contingent Stock and Cash Arrangement” beginning on page 50.

The Battle Mountain board of directors recommends that Battle Mountain stockholders vote “FOR” the approval and adoption of the merger agreement and “FOR” each of the other proposals described in the notice to the meeting.

Reasons for the Merger

Battle Mountain’s board of directors unanimously determined that the merger and the terms of the merger agreement are in the best interests of Battle Mountain and its stockholders and approved and adopted the merger agreement. For a description of the factors on which the Battle Mountain board of directors based their determinations, see “The Merger — Battle Mountain’s Reasons for the Merger” beginning on page 43.

Dissenter’s Rights

Under NRS, Chapter 92A, Sections 92A.300 through 92A.500, if you do not vote in favor of the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, you will be entitled to relief as a dissenting owner if and only if you comply strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of the NRS. Your rights as a dissenting owner are described in the section entitled “The Merger — Dissenter’s Rights” beginning on page 45. The summary contained in that section does not purport to be a complete statement of the method of compliance with Sections 92A.300 through 92A.500. The summary is qualified in its entirety by reference to the copy of Sections 92A.300 through 92A.500 attached as Annex B.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles.

Regulatory Approvals

We are not aware of any material regulatory filings or approvals required prior to completing the merger as described in this proxy statement/prospectus. We intend to make all required filings under the Securities Act and the Securities and Exchange Act of 1934, as amended (“Exchange Act”), in connection with the merger transaction.

Resales of Common Stock

The registration statement, of which this proxy statement/prospectus forms a part, filed with the SEC in connection with the registration of Royal Gold common stock to be issued to Battle Mountain stockholders in the merger will also serve as a registration statement for resale by affiliates of Battle Mountain of those shares of Royal Gold common stock received by the affiliates in the merger. Those Battle Mountain affiliates will therefore be able to freely sell the shares they receive in the merger. Royal Gold will make copies of this proxy statement/prospectus available to the affiliates who intend to resell the shares of Royal Gold common stock received by them in the merger and has informed the selling stockholders of the need for delivery of a copy of this proxy statement/prospectus to each purchaser of the resale shares prior to or at the time of any sale of the resale shares offered hereby. Royal Gold has agreed to keep this registration statement for resale effective for a period of one year following the effective time of the merger.

Exchange Agent

Royal Gold will retain Computershare Trust Company, N.A. as exchange agent in connection with the merger.

The Merger Agreement (see page 49)

Under the terms of the merger agreement, Royal Battle Mountain, a wholly-owned subsidiary of Royal Gold, would merge with and into Battle Mountain, with Battle Mountain continuing as the surviving entity. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the entire merger agreement carefully as it is the legal document that governs the merger.

Consideration for Battle Mountain Stockholders

At the effective time of the merger, each outstanding share of Battle Mountain common stock will be converted into the right to receive, at the election of each Battle Mountain stockholder, either (i) with respect to a Stock Election, between 0.0172 and 0.0179 shares of Royal Gold common stock to be determined at closing or (ii) with respect to a Cash Election, approximately $0.55 in cash, in each case assuming 91,563,506 shares of Battle Mountain common stock are issued and outstanding immediately prior to the effective time of the merger. The per share consideration, if a holder of Battle Mountain common stock makes a Stock Election, will be based on the average price per share of Royal Gold common stock as reported on the NASDAQ Global Select Market for the five trading day period up to and including the second business day preceding (but not including) the closing date of the merger transaction. If the average price is less than $29.00, the per share stock consideration will be determined based on an aggregate of 1,634,410 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0179 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average price of Royal Gold common stock is $30.18 or above, the per share stock consideration will be determined based on an aggregate of 1,570,507 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0172 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average price is greater than or equal to $29.00 but less than $30.18, the per share consideration for each share of Battle Mountain common stock would be proportionally adjusted based on the average price of Royal Gold common stock, using $47,397,901.26 as the aggregate purchase price. Royal Gold will not issue fractional shares of Royal Gold common stock in the merger. Instead, Battle Mountain stockholders will receive cash in lieu of fractional shares based on the fair market value of a share of Royal Gold common stock. The per share consideration if a holder of Battle Mountain common stock makes a Cash Election will be based on a maximum amount of $50,359,928 as the aggregate purchase price.

Contingent Stock and Cash Arrangement

Battle Mountain is a party to a legal proceeding filed by a certain former officer and director of Battle Mountain seeking to enforce alleged rights to certain shares and options to purchase shares of Battle Mountain common stock. The settlement of this litigation is a condition precedent to Royal Gold’s obligation to complete the transactions contemplated under the merger agreement. The stock consideration and cash consideration payable in the merger are subject to a potential reduction or holdback of approximately 0.0006 shares of Royal Gold common stock on a per share basis, in the case of a Stock Election, or approximately $0.017 on a per share basis, in the case of a Cash Election, based on the cost of settling this litigation.

Stock Options, Warrants, Convertible Securities or Other Rights to Purchase Common Stock

At the effective time of the merger, options, warrants, convertible securities and other rights to purchase Battle Mountain common stock will be cancelled and terminated unless exercised prior to the effective time of the merger. We anticipate that all warrants will be exercised pursuant to the terms of the respective warrant agreements at or before the closing of the merger. We anticipate that, pursuant to the terms of the respective option award agreements, each outstanding option by virtue of the merger will be cancelled and each holder of options will receive consideration equal to the amount such holder would have received if such holder had effected a cashless exercise of his or her options immediately prior to the effective time of the merger and the shares of Battle Mountain common stock issued upon such cashless exercise were converted into the right to receive Royal Gold common stock or cash in the merger unless the holder of any such option made an effective Cash Election in accordance with the terms of the merger agreement.

Conditions to Completion of the Merger

Each of Royal Gold, Royal Battle Mountain and Battle Mountain is required to complete the merger only if specific conditions are satisfied or waived to the extent permitted by applicable law. The following are some conditions to either Royal Gold’s, Battle Mountain’s or either parties’ obligations to complete the merger:

•	absence of legal restrictions enjoining, restraining, prohibiting or making illegal the completion of the merger;

•	Royal Gold shall have completed its due diligence investigation of Battle Mountain to its satisfaction;

•	Battle Mountain’s stockholders will have approved the merger;

•	the registration statement, of which this proxy statement/prospectus forms a part, relating to the shares of Royal Gold common stock to be issued in connection with the merger will have become effective under the Securities Act;

•	the representations and warranties made by each party in the merger agreement will be true and correct at and as of the date of the closing with the same effect as though such representations and warranties were made at and as of the date of the closing, except in the case where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

•	each party in the merger agreement will have performed or complied in all material respects with its agreements and covenants under the merger agreement;

•	Battle Mountain will have obtained any required consents from third parties or governmental bodies in accordance with the terms of the merger agreement;

•	since December 31, 2006, there will have not occurred or be continuing any event, occurrence, revelation or development of a state of circumstances or facts, which individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Battle Mountain; and

•	Royal Gold shall have received a legal opinion from counsel to Battle Mountain satisfactory to Royal Gold.

Termination and Termination Fees

The merger agreement may be terminated, either before or after Battle Mountain’s stockholders approval of the merger agreement, under certain circumstances described in “The Merger Agreement — Termination” beginning on page 59. If the merger agreement is terminated for various reasons, Royal Gold or Battle Mountain may have to pay the other party a termination fee of $1,000,000 or $2,500,000, depending upon the reason for such termination, plus certain expenses.

Relationship with Battle Mountain (see page 73)

For a summary discussion of existing agreements, ongoing and prior arrangements and transactions between Royal Gold and Battle Mountain, see also the “Summary — “Shares Beneficially Owned as of the Record Date” beginning on page 3.

Interests of Certain Persons in the Merger (see page 75)

You should be aware that a number of directors and officers of Battle Mountain have interests in the merger that are different from, or in addition to, the interests of Battle Mountain stockholders generally, including, among others, the change of control payments in the amounts of up to $3,288,662 and $555,968 being made to Mark Kucher, Battle Mountain’s Chairman and Chief Executive Officer, and David Atkinson, Battle Mountain’s Chief Financial Officer, respectively, under employment agreements upon the completion of the merger.

Material U.S. Federal Income Tax Considerations (see page 60)

We expect that the merger will be a taxable transaction for United States federal income tax purposes. You will generally recognize gain or loss equal to the amount of cash or the fair market value of Royal Gold common stock you receive, less your adjusted tax basis in the Battle Mountain stock you surrender in the merger.

The discussion of United States federal income tax considerations set forth herein is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Battle Mountain stock. Stockholders of Battle Mountain are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

Comparison of Rights of Stockholders of Battle Mountain and Stockholders of Royal Gold (see page 63)

If we successfully complete the merger, holders of Battle Mountain common stock who make the Stock Election will become Royal Gold stockholders, and their rights as stockholders will be governed by Royal Gold’s restated certificate of incorporation and amended and restated bylaws. There are also differences between the state laws governing Battle Mountain, a Nevada corporation, and Royal Gold, a Delaware corporation.

RISK FACTORS

Risks Related to the Combined Company

As a result of the merger, Battle Mountain’s business will be subject to the following new or increased risks related to the structure of the merger and the combined company. In addition to the risks described below, the combined company will continue to be subject to the risks described in the documents that Royal Gold has filed with the SEC that are incorporated by reference into this proxy statement/prospectus. If any of the risks described below or in the documents incorporated by reference into this proxy statement/prospectus actually occur, the business, financial condition, results of operations or cash flows of the combined companies could be materially adversely affected. The risks below should be considered along with the other information included or incorporated by reference into this proxy statement/prospectus.

The price of Royal Gold common stock could decline following the merger. The trading price of Royal Gold common stock may be affected by factors different than those factors affecting the price of Battle Mountain common stock.

If the merger is completed, holders of Battle Mountain common stock who make the Stock Election will become holders of Royal Gold common stock. The market price of Royal Gold common stock may decline as a result of the merger if the integration of Royal Gold and Battle Mountain is unsuccessful or takes longer than expected, the perceived benefits of the merger are not achieved as rapidly or to the extent anticipated by financial analysts or investors, or the royalty interests acquired in the merger do not produce the revenues expected. Furthermore, the merger agreement does not limit the conduct of Royal Gold’s business after the completion of the merger. Consequently, Royal Gold is permitted to engage in activities, such as material acquisitions of assets, royalties or businesses, that could affect the market price of its common stock. The market price of Royal Gold common stock may be affected by factors different from those affecting Battle Mountain common stock.

The number of shares of Royal Gold common stock that holders of Battle Mountain common stock who make the Stock Election will receive in the merger is subject to change.

The number of shares of Royal Gold common stock that the Battle Mountain stockholders will receive for each share of Battle Mountain common stock will depend on the average price of Royal Gold common stock for the five trading day period up to and including the second business day preceding (but not including) the closing date, and ranges from an aggregate of 1,634,410 shares of Royal Gold common stock, or 0.0179 shares of Royal Gold common stock for each share of Battle Mountain common stock, if the average price of Royal Gold common stock is less than $29.00, to an aggregate of 1,570,507 shares of Royal Gold common stock, or 0.0172 shares of Royal Gold common stock for each share of Battle Mountain common stock, if the average price of Royal Gold common stock is $30.18 or above. See “The Merger Agreement — Consideration for Battle Mountain Stockholders” on page 50. Within this range, the number of shares of Royal Gold common stock to be issued in the merger is subject to fluctuation, such that as the average price of Royal Gold stock during the five trading day period decreases, more shares of Royal Gold stock will be issued in the merger, and as the average price increases, fewer shares will be issued. Changes in the market price of Royal Gold common stock during the business day prior to, and the day of, the closing will not affect the number of shares to be issued in the merger. Royal Gold and Battle Mountain encourage you to obtain current stock price quotations for Royal Gold common stock from a newspaper, the Internet or your broker.

There is a cap on the aggregate merger consideration that is different for the Stock Election and the Cash Election.

With respect to a Stock Election, the per share stock consideration is based on an aggregate purchase price of $47,397,901.26 and the average price per share of Royal Gold common stock as reported on the NASDAQ Select Global Market for the five trading day period up to and including the second business day preceding (but not including) the closing date of the merger transaction. If, at the effective time of the merger, for the five trading day period up to and including the second business day preceding (but not including) the closing date of the merger transaction, the average price per share of Royal Gold common stock is less than $29.00, the total number of Royal Gold shares to be issued in the merger will be capped at 1,634,410 shares or 0.0179 shares of Royal Gold common stock per each share of Battle Mountain common stock. Royal Gold will not issue any additional shares of common stock in the merger as a result of the average closing price of Royal Gold common stock falling below $29.00. With respect to a Cash Election, the per share cash consideration is based on an aggregate purchase price of $50,359,928. No additional cash will be paid if the price of Royal Gold common stock increases before or after the closing of the merger transaction. Each Battle Mountain stockholder must make a Stock Election or a Cash Election with respect to all of his or her Battle Mountain common stock. There can be no assurance that you will make an election that results in you receiving consideration that has the highest value.

The number of shares of Royal Gold common stock or the amount of cash that holders of Battle Mountain common stock will receive in the merger is subject to a potential reduction or holdback.

Both the stock consideration and the cash consideration payable in the merger is subject to a potential reduction or holdback of approximately 50,000 to 52,000 shares of Royal Gold common stock, or approximately 0.0006 shares of Royal Gold common stock on a per share basis, in the case of a Stock Election and $1,597,650, or approximately $0.017 on a per share basis, in the case of a Cash Election, based on the cost of settling certain Battle Mountain litigation in each case assuming 91,563,506 shares of Battle Mountain common stock are issued and outstanding immediately prior to the effective time of the merger. If the litigation is settled prior to the effective time of the merger, then there will be a reduction in the number of shares of Royal Gold common stock that are issued or cash paid to Battle Mountain stockholders following the closing date based on the cost of settling the litigation. If the litigation is not settled and Royal Gold elects to waive the condition precedent and complete the merger, then Royal Gold will hold back a portion of the shares of Royal Gold common stock that otherwise would be issuable or a portion of the cash payable following the closing date until such time as such litigation is settled. If the value of the shares of Royal Gold stock or the amount of cash that are subject to the holdback is less than, or equal to, the cost of settling the litigation, then none of such shares of Royal Gold common stock or cash held back will be issued or paid to the former Battle Mountain stockholders. Battle Mountain stockholders will not have a say in the settlement of the litigation and may not receive the shares of Royal Gold common stock or the amount of cash held back at the effective time of the merger.

The board of directors and executive officers of Battle Mountain have interests in the merger that may be different from, or in addition to, the interests of Battle Mountain stockholders.

Battle Mountain stockholders should be aware that some directors and executive officers of Battle Mountain may have interests in the merger that may be different from, or in addition to, the interests of Battle Mountain stockholders. These interests include, among others, the change of control payments of up to $3,288,662.40 and $555,968.40 to Mark Kucher, Battle Mountain’s Chairman and Chief Executive Officer, and David Atkinson, Battle Mountain’s Chief Financial Officer, respectively, being made under employment agreements upon the completion of the merger. For additional information on the interests that Battle Mountain’s board members and executive officers may have in the merger, see “Interests of Certain Persons in the Merger” beginning on page 75.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Royal Gold and Battle Mountain, which could have an adverse effect on their respective businesses, financial results and stock prices.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Royal Gold and Battle Mountain. Specifically, managements’ attention has been focused on the merger, which may have diverted managements’ attention from the core business of the respective companies and other opportunities that could have been beneficial to the respective companies. These disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement and could have an adverse effect on the business, financial results or stock prices of Royal Gold or Battle Mountain if the merger is not completed or on Royal Gold if the merger is completed after significant delay.

If the proposed merger is not completed, Royal Gold and Battle Mountain will have incurred substantial costs that may adversely affect Royal Gold’s and Battle Mountain’s financial results and operations, the prices of Royal Gold common stock and Battle Mountain common stock could be negatively impacted, and there can be no assurance that Battle Mountain will continue to operate its business in the manner in which it is presently operated.

Royal Gold and Battle Mountain have incurred and will continue to incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of attorneys, accountants and financial advisors. If the merger is not completed for any reason, Royal Gold and Battle Mountain will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

In addition, if the merger is not completed, Royal Gold and Battle Mountain may experience negative reactions from the financial markets and Royal Gold’s and Battle Mountain’s collaborative partners and employees. Each of these factors may adversely affect the trading price of Royal Gold common stock and/or Battle Mountain common stock or Royal Gold’s and/or Battle Mountain’s financial results and operations. The price of Royal Gold common stock and Battle Mountain common stock may also decline to the extent that the current market price of Royal Gold common stock and Battle Mountain common stock reflects a market assumption that the merger will be completed. In addition, if the merger is not completed, there can be no assurance that Battle Mountain will continue to operate its business in the manner in which it is presently operated. Battle Mountain’s lenders have security interests in most of Battle Mountain’s assets. If Battle Mountain is unable to pay its debt as it becomes due, its lenders may foreclose on Battle Mountain’s assets.

Royal Gold beneficially owns over 50% of Battle Mountain’s common stock and could become a controlling stockholder of Battle Mountain.

Royal Gold owns 16,189,834 shares of Battle Mountain common stock, has options to acquire approximately an additional 17,774,192 shares of Battle Mountain common stock, and has the right to convert the outstanding amounts as of September 20, 2007 on a convertible loan to Battle Mountain into an additional 25,157,880 shares of Battle Mountain common stock, giving Royal Gold beneficial ownership of over 50% of Battle Mountain’s issued and outstanding common stock as of September 14 2007. If Royal Gold exercised its options and conversion rights, Royal Gold would become a controlling stockholder of Battle Mountain and stockholders of Battle Mountain would not be able to affect the outcome of any stockholder vote. As a result, Royal Gold would control all matters affecting Battle Mountain, including the composition of Battle Mountain’s board of directors and, through it, determinations with respect to Battle Mountain’s business direction and policies, including the appointment and removal of officers, any determinations with respect to the merger of Battle Mountain with it or another entity, or Battle Mountain’s acquisition or disposition of assets. Concentration of voting power in Royal Gold could have the effect of delaying, deterring or preventing a change in control or other business combination that some Battle Mountain stockholders might consider beneficial. Furthermore, the effect of Royal Gold exercising its conversion rights would be to dilute Battle Mountain’s stockholders’ ownership and reduce earnings per share, as well as reduce the per share consideration payable to Battle Mountain stockholders in the merger.

The combined company will operate on a broader geographical scope than either Royal Gold or Battle Mountain has operated individually, and will be exposed to a broader range of political, social and geographical risks than either company has been exposed to on an individual basis.

Royal Gold owns royalty interests in projects in a number of foreign countries, including Argentina, Burkina Faso, Chile, Finland, Mexico and Russia. Battle Mountain also has royalty interests in projects in foreign countries, including Bolivia, Burkina Faso, Canada, Colombia, Honduras, Mexico and Nicaragua. Accordingly, the business of the combined company is subject to the risks normally associated with conducting business in foreign countries, including controls and currency fluctuations, limitations on repatriation of earnings, foreign taxation, foreign environmental laws and enforcement, expropriation or nationalization of property, labor practices and disputes, and uncertain political and economic environments in a broader geographical scope than either company individually had been previously exposed.

The combined company presence in a broader geographic region will expose the combined company to greater market risks resulting from fluctuating currency exchange rates over a broader geographic region. The combined company will generally be less profitable when the U.S. dollar weakens in relation to the foreign currencies of the countries in which Royal Gold and Battle Mountain have royalty interests that are not paid in US Dollars. Royal Gold does not currently implement currency hedges, but may do so in the future. However, its hedging strategies may not be successful, and any of its un-hedged foreign exchange payments will continue to be subject to market fluctuations.

There can be no assurance that Royal Gold uncovered every item that could have a material adverse effect on the combined company.

Although Royal Gold conducted business, financial and legal due diligence in connection with the proposed merger transaction, there can be no assurance that due diligence will uncover every item, including relating to Battle Mountain’s financial statements, that could have a material adverse effect on the combined company. For example, Royal Gold has not been able to confirm each accounting item in Battle Mountain’s financial statements. Accordingly, there may be matters involving Battle Mountain and its financial statements that were not identified during Royal Gold’s due diligence. In addition, there may also be issues that Royal Gold did identify that may not be resolved prior to the effective time of the merger. Any of these issues, if left undiscovered and unresolved, could materially and adversely affect the combined company’s financial condition.

The royalty interests to be acquired in the merger may not produce anticipated royalty revenues and the combined company may not produce anticipated results.

The principal assets of Battle Mountain include royalty interests on a project not yet in production. Royal Gold and Battle Mountain entered into the merger agreement because each believes that the transaction will be beneficial to Royal Gold, Battle Mountain and their respective stockholders based on Battle Mountain’s anticipated royalty revenues. The success of the merger is based on Royal Gold’s and Battle Mountain’s ability to make accurate assumptions regarding the valuation and timing and amount of royalty payments, particularly with respect to royalties on a project not yet in production. If the operator of the project does not bring the project into production and operate in accordance with feasibility studies, the royalty interests acquired in the merger transaction may not yield royalty revenues or sufficient royalty revenues to be profitable. The failure of these projects to produce anticipated royalty revenues may materially and adversely affect the combined company’s financial condition, results of operations and cash flows.

Resales of shares of Royal Gold common stock following the transaction and future issuances of equity or equity-linked securities by Royal Gold may cause the market price of shares of Royal Gold common stock to fall.

As of June 30, 2007, Royal Gold had approximately 28,663,756 shares of common stock outstanding and approximately 1,037,906 shares authorized for issuance upon the exercise of outstanding options, the vesting of restricted stock subject to achieving certain performance goals or continued service, or reserved for future issuance under Royal Gold’s equity compensation plans. Under the terms of the merger agreement Royal Gold could issue up to approximately 1.63 million shares of common stock in connection with the merger transaction assuming all Battle Mountain stockholders make a Stock Election and Royal Gold’s stock price is less than $29.00. The issuance of the shares in the merger transaction and the sale of additional shares that may become eligible for sale in the public market from time to time upon the exercise of options could have the effect of depressing the market price for shares of Royal Gold common stock.

Risks Related to Battle Mountain

Battle Mountain is currently subject to the risks described below. The risks below should be considered along with the other information included or incorporated by reference into this proxy statement/prospectus.

There are risks associated with relying on Battle Mountain’s historical financial statements.

Battle Mountain was required by the SEC to restate its financial statements for certain accounting and financial reporting matters during the first calendar quarter of 2007. Further, Battle Mountain’s auditors included a going concern emphasis of a matter paragraph in their March 28, 2007 opinion on Battle Mountain’s financial statements as of December 31, 2006 and for the years ended December 31, 2006 and 2005 stating that there were factors that raised substantial doubt as to Battle Mountain’s ability to continue as a going concern.

Battle Mountain’s auditors previously issued going concern opinions on its financial statements.

In its reports dated March 28, 2007 and March 11, 2006, Chisholm, Bierwolf & Nilson, LLC, expressed an opinion that there is substantial doubt about Battle Mountain’s ability to continue as a going concern based on Battle Mountain’s history of operating losses since inception and Battle Mountain’s dependence on third-party financing. Battle Mountain’s financial statements do not include any adjustments that might result from the outcome of that uncertainty. The accompanying financial statements of Battle Mountain were prepared assuming that Battle Mountain will continue as a going concern. In spite of Battle Mountain’s recent financing activities, and availability of certain cash resources, its continuation as a going concern will continue to be dependent upon future events, including third party debt and equity financing and revenues generated from its acquired royalty assets. If Battle Mountain is unable to continue as a going concern, investors may lose their entire investment.

Battle Mountain heavily depends on Mark Kucher.

The success of Battle Mountain depends upon the personal efforts and abilities of Mark Kucher. Mark Kucher serves as a director, Chairman of the Board and Battle Mountain’s Chief Executive Officer, pursuant to an employment agreement. Mr. Kucher and Battle Mountain may voluntarily terminate the employment agreement at any time. The loss of Mr. Kucher could have a material adverse effect on Battle Mountain’s business, results of operations or financial condition. In addition, the absence of Mr. Kucher will force Battle Mountain to seek a replacement who may have less experience or who may not understand Battle Mountain’s business as well, or Battle Mountain may not be able to find a suitable replacement.

Battle Mountain is involved in an industry that is inherently speculative and risky.

Because of the inherently speculative and risky nature of the mining industry, Battle Mountain could be negatively impacted by many factors in the mining industry, and specifically the mining companies, mining properties and ventures upon which Battle Mountain relies to derive its royalty payments. Such factors may include: political risk in the countries in which the properties are located from which Battle Mountain derives royalty payments, labor disputes at the mine sites at such properties, a decline in the price of gold, significant environmental or regulatory restrictions, insufficient reserves, and natural disasters such as floods or earthquakes, among other factors, and as a result investors could lose their entire investment.

Battle Mountain has had negative cash flows from operations.

Battle Mountain’s past and current operations have not been sufficient to fund its cash needs. As a result of this deficiency, Battle Mountain has been dependent on sales of its equity securities and debt financing to meet its cash requirements.

Battle Mountain’s operations may not be sufficient to meet its current obligations.

At December 31, 2006, Battle Mountain had a working capital deficiency, primarily related to its entry into short-term financing arrangements used to fund the purchase of certain gold royalty assets. In particular, as of December 31, 2006 Battle Mountain was required to pay off its bridge loan facility of $4,000,000 plus accrued interest on March 31, 2007. As discussed, Battle Mountain successfully refinanced its bridge loan facility with a portion of the proceeds received from Royal Gold.

As of December 31, 2006, Battle Mountain also had current obligations related to its gold facility of approximately $1,500,000 (assuming a spot gold price of $635.70 per ounce). Battle Mountain has only recently commenced operations that generate cash flow. There is no assurance that these operations will be sufficient to meet its current and short-term cash needs. Battle Mountain may need to raise additional capital through debt or equity financing arrangements in the event that:

(a)	the prevailing market price for gold decreases;

(b)	anticipated acquisition costs for further royalty assets increase beyond Battle Mountain’s expectations; or

(c)	Battle Mountain encounters greater costs associated with general and administrative expenses or offering costs.

The occurrence of any of the aforementioned events could adversely affect Battle Mountain’s ability to meet its business plans.

Battle Mountain will depend almost exclusively on outside capital to pay for any further royalty interest acquisitions or to increase its existing royalty interests. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not continue to be available, if necessary, to meet any further acquisition costs or, if the capital is available, that it will be on terms acceptable to Battle Mountain. The issuance of additional equity securities by Battle Mountain would result in a significant dilution in the equity interests of its current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase Battle Mountain’s liabilities and future cash commitments.

If Battle Mountain is unable to obtain financing in the amounts and on terms deemed acceptable to it, it may be unable to continue its business and as a result may be required to scale back or cease operations, the result of which would be that its stockholders would lose some or all of their investment.

A decline in the price of Battle Mountain’s common stock could affect its ability to raise further working capital and adversely impact its operations.

A prolonged decline in the price of Battle Mountain’s common stock could result in a reduction in the liquidity of its common stock and a reduction in its ability to raise capital. Because Battle Mountain’s operations have been primarily financed through the sale of equity securities, a decline in the price of its common stock could be especially detrimental to its liquidity and its continued operations. Any reduction in its ability to raise equity capital in the future would force it to reallocate funds from other planned uses and would have a significant negative effect on its business plans and operations, including its ability to acquire further royalty assets and continue its current operations. If Battle Mountain’s stock price declines, it may not be able to raise additional capital or generate funds from operations sufficient to meet its obligations.

Battle Mountain has a history of losses and fluctuating operating results.

From inception through December 31, 2006, Battle Mountain has accumulated a comprehensive deficit of $4,659,840. Battle Mountain’s loss from operations for the fiscal year ended December 31, 2006 was $2,100,364. There is no assurance that Battle Mountain will operate profitably or will generate positive cash flow in the future. In addition, Battle Mountain’s operating results in the future may be subject to significant fluctuations due to many factors not within its control, most important of which is the prevailing market price of gold. If Battle Mountain cannot generate positive cash flows in the future, or raise sufficient financing to continue its operations, Battle Mountain may be forced to scale down or even close its operations.

Battle Mountain has a limited operating history and if Battle Mountain is not successful in continuing to grow its business, then it may have to scale back or even cease its ongoing business operations.

Prior to May 2006, Battle Mountain had no history of revenues from operations and, until recently, had no significant tangible assets. Battle Mountain has yet to generate positive earnings and there can be no assurance that it will ever operate profitably. Battle Mountain has a limited operating history and until recently was considered a development stage company for financial reporting purposes. The success of Battle Mountain is significantly dependent on a successful acquisition program. Battle Mountain’s operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. If Battle Mountain’s business plan is not successful, and it is unable to operate profitably, investors may lose some or all of their investment in Battle Mountain.

Battle Mountain owns passive interests in mining properties, and it is difficult or impossible for Battle Mountain to ensure properties are operated in its best interest.

All of Battle Mountain’s revenue will be derived from royalties on properties operated by third parties. The holder of a royalty interest typically has no executive authority regarding development or operation of a mineral property, therefore, Battle Mountain is not in control of basic decisions regarding development or operation of any of the properties in which its holds a royalty interest, and Battle Mountain has limited or no legal rights to influence those decisions.

Battle Mountain’s strategy of having others operate properties in which it retains a royalty or other passive interest puts it generally at risk to the decisions of others regarding all basic operating matters, including permitting, feasibility analysis, mine design and operation, processing, plant and equipment matters, and temporary or permanent suspension of operations, among others. These decisions may be motivated by the best interests of the operator rather than to maximize royalties. Although Battle Mountain attempts to secure contractual rights that will permit it to protect its interests, there can be no assurance that such rights will always be available or sufficient, or that its efforts will be successful in achieving timely or favorable results or in affecting the operations of the properties in which it has royalty interests in ways that would be beneficial to its stockholders.

Decreases in prices of precious metals would reduce Battle Mountain’s royalty revenues.

The profitability of precious metals mining operations (and thus the value of Battle Mountain’s royalty interests and exploration properties) is directly related to the market price of precious metals. The market price of various precious metals fluctuates widely and is affected by numerous factors beyond the control of any mining company. These factors include industrial and jewelry fabrication demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and other currencies, interest rates, gold sales and loans by central banks, forward sales by gold producers, global or regional political, economic or banking crises, and a number of other factors. If the market price of precious metals should drop, Battle Mountain’s royalty revenues would also drop. In addition, if the price of gold drops dramatically, Battle Mountain might not be able to recover its investment in royalty interests or properties. The selections of a royalty investment or of a property for exploration or development, the determination to construct a mine and place it into production, and the dedication of funds necessary to achieve such purposes are decisions that must be made long before the first revenues from production will be received. Price fluctuations between the time that such decisions are made and the commencement of production can have a material adverse effect on the economics of a mine, and can eliminate or have a material adverse impact on the value of royalty interests.

The volatility in the gold price is illustrated by the following table, which sets forth, for the periods indicated, the high and low prices in U.S. dollars per ounce of gold, based on the London PM fix.

Gold Price Per Ounce ($)

Year	High	Low

1997	$367	$283
1998	313	273
1999	326	253
2000	312	263
2001	293	256
2002	349	278
2003	416	320
2004	454	375
2005	447	411
2006	725	525

Battle Mountain’s revenues are subject to operational risks of the mining industry.

Although Battle Mountain is not required to pay operating costs, its financial results are subject to all of the hazards and risks normally associated with developing and operating mining properties. These risks include:

(a) insufficient ore reserves;

(b) fluctuations in production costs that may make mining of ore uneconomic;

(c) declines in the price of gold;

(d) significant environmental and other regulatory restrictions;

(e) labor disputes;

(f) geological problems;

(g) pit walls or tailings dam failures;

(h) natural catastrophes such as floods or earthquakes;

(i) political risks associated with operations in developing countries; and

(j) the risk of injury to persons, property or the environment.

Operating cost increases can have a negative effect on the value of and income from Battle Mountain’s royalty interests, and may cause an operator to curtail, delay or close operations at a mine site.

Estimates of reserves and mineralization by the operators of mines in which Battle Mountain has royalty interests are subject to significant estimates which can change.

There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond Battle Mountain’s control or that of the operators of the mineral properties in which it has a royalty interest. Reserve estimates on Battle Mountain’s royalty interests are prepared by the operators of the mining properties, and Battle Mountain does not participate in the preparation of such reports. The estimation of reserves and of other mineralization is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate may cause revision of such estimates. The volume and grade of reserves recovered and rates of production may be less than anticipated. Assumptions about prices are subject to great uncertainty and the gold price has fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or mineralization containing relatively lower grades of ore uneconomic to exploit. Changes in operating and capital costs and other factors including short-term operating factors, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

Battle Mountain may be unable to acquire additional royalty interests.

Battle Mountain’s future success depends upon its ability to acquire royalty interests to replace depleting reserves and to diversify its royalty portfolio. Battle Mountain anticipates that most of its revenues will be derived from royalty interests that it acquires or finances, rather than through exploration and development of properties. In addition, Battle Mountain faces competition in the acquisition of royalty interests. If Battle Mountain is unable to successfully acquire additional royalties, the reserves on properties currently covered by its royalties will decline as reserves are mined.

The mining industry is subject to significant environmental risks.

Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations in the United States and abroad intended to ensure the protection of the environment are constantly changing and generally are becoming more restrictive and costly. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to the companies within the mining industry, such as the operators of the mines in which Battle Mountain holds a royalty interest, at a reasonable price. If an operator is forced to incur significant costs to comply with environmental regulations or becomes subject to environmental restrictions that limit its ability to continue or expand operations, it could reduce Battle Mountain’s royalty revenues. To the extent that Battle Mountain becomes subject to environmental liabilities for the time period during which it was operating properties, the satisfaction of any liabilities would reduce funds otherwise available to it and could have a material adverse effect on Battle Mountain’s financial condition and results of operations.

If title to the properties is not properly maintained by the operators, Battle Mountain’s royalty revenues may be decreased.

The validity of and title to mining claims and concessions, which constitute a significant portion of the properties on which Battle Mountain holds royalties, is often uncertain and subject to contest. Mining claims and concessions are generally considered subject to greater title risk than real property interests that are owned in fee simple.

Battle Mountain’s bylaws contain provisions indemnifying its officers and directors against all costs, charges and expenses incurred by them.

Battle Mountain’s bylaws contain provisions with respect to the indemnification of its officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of Battle Mountain’s directors or officers.

Investors’ interests in Battle Mountain will be diluted and investors may suffer dilution in their net book value per share if Battle Mountain issues additional shares or raises funds through the sale of equity securities.

Battle Mountain’s organizational documents authorize the issuance of 200,000,000 shares of common stock with a par value of $0.001 and 10,000,000 shares of preferred stock with a par value of $0.001. In the event that Battle Mountain is required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors’ interests in Battle Mountain will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If Battle Mountain issues any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in control.

Battle Mountain’s bylaws do not contain anti-takeover provisions which could result in a change of its management and directors if there is a take-over of Battle Mountain.

Battle Mountain does not currently have a shareholder rights plan or any anti-takeover provisions in its By-laws. Without any anti-takeover provisions, there is no deterrent for a take-over of Battle Mountain, which may result in a change in its management and directors.

Because some of Battle Mountain’s directors and officers are residents of Canada, investors may find it difficult to enforce, within the United States, any judgments obtained against these directors and officers.

Some of Battle Mountain’s directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against Battle Mountain or its officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

The market price of Battle Mountain’s common stock historically has been volatile.

The market price of Battle Mountain’s common stock historically has fluctuated significantly based on, but not limited to, such factors as: general stock market trends, announcements of developments related to its business, actual or anticipated variations in its operating results, its inability to generate revenues, and conditions and trends in the mining industry, including the mineral exploration, development and production segments of such industry.

Battle Mountain’s common stock is traded on the OTC Bulletin Board. In recent years the stock market in general has experienced extreme price fluctuations that have often been unrelated to the operating performance of the affected companies. Similarly, the market price of Battle Mountain’s common stock may fluctuate significantly based upon factors unrelated or disproportionate to its operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions or interest rates may adversely affect the market price of Battle Mountain’s common stock.

Battle Mountain’s common stock is subject to the “penny stock” rules of the SEC which limits the trading in the market of its common stock, makes transactions in its common stock cumbersome and may reduce the value of an investment in its common stock.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Battle Mountain’s securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade Battle Mountain’s securities. Battle Mountain believes that the penny stock rules discourage investor interest in and limit the marketability of its common stock.

In addition, various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in Battle Mountain’s common stock may have the ability to sell their shares of common stock impaired.

Battle Mountain has not paid any cash dividends.

Battle Mountain has paid no cash dividends on its common stock to date and it is not anticipated that any cash dividends will be paid to holders of its common stock in the foreseeable future. While Battle Mountain’s dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance the future expansion of Battle Mountain.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell Battle Mountain’s common stock.

In addition to the “penny stock” rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-

institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy Battle Mountain’s common stock, which may limit your ability to buy and sell Battle Mountain’s stock and have an adverse effect on the market for Battle Mountain’s common stock.

Trading in Battle Mountain’s common shares on the OTC Bulletin Board is limited and sporadic, making it difficult for stockholders to sell their shares or liquidate their investments.

Battle Mountain’s common stock is currently listed for public trading on the OTC Bulletin Board. The trading price of Battle Mountain’s common stock has been subject to wide fluctuations. Trading prices of Battle Mountain’s common shares may fluctuate in response to a number of factors, many of which will be beyond its control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by Battle Mountain’s common shares will be matched or maintained. These broad market and industry factors may adversely affect the market price of Battle Mountain’s common stock, regardless of its operating performance.

In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for Battle Mountain and a diversion of management’s attention and resources.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain or may contain certain forward-looking statements and information relating to Royal Gold or Battle Mountain that are based on our beliefs and assumptions as well as information currently available to the management of Royal Gold or Battle Mountain. Additional written or oral forward-looking statements may be made by Royal Gold from time to time in filings with the SEC or otherwise. The words “believe,” “estimate,” “expect,” “anticipate,” and “project” and similar expressions are intended to identify forward-looking statements, which speak only as of the date the statement is made. These statements are included or incorporated by reference in this proxy statement/prospectus. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include statements regarding projected production and reserves from feasibility studies or received from the operators of Royal Gold’s or Battle Mountain’s royalty properties. In addition to other factors described elsewhere in this proxy statement/prospectus, factors that could cause actual results to differ materially from these forward-looking statements include, among others:

•	changes in gold and other metals prices;

•	the performance of producing royalty properties;

•	decisions and activities of the operators of royalty properties;

•	the ability of operators to bring projects into production and operate in accordance with feasibility studies;

•	unanticipated grade, geological, metallurgical, processing or other problems at royalty properties;

•	changes in project parameters as plans of the operators are refined;

•	changes in estimates of reserves and mineralization by the operators of royalty properties;

•	economic and market conditions;

•	future financial needs;

•	foreign, federal or state legislation governing Royal Gold, Battle Mountain or the operators;

•	the availability of royalties for acquisition or other acquisition opportunities;

•	Royal Gold’s and Battle Mountain’s ability to make accurate assumptions regarding the valuation, and timing and amount of royalty payments when making acquisitions; and

•	risks associated with conducting business in foreign countries, including application of foreign laws to contract disputes, environmental laws, and enforcement and uncertain political and economic environments.

Forward-looking statements inherently are subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Statements in this proxy statement/prospectus, including those set forth in “Risk Factors,” describe factors, among others, that could contribute to or cause such differences. Royal Gold and Battle Mountain disclaim any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

BATTLE MOUNTAIN’S SPECIAL MEETING OF STOCKHOLDERS

This section contains information for Battle Mountain stockholders about Battle Mountain’s special meeting of stockholders that Battle Mountain has called to adopt the merger agreement and approve the merger transaction. Together with this document, Battle Mountain is also sending you a notice of the special meeting and a form of proxy that is being solicited by the Battle Mountain board of directors for use at the special meeting. The information and instructions contained in this section are addressed to Battle Mountain stockholders and all references to “you” in this section should be understood to be addressed to Battle Mountain stockholders.

Date, Time and Place of the Special Meeting

This document is being furnished by the Battle Mountain board of directors in connection with the solicitation of proxies from holders of Battle Mountain common stock for use at Battle Mountain’s special meeting of stockholders to be held on October 24, 2007 at 10:00 a.m. local time at the offices of Clark Wilson LLP, 800-855 West Georgia Street, Vancouver, British Columbia, V6C 3H1, Canada, and at any adjournment or postponement of the meeting.

Purpose of the Special Meeting

Battle Mountain’s special meeting of stockholders will be held to consider and vote upon:

1.	a proposal to approve and adopt the merger agreement;

2.	a proposal to approve an adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposal; and

3.	any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Outstanding Shares

Battle Mountain’s board of directors has fixed the close of business on September 26, 2007 as the record date. Only holders of record of Battle Mountain common stock on the books of Battle Mountain as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting and any postponements or adjournments of the special meeting. As of September 14, 2007 there were 83,120,317 shares of Battle Mountain common stock issued and outstanding and entitled to vote held by approximately 51 stockholders of record. The number of record holders does not include persons whose stock is held in nominee or “street name” accounts through brokers.

Quorum Requirement

Under Battle Mountain’s amended and restated bylaws, one-third of the outstanding shares of Battle Mountain common stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. Votes of stockholders of record who are present at the special meeting in person or by proxy, abstentions and broker non-votes (as defined below) are counted as present or represented at the special meeting for purposes of determining whether a quorum exists.

If a quorum is not obtained, or if fewer shares of Battle Mountain common stock are voted in favor of the proposal for the approval and adoption of the merger agreement at the special meeting than the number of shares necessary to approve the proposal, Battle Mountain may seek to adjourn the special meeting to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as those proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn before the reconvened special meeting.

References to the Battle Mountain special meeting in this document are to that special meeting as adjourned or postponed.

Votes Required

Each holder of Battle Mountain common stock will be entitled to one vote, in person or by proxy, for each share of Battle Mountain common stock registered in the stockholder’s name on the books of Battle Mountain as of the record date on any matter submitted for the vote of Battle Mountain stockholders. The proposal for the approval and adoption of the merger agreement will be approved if holders of a majority of the issued and outstanding shares of Battle Mountain common stock as of the record date are voted in favor of the proposal. If the proposal to approve an adjournment of the special meeting to permit the solicitation of additional proxies is presented for a vote, it will be approved, whether or not there is a quorum, if a majority of the Battle Mountain common stock present in person or represented by proxy and entitled to vote at the special meeting are voted in favor of the adjournment proposal.

With respect to the proposal to approve and adopt the merger agreement, abstentions and broker non-votes will have the same effect as a vote against the proposal. With respect to the proposal to approve an adjournment of the special meeting to permit the solicitation of additional proxies, abstentions and broker non-votes will have no effect. If a Battle Mountain stockholder fails to vote on the adjournment proposal, other than by abstention or broker non-vote, this will reduce the total number of shares voting with respect to the proposal and, as a result, the number of affirmative votes required to approve the proposal.

A “broker non-vote” may occur on a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given by the beneficial owner. A broker is not permitted to vote on the proposal to approve and adopt the merger agreement or on the proposal to approve an adjournment of the special meeting without instruction from the beneficial owner of the Battle Mountain shares held by the broker.

Each of the directors and officers have agreed to vote in favor of the proposal for the approval and adoption of the merger agreement. See “Battle Mountain’s Special Meeting of Stockholders — Shares Beneficially Owned as of the Record Date” below for more information.

Shares Beneficially Owned as of the Record Date

Shares Owned by Directors and Officers of Battle Mountain.  Based on the number of shares of Battle Mountain common stock issued and outstanding as of September 14, 2007, the directors and executive officers of Battle Mountain and their affiliates, as a group, beneficially own approximately 22,124,192 shares of Battle Mountain common stock, representing approximately 25.42% of the outstanding Battle Mountain common stock entitled to be voted at the special meeting. Battle Mountain’s directors and officers have agreed to vote their shares of Battle Mountain common stock in favor of the approval and adoption of the merger agreement.

Shares Owned by Royal Gold.  Royal Gold beneficially owns 63,471,906 shares of Battle Mountain common stock (of which 16,189,734 are owned of record) representing approximately 56.58% of the outstanding shares of Battle Mountain common stock, as a result of the option and support agreements, the irrevocable proxies given to Royal Gold and bridge finance facility agreement as described further in this proxy statement/prospectus. Royal Gold has agreed to limit its voting with respect to these shares as described further in this section and further in this proxy statement/prospectus.

In anticipation of the merger transaction, on March 5, 2007, Royal Gold obtained a binding support agreement and option to purchase from Mark Kucher, Chairman of Battle Mountain, his shares of common stock of Battle Mountain. The support agreement with Mr. Kucher also provides that Mr. Kucher will vote for and support the merger transaction. Royal Gold also obtained irrevocable proxies, dated June 27, 2007, from David Atkinson, Chief Financial Officer of Battle Mountain, and each of the non-employee directors of Battle Mountain, Robert Connochie, Anthony E.W. Crews, Brian M. Labadie and Christopher E Herald, to vote in favor of the merger and against any proposal made in opposition to or in competition with, the consummation of the merger. As a result of the support agreement with Mr. Kucher, and the irrevocable proxies with Messrs. Atkinson, Connochie, Crews, Labadie and Herald, Royal Gold beneficially owns 22,124,192 shares of Battle Mountain common stock or 25.42% of the outstanding shares of Battle Mountain common stock.

Royal Gold also obtained a binding support agreement and option to purchase from IAMGOLD its shares of common stock of Battle Mountain, including shares of Battle Mountain common stock that IAMGOLD may acquire upon the conversion of a convertible debenture of Battle Mountain Gold (Canada) Inc., a subsidiary of Battle Mountain. On September 4, 2007, pursuant to the option and support agreement with IAMGOLD, Royal Gold issued 216,642 shares of its common stock to IAMGOLD and Repadre in connection with Royal Gold’s purchase of 12,102,940 shares of Battle Mountain common stock from IAMGOLD and Repadre and paid $2,242,002 in cash to IAMGOLD in connection with the purchase of the convertible debenture for IAMGOLD. On September 5, 2007, Royal Gold exercised its option to convert all of the outstanding principal and accrued interest as of September 4, 2007 under the convertible debenture into Battle Mountain common stock, for an aggregate of 4,086,794 shares of Battle Mountain common stock.

Battle Mountain has entered into a bridge finance facility agreement with Royal Gold whereby Royal Gold has agreed to make available to Battle Mountain and BMGX (Barbados) Corporation, Battle Mountain’s wholly-owned subsidiary, up to $20 million, which availability was reduced to $15 million on April 14, 2007 pursuant to the terms of the bridge facility. The bridge facility will mature on June 6, 2008. Outstanding principal, interest and expenses under the bridge facility may be converted at Royal Gold’s option into Battle Mountain common stock at a conversion price per share of $0.60 at any time during the term of the bridge facility provided Royal Gold gives notice of its election to convert on or before April 4, 2008. As of September 20, 2007, $15,094,728, of principal and accrued interest, was outstanding on the bridge facility. Based on the right to convert the outstanding principal and accrued interest under the bridge facility, Royal Gold beneficially owns approximately 25,157,880 shares of Battle Mountain common stock or 23.23% of the outstanding shares of Battle Mountain common stock.

On March 28, 2007, Royal Gold and Battle Mountain entered into a Voting Limitation Agreement pursuant to which Royal Gold agreed to limit its voting with respect to Battle Mountain common stock over which it had or could acquire voting power. Generally, Royal Gold agreed that, in the event of a superior proposal as defined in the merger agreement, under certain circumstances, Royal Gold would not vote more than 39.9% of the total number of shares of Battle Mountain common stock entitled to vote in favor of the merger transaction with Royal Gold or in opposition to a competing transaction.

See “Relationship with Battle Mountain” on page 73 for more information regarding Royal Gold’s agreements relating to Battle Mountain.

Voting at the Special Meeting

If you are a Battle Mountain stockholder of record on the record date and you attend the special meeting, you may vote in person by completing a ballot at the special meeting even if you already have signed, dated and returned a proxy card or you have submitted a vote by telephone or through the Internet. If your shares are held in the name of a broker or nominee, you may not vote your shares in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Proxies

Voting instructions are attached to your proxy card. If you properly submit your proxy to Computershare Trust Company, N.A. in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against any or all of the proposals submitted at Battle Mountain’s special meeting of stockholders or abstain from voting.

1. How to Vote by Proxy.  If your shares are registered in your name, you may vote by mail using the proxy card attached hereto, mark, sign and date your proxy card and return it in the postage-paid envelope provided. You may also vote by submitting your proxy by telephone or through the Internet by following the telephone or Internet voting instructions that are included with your proxy card.

Only the latest dated proxy received from you, whether by mail, telephone or Internet, will be voted at the special meeting. If you vote by telephone or Internet, please do not mail your proxy form.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with voting instructions, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the telephone or Internet.

A Battle Mountain stockholder whose shares are held in the name of a broker or nominee should follow the instructions provided by that broker or nominee on how to direct the voting of the stockholder’s shares.

2. How Proxies will be Voted.  All Battle Mountain common stock represented by proxies properly executed and received by Computershare Trust Company, N.A. before or at the special meeting will be voted in accordance with the instructions indicated on the proxies. If the proxy is properly completed, signed and returned but no instructions are indicated, the shares will be voted:

•	FOR the approval and adoption of the merger agreement; and

•	FOR the approval of an adjournment of the special meeting, if necessary, to permit the solicitation of additional proxies in favor of the above proposal.

Battle Mountain common stock represented by a proxy that has been returned with instructions to vote against the proposal to approve and adopt the merger agreement but which does not include instructions with respect to the adjournment proposal will not be voted in favor of the adjournment proposal.

3. Revoking Your Proxy.  You may revoke your proxy before it is voted by:

•	submitting a new proxy card bearing a later date or submitting a new proxy by telephone or through the Internet;

•	providing a written notice revoking your proxy to Computershare Trust Company, N.A. before the special meeting; or

•	attending the special meeting and voting in person.

If you have instructed your broker to vote your shares, you must follow directions you receive from your broker in order to change or revoke your vote.

Solicitation of Proxies

Battle Mountain will pay the expenses incurred in connection with the printing and mailing of this document. Battle Mountain will request banks, brokers and other intermediaries holding Battle Mountain common shares beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by the directors, officers and employees of Battle Mountain. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Other Business

The Battle Mountain board of directors currently is not aware of any business to be acted upon at the special meeting other than as described in this document. If, however, other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, in the absence of instructions to the contrary, persons appointed as proxies will have discretion to vote or act on those matters in their best judgment.

Communications by Battle Mountain Stockholders with Battle Mountain

Any written revocation of a proxy or other communications in connection with this document and requests for additional copies of this document or the proxy card should be addressed to Battle Mountain at One East Liberty Street, Sixth Floor, Suite 9, Reno, NV 89504, phone number (775) 686-6081.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ROYAL GOLD

We are providing the following selected financial information to assist you in analyzing the financial aspects of the merger. The selected Royal Gold financial data set forth below are qualified in their entirety by, and should be read in conjunction with the historical consolidated financial statements, and related notes contained in the annual, quarterly and other reports filed by Royal Gold with the SEC, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 100.

The following table presents selected historical consolidated financial data derived from Royal Gold’s consolidated financial statements for each of the five fiscal years in the periods ended June 30, 2003 to June 30, 2007, which have been audited by PricewaterhouseCoopers LLP, Royal Gold’s independent registered public accountants. The following summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Royal Gold’s consolidated financial statements and related notes and other financial information contained in Royal Gold’s Annual Report on Form 10-K for the year ended June 30, 2007 incorporated by reference in this proxy statement/prospectus. Royal Gold derived the summary consolidated statement of operations data for the years ended June 30, 2007, 2006, 2005, 2004 and 2003 from its audited consolidated financial statements. The audit report related to the audited consolidated financial statements for years ended June 30, 2007 and June 30, 2006 is incorporated by reference in this proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

Statement of Operations Data

	For the Fiscal Year Ended June 30,
	2007	2006	2005	2004	2003
	Amounts in thousands, except per share data

Royalty revenues	$48,357	$28,380	$25,302	$21,353	$15,788
Cost of operations	3,265	2,288	1,847	1,513	1,347
General and administrative	5,824	5,022	3,695	2,923	1,966
Exploration and business development	2,493	3,397	1,893	1,392	1,233
Impairment of mining assets	—	—	—	—	166
Depreciation, depletion and amortization	8,269	4,261	3,205	3,314	2,855

Total costs and expenses	19,851	14,968	10,640	9,142	7,567
Gain on sale of other assets	—	—	—	—	159

Operating income	28,506	13,412	14,662	12,211	8,380

Interest and other income	4,258	3,204	834	442	384
Gain (loss) on sale of available for sale securities	—	—	164	23	—
Interest and other expense	(1,974)	(165)	(104)	(150)	(127)

Income before income taxes	30,790	16,451	15,556	12,526	8,637
Current and deferred tax expense	(9,548)	(5,101)	(4,102)	(3,654)	(1,885)
Minority interest in income of consolidated subsidiary	(1,522)	—	—	—	—

Net income	$19,720	$11,350	$11,454	$8,872	$6,752

Earnings per share
Basic	$0.79	$0.50	$0.55	$0.43	$0.34

Diluted	$0.79	$0.49	$0.54	$0.42	$0.33

Weighted average number of common shares outstanding
Basic	24,827,319	22,863,784	20,875,957	20,760,452	19,795,949
Diluted	25,075,086	23,134,034	21,070,797	21,110,521	20,231,638

Balance Sheet Data

	For the Fiscal Year Ended June 30,
	2007	2006	2005	2004	2003
	Amounts in thousands

Current assets:
Cash and equivalents	$82,842	$78,449	$48,840	$44,801	$33,486
Royalty receivables	12,470	5,962	6,601	5,221	3,125
Other current assets	371	288	774	1,839	113

Total current assets	95,683	84,699	56,215	51,861	36,724
Royalty interests in mineral properties, net	215,839	84,590	44,817	40,326	43,560
Inventory — restricted	10,612	—	—	—	—
Restricted cash — compensating balance	15,750	—	—	—	—
Note receivable — Battle Mountain Gold Exploration	14,494	—	—	—	—
Other assets	4,271	2,476	1,127	1,027	620

Total assets	$356,649	$171,765	$102,159	$93,214	$80,904

Current liabilities	4,688	3,324	2,898	2,441	2,506
Revolving credit facility payable	—	—	—	—	—
Note payable	15,750	—	—	—	—
Net deferred tax liabilities	5,911	6,683	7,426	7,772	3,292
Other long-term liabilities	98	98	97	103	113

Total liabilities	26,447	10,105	10,421	10,316	5,911
Minority interest in subsidiary	11,121	—	—	—	—
Stockholders’ equity
Common stock, $0.01 par value	289	238	213	210	209
Additional paid-in capital	310,439	166,460	104,164	102,020	100,612
Accumulated other comprehensive income (loss)	458	499	(285)	28	65
Deferred compensation	—	—	(525)	—	—
Accumulated earnings (deficit)	8,992	(4,440)	(10,732)	(18,263)	(24,796)
Treasury stock, at cost (229,224 shares)	(1,097)	(1,097)	(1,097)	(1,097)	(1,097)

Total stockholders’ equity	319,081	161,660	91,738	82,898	74,993

Total liabilities and stockholders’ equity	$356,649	$171,765	$102,159	$93,214	$80,904

UNAUDITED PRO FORMA, COMBINED, CONDENSED
FINANCIAL INFORMATION OF ROYAL GOLD

The following unaudited pro forma combined condensed financial information as of June 30, 2007 and for the year then ended is presented to show the results of operations and financial position of Royal Gold as if the merger with Battle Mountain had occurred as of July 1, 2006, and as of the balance sheet date, June 30, 2007, as applicable.

This unaudited pro forma combined condensed financial information should be read in conjunction with the selected historical financial information included in this proxy statement/prospectus and the financial statements of Royal Gold and accompanying notes that are incorporated by reference into this proxy statement/prospectus and the financial statements of Battle Mountain included in this proxy statement/prospectus. You should not rely on the unaudited pro forma combined condensed financial information as an indication of the results of operations or financial position that would have been achieved if the merger with Battle Mountain had taken place on the dates indicated. It should be noted that Battle Mountain has historically reported its financial results on a calendar year basis. Royal Gold management compiled the Battle Mountain historical financial information from Quarterly and Annual Reports filed with the SEC in order to conform them to Royal Gold’s June 30 fiscal year presentation.

The following Unaudited Pro Forma Combined Condensed Financial Data of Royal Gold consists of an Unaudited Pro Forma Condensed Balance Sheet as of June 30, 2007 and Unaudited Pro Forma Condensed Statements of Operations for the year then ended (collectively, the “Pro Forma Statements”). The Pro Forma Statements reflect the Battle Mountain acquisition described herein under each of the following two forms of consideration available to shareholders of Battle Mountain: (i) cash consideration up to an aggregate of $50,359,928, which is equal to approximately $0.55 per share of Battle Mountain common stock or (ii) between an aggregate of 1,570,507 and 1,634,410 shares of Royal Gold common stock, which is equal to 0.0172 or 0.0179 shares of Royal Gold common stock per share of Battle Mountain common stock, in each case assuming 91,563,506 shares of Battle Mountain common stock outstanding at the time of the closing. If the average price per share of Royal Gold common stock as reported on the NASDAQ Global Select Market for the five day trading period up to and including the second day preceding (but not including) the closing date of the merger is less than $29.00, the per share stock consideration will be determined based on an aggregate of 1,634,410 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0179 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average price of Royal Gold common stock is $30.18 or above, the per share stock consideration will be determined based on an aggregate of 1,570,507 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0172 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average closing price is greater than or equal to $29.00 but less than $30.18, the per share consideration for each share of Battle Mountain common stock would be proportionally adjusted based on the average price of Royal Gold common stock, using $47,397,901 as the aggregate purchase price. Total consideration ranges from approximately $57.8 million (assumes 100% stock consideration) to $67.2 million (assumes 100% cash consideration), including approximately $14.8 million of cash bridge financing provided and including estimated acquisition costs of approximately $2.0 million. The actual purchase price may differ based on (i) each Battle Mountain stockholder’s election as to whether to receive cash or Royal Gold common stock in the merger and (ii) fluctuations in the price of Royal Gold common stock.

Royal Gold management believes that, on the basis set forth herein, the Pro Forma Statements reflect a reasonable estimate of the Battle Mountain acquisition based on currently available information. The acquisition will be accounted for under the purchase method of accounting and the allocation of purchase price will be based upon the estimated fair value of assets acquired and liabilities assumed. Certain of the purchase price allocations reflected in the Pro Forma Statements are preliminary and may be different from the final allocation of the purchase price and such differences may be material.

The following Pro Forma Statements reflect an assumption that all Battle Mountain stockholders elect to receive cash in the merger.

Unaudited Pro Forma Combined Condensed Balance Sheet
As of June 30, 2007
Assumes 100% Cash Purchase Consideration

					Unaudited
	Royal Gold	Battle Mountain	Pro Forma	Note	Pro Forma
	Historical	Gold Historical	Adjustments	Reference	Combined Total

Assets
Current assets:
Cash and cash equivalents	$82,841,861	$1,810,755	$(50,359,928)	(2)	$37,823,939
			3,531,251	(3)
Accounts receivable	12,470,451	766,536			13,236,987
Other current assets	370,907	288,608	(35,611)	(1)	623,904

Total current assets	95,683,219	2,865,899			51,684,830
Royalty Interests	215,839,441	27,028,718	33,846,973	(2)	276,715,132
Inventory-restricted	10,611,562	—			10,611,562
Restricted cash	15,750,000	—			15,750,000
Available for sale securities	1,995,041	—			1,995,041
Deferred tax and other charges	—	2,521,936	(924,914)	(2)	1,597,022
Note receivable from Battle Mountain	14,493,878	—	329,358	(1)	—
			(14,823,236)	(1)
Other assets	2,276,049	295	(295)	(2)	1,041,069
			(1,234,980)	(2)
Goodwill	—	—	19,927,150	(2)	19,927,150

Total assets	$356,649,190	$32,416,848			$379,321,806

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,342,330	$59,243			$2,401,573
Dividend payable	1,868,594	—			1,868,594
Accrued compensation and expense	344,500	329,725	4,073,630	(4)	4,439,171
			(308,684)	(1)
Note Payable to Royal Gold	—	14,514,552	(14,514,552)	(1)	—
Current portion of long term debt	—	799,624			799,624
Other	133,103	30,757	765,020	(2)	928,880

Total current liabilities	4,688,527	15,733,901			10,437,842
Deferred and other tax liabilities	5,910,697	—	12,724,959	(2)	18,635,656
Convertible debentures	—	2,000,000	(2,000,000)	(5)	—
Revolving credit facility payable	—	—			—
Note payable	15,750,000	3,904,595			19,654,595
Other long-term liabilities	98,173	—			98,173

Total Long Term liabilities	21,758,870	5,904,595			38,388,424
Minority interest in subsidiary	11,120,797	—			11,120,797
Stockholders’ equity
Common stock	288,929	75,970	(75,970)	(6)	288,929
Additional paid-in capital	310,439,112	17,266,683	3,531,251	(3)	310,439,112
			2,000,000	(5)
			(22,797,934)	(6)
Stock subscriptions receivable	—	(270,000)	270,000	(6)	—
Accumulated other comprehensive income (loss)	458,298	(445,087)	445,087	(6)	458,298
Accumulated earnings (deficit)	8,991,529	(5,849,214)	9,922,844	(6)	9,285,276
			329,358	(1)
			(35,611)	(1)
			(4,073,630)	(4)
Treasury stock	(1,096,872)	—			(1,096,872)

Total stockholders’ equity	319,080,996	10,778,352			319,374,743

Total liabilities and stockholders’ equity	$356,649,190	$32,416,848			$379,321,806

Unaudited Pro Forma Combined Condensed Statement of Operations
For the Year Ended June 30, 2007
Assumes 100% Cash Purchase Consideration

					Unaudited
	Royal Gold	Battle Mountain	Pro Forma	Note	Pro Forma
	Historical	Gold Historical	Adjustments	Reference	Combined

Royalty revenue	$48,356,828	$3,540,138			$51,896,966
Cost of operations	3,264,762	—			3,264,762
General and administrative	5,823,670	2,684,652			8,508,322
Exploration and business development	2,493,452	—			2,493,452
Depreciation, depletion and amortization	8,268,680	1,273,787	1,236,818	(7)	10,779,285

Total costs and expenses	19,850,564	3,958,439			25,045,821

Operating income	28,506,264	(418,301)			26,851,145
					—
Interest and other income	4,257,784	—	(577,001)	(8)	3,093,341
			(308,684)	(1)
			(278,758)	(1)
Interest and other expense	(1,973,538)	(2,318,861)	572,505	(1)	(3,719,894)

Net income before tax	30,790,510	(2,737,162)			26,224,592
					—
Current tax (expense) benefit	(10,309,558)	2,151,429	636,444	(9)	(7,521,685)
Deferred tax benefit	761,293	—			761,293
Minority interest in income of subsidiary	(1,521,765)	—			(1,521,765)

Net income	$19,720,480	$(585,733)			$17,942,435

Basic earnings per share	$0.79	$(0.01)			$0.72
Basic weighted average shares outstanding	24,827,319	65,416,570			24,827,319
Diluted earnings per share	$0.79	$(0.01)		(10)	$0.72
Diluted weighted average shares outstanding	25,075,086	65,416,570			25,075,086

The following adjustments have been reflected in the Pro Forma Statements (assuming an all cash transaction):

(1)	On March 23, 2007, Royal Gold made a $13.91 million loan to Battle Mountain pursuant to an unsecured one year term non-convertible promissory note. On March 28, 2007, Royal Gold entered into a Bridge Finance Facility Agreement with Battle Mountain and BMGX (Barbados) Corporation, as borrowers, whereby Royal Gold agreed to make available to the borrowers a bridge facility of up to $20 million; in April 2007, the maximum availability under the bridge facility was reduced to $15 million. On July 30, 2007, the bridge facility was amended to mature on June 6, 2008. Interest on advances will accrue at the LIBOR plus 3% per annum.

In connection with the bridge facility, the unsecured one-year term non-convertible promissory note pursuant to which Royal Gold made the $13.91 million loan to Battle Mountain on March 23, 2007 was superceded by a secured promissory note issued under the bridge facility, with the $13.91 million loan constituting an advance under the bridge facility. On May 9, 2007, Royal Gold advanced an additional $600,000 to Battle Mountain pursuant to the bridge facility. Outstanding principal, interest and expenses under the bridge facility are convertible, at Royal Gold’s option, into Battle Mountain common stock at a conversion price per share of

$0.60 at any time by giving notice on or before April 4, 2008. This adjustment eliminates the remaining $329,358 discount on Royal Gold’s receivable (created due to the bifurcation of the conversion option) and eliminates the conversion option asset of $35,611, intercompany bridge facility payable and receivable including related accrued interest. This adjustment also eliminates the income statement effects of the interest income and expense, the bifurcated conversion option and related discount on the note receivable;

(2)	To record the $50,359,928 assumed cash paid as purchase consideration for acquisition based on an assumed June 30, 2007 closing and a $0.55 per share cash purchase price given 91,563,506 expected Battle Mountain shares outstanding, to record a payable for the estimated remaining transaction costs of approximately $0.8 million, to eliminate previously deferred acquisition costs of approximately $1.2 million and to record the preliminary allocation of the purchase price based on the estimated fair value of assets acquired and liabilities assumed as follows. Pro forma adjustments were computed as the difference between the estimated fair values and the existing book values where applicable.

Calculation of purchase price:

Cash consideration	$50,359,928	(a)
Bridge financing advanced	14,823,236
Estimated transaction costs	2,000,000

Total purchase price	$67,183,164

Preliminary allocation of purchase price:

Current assets	$6,397,149
Royalty interests in mineral properties	60,875,691
Deferred tax assets	1,597,022
Current liabilities	(111,040)
Deferred and other tax liabilities	(12,724,959)
Gold loan payable	(4,704,219)
Employment agreements payable	(4,073,630)
Goodwill	19,927,150 (b)

Total purchase price	$67,183,164

(a)	Based on the aggregate cash purchase price pursuant to the merger agreement;

(b)	Additional intangible assets such as certain non-compete agreements with an expected value of approximately $1.9 million that will become effective upon the closing of the merger will be valued apart from goodwill. As the agreements are not yet effective, no amounts have been allocated to these intangible assets;

(3)	To record expected proceeds from the exercise of outstanding Battle Mountain warrants of $3,531,250 prior to the closing of the merger as the holders of these instruments are economically compelled to exercise prior to the merger due to the in-the-money nature of the instruments;

(4)	To record a payable of $4,073,630 to officers of Battle Mountain for amounts due as a result of the merger under change of control provisions of existing employment agreements;

(5)	To record the conversion of the $2,000,000 IAMGOLD debenture prior to the closing of the merger as such conversion is mandated under the merger agreement. In September 2007, Royal Gold acquired this debenture from IAMGOLD and converted the balance into Battle Mountain common stock;

(6)	To eliminate Battle Mountain historical equity balances, including eliminating the stockholders’ equity effects of the transactions discussed in Notes (3), (4) and (5);

(7)	To record additional depreciation, depletion and amortization on acquired royalty interests based on the units of production method, resulting from the step-up of the carrying value of the royalty interests to fair value in purchase accounting multiplied by the production during the period;

(8)	To eliminate the interest earned on the assumed cash purchase price of $50,359,928 during the period from the Company’s April 2007 equity offering through June 30, 2007;

(9)	To record the tax effects of adjustments (1), (7) and (8) at Royal Gold’s estimated 35.38% statutory rate;

(10)	The pro forma fully-diluted earnings per share for the year ended June 30, 2007 will depend on the number of shareholders of Battle Mountain who elect to receive Royal Gold common stock instead of cash consideration in the merger. For this period, pro forma fully-diluted earnings per share would range from $0.69 per share (assuming a 100% stock transaction) to $0.72 per share (assuming a 100% cash transaction). Pro forma fully-diluted earnings per share for this period would decrease from $0.72 per share to $0.71 per share if between 35% and 57% of Battle Mountain’s shareholders elected to receive Royal Gold common stock; if between 58% and 80% of Battle Mountain’s shareholders elected to receive Royal Gold common stock, pro forma fully-diluted earnings per share for this period would be reduced to $0.70 per share; if more than 80% of Battle Mountain’s shareholders elected to receive Royal Gold common stock, pro forma fully-diluted earnings per share for this period would be reduced to $0.69 per share.

The preliminary allocation of the purchase price to the acquired identifiable tangible and intangible assets and assumed liabilities of Battle Mountain was based on an assumed closing date of June 30, 2007 and other currently available information. For purposes of the preliminary purchase price allocation, the acquired Royalty Interests in Mineral Properties have been recorded at their estimated fair values based upon Royal Gold’s estimate of the expected future discounted cash flows associated with those assets. The gold loan facility payable was estimated based upon an estimate of 7,230 ounces of gold remaining to be delivered as of the expected closing date utilizing a gold price of approximately $651 per ounce. The final allocation may change upon actual closing and completion of a full valuation.

The following Pro Forma Statements reflect an assumption that all Battle Mountain stockholders elect to receive Royal Gold common stock in the merger.

Unaudited Pro Forma Combined Condensed Balance Sheet
As of June 30, 2007
Assumes 100% Stock Purchase Consideration

					Unaudited
	Royal Gold	Battle Mountain	Pro Forma	Note	Pro Forma
	Historical	Gold Historical	Adjustments	Reference	Combined Total

Assets
Current assets:
Cash and cash equivalents	$82,841,861	$1,810,755	3,531,251	(3)	$88,183,867
Accounts receivable	12,470,451	766,536			13,236,987
Other current assets	370,907	288,608	(35,611)	(1)	623,904

Total current assets	95,683,219	2,865,899			102,044,758
Royalty Interests	215,839,441	27,028,718	33,846,973	(2)	276,715,132
Inventory-restricted	10,611,562	—			10,611,562
Restricted cash	15,750,000	—			15,750,000
Available for sale securities	1,995,041	—			1,995,041
Deferred tax and other charges	—	2,521,936	(924,914)	(2)	1,597,022
Note receivable from Battle Mountain	14,493,878	—	329,358	(1)	—
			(14,823,236)	(1)
Other assets	2,276,049	295	(295)	(2)	1,041,069
			(1,234,980)	(2)
Goodwill	—	—	10,545,150	(2)	10,545,150

Total assets	$356,649,190	$32,416,848			$420,299,734

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,342,330	$59,243			$2,401,573
Dividend payable	1,868,594	—			1,868,594
Accrued compensation and expense	344,500	329,725	4,073,630	(4)	4,439,171
			(308,684)	(1)
Note Payable to Royal Gold	—	14,514,552	(14,514,552)	(1)	—
Current portion of long term debt	—	799,624			799,624
Other	133,103	30,757	765,020	(2)	928,880

Total current liabilities	4,688,527	15,733,901			10,437,842
Deferred and other tax liabilities	5,910,697	—	12,724,959	(2)	18,635,656
Convertible debentures	—	2,000,000	(2,000,000)	(5)	—
Revolving credit facility payable	—	—			—
Note payable	15,750,000	3,904,595			19,654,595
Other long-term liabilities	98,173	—			98,173

Total Long Term liabilities	21,758,870	5,904,595			38,388,424
Minority interest in subsidiary	11,120,797	—			11,120,797
Stockholders’ equity
Common stock	288,929	75,970	(75,970)	(6)	305,273
			16,344	(2)
Additional paid-in capital	310,439,112	17,266,683	3,531,251	(3)	351,400,696
			2,000,000	(5)
			(22,797,934)	(6)
			40,961,584	(2)
Stock subscriptions receivable	—	(270,000)	270,000	(6)	—
Accumulated other comprehensive income (loss)	458,298	(445,087)	445,087	(6)	458,298
Accumulated earnings (deficit)	8,991,529	(5,849,214)	9,922,844	(6)	9,285,276
			329,358	(1)
			(35,611)	(1)
			(4,073,630)	(4)
Treasury stock	(1,096,872)	—			(1,096,872)

Total stockholders’ equity	319,080,996	10,778,352			360,352,671

Total liabilities and stockholders’ equity	$356,649,190	$32,416,848			$420,299,734

Unaudited Pro Forma Combined Condensed Statement of Operations
For the Year ended June 30, 2007
Assumes 100% Stock Purchase Consideration

					Unaudited
	Royal Gold	Battle Mountain	Pro Forma	Note	Pro Forma
	Historical	Gold Historical	Adjustments	Reference	Combined

Royalty revenue	$48,356,828	$3,540,138			$51,896,966
Cost of operations	3,264,762	—			3,264,762
General and administrative	5,823,670	2,684,652			8,508,322
Exploration and business development	2,493,452	—			2,493,452
Depreciation, depletion and amortization	8,268,680	1,273,787	1,236,818	(7)	10,779,285

Total costs and expenses	19,850,564	3,958,439			25,045,821

Operating income	28,506,264	(418,301)			26,851,145
Interest and other income	4,257,784	—	(308,684)	(1)	3,670,342
			(278,758)	(1)
Interest and other expense	(1,973,538)	(2,318,861)	572,505	(1)	(3,719,894)

Net income before tax	30,790,510	(2,737,162)			26,801,593
Current tax expense	(10,309,558)	2,151,429	442,871	(8)	(7,715,258)
Deferred tax benefit	761,293	—			761,293
Minority interest in income of subsidiary	(1,521,765)	—			(1,521,765)

Net income	$19,720,480	$(585,733)			$18,325,863

Basic earnings per share	$0.79	$(0.01)			$0.69
Basic weighted average shares outstanding	24,827,319	65,416,570	1,634,410	(9)	26,461,729
Diluted earnings per share	$0.79	$(0.01)			$0.69
Diluted weighted average shares outstanding	25,075,086	65,416,570		(10)	26,709,496

The following adjustments have been reflected in the Pro Forma Statements (assuming an all stock transaction):

(1)	On March 23, 2007, Royal Gold made a $13.91 million loan to Battle Mountain pursuant to an unsecured one year term non-convertible promissory note. On March 28, 2007, Royal Gold entered into a Bridge Finance Facility Agreement with Battle Mountain and BMGX (Barbados) Corporation, as borrowers, whereby Royal Gold agreed to make available to the borrowers a bridge facility of up to $20 million; in April 2007, the maximum availability under the bridge facility was reduced to $15 million. On July 30, 2007, the bridge facility was amended to mature on June 6, 2008. Interest on advances will accrue at the LIBOR plus 3% per annum.

In connection with the bridge facility, the unsecured one-year term non-convertible promissory note pursuant to which Royal Gold made the $13.91 million loan to Battle Mountain on March 23, 2007 was superceded by a secured promissory note issued under the bridge facility, with the $13.91 million loan constituting an advance under the bridge facility. On May 9, 2007, Royal Gold advanced an additional $600,000 to Battle Mountain pursuant to the bridge facility. Outstanding principal, interest and expenses under the bridge facility are convertible, at Royal Gold’s option, into Battle Mountain common stock at a conversion price per share of $0.60 at any time by giving notice on or before April 4, 2008. This adjustment eliminates the remaining $329,358 discount on Royal Gold’s receivable (created due to the bifurcation of the conversion option) and eliminates the conversion option asset of $35,611, intercompany bridge facility payable and receivable including related accrued interest. This adjustment also eliminates the income statement effects of the interest income and expense, the bifurcated conversion option and related discount on the note receivable;

(2)	To record the assumed issuance of 1,634,410 shares (see Note 9) of Royal Gold common stock as purchase consideration for acquisition based on an assumed June 30, 2007 closing, to record a payable for the estimated remaining transaction costs of approximately $0.8 million, to eliminate previously deferred acquisition costs of approximately $1.2 million and to record the preliminary allocation of the purchase price (see Note 9) based on the following estimated fair value of assets acquired and liabilities assumed. Pro forma adjustments were computed as the difference between the estimated fair values and the existing book values where applicable.

Preliminary allocation of purchase price:

Current assets	$6,397,149
Royalty interests in mineral properties	60,875,691
Deferred tax assets	1,597,022
Current liabilities	(111,040)
Deferred and other tax liabilities	(12,724,959)
Gold loan payable	(4,704,219)
Employment agreements payable	(4,073,630)
Goodwill	10,545,150 (a)

Total purchase price	$57,801,164

(a)	Additional intangible assets such as certain non-compete agreements with an expected value of approximately $1.9 million that will become effective upon the closing of the merger will be valued apart from goodwill. As the agreements are not yet effective, no amounts have been allocated to these intangible assets;

(3)	To record expected proceeds from the exercise of outstanding Battle Mountain warrants of $3,531,250 prior to the closing of the merger as the holders of these instruments are economically compelled to exercise prior to the merger due to the in-the-money nature of the instruments;

(4)	To record a payable of $4,073,630 to officers of Battle Mountain for amounts due as a result of the merger under change of control provisions of existing employment agreements;

(5)	To record the conversion of the $2,000,000 IAMGOLD debenture prior to the closing of the merger as such conversion is mandated under the merger agreement. In September 2007, Royal Gold acquired this debenture from IAMGOLD and converted the balance into Battle Mountain common stock;

(6)	To eliminate Battle Mountain historical equity balances, including eliminating the stockholders’ equity effects of the transactions discussed in Notes (3), (4) and (5);

(7)	To record additional depreciation, depletion and amortization on acquired royalty interests based on the units of production method, resulting from the step-up of the carrying value of the royalty interests to fair value in purchase accounting multiplied by the production during the period, and the related 35.38% tax benefit resulting from the additional expense;

(8)	To record the tax effects of adjustments (1) and (7) at Royal Gold’s estimated 35.38% statutory rate;

(9)	Pro-forma shares were computed based on an assumed closing of June 30, 2007 and were computed using the calculated purchase price as follows:

Estimated fair value of stock to be issued	$40,977,928
Bridge financing advanced	14,823,236
Estimated cash transaction costs	2,000,000

Total purchase price	$57,801,164

Assumed Closing Share Price	$25.07
Pro-forma additional shares	1,634,410

Royal Gold shares to be issued are dependent on the average trading price of Royal Gold common stock preceding the closing and ranges from 1,634,410 Royal Gold shares, if the common stock price is less than $29.00 to 1,570,507 shares if the stock price is at $30.18 or above. “Assumed Closing Share Price” for purposes of these Pro Forma Statements is calculated as the lesser of the arithmetic average of the closing price per share of the Royal Gold shares as quoted on the Nasdaq National Market for the five days before and including the date of announcement of the revised merger agreement or, in accordance with EITF 99-12, the first date below $29 without recovery. The computed Closing Share Price based on the arithmetic average of the closing price per share from July 25, 2007 through July 31, 2007 ranged from a minimum price of $24.61 to a maximum price of $25.87 per share.

(10)	The pro forma fully-diluted earnings per share for the year ended June 30, 2007 will depend on the number of shareholders of Battle Mountain who elect to receive Royal Gold common stock instead of cash consideration in the merger. For this period, pro forma fully-diluted earnings per share would range from $0.69 per share (assuming a 100% stock transaction) to $0.72 per share (assuming a 100% cash transaction). Pro forma fully-diluted earnings per share for this period would decrease from $0.72 per share to $0.71 per share if between 35% and 57% of Battle Mountain’s shareholders elected to receive Royal Gold common stock; if between 58% and 80% of Battle Mountain’s shareholders elected to receive Royal Gold common stock, pro forma fully-diluted earnings per share for this period would be reduced to $0.70 per share; if more than 80% of Battle Mountain’s shareholders elected to receive Royal Gold common stock, pro forma fully-diluted earnings per share for this period would be reduced to $0.69 per share.

The preliminary allocation of the purchase price to the acquired identifiable tangible and intangible assets and assumed liabilities of Battle Mountain was based on an assumed closing date of June 30, 2007 and other currently available information. The actual purchase price and the number of Royal Gold shares to be issued at the closing of the merger may differ based on fluctuations in Royal Gold common stock price. For purposes of the preliminary purchase price allocation, the acquired Royalty Interests in Mineral Properties have been recorded at their estimated fair values based upon Royal Gold’s estimate of the expected future discounted cash flows associated with those assets. The gold loan facility payable was estimated based upon an estimate of 7,230 ounces of gold remaining to be delivered as of the expected closing date utilizing a gold price of approximately $651 per ounce. The final allocation may change upon actual closing and completion of a full valuation.

CERTAIN HISTORICAL AND PRO FORMA PER SHARE DATA

  Unaudited Comparative per Share Data

In the following tables, we present historical per share data for Royal Gold and Battle Mountain as of June 30, 2007 and for the year then ended, and unaudited pro forma combined per share data for Royal Gold for the year ended June 30, 2007. The pro forma per share data, assumes that the merger had been completed on July 1, 2006, for income statement purposes and on June 30, 2007 for balance sheet purposes.

The unaudited comparative per share data does not purport to be, and you should not rely on it as, indicative of (1) the per share results of operations or book value which would have been achieved if the merger had been completed at the beginning of the period or as of the date indicated, or (2) the per share results of operations or book value which may be achieved in the future.

It is important that when you read this information, you read along with it the separate financial statements and accompanying notes of Royal Gold that are incorporated by reference into this proxy statement/prospectus. It is also important that you read the pro forma combined condensed financial information and accompanying notes that are included in this proxy statement/prospectus beginning on page 27 under “Unaudited Pro Forma, Combined, Condensed Financial Statements of Royal Gold.”

The following table gives effect to both the Royal Gold equity offering and the merger with Battle Mountain on a pro forma basis:

			Unaudited	Unaudited	Unaudited
			Pro Forma	Pro Forma	Pro Forma
			Combined Per	Combined Per	Combined Per
		Battle	Common	Common	Equivalent
	Royal Gold	Mountain	Share of	Share of	Share of Battle
	Historical	Historical	Royal Gold(1)	Royal Gold(2)	Mountain(2)(3)

Book value per share:
As of June 30, 2007	$11.04	$0.14	$11.05	$11.80	$0.21
Cash dividends per share:
Year ended June 30, 2007	$0.24	$—	$0.24	$0.24	$0.00
Earnings (loss) per share from continuing operations:
Basic earnings (loss) per share — year ended June 30, 2007	$0.79	$(0.01)	$0.72	$0.69	$0.01
Diluted earnings (loss) per share — year ended June 30, 2007	$0.79	$(0.01)	$0.72	$0.69	$0.01

The following table assumes an all stock transaction:

(1)	This column assumes 100% cash consideration.

(2)	This column assumes 100% stock consideration.

(3)	Based on an exchange ratio in the merger of 0.0179 shares of Royal Gold common stock for each share of Battle Mountain common stock in the event of a Stock Election.

COMPARATIVE MARKET PRICE INFORMATION

Royal Gold’s common stock is listed on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.” Battle Mountain is quoted on the OTC Bulletin Board under the symbol “BMGX.” The following table sets forth, for each of the quarterly periods indicated, the range of high and low sales prices, in U.S. dollars, of Royal Gold’s common stock on the NASDAQ Global Select Market and Battle Mountain’s common stock on OTC Bulletin Board.

Royal Gold	High	Low	Battle Mountain	High	Low

Year Ended June 30, 2005			Year Ended December 31, 2005
First Quarter	$17.11	$12.30	First Quarter	$0.75	$0.38
Second Quarter	19.03	14.95	Second Quarter	0.88	0.23
Third Quarter	19.95	15.35	Third Quarter	0.52	0.14
Fourth Quarter	20.50	15.99	Fourth Quarter	0.62	0.20
Year Ended June 30, 2006			Year Ended December 31, 2006
First Quarter	$30.20	$18.74	First Quarter	$0.49	$0.32
Second Quarter	35.69	20.95	Second Quarter	0.91	0.06
Third Quarter	41.66	27.01	Third Quarter	0.95	0.45
Fourth Quarter	37.50	23.00	Fourth Quarter	0.72	0.50
Year Ended June 30, 2007			Year Ended December 31, 2007
First Quarter	$31.82	$25.67	First Quarter	$0.58	$0.39
Second Quarter	37.50	24.12	Second Quarter	0.53	0.37
Third Quarter	36.50	29.31	Third Quarter (through September 20, 2007)	0.56	0.32
Fourth Quarter	30.87	23.25
Year Ending June 30, 2008
First Quarter (through September 20, 2007)	$34.02	$23.83

The following table presents the closing sales prices, in U.S. dollars, of Royal Gold’s common stock on the NASDAQ Global Select Market and Battle Mountain’s common stock on the OTC Bulletin Board on March 2, 2007, the last trading date prior to the public announcement of Royal Gold’s intention to acquire all of the shares of Battle Mountain common stock, April 17, 2007, the last trading date prior to the public announcement of entry into a definitive merger agreement and July 30, 2007, the last trading day prior to the public announcement of the Amended and Restated Merger Agreement.

			Per Share
	Royal Gold	Battle Mountain	Equivalent(1)

March 2, 2007	$31.14	$0.43	$0.56
April 17, 2007	30.15	0.47	0.54
July 30, 2007	25.09	0.43	0.45

(1)	Based on an exchange ratio in the merger of 0.0179 shares of Royal Gold common stock for each share of Battle Mountain common stock in the event of a Stock Election.

On June 30, 2007, Royal Gold’s fiscal year end, Royal Gold had 28,663,756 shares of its common stock outstanding. The number of common stockholders of record was 730. On September 14, 2007, Battle Mountain had 83,120,317 shares of its common stock outstanding. The number of common stockholders of record was 51.

Royal Gold Dividend Policy

Royal Gold has paid a cash dividend on its common stock for each fiscal year beginning in fiscal year 2000. Royal Gold’s board of directors has discretion in determining whether to declare a dividend based on a number of factors including prevailing gold prices, economic market conditions and funding requirements for future opportunities or operations.

For calendar year 2007, Royal Gold announced an annual dividend of $0.26 per share of common stock, payable in four quarterly payments of $0.065 each. The first payment of $0.065 per share was made on January 19, 2007, to stockholders of record at the close of business on January 5, 2007. The second payment of $0.065 per share was made on April 20, 2007, to stockholders of record at the close of business on April 5, 2007. The third payment of $0.065 per share was made on July 20, 2007, to stockholders of record at the close of business on July 6, 2007. The fourth payment of $0.065 per share is payable on October 19, 2007, to stockholders of record at the close of business on October 5, 2007.

For calendar year 2006, Royal Gold paid an annual dividend of $0.22 per share of common stock, in four quarterly payments of $0.055 each. The first payment of $0.055 per share was made on January 20, 2006, to stockholders of record at the close of business on January 6, 2006. The second payment of $0.055 per share was made on April 21, 2006, to stockholders of record at the close of business on April 7, 2006. The third payment of $0.055 was made on July 28, 2006, to stockholders of record at the close of business on July 7, 2006. The fourth payment of $0.055 was made on October 20, 2006, to stockholders of record at the close of business on October 6, 2006.

For calendar year 2005, Royal Gold paid an annual dividend of $0.20 per share of common stock, in four quarterly payments of $0.05 each. The first payment of $0.05 per share was made on January 21, 2005, to stockholders of record at the close of business on January 7, 2005. The second payment of $0.05 per share was made on April 22, 2005, to stockholders of record at the close of business on April 8, 2005. The third payment of $0.05 was made on July 22, 2005, to stockholders of record at the close of business on July 8, 2005. The fourth payment of $0.05 was made on October 21, 2005, to stockholders of record at the close of business on October 7, 2005.

Royal Gold currently plans to pay a dividend on a calendar year basis, subject to the discretion of the board of directors. However, the board of directors may determine not to declare a dividend based on a number of factors including gold prices, economic and market conditions, and the financial needs to pursue opportunities that might arise in the future.

Battle Mountian Dividend History

Battle Mountain has not paid any cash dividends on its common stock in the past.

THE MERGER

The following discussion describes certain aspects of the merger agreement and the merger. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. We urge Battle Mountain stockholders to read the merger agreement carefully in its entirety for a more complete understanding of the merger.

We are furnishing this document to Battle Mountain stockholders in connection with the solicitation of proxies by the Battle Mountain board of directors for use at Battle Mountain’s special meeting of stockholders and any adjournments or postponements of the meeting. Approval by Battle Mountain stockholders of the proposal to approve and adopt the merger agreement is a condition to the completion of the merger.

General

At the effective time of the merger, Royal Battle Mountain, a wholly-owned subsidiary of Royal Gold, will merge with and into Battle Mountain. As a result of the merger, the separate corporate existence of Royal Battle Mountain will cease and Battle Mountain will continue as the surviving corporation of the merger and become a wholly-owned subsidiary of Royal Gold. At the effective time of the merger, each outstanding share of Battle Mountain common stock will be converted into the right to receive, at the election of each Battle Mountain stockholder, either (i) with respect to a Stock Election, between 0.0172 and 0.0179 of shares of Royal Gold common stock to be determined at closing or (ii) with respect to a Cash Election, approximately $0.55 in cash, in each case assuming 91,563,506 shares of Battle Mountain common stock are issued and outstanding immediately prior to the effective time of the merger. The per share consideration, if a holder of Battle Mountain common stock makes a Stock Election, will be based on the average price per share of Royal Gold common stock as reported on the NASDAQ Global Select Market for the five trading day period up to and including the second business day preceding (but not including) the closing date of the merger transaction. If the average price is less than $29.00, the per share stock consideration will be determined based on an aggregate of 1,634,410 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0179 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average price of Royal Gold common stock is $30.18 or above, the per share stock consideration will be determined based on an aggregate of 1,570,507 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0172 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average price is greater than or equal to $29.00 but less than $30.18, the per share consideration for each share of Battle Mountain common stock would be proportionally adjusted based on the average price of Royal Gold common stock, using $47,397,901.26 as the aggregate purchase price. Royal Gold will not issue fractional shares of Royal Gold common stock in the merger. Instead, Battle Mountain stockholders will receive cash in lieu of fractional shares based on the fair market value of a share of Royal Gold common stock. The per share consideration if a holder of Battle Mountain common stock makes a Cash Election will be based on a maximum amount of $50,359,928 as the aggregate purchase price.

The stock consideration and cash consideration payable in the merger are subject to pro rata adjustment based on the number of issued and outstanding shares of Battle Mountain common stock immediately prior to the effective time of the merger and a potential reduction or holdback of approximately 0.0006 shares of Royal Gold common stock on a per share basis, in the case of a Stock Election, or approximately $0.017 on a per share basis, in the case of a Cash Election, based on the cost of settling certain Battle Mountain litigation.

The Battle Mountain board of directors recommends that Battle Mountain stockholders vote “FOR” the approval and adoption of the merger agreement and “FOR” each of the other proposals described in the notice to the special meeting.

Background to the Merger

Early in calendar 2007, Battle Mountain’s board of directors determined that its available cash, royalty income stream and projected proceeds from a planned private placement would be insufficient to repay its obligation under its bridge finance facility prior to the repayment date in late March 2007, and complete its acquisition of a royalty on production from the Dolores project in Mexico (“Dolores II Royalty”) prior to the deadline for completion of the acquisition in April 2007. Battle Mountain’s board of directors instructed management to seek and evaluate financial and strategic alternatives for Battle Mountain, including additional or restructured financing, further equity raises, the sale or merger of the company or the extension of the option on the Dolores II Royalty.

At a meeting of the Royal Gold board of directors on February 15, 2007, the board discussed future business development opportunities. Battle Mountain was identified as a company that owns several desirable royalty interests, that may be experiencing financial constraints on the growth of its business, and that may respond favorably to the suggestion of an acquisition, combination or other transaction.

In mid-February, 2007, Tony Jensen, Royal Gold’s President and Chief Executive Officer, contacted Battle Mountain’s Chairman and Chief Executive Officer, Mark Kucher, and suggested a meeting to explore whether Battle Mountain might be interested in one or more possible transactions between the companies. A meeting was set for February 21, 2007, in Denver, Colorado. After concluding that transactions benefiting both companies were possible, Royal Gold and Battle Mountain negotiated and entered into a non-disclosure agreement.

On February 21, 2007, after execution of the non-disclosure agreement, several members of Royal Gold’s management team met to discuss the prospects for acquiring Battle Mountain, relative to other business opportunities then under consideration. Management concluded that further investigation of the acquisition of Battle Mountain was warranted. Royal Gold retained outside legal advisors, Hogan & Hartson L.L.P., to assist it with the structuring, negotiation and documentation of a possible transaction between Royal Gold and Battle Mountain.

Following execution of the non-disclosure agreement, Mr. Kucher provided Royal Gold further information concerning Battle Mountain, its royalty interests and agreements, certain financial statements, and other information to assist Royal Gold in its evaluation of Battle Mountain.

On February 23, 2007, Royal Gold and Battle Mountain met to discuss Royal Gold’s proposal to acquire 100% of Battle Mountain’s common stock in a stock for stock merger transaction. Royal Gold also presented Mr. Kucher with a proposed option and support agreement. Pursuant to this agreement, Mr. Kucher would grant Royal Gold the option to acquire all of his shares of Battle Mountain and agree to vote all of his shares of Battle Mountain in favor of the merger transaction between Royal Gold and Battle Mountain. As part of the negotiation of the proposal, Mr. Kucher indicated that Battle Mountain would require a bridge loan in an amount sufficient, at a minimum, to repay obligations under its bridge finance facility on or prior to its maturity date and complete its acquisition of the Dolores II Royalty prior to the deadline therefore.

On February 23, 2007, Royal Gold’s board of directors held a special meeting with management and Hogan & Hartson present, for the purpose of discussing the possible acquisition of Battle Mountain. Following lengthy discussion, the board authorized management to execute a letter of intent proposing a stock for stock merger transaction and option and support agreements with Mr. Kucher and IAMGOLD Corporation, Battle Mountain’s second largest stockholder, and authorized Royal Gold to make a bridge loan to Battle Mountain.

On February 24, 2007, Battle Mountain’s board of directors authorized management to execute the letter of intent describing a stock for stock merger transaction with Royal Gold and approved Mr. Kucher’s and IAMGOLD’s entry into an option and support agreement with Royal Gold.

On February 25, 2007, Royal Gold and Battle Mountain discussed the corporate history of Battle Mountain and held a teleconference with Battle Mountain’s lender, Macquarie Bank Limited (“Macquarie”), concerning the possible merger transaction.

On February 26, 2007, Royal Gold’s technical personnel organized a team of consultants to conduct technical due diligence, including with respect to each of Battle Mountain’s royalty properties, reserve and resource estimates, metallurgy, mining methods, operating and capital costs, environmental matters, permitting requirements and status, and infrastructure, equipment, and manpower requirements and usage. The technical due diligence team conducted an extensive review of the materials provided by Battle Mountain as well as public data and information.

From February 26 through February 28, 2007, Royal Gold and Battle Mountain continued negotiation of the letter of intent and negotiated a bridge loan term sheet whereby Royal Gold would provide Battle Mountain approximately $20 million as a bridge loan to enable Battle Mountain to satisfy its debt obligations to Macquarie and exercise and close on its option to acquire the Dolores II Royalty, as well as other royalty interests. During this time, Royal Gold and Mr. Kucher also continued negotiation of Mr. Kucher’s option and support agreement with Royal Gold.

On February 28, 2007, Royal Gold and Battle Mountain concluded negotiation of the letter of intent and bridge loan term sheet. On February 28, 2007, Battle Mountain accepted Royal Gold’s proposal as described in the letter of intent and bridge loan term sheet.

From February 26 to March 6, 2007, Royal Gold negotiated with IAMGOLD Corporation concerning the possibility of IAMGOLD entering into an option and support agreement similar to the one being negotiated with Mr. Kucher. On March 6, 2007, Royal Gold and IAMGOLD entered into an option and support agreement, effective as of March 5, 2007.

From February 28 to March 5, 2007, Royal Gold continued to negotiate the option and support agreement with Mr. Kucher. On March 5, 2007, Royal Gold and Mr. Kucher entered into the option and support agreement.

On March 6, 2007, Royal Gold presented a draft of the definitive merger agreement and a draft of the bridge loan agreement for Royal Gold’s bridge loan to Battle Mountain.

On March 8, 2007, Royal Gold engaged outside legal advisors, Holland & Hart, LLP, to conduct real property and title due diligence regarding Battle Mountain’s mineral interests.

On March 9, 2007, Royal Gold presented Battle Mountain with a further due diligence request list.

On March 9, 2007, Royal Gold engaged National Bank Financial to prepare and deliver to Royal Gold’s board of directors an opinion as to whether the consideration payable by Royal Gold pursuant to the merger transaction as outlined in the letter of intent was fair, from a financial point of view, to the stockholders of Royal Gold, and later, to provide other financial advisory services in connection with the merger transaction.

On March 12, 2007, Royal Gold engaged an outside accounting firm, Ehrhardt Keefe Steiner & Hottman, PC, to conduct accounting and tax due diligence concerning Battle Mountain.

On March 13, 2007, the Royal Gold management team met to discuss the preliminary results of the due diligence investigation completed as of that date.

Throughout March 2007, Royal Gold and Battle Mountain negotiated definitive bridge loan documentation for Royal Gold’s bridge loan to Battle Mountain, including working with Macquarie and IAMGOLD Corporation to obtain their consent to the terms of the definitive documentation. Also throughout March 2007, Battle Mountain and its outside Canadian, U.S. and Mexican counsel prepared appropriate documentation for the exercise and closing of Battle Mountain’s option to acquire the Dolores II Royalty. The closing of the acquisition of the Dolores II Royalty was scheduled for March 28, 2007.

On March 22, 2007, Battle Mountain informed Royal Gold that representatives of the seller of the Dolores II Royalty insisted that the funds required to acquire the Dolores II Royalty be escrowed immediately to give the seller comfort that the closing would be completed on the scheduled March 28, 2007 closing date. Discussions between the business and legal representatives of Royal Gold, Battle Mountain and the seller of the Dolores II Royalty were held concerning Royal Gold’s funding of the escrow account until the closing of the acquisition of the Dolores II Royalty.

On March 23, 2007, Royal Gold entered into an Escrow Agreement with Battle Mountain, the seller of the Dolores II Royalty, and Battle Mountain’s Canadian outside counsel for the Dolores II Royalty acquisition, as escrow agent, providing for the escrow of $9,450,000 in anticipation of the Dolores II Royalty acquisition on March 28, 2007. Battle Mountain issued an unsecured promissory note for $13,914,552.39 to Royal Gold representing the escrow amount for the Dolores II Royalty acquisition as well as an additional $4,464,552.39 to be paid directly to Macquarie in full and final satisfaction of Battle Mountain’s obligations under the bridge finance facility with Macquarie. Royal Gold advanced to Battle Mountain the full amount of the unsecured promissory note that would be superseded and replaced with a secured promissory note under the definitive bridge loan documentation for Royal Gold’s bridge loan to Battle Mountain.

On March 26, 2007, Royal Gold’s board of directors held a special meeting with management and Hogan & Hartson present to discuss, among other things, Royal Gold’s bridge loan to Battle Mountain and the status of the merger discussions, and to consider the terms of the definitive merger agreement and the definitive bridge loan documentation being negotiated. Following the discussions, the board authorized management to finalize the terms of and execute the definitive merger agreement, to register the Royal Gold shares to be issued to Battle Mountain stockholders with the SEC, and to list the Royal Gold common stock to be issued in the merger with the NASDAQ Global Select Market and the Toronto Stock Exchange. The board approved and ratified Royal Gold’s entry into the escrow agreement, Royal Gold’s advance to Battle Mountain pursuant to an unsecured promissory note and the related transactions. The board also authorized execution of definitive bridge loan documentation and all of the related security and intercreditor agreements.

On March 28, 2007, Royal Gold, Battle Mountain and Battle Mountain’s wholly-owned subsidiary, BMGX (Barbados) Corporation, entered into the bridge finance facility agreement as well as other definitive documentation for Royal Gold’s bridge loan to Battle Mountain. The unsecured promissory note executed by Battle Mountain on March 23, 2007, for $13,914,552.39, was cancelled, superseded and replaced by a secured promissory note executed by Battle Mountain and BMGX (Barbados) Corporation for $20,000,000, the full amount of the bridge loan. Pursuant to the bridge finance facility agreement, Royal Gold has the right to convert all outstanding amounts under the bridge loan into Battle Mountain common stock at a conversion price of $0.60 per share.

On March 28, 2007, Battle Mountain acquired the Dolores II Royalty at a closing held in Mexico City, Mexico.

Also on March 28, 2007, Royal Gold and Battle Mountain entered into a Voting Limitation Agreement pursuant to which Royal Gold agreed to limit its voting with respect to Battle Mountain common stock over which it had or could acquire voting power. Generally, Royal Gold agreed that in the event of a superior proposal, as defined in the merger agreement, under certain circumstances, Royal Gold would not vote more than 39.9% of the total number of shares of Battle Mountain common stock entitled to vote in favor of the merger transaction with Royal Gold or in opposition to a competing transaction. See “Relationship with Battle Mountain” on page 73 for more information.

From March 28, 2007 to April 16, 2007, Royal Gold and Battle Mountain continued to negotiate the terms of the definitive merger agreement. On April 13, 2007, Royal Gold’s board of directors held a special meeting with management and Hogan & Hartson present to discuss the status of the merger transaction. Hogan & Hartson provided advice regarding the board of directors’ fiduciary duties and management’s advice and recommendation regarding the merger consideration and the merger agreement and related matters. Royal Gold’s board of directors approved the merger agreement and authorized management to execute the same and take other actions in furtherance of the merger transactions.

On April 14, 2007, pursuant to the terms of the bridge finance facility agreement, the availability of Royal Gold’s bridge loan to Battle Mountain was reduced from $20 million to $15 million.

On April 17, 2007, Battle Mountain’s management presented its board of directors with the proposed merger agreement. Clark Wilson LLP provided advice regarding the board of directors’ fiduciary duties and management’s advice and recommendation regarding the merger consideration and the merger agreement and related matters. Battle Mountain’s board of directors approved the proposed merger agreement and authorized management to execute the agreement, recommended approval of the merger transaction to Battle Mountain’s stockholders, authorized management to prepare and file its preliminary and definitive proxy statement, or other disclosure documents, pursuant to the rules and regulations under the United States securities laws, authorized the acceleration of options and warrants to acquire Battle Mountain common stock held by officers, directors and certain others and authorized the acceleration of the vesting of restricted stock granted to certain officers and directors.

On April 17, 2007, Royal Gold, Battle Mountain and Royal Battle Mountain, Inc., a newly-formed and wholly-owned subsidiary of Royal Gold, entered into a merger agreement.

On May 9, 2007, Royal Gold advanced an additional $600,000 to Battle Mountain in connection with a prepayment by Battle Mountain to Macquarie pursuant to Battle Mountain’s gold loan facility with Macquarie.

On June 27, 2007, the management of Battle Mountain expressed concern with the merger consideration based on Royal Gold’s then trading stock price.

Between June 27, 2007 and July 19, 2007, Royal Gold, with the assistance of National Bank Financial and Hogan & Hartson, and Battle Mountain negotiated amendments to the merger agreement, primarily relating to an election by Battle Mountain stockholders to accept cash or Royal Gold stock as the merger consideration, obtaining irrevocable proxies supporting the merger from Battle Mountain’s management and non-employee directors, and an extension of the maturity date of the bridge facility provided by Royal Gold to Battle Mountain.

On July 23, 2007, Battle Mountain accepted Royal Gold’s July 19, 2007 proposal to amend the merger agreement by offering Battle Mountain stockholders an election between receiving Royal Gold common stock or cash in exchange for their Battle Mountain stock, and to amend the bridge facility, in each case subject to a number of conditions, including that each director and officer, other than Mr. Kucher, who already is subject to an option and support agreement, grant Royal Gold an irrevocable proxy to vote in favor of the merger proposal and against any competing proposal.

On July 25, 2007, Royal Gold’s board of directors approved the Amended and Restated Merger Agreement and the amendment to the bridge facility, and authorized management to execute the agreements and take other actions in furtherance of the merger transactions.

On July 30, 2007, Battle Mountain’s board of directors approved the Amended and Restated Merger Agreement, the amendment to the bridge facility, and the grant of an irrevocable proxy to Royal Gold to vote in favor of the merger agreement and against any competing proposal by Mr. Atkinson and each of the non-employee directors of Battle Mountain.

On July 30, 2007, Royal Gold and Battle Mountain entered into an Amended and Restated Merger Agreement and an amendment to the bridge facility. Each of the non-employee directors of Battle Mountain and Mr. Atkinson gave an irrevocable proxy, dated July 27, 2007, to Royal Gold to vote their respective shares of Battle Mountain common stock in favor of the merger agreement and against any competing proposal.

On September 4, 2007, Royal Gold exercised its option to purchase IAMGOLD’s beneficially owned shares of Battle Mountain common stock pursuant to the option and support agreement with IAMGOLD and acquired a convertible debenture of Battle Mountain Gold (Canada) Inc., a subsidiary of Battle Mountain, from IAMGOLD. On September 5, 2007, Royal Gold exercised its option to convert all of the outstanding principal and accrued interest as of September 4, 2007 under the convertible debenture into 4,086,794 Battle Mountain common stock.

Battle Mountain’s Reasons for the Merger

Battle Mountain’s board of directors unanimously determined that the merger and the terms of the merger agreement are in the best interests of Battle Mountain and its stockholders. In evaluating the merger and merger agreement, Battle Mountain’s board of directors considered the following factors:

•	the relative financial condition, results of operations and prospects for growth of Battle Mountain and Royal Gold, including Battle Mountain’s operational and liquidity challenges and Royal Gold’s competitive strengths;

•	Battle Mountain’s independent auditors’ concerns regarding Battle Mountain’s ability to continue as a going concern;

•	the value of the Royal Gold common stock or amount of cash to be received by Battle Mountain stockholders depending on each stockholder’s election, including the fact that both the stock consideration and cash consideration represented a premium over Battle Mountain’s common stock closing price on April 16, 2007, the last trading day prior to the entry into the merger agreement and July 27, 2007, the last trading day prior to the entry into the Amended and Restated Merger Agreement and represented the best economic terms that could be obtained from Royal Gold;

•	Battle Mountain’s stockholders who make the Stock Election would receive Royal Gold common stock, which is listed on the NASDAQ Global Select Market and the Toronto Stock Exchange, giving them greater liquidity than that currently available with Battle Mountain’s common stock, which is not listed on a national exchange and is subject to penny stock trading restrictions;

•	Battle Mountain’s difficulty in raising capital through issuance of equity or debt instruments of Battle Mountain;

•	Battle Mountain’s difficulty in acquiring additional royalties;

•	Battle Mountain’s dependence on royalty revenues from properties in developing countries versus Royal Gold’s diversified royalty portfolio and royalty revenues from properties in developed and politically stable countries;

•	Royal Gold’s human resources to pursue royalty acquisitions and focus on the growth of the company, compared with Battle Mountain’s dependence on two employees;

•	the combined company will benefit from the savings of corporate overhead expenses, particularly through the consolidation of royalty monitoring activities within Royal Gold’s existing management system;

•	Royal Gold’s willingness to lend $13.9 million to Battle Mountain in order for Battle Mountain to repay maturing debt obligations, timely close on a key royalty acquisition and refinance or repay Battle Mountain’s existing debt obligations;

•	the combined company will have greater financial resources to better position it to compete for new royalty opportunities in a market with vigorous competition, providing Battle Mountain stockholders the benefit of Royal Gold’s future growth potential; and

•	the terms and conditions of the merger agreement.

The above discussion of the information and factors considered by Battle Mountain’s board of directors is not exhaustive and does not include all the factors considered by Battle Mountain’s board of directors. In evaluating the merger, the members of Battle Mountain’s board of directors considered their knowledge of the business, financial condition and prospects of Battle Mountain and the advice of their advisors, including Messrs. Kucher and Atkinson and its outside counsel, Clark Wilson. The members of Battle Mountain’s board of directors did not assign relative weights to the foregoing evaluation of the merger, but rather, made their determinations based upon the total mix of information available to them. In addition, individual members of Battle Mountain’s board of directors may have given different weights to different factors.

Royal Gold’s Reasons for the Merger

A primary feature of Royal Gold’s growth strategy has been to pursue strategic acquisitions of high quality royalties. Royal Gold is engaged in a continual review of opportunities to acquire existing royalties, including mergers and asset acquisitions. Royal Gold’s decision to pursue a merger with Battle Mountain arose from its ongoing evaluation of the royalty assets of Battle Mountain in connection with its growth strategy.

In evaluating and approving the merger and merger agreement, Royal Gold’s board of directors considered the following factors:

•	the merger will expand and diversify Royal Gold’s royalty portfolio and will expand Royal Gold’s current revenue generating royalties from eight to twelve;

•	the potential contribution of the Dolores project, under development in Mexico, and Battle Mountain’s interests in producing properties in terms of reserves, revenue and scale, consistent with Royal Gold’s growth strategy to obtain a diversified portfolio of currently producing, developing and exploration royalties;

•	Battle Mountain’s portfolio of early stage exploration properties and properties with historic production in which economically exploitable mineralization may be identified, defined and exploited, consistent with Royal Gold’s growth strategy to obtain a diversified portfolio of currently producing, developing and exploration royalties;

•	geographic and political risk diversity of Battle Mountain’s assets and the combined assets of the two companies;

•	the combined company will benefit from the savings of corporate overhead expenses, particularly through the consolidation of royalty monitoring activities within Royal Gold’s existing management system;

•	the combined company will have a larger property asset base to leverage for financing needs;

•	the combined company will have greater financial resources to better position it to compete for new royalty opportunities in a market with vigorous competition;

•	the valuation of the assets, liabilities, expected financial results, consideration paid and level of dilution of Royal Gold’s stockholders upon the issuance of Royal Gold common stock to Battle Mountain’s stockholders; and

•	that the consideration payable by Royal Gold pursuant to the merger transaction is fair to the stockholders of Royal Gold.

The above discussion of the information and factors considered by Royal Gold’s board of directors is not exhaustive and does not include all the factors considered by Royal Gold’s board of directors. In evaluating the merger, the members of Royal Gold’s board of directors considered their knowledge of the business, financial condition and prospects of Royal Gold and the advice of their advisors, including the members of Royal Gold’s management and its outside counsel, Hogan & Hartson. The members of Royal Gold’s board of directors did not assign relative weights to the foregoing evaluation of the merger, but rather, made their determinations based upon the total mix of information available to them. In addition, individual members of Royal Gold’s board of directors may have given different weights to different factors.

Description of Election Procedures

Each Battle Mountain stockholder as of the record date will be entitled, with respect to the merger consideration to be received for each share of Battle Mountain common stock held by the stockholder, to elect:

1. to receive Royal Gold common stock (the “Stock Election”);

2. to receive cash (the “Cash Election”); or

3. to indicate that the stockholder has no preference as to the receipt of either stock or cash.

If a Battle Mountain stockholder does not make an election, he or she will be deemed to have elected the Stock Election.

Each Battle Mountain stockholder as of the record date will receive a form of election along with a letter of transmittal for certificates representing shares of Battle Mountain common stock. All elections for stock consideration or cash consideration must be made on the form of election. To make an effective election, the Battle Mountain stockholder must, in accordance with the form of election:

(1) complete properly and return the form of election to the exchange agent by the deadline provided in the form of election, and

(2) deliver any other required documents by the deadline provided in the form of election.

The deadline for receipt by the exchange agent of the completed form of election is 5:00 p.m. Mountain Time on October 18, 2007. Completed forms of election should be returned to the exchange agent at Computershare Trust Company, N.A., 350 Indiana Street, Suite 800, Golden, Colorado 80401. A Battle Mountain stockholder must make either the Stock Election or Cash Election with respect to all of his or her shares of Battle Mountain common stock held.

If Royal Gold or the exchange agent determines any purported election was not properly made or was received after the election deadline, the purported election will be deemed to be of no force and effect and the Battle Mountain stockholder making the purported election will be deemed to have made the Stock Election.

Battle Mountain stockholders who timely submitted their elections may change their election only upon receiving written consent of Royal Gold.

Battle Mountain stockholders are urged to deliver a properly completed form of election, accompanied by all required documents, no later than 5:00 p.m. (Mountain Time) on October 18, 2007, in order to ensure that their form of election will be received by the election deadline. The deadline for receipt by the exchange agent of the completed form of election is October 18, 2007.

NEITHER BATTLE MOUNTAIN NOR ROYAL GOLD MAKES ANY RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD ELECT TO RECEIVE THE STOCK CONSIDERATION OR THE CASH CONSIDERATION.

EACH BATTLE MOUNTAIN STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WITH RESPECT TO THE ELECTION.

Dissenter’s Rights

Holders of Battle Mountain capital stock are entitled in certain circumstances to exercise rights of dissenting owners under Chapter 92A, Sections 92A.300 through 92A.500 of the Nevada Revised Statutes (“NRS”). A Battle Mountain stockholder will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of NRS. The following summary does not purport to be a complete statement of the method of compliance with Sections 92A.300 through 92A.500. The following summary is qualified in its entirety by reference to the copy of Sections 92A.300 through 92A.500 attached to this proxy statement/prospectus as Annex B.

Right to Dissent

Stockholders of a Nevada corporation have the right to dissent from certain corporate actions in certain circumstances. According to NRS Section 92A.380(1)(a)(1), these circumstances include consummation of a plan of merger requiring approval of the corporation’s stockholders. Stockholders who are entitled to dissent are also entitled to demand payment in the amount of the fair value of their shares.

Requirements To Exercise Rights of A Dissenting Owner

According to NRS Section 92A.420(1), stockholders who wish to assert rights of dissenting owners:

•	must deliver written notice to Battle Mountain of their intent to demand payment for their capital stock, if the merger is completed, to Battle Mountain at the address set forth under the caption “Important Note About this Proxy Statement/Prospectus” below BEFORE the vote for approval to the merger is taken; and

•	must not vote in favor of merger.

Stockholders failing to satisfy these requirements will not be entitled to exercise rights of a dissenting owner under Chapter 92A of the NRS.

In accordance with NRS 92A.430, within ten days after the effective time of the merger, Battle Mountain will send a written dissenters’ notice to all stockholders who satisfied these two requirements (written notice of intent to demand payment and not consenting to the merger). The dissenters’ notice must include:

•	a statement of where dissenting stockholders should send their demand for payment and where and when certificates for capital stock are to be deposited;

•	a statement informing the dissenting stockholders whose shares are not represented by certificates to what extent the transfers of the shares will be restricted after the demand for payment is received;

•	a form for demanding payment requiring stockholders asserting dissenters’ rights to certify whether or not they acquired beneficial ownership of the shares before July 31, 2007, the date when the terms of the merger were announced to the news media and the stockholders;

•	a date by which Battle Mountain must receive the demand for payment, which may not be fewer than 30 or more than 60 days after the date the dissenters’ notice is delivered; and

•	a copy of NRS Section 92A.300 through NRS Section 92A.500.

Stockholders wishing to exercise rights of a dissenting owner must thereafter comply with the following requirements of NRS 92A.440:

•	demand payment;

•	certify whether they acquired beneficial ownership of the shares before July 31, 2007; and

•	deposit their certificates in accordance with the terms of the dissenters’ notice.

Under NRS 92A.440(3), stockholders who fail to demand payment or deposit their certificates where required by the dates set forth in the dissenters’ notice will not be entitled to demand payment or receive the fair market value for their shares of capital stock as provided under Nevada law. Instead, such stockholders will receive the same consideration as the stockholders who do not exercise rights of a dissenting owner.

Payment for Dissenting Shares

NRS 92A.460 provides that Battle Mountain is required to pay each dissenter who made a valid demand under Nevada law the amount Battle Mountain estimates to be the fair value of the dissenter’s shares of capital stock, plus accrued interest. Battle Mountain must make such payment thirty days after the receipt of the dissenter’s demand for payment. The payment must be accompanied by:

•	a copy of Battle Mountain’s balance sheet for the year ended December 31, 2006, Battle Mountain’s statement of income for the year 2006, Battle Mountain’s statement of changes in stockholders equity for the year 2006 as well as Battle Mountain’s most recent quarterly financial statements;

•	a statement of Battle Mountain’s estimate of the fair value of the dissenter’s shares of capital stock;

•	an explanation of how interest was calculated;

•	a statement of the dissenter’s rights to demand payment under Nevada law of the dissenter’s own estimate of the value of the capital stock under Section 92A.480 of the NRS (discussed below); and

•	a copy of Section 92A.300 through Section 92A.500 of the NRS.

Under NRS 92A.470(1), Battle Mountain may elect to withhold payment from dissenters who became beneficial owners of shares of capital stock on or after July 31, 2007. If payment is withheld in this fashion by Battle Mountain, Battle Mountain must estimate the fair value of the dissenter’s shares of capital stock (plus accrued interest) and offer to pay this amount to each dissenter who agrees to accept in full satisfaction of his or her demand. Battle Mountain is required to send this offer to all such dissenters with a statement of Battle Mountain’s estimate of the fair value of the dissenter’s shares of capital stock, an explanation of how interest was calculated and a statement of the dissenters’ rights to demand payment under NRS 92A.470(2).

NRS 92A.480(1) provides that a dissenter who believes that the amount paid or offered is less than the full value of his or her shares of capital stock, or that the interest due is incorrectly calculated, may, within 30 days after Battle Mountain made or offered payment for the shares, either (i) notify Battle Mountain in writing of his or her own estimate of the fair value of the shares of capital stock and the amount of interest due and demand payment of the difference between this estimate and any payments made or (ii) reject the offer for payment made by Battle Mountain and demand payment of the fair value of his or her shares and interest due.

NRS 92A.490 provides that if a demand for payment remains unsettled, Battle Mountain must commence a court proceeding within 60 days after receiving a demand, petitioning the court to determine the fair value of the shares of capital stock and accrued interest. All dissenters whose demands remain unsettled would be made a party to such proceeding, which would be conducted in the district court of Washoe county. If Battle Mountain fails to commence such a proceeding, it would be required by NRS 92A.490(1) to pay the amount demanded to each dissenter whose demand remains unsettled. Dissenters would be entitled to a judgment for the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by Battle Mountain; or the fair value, plus accrued interest, of his after-acquired shares for which Battle Mountain elected to withhold payment pursuant to Section 92.470 of the NRS.

Under Section 92A.490(4) of the NRS, the district court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to such order. In any such court proceeding, the dissenters are entitled to the same discovery rights as parties in other civil proceedings.

Under Section 92A.500 of the NRS, the district court will assess the costs of the proceedings against Battle Mountain, unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The district court may also assess against Battle Mountain or the dissenters the fees and expenses of counsel and experts for the respective parties, in the amount the court finds equitable.

THE REQUIRED RIGHTS OF A DISSENTING OWNER PROCEDURES MUST BE FOLLOWED EXACTLY OR ANY APPRAISAL RIGHTS MAY BE LOST.

Regulatory Approvals Required for the Merger

Neither Royal Gold nor Battle Mountain is aware of any material regulatory filings or approvals required prior to completing the merger as described herein. Royal Gold and Battle Mountain intend to make all required filings under the Securities Act and the Exchange Act in connection with the merger.

Certain Effects of the Merger

Effects on the Market

Following the merger, Battle Mountain common stock will be deregistered with the SEC and will cease to be quoted on the OTC Bulletin Board.

Exchange Act Registration

Shares of Battle Mountain common stock are currently registered under the Exchange Act. Following completion of the merger, Battle Mountain will file a Form 15 with the SEC terminating registration of the shares of Battle Mountain common stock under the Exchange Act. Battle Mountain will no longer file periodic reports with the SEC once the registration of its common stock is terminated.

Accounting Treatment for the Merger

The merger will be accounted for by Royal Gold under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Accordingly, the cost to acquire shares of Battle Mountain common stock and outstanding stock options will be allocated on a pro rata basis to Battle Mountain’s assets and liabilities based on their preliminary fair values, with any excess being allocated to goodwill. The determination of asset lives and required purchase accounting adjustments reflected in this proxy statement/prospectus, including the allocation of the purchase price to the assets and liabilities of Battle Mountain based on their respective fair values, is preliminary. See “Unaudited Pro Forma, Combined, Condensed Financial Information of Royal Gold” beginning on page 27.

Resales of Royal Gold Common Stock

All shares of Royal Gold common stock that Battle Mountain stockholders who make the Stock Election receive in connection with the merger will be freely transferable unless the holder is deemed an affiliate of Battle Mountain prior to the merger or of Royal Gold following the merger for purposes of the federal securities laws. The certificate for such affiliate’s shares of Royal Gold common stock will bear an appropriate affiliate stock legend which will be removed by Royal Gold’s transfer agent as described below. Shares of Royal Gold common stock held by these affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act. The registration statement, of which this proxy statement/prospectus forms a part, filed with the SEC in connection with registration of the Royal Gold common stock to be issued to the Battle Mountain stockholders in the merger will also serve as a registration statement for resale by affiliates of Battle Mountain of those shares of Royal Gold common stock they received in the merger. Those Battle Mountain affiliates, referred to herein as “selling stockholders,” will therefore be able to freely sell the shares they receive in the merger so long as this registration statement remains effective. In the event this registration statement cannot be used, the Battle Mountain affiliates may sell subject to the limitations under Rule 145 under the Securities Act. Upon the expiration of the limitations under Rule 145, the Battle Mountain affiliates will be able to freely sell the shares they receive in the merger. Royal Gold will make copies of this proxy statement/prospectus available to the affiliates who intend to resell the shares of Royal Gold common stock received by them in the merger and has informed the selling stockholders of the need for delivery of a copy of this proxy statement/prospectus to each purchaser of the resale shares prior to or at the time of any sale of the resale shares offered hereby. Upon receipt by Royal Gold’s designated representative of a representation letter in a form reasonably acceptable to Royal Gold from the selling affiliate’s securities broker (in the case of shares being sold under the registration statement of which this proxy statement/prospectus is a part), indicating such selling affiliate’s intent to sell a number of shares of Royal Gold common stock in compliance with the representation letter, Royal Gold will deliver to its transfer agent an opinion or letter of instruction enabling the affiliate to sell its shares in the transaction(s) in accordance with the terms of the representation letter. Royal Gold has agreed to keep this registration statement for resale effective for a period of one year following the effective time of the merger.

Exchange Agent

Royal Gold will retain Computershare Trust Company, N.A. as exchange agent in connection with the merger. Royal Gold has agreed to pay the exchange agent’s customary fees for these services in addition to reimbursing the exchange agent for its reasonable out-of-pocket expenses.

Interests of Battle Mountain Directors and Executive Officers in the Merger

Battle Mountain stockholders should be aware that certain executive officers and directors of Battle Mountain have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of Battle Mountain stockholders generally, as described under the section entitled “Interests of Certain Persons in the Merger” beginning on page 75. Battle Mountain’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the merger agreement. While Battle Mountain and Royal Gold believe this description addresses the material terms of the merger agreement, this summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. The Battle Mountain stockholders are urged to read the merger agreement carefully and in its entirety as well as this proxy statement/prospectus.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and are subject to standards of materiality applicable to the contracting parties. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Royal Gold or Battle Mountain or any of their respective subsidiaries or any of their future activities.

General Terms of the Merger Agreement

On July 30, 2007, Battle Mountain, Royal Gold and Royal Battle Mountain, Inc., a wholly-owned subsidiary of Royal Gold entered into an Amended and Restated Agreement and Plan of Merger, referred to herein as the “merger agreement”, whereby Royal Battle Mountain would merge with and into Battle Mountain (the “merger”). As a result and at the effective time of the merger, the separate corporate existence of Royal Battle Mountain will cease and Battle Mountain will continue as the surviving corporation of the merger and become a wholly-owned subsidiary of Royal Gold. At the effective time of the merger, all the property, rights, privileges, powers and franchises of Battle Mountain and Royal Battle Mountain will vest in the surviving corporation, and all debts, liabilities and duties of Battle Mountain and Royal Battle Mountain will become the debts, liabilities and duties of the surviving corporation.

The closing of the merger will occur on the third business day after the conditions to completion of the merger contained in the merger agreement are satisfied or waived, unless the parties agree otherwise in writing or the merger agreement has been terminated according to its terms. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 55. The merger will become effective upon the filing of properly executed articles of merger with the Secretary of State of the State of Nevada or at such subsequent date and time as is mutually agreed to by the parties and as specified in the articles of merger.

At the effective time of the merger, the articles of incorporation of the surviving corporation will be amended and restated to read the same as the articles of incorporation of Royal Battle Mountain, except that the name of the surviving corporation shall remain as “Battle Mountain Gold Exploration Corp.” At the effective time, the bylaws of the surviving corporation will be amended and restated to read the same as the bylaws of Royal Battle Mountain, except that the name of the surviving corporation shall remain as “Battle Mountain Gold Exploration Corp.” Also at the effective time, the directors of Royal Battle Mountain will become the directors of the surviving corporation and the officers of Royal Battle Mountain will become the officers of the surviving corporation.

Consideration for Battle Mountain Stockholders

At the effective time of the merger, each outstanding share of Battle Mountain common stock will be converted into the right to receive, at the election of each Battle Mountain stockholder, either (i) with respect to a Stock Election, between 0.0172 and 0.0179 shares of Royal Gold common stock to be determined at closing or (ii) with respect to a Cash Election, approximately $0.55 in cash, in each case assuming 91,563,506 shares of Battle Mountain common stock are issued and outstanding immediately prior to the effective time of the merger. The per share consideration, if a holder of Battle Mountain common stock makes a Stock Election, will be based on the average price per share of Royal Gold common stock as reported on the NASDAQ Global Select Market for the five trading day period up to and including the second business day preceding (but not including) the closing date of the merger transaction. If the average price is less than $29.00, the per share stock consideration will be determined based on an aggregate of 1,634,410 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0179 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average price of Royal Gold common stock is $30.18 or above, the per share stock consideration will be determined based on an aggregate of 1,570,507 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0172 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average price is greater than or equal to $29.00 but less than $30.18, the per share consideration for each share of Battle Mountain common stock would be proportionally adjusted based on the average price of Royal Gold common stock, using $47,397,901.26 as the aggregate purchase price. Royal Gold will not issue fractional shares of Royal Gold common stock in the merger. Instead, Battle Mountain stockholders will receive cash in lieu of fractional shares based on the fair market value of a share of Royal Gold common stock. The per share consideration if a holder of Battle Mountain common stock makes a Cash Election will be based on a maximum amount of $50,359,928 as the aggregate purchase price.

Contingent Stock and Cash Arrangement

Battle Mountain is a party to a legal proceeding filed by a certain former officer and director of Battle Mountain seeking to enforce alleged rights to certain shares and options to purchase shares of Battle Mountain common stock. The settlement of this litigation is a condition precedent to Royal Gold’s obligation to complete the transactions contemplated under the merger agreement. The stock consideration and cash consideration payable in the merger are subject to a potential reduction or holdback of approximately 0.0006 shares of Royal Gold common stock on a per share basis, in the case of a Stock Election, or approximately $0.017 on a per share basis, in the case of a Cash Election, based on the cost of settling this litigation.

If the litigation is settled prior to the effective time of the merger, then there will be a reduction in the amount of cash paid to Battle Mountain stockholders who make the Cash Election and a reduction in the number of shares of Royal Gold common stock issued to Battle Mountain stockholders who make the Stock Election, in the amount of the cost of settling the litigation, in the case of a Cash Election, and by the per share equivalent using the average price of Royal Gold common stock as described above, in the case of a Stock Election.

If the litigation is not settled and Royal Gold elects to waive the condition precedent and complete the merger, then Royal Gold will hold back a portion of the amount of cash or shares of Royal Gold common stock that otherwise would be payable or issuable to the Battle Mountain stockholders until such time as such litigation is settled. The Battle Mountain stockholders will appoint David Atkinson as their representative for purposes of approving any settlement of the litigation following the closing date in connection with the approval of the merger agreement. If the amount of cash or the value of the shares of Royal Gold common stock (as such value is determined under the merger agreement) held back is less than, or equal to, the cost of settling the litigation, then no part of the cash and none of the shares of common stock will be paid or issued to the former Battle Mountain stockholders. If the amount of cash or the value of the shares of Royal Gold stock held back is greater than the cost of settling the litigation, then a portion of the cash and shares of Royal Gold common stock held back equal to the excess amount of such cash or value of such shares will be paid or issued to the former Battle Mountain stockholders, in accordance with their Cash Election or Stock Election, following the final settlement of the litigation. Cash will be paid in lieu of any fractional shares.

Stock Options, Warrants, Convertible Securities or Other Rights to Purchase Common Stock

At the effective time of the merger, each option to purchase shares of Battle Mountain common stock then outstanding (including any stock options outstanding under Battle Mountain’s 2004-2005 Stock Option Plan), whether or not then exercisable, will, unless exercised prior to the effective time of the merger, be cancelled and terminated. At the effective time of the merger, each outstanding warrant, convertible security or other right to purchase or subscribe for shares of Battle Mountain common stock then outstanding will be cancelled and terminated. Battle Mountain has agreed to take all necessary actions to cancel such options, warrants, convertible securities or other rights pursuant to the terms of the merger agreement.

We anticipate that all outstanding warrants will be exercised at or before the closing of the merger and, pursuant to the terms of the award agreements, and outstanding options by virtue of the merger will be cancelled and each holder of options will receive consideration equal to the amount such holder would have received if such holder had effected a cashless exercise of his or her options immediately prior to the effective time of the merger and the shares of Battle Mountain common stock issued upon such cashless exercise were converted into the right to receive Royal Gold common stock or cash in the merger, unless the holder of any such option made an effective Cash Election in accordance with the terms of the merger agreement.

Exchange of Stock Certificates

Royal Gold will retain Computershare Trust Company, N.A. as the exchange agent for the merger to handle the exchange of shares of Battle Mountain common stock for the merger consideration. The exchange agent will mail to each holder of record of shares of Battle Mountain common stock both a letter of transmittal and instructions for use in effecting the surrender of Battle Mountain share certificates in exchange for cash, in the event of a Cash Election or the shares of Royal Gold common stock, in the event of a Stock Election.

Upon surrender of Battle Mountain share certificates for cancellation to the exchange agent, together with a duly executed form of election, letter of transmittal and any other required documents and following the effective time of the merger, the holder of such share certificates will be entitled to receive an amount of cash, in the event of a Cash Election, or a certificate representing the number of whole shares of Royal Gold common stock, in the event of a Stock Election, to which the stockholder is entitled under the merger agreement, less the amount of cash, in the event of a Cash Election, or any shares of Royal Gold common stock, in the event of a Stock Election, that may be held back subject to the satisfaction of certain contingent liabilities. Battle Mountain stockholders who make the Stock Election will receive cash in lieu of any fractional shares of Royal Gold common stock. The amount of cash in lieu of fractional shares will be based on the fair market value of Royal Gold common stock as determined by Royal Gold. Until surrendered, each Battle Mountain share certificate will be deemed, at any time after the effective time of the merger, to represent only the right to receive upon such surrender the amount of cash or shares of Royal Gold common stock payable in respect of the shares of Battle Mountain common stock represented by such share certificate. As of the effective time of the merger, there will be no further transfers on Battle Mountain’s stock transfer books.

If any share certificates have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such share certificate to be lost, stolen or destroyed and entering into an indemnity against any claim that may be made against it with respect to such share certificate, Royal Gold will instruct its exchange agent to mail, in exchange for such lost, stolen or destroyed share certificate, a certificate representing the shares of Royal Gold common stock payable in respect of the shares of Battle Mountain common stock represented by such share certificate.

Representations and Warranties

In the merger agreement, Battle Mountain made customary representations and warranties to Royal Gold, which are subject to materiality and knowledge qualifications in many respects, and expire at the effective time of the merger. These representations and warranties related to, among other things:

•	qualification and organization;

•	authority and binding obligations;

•	corporate records;

•	no conflict, required filings and consents;

•	capitalization and owners of shares;

•	Battle Mountain’s reports and financial statements;

•	absences of certain developments;

•	litigation;

•	compliance with laws and permits;

•	real property;

•	personal property;

•	material contracts;

•	labor and employment;

•	pension and benefit plans;

•	taxes and tax matters;

•	environmental matters;

•	intellectual property;

•	insurance;

•	subsidiaries;

•	company information;

•	royalty property operators;

•	state takeover statutes;

•	financial advisors; and

•	no omissions or misstatements.

In the merger agreement, Royal Gold and Royal Battle Mountain made customary representations and warranties to Battle Mountain, which are subject to materiality and knowledge qualifications in many respects, and expire at the effective time of the merger. These representations and warranties related to, among other things:

•	qualification and organization;

•	authority and binding obligations;

•	no conflict, required filings and consents;

•	litigation;

•	compliance with laws;

•	Royal Gold information;

•	financial advisors;

•	validity and issuance of Royal Gold common stock;

•	Royal Gold’s reports and financial statements; and

•	capitalization.

Conduct of Business Pending Merger

Battle Mountain has agreed that prior to the completion of the merger or the termination of the merger agreement, except with respect to matters approved by Royal Gold in writing, Battle Mountain and its subsidiaries will conduct their businesses only in the ordinary and usual course of normal day-to-day operations and in such a manner that conserves and uses its financial resources and human resources solely to manage its existing business operations and as necessary or appropriate to consummate the merger transaction, use their commercially reasonable efforts to maintain working capital at levels consistent with past practice, pay their debts and taxes when due, properly withhold all taxes, and use their commercially reasonable efforts to preserve the present business operations, organization and goodwill of Battle Mountain and its subsidiaries.

In addition, among other things and subject to certain exceptions, Battle Mountain has agreed that, without Royal Gold’s prior written consent, neither Battle Mountain nor any of its subsidiaries will take any of the following actions prior to the completion of the merger or termination of the merger agreement:

•	declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of Battle Mountain, or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, Battle Mountain;

•	issue or sell any shares of capital stock or other securities of Battle Mountain, or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of Battle Mountain;

•	effect any recapitalization, reclassification or like change in the capitalization of Battle Mountain, except to the extent required by law;

•	amend the articles of incorporation or bylaws or comparable organizational documents of Battle Mountain;

•	other than in the ordinary and usual course of normal day-to-day operations or as required by law or contract, (i) increase the annual level of compensation of any employee, (ii) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, (iii) increase the coverage or benefits available under any (or create any new) employee plan, or (iv) enter into any employment, deferred compensation, severance, consulting, non-competition, retention or similar agreement with any employee (or amend any such agreement) to which Battle Mountain is a party or involving any employee except in the ordinary and usual course of normal day-to-day operations;

•	acquire any material properties or assets, or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of Battle Mountain or any of its subsidiaries (except pursuant to an existing contract for fair consideration in the ordinary and usual course of normal day-to-day operations, for the purpose of disposing of obsolete or worthless assets or certain permitted acquisitions in accordance with the merger agreement);

•	other than in the ordinary and usual course of normal day-to-day operations, cancel or compromise any material debt, or claim or waive or release any material right of Battle Mountain or any of its subsidiaries;

•	enter into, modify, extend or terminate any labor or collective bargaining agreement;

•	enter into or agree to enter into any merger or consolidation with any other person, or agreement to acquire the securities of any other person;

•	incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or enter into any hedging arrangements;

•	except to the extent required by law or generally accepted accounting principles, make any material change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices;

•	make any new capital expenditures exceeding $50,000 in the aggregate (other than certain permitted acquisitions in accordance with the merger agreement);

•	other than in the ordinary and usual course of normal day-to-day operations, enter into, modify, amend or terminate any material contract;

•	make, revoke or change any material tax election, or settle or compromise any material federal, state, local or foreign income tax liability;

•	participate or engage in any transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or any transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2);

•	make any principal payments to the holder of that certain 6% exchangeable secured subordinated debenture of 1212500 Alberta Ltd. due April 25, 2008;

•	agree to do anything prohibited by the merger agreement; or

•	take any action that would make, or omit to take any action to prevent, any representation and warranty of Battle Mountain under the merger agreement inaccurate in any respect at, or as of any time prior to, the effective time of the merger.

Notice of Developments

Battle Mountain has agreed to provide to Royal Gold with written reports every second week detailing Battle Mountain’s consolidated working capital position calculated in accordance with GAAP. Battle Mountain has also agreed to provide Royal Gold with written reports setting forth the names of any holder of options, warrants or other convertible securities in Battle Mountain that exercises such securities, the number of shares of Battle Mountain common stock issued to such person and proceeds received upon such exercise, within two business days of the date of such exercise.

Actions to be Taken to Complete the Merger

Battle Mountain and Royal Gold have agreed to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things required under applicable law or otherwise to complete the merger transaction as promptly as practicable, including without limitation:

•	executing and delivering any additional instruments necessary, proper or advisable to complete the merger;

•	obtaining any governmental approvals, authorizations, consents, licenses, permits or certificates required to be obtained or made in connection with the merger agreement and the completion of the merger; and

•	making all necessary filings, and thereafter making any other required submissions, with respect to the merger agreement under any applicable law.

Royal Gold, Royal Battle Mountain and Battle Mountain have further agreed to cooperate with each other in connection with the making of all filings, including providing copies of filings and discussing all reasonable changes, and to furnish to each other all information reasonably required for any application or other filing to be made pursuant to applicable law in connection with the merger.

Conditions to Completion of the Merger

Each of Royal Gold, Royal Battle Mountain and Battle Mountain is required to complete the merger only if specific conditions are satisfied or waived to the extent permitted by applicable law, including the following:

•	absence of legal restrictions enjoining, restraining, prohibiting or making illegal the completion of the merger;

•	any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired or early termination will have been granted;

•	Battle Mountain’s stockholders will have approved the merger; and

•	this registration statement relating to the shares of Royal Gold common stock to be issued in connection with the merger will have become effective under the Securities Act.

Each of Royal Gold and Royal Battle Mountain is required to complete the merger only if specific conditions are satisfied or waived to the extent permitted by applicable law, including the following:

•	the representations and warranties made by Battle Mountain in the merger agreement will be true and correct at and as of the date of the closing with the same effect as though such representations and warranties were made at and as of the date of the closing, except in the case where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

•	Battle Mountain will have performed or complied in all material respects with its agreements and covenants under the merger agreement;

•	Battle Mountain will have obtained any required consents from third parties or governmental bodies in accordance with the terms of the merger agreement;

•	since December 31, 2006, there will have not occurred or be continuing any event, occurrence, revelation or development of a state of circumstances or facts, which individually or in the aggregate, has had or reasonably may be expected to have a material adverse effect on Battle Mountain;

•	there shall not have been instituted or pending any action or proceeding by any governmental body or any other person, (i) challenging or seeking to make illegal, to delay materially or otherwise restrain or prohibit the completion of the merger, seeking to obtain material damages or otherwise directly or indirectly relating to the merger, (ii) seeking to restrain or prohibit Royal Gold, Royal Battle Mountain or any of their affiliates ability effectively to exercise full rights of ownership of Battle Mountain, (iii) seeking to compel Royal Gold, its subsidiaries or any of their affiliates to dispose of or hold separate all or any material portion of the business or assets of Battle Mountain, or (iv) that otherwise, in the judgment of Royal Gold, is likely to have a material adverse effect on Battle Mountain or a material adverse effect on Royal Gold;

•	all regulatory approvals required to consummate the merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated;

•	Royal Gold shall have completed its due diligence investigation of Battle Mountain to Royal Gold’s satisfaction in its sole judgment;

•	Royal Gold shall have received a legal opinion from counsel to Battle Mountain satisfactory to Royal Gold;

•	Royal Gold shall have received from Battle Mountain copies of title opinions covering each of Battle Mountain’s and its subsidiary’s royalty interests satisfactory to Royal Gold;

•	Mark Kucher and David Atkinson shall each have delivered to Royal Gold a non-competition agreement, precluding each of them from competing with the business of Royal Gold and its subsidiaries for a period of three years from the later of the closing date of the merger or the date of payout under their respective existing employment agreement;

•	the board of directors of Royal Gold shall have received an opinion of National Bank Financial Inc. that the payment of the shares of Royal Gold common stock and cash is fair from a financial point of view to Royal Gold;

•	Battle Mountain shall have entered into a definitive settlement agreement, including appropriate releases of Battle Mountain, its subsidiaries and their successors and assigns, in connection with the settlement of certain litigation;

•	Battle Mountain shall have received releases from each of its officers and directors;

•	each option, other convertible security, warrant, option or other right to subscribe for any shares of capital stock or other securities of Battle Mountain or its subsidiaries shall be cancelled and terminated in accordance with the merger agreement;

•	Battle Mountain shall amend its Federal income tax return filed for the period ending on December 31, 2006, as contemplated under the merger agreement; and

•	the sum of all payments due Mark Kucher and David Atkinson under the terms of their respective employment agreements with Battle Mountain and in connection with the termination of their employment by Battle Mountain, will not exceed certain specified amounts.

Battle Mountain is required to complete the merger only if specific conditions are satisfied or waived to the extent permitted by applicable law, including the following:

•	the representations and warranties made by Royal Gold in the merger agreement will be true and correct at and as of the date of the closing with the same effect as though such representations and warranties were made at and as of the date of the closing, except in the case where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Royal Gold and Royal Battle Mountain to consummate the merger; and

•	Royal Gold and Royal Battle Mountain will have performed or complied in all material respects with its agreements and covenants under the merger agreement.

Non-Solicitation of Acquisition Proposals

Battle Mountain has agreed that its board of directors would recommend that its stockholders vote or consent in favor of adoption of the merger agreement.

Battle Mountain also agreed that it will not, nor will it authorize or permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or affiliate of Battle Mountain’s to (i) initiate, solicit, knowingly encourage or knowingly facilitate, including by way of furnishing nonpublic information or assistance, any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any competing acquisition proposal, or (ii) enter into discussions or negotiate with any person in furtherance of such inquiries or otherwise with respect to, or to obtain, a competing acquisition proposal. Battle Mountain also agreed to take all actions reasonably necessary to cause its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to immediately cease any discussions, negotiations or communications with any party or parties with respect to any competing acquisition proposal that is active or pending as of the date of the merger agreement.

The merger agreement further provides that, except as expressly permitted thereunder, neither Battle Mountain’s board of directors nor any committee thereof will (i) change its recommendation to its stockholders to vote in favor of the merger, (ii) approve or recommend, or propose publicly to approve or recommend, any competing acquisition proposal, or (iii) permit Battle Mountain to enter into any competing letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an acquisition proposal.

Battle Mountain has agreed to promptly notify Royal Gold of the relevant details relating to a competing acquisition proposal, including the identity of the parties and all material terms thereof, which Battle Mountain may receive after the date of the merger agreement and will keep Royal Gold informed on a prompt basis as to the status of and any material developments regarding any such proposal.

Following the receipt by Battle Mountain of a competing acquisition proposal that was not solicited, encouraged or facilitated in violation of the merger agreement, but prior to receiving stockholder approval for the merger, the board of directors of Battle Mountain may (directly or through advisors or representatives):

•	contact such person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether the proposal for a competing acquisition proposal is reasonably likely to lead to a superior proposal; and

•	if the board of directors of Battle Mountain determines in good faith following consultation with its legal and financial advisors that such competing acquisition proposal is reasonably likely to lead to a superior proposal, the board of directors may: (i) furnish non-public information with respect to Battle Mountain to the person who made such proposal subject to certain limitations, (ii) disclose to Battle Mountain’s stockholders any information required to be disclosed under applicable law, (iii) participate in negotiations regarding such proposal, and (iv) following receipt of a competing acquisition proposal that constitutes a superior proposal (x) terminate the merger agreement and (y) take any nonappealable, final action that any court of competent jurisdiction orders Battle Mountain to take, but in each case referred to in (i) through (iv) above, only if, after complying with the terms of the merger agreement, the board of directors determines in good faith by a majority vote, after consultation with, and after considering advice from, outside legal counsel to Battle Mountain, that it must take such action in order to comply with its fiduciary duties to Battle Mountain or its stockholders under applicable Nevada law.

The board of directors of Battle Mountain will not take any of the actions referred to in (iii) or (iv) above unless Battle Mountain has provided Royal Gold at least four business days notice and after waiting for at least such four-business day period and taking into account any amendment to the merger agreement entered into or to which Royal Gold irrevocably covenants to enter into and for which all internal approvals of Royal Gold have been obtained since receipt of such notice, the superior proposal remains a superior proposal.

As used in the description above, “acquisition proposal” means any proposal other than the transaction contemplated herein, offer or inquiry relating to (or any third party indication of interest in), whether in one transaction or a series of related transactions, (a) any sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of the business or assets of Battle Mountain representing 10% or more of the consolidated assets of Battle Mountain and its subsidiaries, (b) any issuance, sale or other disposition by Battle Mountain (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of Battle Mountain or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Battle Mountain, (c) any tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Battle Mountain or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Battle Mountain, (d) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Battle Mountain and its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Battle Mountain, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions.

As used in the description above, “superior proposal” means a bona fide written and publicly announced acquisition proposal that (a) Battle Mountain’s board of directors concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory, timing, certainty and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) is more favorable to the Battle Mountain stockholders from a financial point of view, than the transactions contemplated by the merger agreement (after giving effect to any adjustments to the terms and provisions of the merger agreement proposed by Royal Gold in response to such acquisition proposal), (b) if any cash consideration is payable as part of the superior proposal, that such cash consideration shall be fully financed or reasonably capable of being fully financed promptly, (c) if any consideration as part of the superior proposal is payable in shares of capital stock listed on a national securities exchange or quoted on an inter-

dealer quotation system, then the value of such consideration shall be determined in relation to the value of the shares of Royal Gold common stock to be issued in the merger, and (d) is reasonably likely to receive all required approvals of any governmental body and other person on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Termination

The merger agreement may be terminated by mutual written consent of Royal Gold and Battle Mountain. In addition, the merger agreement may be terminated by either Battle Mountain or Royal Gold, if:

•	there is in effect a final, unappealable order of a governmental body restraining, enjoining or otherwise prohibiting the merger provided that the terminating party did not initiate or support the proceeding resulting in the order; or

•	the closing of the merger shall not have occurred by January 31, 2008, provided that the terminating party is not in material default of its obligations under the merger agreement.

Battle Mountain may terminate the merger agreement if:

•	there has been a breach or failure to perform any covenant or agreement on the part of Royal Gold or Royal Battle Mountain that causes any of the closing conditions to the obligations of Battle Mountain under the merger agreement not to be met and such breach or failure has not been cured, if curable, within 10 business days following receipt by Royal Gold of written notice of such breach describing the extent and nature thereof in reasonable detail;

•	there has been any event, change, occurrence or circumstance that renders the condition that the representations and warranties made by Royal Gold under the merger agreement be true and correct as of the closing date of the merger incapable of being satisfied by January 31, 2008; or

•	at any time prior to receiving the stockholder approval for the merger in accordance with the terms of the merger agreement, the board of directors authorizes Battle Mountain, subject to complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into a binding, definitive agreement with respect to a superior proposal.

Royal Gold may terminate the merger agreement if:

•	there has been a breach or failure to perform any covenant or agreement on the part of Battle Mountain that causes any of the closing conditions to the obligations of Royal Gold under the merger agreement not to be met and such breach or failure has not been cured, if curable, within 10 business days following receipt by Battle Mountain of written notice of such breach describing the extent and nature thereof in reasonable detail;

•	there has been any event, change, occurrence or circumstance that renders the condition that the representations and warranties made by Battle Mountain under the merger agreement be true and correct as of the closing date of the merger incapable of being satisfied by January 31, 2008;

•	the board of directors of Battle Mountain has (i) endorsed, approved or recommended any competing acquisition proposal in accordance with the terms of the merger agreement, other than that contemplated by the merger agreement, (ii) changed its recommendation to Battle Mountain’s stockholders to vote in favor of the merger, (iii) resolved to do any of the foregoing, or (iv) failed to reconfirm the recommendation to Battle Mountain’s stockholders to vote in favor of the merger within five business days after Royal Gold requests in writing that it do so; or

•	either (i) Battle Mountain has entered into a definitive agreement with respect to a competing acquisition proposal, (ii) a tender offer or exchange offer for outstanding shares of Battle Mountain common stock is commenced (other than by Royal Gold or an affiliate of Royal Gold) and the board of directors of Battle Mountain recommends that its stockholders tender their shares in such tender or exchange offer or, within ten days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof, or (iii) for any reason if Battle Mountain fails to either receive written consents from its stockholders constituting the requisite stockholder approval of the merger by September 30, 2007, or fails to hold the special meeting for such stockholder approval by September 30, 2007.

Termination Fees and Expenses

If the merger agreement is terminated by Royal Gold because (i) Battle Mountain breaches its covenants or agreements under the merger agreement or (ii) there has been any occurrence or circumstance that renders the condition that the representations and warranties made by Battle Mountain under the merger agreement be true and correct as of the closing date incapable of being satisfied by January 31, 2008, then Battle Mountain has agreed to pay Royal Gold a termination fee of $1,000,000, plus actual and documented out-of-pocket expenses of Royal Gold and its affiliates incurred in connection with the merger. Further, if the merger agreement is terminated or the merger delayed because of Battle Mountain’s entertainment of a competing acquisition proposal, Battle Mountain enters into a definitive agreement with respect to a competing acquisition proposal, a tender offer or exchange offer is commenced and Battle Mountain’s board of directors supports such offer, or Battle Mountain’s acceptance of a superior proposal, then Battle Mountain has agreed to pay Royal Gold a termination fee of $2,500,000 plus Royal Gold’s actual and documented out-of-pocket expenses.

If the merger agreement is terminated by Battle Mountain because (i) Royal Gold or Royal Battle Mountain breaches its covenants or agreements under the merger agreement or (ii) there has been any occurrence or circumstance that renders the condition that the representations and warranties made by Royal Gold under the merger agreement be true and correct as of the closing date incapable of being satisfied by January 31, 2008, then Royal Gold has agreed to pay Battle Mountain a termination fee of $1,000,000, plus all actual and documented out-of-pocket expenses of Battle Mountain and its affiliates incurred in connection with the merger.

Governing Law

The merger agreement will be governed and construed in accordance with the internal laws of the State of Colorado.

Amendment and Waiver

Any provision of the merger agreement may be amended or waived, if the amendment or waiver is in writing and signed by the party or parties that would have benefited by the provision waived or amended.

Dissenter’s Rights

Under the merger agreement and in accordance with Nevada law, any stockholder of Battle Mountain who has not voted his, her or its shares in favor of the merger and who has demanded or may properly demand dissenters’ rights in the manner provided by Section 92A.440 under Chapter 92A of the Nevada Revised Statutes will not be converted into a right to receive a proportional share of the Royal Gold shares or cash offered as consideration for the merger unless and until the effective time has occurred and such stockholder becomes ineligible for such dissenters’ rights. The merger agreement provides that each dissenting stockholder who becomes entitled to payment for his, her or its shares pursuant to Nevada law will receive payment therefor in accordance with Nevada law; provided, that (i) if any such dissenting stockholder will have failed to establish entitlement to dissenters’ rights as provided in Section 92A.440 of the Nevada Revised Statutes, (ii) if any such dissenting stockholder will have effectively withdrawn demand for fair value of such shares or lost the right to fair value and payment for shares under Nevada law, or (iii) if neither any dissenting stockholder nor the surviving corporation shall have filed a petition demanding a determination of the value of all shares held by dissenting stockholders within the time provided under Nevada law, such dissenting stockholder will forfeit the right to fair value of his, her or its shares and each such share shall be treated as if it had been, as of the effective time, converted into a right to receive the applicable portion of the Royal Gold shares offered as consideration for the merger, without interest thereon, as provided in the merger agreement. Under the merger agreement, Battle Mountain is required to give Royal Gold prompt notice of any demands received by it for fair value of any shares of its common stock, and Royal Gold has the right to participate in all negotiations and proceedings with respect to such demands. Battle Mountain, except with the prior written consent of Royal Gold, is restricted under the merger agreement from making any payment with respect to, or settling or offering to settle, any such demands, with respect to any dissenting stockholder before the effective time. Please also read “The Merger — Dissenter’s Rights” on page 45.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following are the material U.S. federal income tax considerations of the merger generally applicable to U.S. holders and non-U.S. holders of Battle Mountain common stock who hold the Battle Mountain common stock as a capital asset. This description does not purport to address the potential tax considerations that may be material to a holder based on his or her particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies;

•	holders that hold Battle Mountain common stock through a partnership or other pass-through entity;

•	holders that hold Battle Mountain common stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes;

•	U.S. holders that have a functional currency other than the U.S. dollar; or

•	holders that actually or constructively own or will own 10 percent or more of our voting stock.

Moreover, this description does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and it does not address any federal consequences other than federal income tax consequences. It does not address the tax consequences of any transaction other than the merger. Holders should consult their tax advisors with respect to the application of the particular federal, state, local or foreign income or other tax consequences of the merger to their particular situation.

For purposes of this description, a U.S. holder is a beneficial owner of Battle Mountain common stock who for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) its administration is subject to the primary supervision of a court within the United States and (b) one or more United States persons have the authority to control all of its substantial decisions.

A non-U.S. holder of Battle Mountain common stock is a holder, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. holder. For purposes of this summary, “holder” means either a U.S. holder or a non-U.S. holder or both.

BATTLE MOUNTAIN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

It is expected that the merger will be a fully taxable transaction (rather than a tax-free reorganization) for U.S. federal income tax purposes.

U.S. Holders

Assuming that the merger is a fully taxable transaction, the following material United States federal income tax consequences would result:

•	a holder of Battle Mountain stock will generally recognize gain or loss as a result of the merger equal to the difference, if any, between (a) the cash or the fair market value of the Royal Gold common stock received as merger consideration, and (b) the holder’s adjusted tax basis in the Battle Mountain common stock exchanged in the merger.

•	any gain or loss recognized by a holder of Battle Mountain stock as a result of the merger will generally be capital gain or loss and will be long-term capital gain or loss to the extent the Battle Mountain shares exchanged in the merger were held for more than one year. In the case of a non-corporate holder, the long-term capital gain may be subject to a maximum federal income tax rate of 15%. Short-term capital gains are taxed at ordinary income tax rates. The deductibility of capital losses may be subject to certain limitations.

•	each holder’s tax basis in Royal Gold common stock received in the merger will be the fair market value of the stock at the time of the exchange.

•	the holding period of the Royal Gold common stock received in the merger will begin at the time of the exchange.

•	if a Battle Mountain stockholder dissents to the merger and receives solely cash in exchange for such stockholder’s Battle Mountain stock, such cash generally should be treated as a distribution in redemption of such stockholder’s Battle Mountain stock. The stockholder should recognize gain or loss measured by the difference between the amount of cash received and the adjusted tax basis of the Battle Mountain stock surrendered. However, in certain situations when the stockholder owns Battle Mountain stock directly or indirectly by reason certain attribution rules set forth in the Internal Revenue Code, the cash received could be treated as dividend income to the stockholder not reduced by the stockholder’s tax basis in the stockholder’s Battle Mountain stock.

Although Royal Gold and Battle Mountain do not expect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, if a very substantial majority of the Battle Mountain stockholders elected to receive Royal Gold common stock in the merger, it is possible that the merger could meet the requirements for such a reorganization. In that event, Battle Mountain stockholders should consult their own tax advisors to determine the tax consequences applicable to them in their particular situation.

The analysis of tax consequences set forth herein is based on assumptions (i) that the statements and facts concerning the merger set forth in the merger agreement, including representations, are true and accurate in all respects, and (ii) that the merger will be completed in accordance with he merger agreement. If any of these assumptions and representations are inaccurate, the tax consequences of the merger could differ from those described in this proxy statement/prospectus. Neither Royal Gold nor Battle Mountain is currently aware of any facts or circumstances that would cause any representations and warranties made by it in connection with the merger agreement to be untrue or incorrect in any material respect.

The description of the tax treatment of the merger set forth above is not binding on the Internal Revenue Service or the courts, and no rulings will be sought from the Internal Revenue Service regarding the tax treatment of the merger. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions set forth herein or that a court would not sustain such a challenge.

Information Reporting and Backup Withholding — Payments you receive in the merger may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% unless the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a Battle Mountain stockholder under the backup withholding rules are not an additional tax and will be allowed as a credit against the stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

The above description is not intended to constitute a complete analysis of all tax consequences to a U.S. holder relating to the merger. Tax matters are very complicated, and you should consult your own tax advisor concerning the tax consequences to you, in your particular situation, of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed changes in the tax laws.

Non-U.S. Holders

Assuming that the merger is a fully-taxable transaction, any gain recognized by a non-U.S. holder will not be subject to United States federal income tax unless:

•	such gain is “effectively connected” with a trade or business in the United States of the non-U.S. holder, and the gain is attributable to a permanent establishment that the holder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to United States taxation on a net income basis;

•	the holder is an individual who is present in the United States for at least 183 days in the taxable year of the sale, and certain other requirements are met; or

•	Battle Mountain is a U.S. real property holding corporation at any time within the shorter of the five-year period ending on the date on which the proposed transaction is consummated or such non-U.S. holder’s holding period. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Internal Revenue Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Battle Mountain does not believe that it is or has been a U.S. real property holding corporation within the last five years and does not expect to become a U.S. real property holding corporation prior to the date of closing of the merger.

Although Royal Gold and Battle Mountain do not expect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, in the event that a very substantial majority of the Battle Mountain stockholders elect to receive Royal Gold common stock in the merger, it is possible that the merger could meet the requirements of such a reorganization. In that event, non-U.S. holders of Battle Mountain stock should consult their own tax advisors to determine the tax consequences applicable to them in their particular situation:

If the non-U.S. holder under the rules described above is a corporation and is subject to United States federal income tax on the merger, such holder may also, under certain circumstances, be subject to an additional branch profits tax at a rate of 30% or lower if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

If a non-U.S. holder in the merger receives a cash payment in exchange for all or some of its Battle Mountain stock that has the effect of a distribution of a dividend for U.S. federal income tax purposes, then such cash payment may be subject to 30% withholding unless (i) such non-U.S. holder is eligible for a reduced tax treat rate with respect to dividend income or (ii) amounts paid to the non-U.S. holder in the merger are effectively connected with a U.S. trade or business, in which case no such withholding will be required and such amounts will be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In general, a non-U.S. holder must furnish an IRS Form W-8BEN or IRS Form W-8ECI in order to prove its eligibility for any of the foregoing exemptions or reduced rates.

The rules relating to non-U.S. holders are complex and dependent on the specific factual circumstances particular to each non-U.S. holder. Consequently, each non-U.S. holder should consult its tax advisor as to the U.S. federal income tax consequences relevant to such non-U.S. holder.

COMPARISON OF STOCKHOLDERS RIGHTS

Royal Gold is a Delaware corporation subject to the provisions of the Delaware General Corporation Law (“Delaware law”). Battle Mountain is a Nevada corporation subject to the provisions of the Nevada Revised Statutes (“Nevada law”). Battle Mountain stockholders, whose rights are currently governed by Nevada law, Battle Mountain’s articles of incorporation and amended and restated bylaws, who make the Stock Election will become stockholders of Royal Gold, and as such, their rights will be governed by Delaware law, Royal Gold’s restated certificate of incorporation and amended and restated bylaws. The material differences between the rights of Royal Gold stockholders and Battle Mountain stockholders are summarized below.

The following summary does not purport to be a complete statement of the rights of either Royal Gold’s stockholders or Battle Mountain’s stockholders or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to Delaware law, Nevada law, Royal Gold’s restated certificate of incorporation, and amended and restated bylaws, and to Battle Mountain’s articles of incorporation and amended and restated bylaws. We urge you to read those documents carefully in their entirety. Copies of the applicable governing corporate instruments of Royal Gold are available, without charge, by following the instructions listed under “Important Note About This Proxy Statement/Prospectus” on page iii and “Where You Can Find More Information” on page 100.

Royal Gold	Battle Mountain

AUTHORIZED CAPITAL STOCK
Authorized Shares. Royal Gold is authorized under its restated certificate of incorporation to issue 40,000,000 shares of common stock, par value $0.01, and 10,000,000 shares of preferred stock, par value $0.01. Holders of Royal Gold common stock are entitled to one vote for each share of common stock. Stockholders are not entitled to receive preemptive rights or to exercise cumulative voting.	Authorized Shares. Battle Mountain is authorized under its articles of incorporation to issue 200,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. Holders of Battle Mountain common stock are entitled to one vote for each share of common stock. Stockholders are not entitled to receive preemptive rights or to exercise cumulative voting.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS
Royal Gold’s restated certificate of incorporation provides that the board of directors will be divided into three classes, with directors serving staggered three year terms. Royal Gold’s amended and restated bylaws provide that the number of directors will be not less than three nor more than eight. Currently there are eight directors. Directors are elected by majority voting. In the event there are more nominees than number of director positions, directors are elected by plurality. If an incumbent director is not re-elected, the director is required to tender his or her resignation to the Compensation, Nominating and Governance Committee (“CN&G Committee”). The CN&G Committee will make a recommendation to the board of directors on whether to accept or reject the resignation. The board will act on the CN&G Committee’s recommendation and publicly disclose its decision. Royal Gold’s restated certificate of incorporation and amended and restated bylaws do not allow for cumulative voting in the election of directors. Royal Gold’s restated certificate of incorporation and amended and restated bylaws provide that vacancies on the board of directors will be filled by appointment made	Battle Mountain’s articles of incorporation provide that the number of directors shall be not less than one nor more than fifteen. Currently there are four directors. Directors are elected by plurality voting. Battle Mountain’s articles of incorporation and amended and restated bylaws do not allow for cumulative voting in the election of directors. Battle Mountain’s amended and restated bylaws provide that vacancies on the board of directors will be filled by the affirmative vote of a majority of the remaining directors. Battle Mountain’s amended and restated bylaws provide that any director may be removed from office at any time, with or without cause, by the vote or written consent of the stockholders representing not less than two-thirds of the issued and outstanding capital stock entitled to vote.

Royal Gold	Battle Mountain

by a majority vote of the remaining directors. Royal Gold’s restated certificate of incorporation and amended and restated bylaws provide that directors may be removed in the manner provided by Delaware law, which allows the holders of a majority of the shares then entitled to vote at an election of directors to remove a director on a classified board only for cause.

AMENDMENTS TO CHARTER DOCUMENTS
Generally, under Delaware law a proposed amendment to a corporation’s certificate of incorporation requires approval by its board of directors and an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment. Delaware law and the Royal Gold restated certificate of incorporation provides that the restated certificate of incorporation can be amended by the vote of the stockholders representing a majority of the outstanding stock entitled to vote.	Generally, under Nevada law, a proposed amendment to a corporation’s articles of incorporation must be proposed by the corporation’s board of directors and approved by an affirmative vote of the holders of a majority of the outstanding stock entitled to vote on such amendment, and if such amendment would adversely affect the rights of any class or series of shares, the holders of the outstanding shares of such class or series are entitled to vote as a class to approve the amendment (unless the articles of incorporation specifically deny the right to vote on such amendment). Also, under Nevada law, the articles of incorporation may require, in the case of any specified amendments, the vote of a larger proportion of the voting power of stockholders.

AMENDMENTS TO BYLAWS
Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors. Royal Gold’s restated certificate of incorporation provides that the board of directors is entitled to make, alter or repeal the bylaws of Royal Gold except to the extent that the bylaws otherwise provide. Royal Gold’s amended and restated bylaws provide that the bylaws may be amended by a resolution adopted by the majority of the entire board of directors.	Under Nevada law, unless otherwise prohibited by any bylaw adopted by the stockholders, directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. Nevada law also provides that the articles of incorporation may grant the authority to adopt bylaws exclusively to the directors. Battle Mountain’s articles of incorporation provide that the board of directors are authorized to amend the bylaws. The amended and restated bylaws provide that the bylaws may be amended by a majority of the directors present at any meeting of the board of directors at which a quorum is present, in the sole and absolute discretion of the board of directors or by the stockholders, by a majority vote at any meeting of the stockholders.

ACTION BY WRITTEN CONSENT
Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a written consent is signed by the holders of the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. Royal Gold’s amended and restated bylaws provide the same standard for written consent.	Under Nevada law, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent is signed by the holders of at least the minimum amount of outstanding voting stock required to authorize any such action. The articles of incorporation and amended and restated bylaws of Battle Mountain provide that any action may be taken without a meeting if authorized by the written consent of stockholders holding at least a

Royal Gold	Battle Mountain

majority of the voting power, unless a greater proportion of voting power is required for such action.

NOTICE OF STOCKHOLDER MEETINGS AND ACTIONS
Delaware law and Royal Gold’s amended and restated bylaws provide that written notice of the date, place, time and, in the case of special meetings, the purpose or purposes of every meeting of stockholders must be given not less than 10 nor more than 60   days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at the meeting. Royal Gold’s amended and restated bylaws further provide that the only matters that may be considered and acted upon at an annual meeting of stockholders are those matters brought before the meeting:

•   as specified in the notice of meeting given by or at the direction of Royal Gold’s board of directors;

• as otherwise properly brought before the meeting by or at the direction of Royal Gold’s board of directors; or

• as otherwise properly brought before the meeting by a stockholder.

Generally, Royal Gold’s amended and restated bylaws require a stockholder who intends to bring matters before an annual meeting to provide advance notice of such intended action not less than 90 days nor more than 120 days prior to the meeting; except if less than 100 days notice was given or public disclosure was made for the meeting, advance notice of the matter is required to be given not less than 10 days after notice or public disclosure of the meeting, and notice as required by the Exchange Act. The notice of the matter generally must contain a brief description of the business desired to be brought before the annual meeting and if regarding the nomination of a director, all information required to be disclosed in solicitation of proxies for election of directors under Schedule 14A of the Exchange Act, the reasons for conducting the business at the annual meeting, the name and record address of such stockholder, the class and number of shares of Royal Gold stock owned by such stockholder, a description of any material interest of the stockholder in such business and whether such stockholder intends to solicit proxies from Royal Gold stockholders.	Nevada law provides that written notice of the time, place and date of every meeting of stockholders must be delivered or mailed not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at the meeting. Battle Mountain’s amended and restated bylaws provide that the notice of stockholders’ meetings shall be in writing signed by the President or Vice President or the Secretary or the Assistant Secretary or any person designated by the board of directors. The notice shall state the purpose of the meeting, and the time and place where the meeting will be held. The notice must also contain the means of electronic communications, if any, by which stockholders and proxies shall be deemed to be present in person and vote. The notice shall be delivered or mailed not less than 10 nor more than 60 days before the date of the meeting.

Battle Mountain’s amended and restated bylaws provide that proceedings of a meeting of stockholders may be valid even though no notice of a meeting was given, provided all stockholders entitled to vote at any meeting consent either by (1) a writing on the records of the meeting or (2) presence at such meeting and oral consent entered on the minutes or (3) taking part in the deliberations at such meeting without objection. At such meeting, any business may be transacted which is not excepted from the written consent or to which no objection for want of notice is made at the time and provided a quorum was present at such meeting, the proceedings at a meeting irregular for want of notice may be ratified and approved and rendered valid.

Battle Mountain’s amended and restated bylaws provide that nomination notices and stockholder proposals must be delivered to the Secretary at the principal executive office of the corporation or mailed and received at the executive offices of the corporation (a) in the case of an annual meeting, 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided that the event that the annual meeting is called for a date that is not within 30 days before or 60 days after such anniversary date, notice by the stockholder in order to be timely must be received no later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day

Royal Gold	Battle Mountain

following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

Battle Mountain’s amended and restated bylaws require the board of directors to designate by resolution at any time within the first nine months following the close of the corporation’s fiscal year, the date of the annual meeting of stockholders.

SPECIAL STOCKHOLDER MEETINGS
Under Royal Gold’s amended and restated bylaws, a special meeting of the stockholders may be called at any time by Royal Gold’s president or board of directors. Stockholders do not have the right to call special meetings or to bring business before special meetings.	Battle Mountain’s amended and restated bylaws provide that special meetings of the stockholders may be called by the chairman of the board of directors or the board of directors. The articles of incorporation provide that the president or any other executive officer of the corporation, the board of directors or any member may call special meetings of the stockholders, or by the record holder or holders of at least 10% of all shares entitled to vote at the meeting.

LIMITATION OF PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS
Royal Gold’s restated certificate of incorporation provides that a director shall not be liable to Royal Gold or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director shall be so liable (i) for breach of the director’s duty of loyalty to Royal Gold or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for unlawful payment of dividend or unlawful stock repurchase or redemption as provided under Section 174 of DGCL or (iv) for any transaction from which the director received an improper personal benefit.

Royal Gold’s amended and restated bylaws provide that Royal Gold shall indemnify all of its directors and officers to the full extent permitted by the Delaware Law. Under such provisions, any person who was made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is serving as a director or officer of Royal Gold or serving at Royal Gold’s request as a director, officer, employee or agent of another entity will be indemnified to the full extent permitted by applicable law against expenses, liability and loss (including attorney’s fees) reasonably incurred by such person.

Royal Gold’s amended and restated bylaws further provide that Royal Gold will pay the expenses (including	Under Nevada law, and except as provided in the corporation’s articles of incorporation, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that such act or failure to act constituted a breach of fiduciary duties as a director or officer; and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Such provisions, however, will not eliminate a director’s or officer’s liability to the corporation in the case of a judgment of ouster rendered against a corporation on account of the misconduct of the director or officer, a violation of Nevada state securities laws, or certain other violations of law.

Battle Mountain’s articles of incorporation provide the same indemnification provisions reflected above. The amended and restated bylaws provide that a director who performs his duties in good faith and in a manner he reasonably believes to be in the best interests of the corporation and who relies on information, reports and statements, including financial statements of one or more officers or employees whom the director reasonably believes to be reliable and competent in the matters presented, counsel, public accountants or a committee of the board on which he does not serve, duly designated in accordance with the provisions of the articles of incorporation or bylaws within its designated authority, which committee the director reasonably

Royal Gold	Battle Mountain

attorneys’ fees) incurred by an officer or director in defending any proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.	believes to merit confidence, shall not have any liability by reason of being or having been a director of the corporation.

Royal Gold may indemnify and advance expenses to a person who is not or was not a director or officer, but was an employee or agent, of Royal Gold to the same extent described above.

Royal Gold may purchase insurance on behalf of such person against any liability asserted against and incurred by any person who is or was a director, officer, employee or agent of Royal Gold or serving at Royal Gold’s request as such of another entity, whether or not Royal Gold would have the power to indemnify such person against such liability under Delaware law.

Royal Gold entered into indemnification agreements with each of its current officers and directors. The indemnification agreements cover, among other things, any and all expenses, judgments, fines, penalties, and amounts paid in settlement by the director or officer, provide for the advancement of expenses incurred by the director or officer in connection with any proceeding and obligate the director or officer to reimburse Royal Gold for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Royal Gold pursuant to Royal Gold’s restated certificate of incorporation, amended and restated bylaws or any indemnification agreement, Royal Gold has been informed that in the opinion of the SEC such indemnification is against public policy as expressed under the Securities Act and is therefore unenforceable.

DIVIDENDS
Under Delaware law, a corporation’s board of directors may, subject to any restrictions contained in its certificate of incorporation, declare and pay dividends upon the shares of its capital stock either out of its surplus or, where there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the previous fiscal year provided that if the capital of the corporation shall have been diminished to an amount	Except as otherwise provided in the corporation’s articles of incorporation, Nevada law authorizes a corporation to make distributions to its stockholders as authorized by its board of directors; provided, however, the corporation may not make a distribution if after such a distribution (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) unless otherwise specifically provided in the corporation’s articles

Royal Gold	Battle Mountain

less than the aggregate amount of the capital represented by issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors shall not declare and pay out any dividends until the deficiency in the amount of such capital shall have been repaid.	of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus any amount owed, if the corporation were to be dissolved at the time of distribution, to stockholders with preferential rights superior to those receiving the distribution.

Battle Mountain’s amended and restated bylaws authorize the board of directors to declare and pay dividends on its outstanding shares as provided in the articles of incorporation or by law.

CONVERSION
Holders of Royal Gold common stock have no rights to convert their shares into any other securities.	Holders of Battle Mountain common stock have no rights to convert their shares into any other securities.

STOCKHOLDER RIGHTS PLAN
Rights to purchase Royal Gold Series A Junior Participating Preferred Stock, $0.01 par value per share (the ‘‘Series A Preferred Stock”) have been distributed to holders of Royal Gold common stock under a rights agreement. A maximum of 500,000 shares of Series A Preferred Stock is currently authorized for issuance upon exercise of these rights. The rights agreement provides that attached to each share of Royal Gold common stock is one right that, when exercisable, entitles the holder to purchase one one-thousandth of a share of Royal Gold Series A Preferred Stock at a purchase price of $175, subject to adjustment. In certain events, including when a person or group becomes the owner of 15% or more of outstanding Royal Gold common stock or when a person or group commences a tender offer or exchange offer for 15% or more of outstanding Royal Gold common stock, the rights become exercisable. Exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to receive one one-thousandth of a share of Royal Gold Series A Preferred Stock or the Preferred Stock equivalent, or in lieu there of, shares of Royal Gold common stock with a market value equal to two times the exercise price of the rights. At any time after the rights become exercisable, but before the acquiring person or group has obtained 50% or more of outstanding Royal Gold common stock, Royal Gold’s board of directors, under certain circumstances, may exchange the rights for a share of Royal Gold common stock or one one-thousandth of a share of Royal Gold Series A Preferred Stock or the preferred stock equivalent. Accordingly, exercise or exchange of the rights may cause substantial dilution to a person or group that attempts to acquire Royal Gold. The rights may be	Battle Mountain does not have a stockholder rights plan.

Royal Gold	Battle Mountain

redeemed at a price of $.001 per right at any time until the earlier of the tenth day following an announcement that an individual, corporation or other entity has acquired 15% or more of outstanding Royal Gold common stock or the final expiration date of the rights, which is September 10, 2017, except as otherwise provided in the rights agreement. The rights agreement makes the takeover of Royal Gold much more difficult.

VOTING RIGHTS; REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS
Mergers or Consolidations.    Generally, under Delaware law, the approval of a corporation’s board of directors and the approval of a majority of the outstanding stock entitled to vote is required to approve mergers or consolidations. However, unless a corporation’s certificate of incorporation provides otherwise, no stockholder vote is required in connection with a merger where:

•   the corporation’s certificate of incorporation is not amended, the shares of the corporation’s stock outstanding immediately prior to the merger are to be identical outstanding or treasury shares of the surviving corporation after the merger, and the common stock issuable as a result of the merger does not exceed 20% of the previously outstanding common stock; or
Mergers or Consolidations. Under Nevada law, the consummation of a merger requires the approval of a majority of the board of directors of each corporation and the approval of a majority of the voting power of the stockholders entitled to vote on a merger. Under Nevada law, approval of the stockholders of a Nevada corporation which is a surviving corporation in a merger is not required if:

•   the articles of the surviving corporation will not differ from its articles before the merger;

• immediately after the effective date each stockholder of the surviving corporation will hold the same number of shares as those held by the stockholder immediately prior to the merger, with identical designations, preferences, limitations and relative rights; and

• the merger is with a wholly-owned subsidiary of the corporation and certain conditions are met.

Similarly, a sale of all or substantially all of a corporation’s assets other than in the ordinary course of business, or a voluntary dissolution of a corporation, requires the approval of a corporation’s board of directors and the approval of a majority of the outstanding stock entitled to vote on the transaction.

Business Combinations. Under Delaware law, a corporation may not engage in any “business combination” with any interested stockholder. These restrictions will not apply if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by these provisions or if the corporation’s certificate of incorporation or bylaws are amended to contain such a provision or under certain circumstances. Royal Gold has not made such an election and thus, Royal Gold is subject to Section 203 of the DGCL, an anti-takeover law prohibiting business combinations with any interested stockholder. In general, Section 203	• the number of voting or participating shares, as the case may be, outstanding immediately after the merger (either by conversion of other securities or upon exercise of rights or warrants issued pursuant to the merger), plus the number of voting or participating shares issuable as a result of the merger, will not exceed by more than 20% the number of voting or participating shares (adjusted to reflect any share split under the plan of merger) of the surviving corporation outstanding immediately prior to the merger.

Under Nevada law, a sale of all or substantially all of Battle Mountain’s assets outside of the regular course of business, or a voluntary dissolution of Battle Mountain, requires the same board of director and stockholder approval thresholds as that for a merger.

Business Combinations. Sections 78.411 to 78.444 of the Nevada Revised Statutes, inclusive, restrict the ability of a resident domestic corporation to engage in any combination with an interested stockholder for three years after the date the stockholder became an interested stockholder, unless the combination or the purchase of

Royal Gold	Battle Mountain

prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

• prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

• upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns, or owned within three years of the business combination, 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.	shares by the interested stockholder that caused such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before the date the person became an interested stockholder. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets various fair price criteria. For purposes of the foregoing provisions, “resident domestic corporation” means a Nevada corporation that has 200 or more stockholders and “interested stockholder” generally means the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of then outstanding shares of the resident domestic corporation.

The above provisions do not apply to any combination involving a resident domestic corporation:

• whose original articles of incorporation expressly elect not to be governed by Sections 78.411 to 78.444 of the Nevada Revised Statutes, inclusive;

• whose original articles of incorporation have been amended pursuant to NRS 78.411 to 78.444 and the combination is a with a person who first became an interested stockholder before the effective date of the amendment;

• which does not, as of the date the interested stockholder first became an interested stockholder, have a class of voting shares registered with the SEC under Section 12 of the Securities Act, unless the corporation’s articles of incorporation provide otherwise;

• whose articles of incorporation were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered under Section 12 of the Securities Act on the effective date of such amendment, if the combination is with an interested stockholder who first became an interested stockholder before the effective date of such amendment; or

• that amends its articles of incorporation, approved by a majority of the disinterested shares, to expressly elect not to be governed by Sections 78.411 to 78.444 of the Nevada Revised Statutes, inclusive. Such an amendment, however, would not become effective until 18 months after its passage and would apply only to stock acquisitions occurring after the effective

Royal Gold	Battle Mountain

date of the amendment. The Battle Mountain articles of incorporation do not exempt Battle Mountain from the restrictions imposed by such provisions of Nevada law.

Control share acquisitions.  Sections 78.378 to 78.3793 of the Nevada Revised Statutes, inclusive, provide, in effect, that a person acquiring a controlling interest in an issuing corporation, and those acting in association with such person, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders (excluding such acquiring and associated persons) approved at a special or annual meeting of stockholders. For purposes of the foregoing provisions, “issuing corporation” means a corporation organized in Nevada that has 200 or more stockholders of re cord, at least 100 of whom have addresses in Nevada on the corporation’s stock ledger, and does business in Nevada directly or through an affiliate, and ‘controlling interest‘ means the ownership of outstanding voting shares enabling the acquiring person to exercise (either directly or in association with others) one-fifth or more but less than one-third, one-third but less than a majority, or a majority or more of the voting power of the issuing corporation in the election of directors. Accordingly, the provisions could require multiple votes with respect to voting rights in share acquisitions effected in separate stages.

The above provisions do not apply to an acquisition of a controlling interest if the articles of incorporation or bylaws of the issuing corporation in effect on the tenth day following the acquisition of such controlling interest provide either specifically or generally that the provisions do not apply to such acquisitions. The provisions are also inapplicable to shares acquired pursuant to a statutory merger (such as the merger) effected pursuant to Nevada law or by operation of law such as inheritance or the enforcement of a judgment or security interest.

Depending on the issuing corporation’s articles of incorporation and bylaws in effect on the tenth day following the applicable controlling interest acquisition, the issuing corporation may have rights to redeem the shares so acquired, and its stockholders may have dissenters’ rights with respect to the approval of voting rights equivalent to those described under “Dissenters’ Rights” below.

Under Battle Mountain’s amended and restated bylaws, Battle Mountain has elected to exempt itself from the Nevada control share acquisition statute.

Royal Gold	Battle Mountain

APPRAISAL OR DISSENTER’S RIGHTS
Under Delaware law, stockholders of any class or series of stock have the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

• shares of stock of the surviving corporation;

• shares of stock of another corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

• cash in lieu of fractional shares of the stock described in the two preceding clauses; or

• any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Royal Gold’s restated certificate of incorporation and amended and restated bylaws are silent as to dissenters’ rights.	Under Nevada law, a stockholder of a Nevada corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of:

•   consummation of a merger or conversion to which the corporation is a party;

• consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange;

• any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or non-voting stockholders are entitled to dissent and obtain payment for their shares; and

• any corporate action not described in the bullet points above that will result in the stockholder receiving money or scrip instead of fractional shares.

Under Nevada law, unless a corporation’s articles of incorporation provide otherwise, there is no right of dissent with respect to a plan of merger or share exchange, in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either registered on a national securities exchange, or included in the national market system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more stockholders, unless the plan of merger or exchange requires the holders to accept for their shares anything other than:

• cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of the surviving or acquiring entity;

• any other entity that is either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc. or held of record by more at least 2,000 stockholders;

• any combination of the above.

A stockholder of the surviving corporation does not have

Royal Gold	Battle Mountain

a right to dissent with respect to a plan of merger if the plan of merger does not require approval of the stockholders of the surviving corporation.

A stockholder of record of a Nevada corporation may dissent as to less than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. In such event, the stockholder’s rights will be determined as if the shares to which he dissented and his other shares were registered in the names of different stockholders.

Battle Mountain’s articles of incorporation and amended and restated bylaws are silent as to dissenter’s rights.

RELATIONSHIP WITH BATTLE MOUNTAIN

You should be aware of various existing agreements, ongoing and prior arrangements and transactions between Royal Gold and/or its affiliates and Battle Mountain, as described below. Some of these relationships will terminate upon the completion of the merger. For more information on the interests that Battle Mountain’s directors and executive officers have in the merger, see “Interests of Certain Persons in the Merger” on page 75.

As of September 20, 2007 Royal Gold beneficially owns 63,471,906 shares of Battle Mountain common stock, representing approximately 56.58% of the outstanding shares of Battle Mountain common stock as of September 14, 2007.

In anticipation of the merger transaction, on March 5, 2007, Royal Gold obtained a binding support agreement and option to purchase from Mark Kucher, Chairman of Battle Mountain, his shares of common stock of Battle Mountain. The support agreement with Mr. Kucher also provides that Mr. Kucher will vote, and grant Royal Gold an irrevocable proxy to vote, his shares of common stock of Battle Mountain (i) in favor of the merger and the merger agreement and (ii) against any action, agreement, transaction or proposal that is made in opposition to, or is in competition or inconsistent with the merger or the merger agreement, relates to a competing transaction or that could otherwise prevent, impede or delay the consummation of the merger. Mr. Kucher also agreed to refrain from initiating, soliciting or encouraging any inquiries or the making of any proposal that constitutes or reasonably may be expected to lead to a competing transaction and to advise Royal Gold of any such inquiries or proposals of which such he becomes aware.

In addition, Mr. Kucher agreed that he will not (i) tender into any tender or exchange offer or otherwise directly or indirectly transfer his Battle Mountain common stock or (ii) grant any proxies with respect to his Battle Mountain common stock, deposit such common stock into a voting trust, enter into a voting agreement with respect to such common stock or otherwise restrict his ability to freely to exercise all of his voting rights with respect to such common stock.

Furthermore, pursuant to the support agreement with Mr. Kucher, Mr. Kucher granted Royal Gold an irrevocable option to purchase his shares of Battle Mountain common stock at an exercise price per share of 0.016925 shares of Royal Gold common stock. Royal Gold’s option to purchase Mr. Kucher’s shares will terminate upon the twelve-month anniversary of the support agreement.

Royal Gold also obtained irrevocable proxies, dated July 27, 2007, from David Atkinson, Chief Financial Officer of Battle Mountain, and each of the non-employee directors of Battle Mountain, Robert Connochie, Anthony E. W. Crews, Brian M. Labadie and Christopher E. Herald to vote their respective shares of Battle Mountain common stock in favor of the merger and against any proposal made in opposition to or in competition with, the consummation of the merger. As a result of the support agreement with Mr. Kucher and the irrevocable proxies with Messrs. Atkinson, Connochie, Crews, Labadie and Herald, Royal Gold beneficially owns 22,124,192 shares of Battle Mountain common stock or 25.42% of the outstanding shares of Battle Mountain common stock.

Royal Gold also obtained a binding support agreement and option to purchase from IAMGOLD its shares of common stock of Battle Mountain, including shares of Battle Mountain common stock that IAMGOLD may acquire upon the conversion of a convertible debenture of Battle Mountain Gold (Canada) Inc., a subsidiary of Battle Mountain. The outstanding principal and interest under the debenture is convertible for shares of Battle Mountain common stock at a conversion price of $0.50 per share, subject to adjustment as set forth in the debenture. The support agreement with IAMGOLD also provides that IAMGOLD will vote, and grant Royal Gold an irrevocable proxy to vote, its shares of common stock of Battle Mountain (i) in favor of the merger and the merger agreement and (ii) against any action, agreement, transaction or proposal that is made in opposition to, or is in competition or inconsistent with the merger or the merger agreement, relates to a competing transaction or that could otherwise prevent, impede or delay the consummation of the merger. IAMGOLD also agreed to refrain from initiating, soliciting or encouraging any inquiries or the making of any proposal that constitutes or reasonably may be expected to lead to a competing transaction and to advise Royal Gold of any such inquiries or proposals of which such it becomes aware.

In addition, IAMGOLD agreed that it will not (i) tender into any tender or exchange offer or otherwise directly or indirectly transfer its Battle Mountain common stock or (ii) grant any proxies with respect to its Battle Mountain common stock, deposit such common stock into a voting trust, enter into a voting agreement with respect to such common stock or otherwise restrict its ability to freely to exercise all of its voting rights with respect to such common stock.

Furthermore, pursuant to the support agreement with IAMGOLD, IAMGOLD granted Royal Gold an irrevocable option to purchase its shares of Battle Mountain common stock at an option price per share equal to the greater of (i) 0.016925 shares of Royal Gold common stock, (ii) the per share consideration offered pursuant to a superior proposal to the merger and (iii) the highest price paid by Royal Gold to any other shareholder of Battle Mountain at any time during the ninety days prior to the date that the Battle Mountain stockholders approve the merger and the merger agreement. Royal Gold’s option to purchase IAMGOLD’s shares will terminate, unless previously exercised, upon the earlier of (i) September 5, 2007, (ii) five business days after Royal Gold is notified of a superior proposal to the merger and (iii) the date on which the support agreement with IAMGOLD terminates.

The voting and transfer restrictions on IAMGOLD will terminate in the event Royal Gold has been notified of a written and publicly announced acquisition proposal that Battle Mountain’s board of directors concludes is more favorable to Battle Mountain’s stockholders than the merger or a written offer pursuant to which IAMGOLD will receive a per share purchase price at least 7.5% higher than the per share consideration to be paid in the merger, as described herein. On September 4, 2007, pursuant to the option and support agreement with IAMGOLD, Royal Gold issued 216,642 shares of its common stock to IAMGOLD and Repadre in connection with Royal Gold’s purchase of 12,102,940 shares of Battle Mountain common stock from IAMGOLD and Repadre and paid $2,242,082 in cash in to IAMGOLD connection with the purchase of the convertible debenture from IAMGOLD. On September 5, 2007, Royal Gold exercised its option to convert all of the outstanding principal and accrued interest as of September 4, 2007 under the convertible debenture into Battle Mountain common stock, for an aggregate of 4,086,794 shares of Battle Mountain common stock.

On March 23, 2007, Royal Gold made a $13.91 million loan to Battle Mountain pursuant to an unsecured one year term non-convertible promissory note that accrues interest at a variable rate of LIBOR plus 3% per annum. On March 28, 2007, Royal Gold entered into a bridge finance facility agreement with Battle Mountain and BMGX (Barbados) Corporation, as borrowers, which was amended on July 30, 2007, whereby Royal Gold agreed to make available to the borrowers a bridge facility of up to $20 million. On April 14, 2007, pursuant to the terms of the bridge facility, the maximum availability under the bridge facility was reduced to $15 million. Outstanding principal, interest and expenses under the bridge facility may be converted at Royal Gold’s option into Battle Mountain common stock at a conversion price per share of $0.60 any time during the term of the bridge facility provided that Royal Gold provides notice of its election to convert on or before April 4, 2008. The bridge facility will mature on June 6, 2008. Interest on advances will accrue at the LIBOR plus 3% per annum. To secure their obligations under the bridge facility, the borrowers granted to Royal Gold a security interest in most of their respective assets, and Battle Mountain has pledged to Royal Gold its equity interests in its subsidiaries. In connection with the bridge facility, the unsecured one-year term non-convertible promissory note pursuant to which Royal Gold made the $13.91 million loan to Battle Mountain on March 23, 2007 was superseded by a secured promissory note issued under the bridge facility, with the $13.91 million loan constituting an advance under the bridge facility. On May 9, 2007, Royal Gold advanced an additional $600,000 to Battle Mountain pursuant to the bridge facility. As of September 20, 2007, $15,094,728, of principal and accrued interest was outstanding on the bridge facility. Based on the right to convert the outstanding principal and accrued interest under the bridge facility, Royal Gold beneficially owns approximately 25,157,880 shares of Battle Mountain common stock or 23.23% of the outstanding shares of Battle Mountain common stock.

On March 28, 2007, Royal Gold and Battle Mountain entered into a Voting Limitation Agreement pursuant to which Royal Gold agreed that if definitive documentation for Royal Gold’s acquisition of Battle Mountain was executed, then during the period of time commencing upon the termination of the definitive documentation by Battle Mountain in accordance with its terms and the terms of the Voting Limitation Agreement as a result of Battle Mountain’s receipt of a superior bona fide acquisition proposal before Battle Mountain’s stockholders have approved the acquisition by Royal Gold and ending upon the earlier to occur of the consummation or termination of the transaction underlying the superior proposal, Battle Mountain’s acceptance of any proposed modifications to the definitive documentation with Royal Gold such that the proposal previously considered to be superior is no longer superior, or Battle Mountain’s receipt of stockholder approval approving the acquisition by Royal Gold, Royal Gold will not vote more than 39.9% of the total number of shares of Battle Mountain common stock entitled to vote in favor of its transaction with Battle Mountain or in opposition to a competing transaction; provided, however that Royal Gold may vote any remaining shares of Battle Mountain common stock in a manner proportionate to the manner in which all common stockholders of Battle Mountain (other than IAMGOLD, Mark Kucher and Royal Gold) vote in respect of such a matter.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Members of the board of directors and executive officers of Battle Mountain have interests in the merger that are different from, or are in addition to, the interests of Battle Mountain stockholders generally. The Battle Mountain board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in determining whether to recommend to Battle Mountain’s stockholders to vote for the approval and adoption of the merger agreement.

Employment Agreements

Battle Mountain previously entered into employment agreements with each of Messrs. Kucher and Atkinson. Pursuant to the terms of Mr. Kucher’s employment agreement, Mr. Kucher receives an annual salary of $250,000, eight weeks vacation and certain medical and other benefits. Mr. Kucher is eligible for a performance based bonus based on two and a half times the change in Battle Mountain’s market capitalization during the bonus year. Mr. Kucher is also eligible for periodic bonuses based on the completion of significant transactions equal to 2.5% of the transaction value. The merger transaction may constitute a significant transaction for which Mr. Kucher would be eligible to receive a bonus equal to 2.5% of the transaction value of the merger. Mr. Kucher’s employment agreement will be terminated, by mutual agreement of the parties, upon the closing of the merger transaction. Such termination will result in a “Termination After a Change of Control” entitling Mr. Kucher to receive (1) annual salary and vacation pay earned but unpaid to the termination date, (2) a one time severance payment equal to three times Mr. Kucher’s salary at the termination date, or approximately $750,000, (3) a lump sum amount equal to three times Mr. Kucher’s average annual bonus for the preceding two years, or approximately $867,000, (4) accelerated vesting or continued effectiveness for options and restricted stock (zero options or restricted shares affected by acceleration), (5) continued employee benefits for three years, (6) annual bonus for the year of termination prorated to the date of termination, in an amount to be determined, and (7) in connection with the merger transaction, the periodic bonus based on significant transactions described above. These payments to Mr. Kucher may equal up to $3,288,662.40, plus accrued salary and vacation and a prorated annual bonus for 2007.

Pursuant to the terms of Mr. Atkinson’s employment agreement, Mr. Atkinson receives an annual salary of $125,000, four weeks vacation and certain other medical and other benefits. Mr. Atkinson received an award of 750,000 shares of restricted Battle Mountain common stock vesting in three equal installments over a three year period commencing on May 1, 2007. Mr. Atkinson is also eligible for a performance based bonus based on one times the change in Battle Mountain’s market capitalization during the bonus year, capped at $50,000. Mr. Atkinson’s employment agreement will be terminated, by mutual agreement of the parties, upon the closing of the merger transaction. Such termination will result in a “Termination After a Change of Control” entitling Mr. Atkinson to receive (1) annual salary and vacation pay earned but unpaid to the termination date, (2) a one time severance payment equal to three times Mr. Atkinson’s salary at the termination date, or approximately $375,000, (3) a lump sum amount equal to three times Mr. Atkinson’s annual bonus for the preceding two years, or approximately $168,750, (4) accelerated vesting or continued effectiveness for options and restricted stock (500,000 shares of restricted stock accelerated, 250,000 shares of restricted stock not affected by acceleration), (5) continued benefits for three years, and (6) annual bonus for the year of termination prorated to the date of termination in an amount to be determined. These payments to Mr. Atkinson may equal up to $555,968.40, plus accrued salary and vacation and a prorated annual bonus for 2007.

Stock Options and Warrants

As of September 14, 2007, options to purchase 3,200,000 shares of Battle Mountain common stock were outstanding and warrants to purchase 7,657,256 shares of Battle Mountain common stock were outstanding.

Under the merger agreement, at the effective time of the merger, each option to purchase shares of Battle Mountain common stock then outstanding (including any stock options under Battle Mountain’s 2004-2005 Stock Option Plan), whether or not exercisable, will, unless exercised prior to the effective time of the merger, be cancelled and terminated. At the effective time of the merger, each outstanding warrant to purchase shares of Battle Mountain common stock then outstanding will be cancelled and terminated. We anticipate that all warrants will be exercised pursuant to the terms of the respective warrant agreements at or before the closing of the merger. We anticipate that, pursuant to the terms of the respective option award agreements, each outstanding option by virtue of the merger will be cancelled and each holder of options will receive consideration equal to the amount such holder would have received if such holder had effected a cashless exercise of its options immediately prior to the effective time of the merger and the shares of Battle Mountain common stock issued upon such cashless exercise were converted into the right to receive Royal Gold common stock or cash in the merger.

Ownership of Battle Mountain Capital Stock by Directors and Officers of Battle Mountain

Directors.  The members of Battle Mountain’s board of directors, other than Mr. Kucher, beneficially own in the aggregate 2,100,000 shares of Battle Mountain common stock, including options to purchase 600,000 shares of Battle Mountain common stock granted pursuant to Battle Mountain’s 2004-2005 Stock Option Plan. See “Information Concerning Battle Mountain — Security Ownership of Beneficial Owners and Management” beginning on page 95.

Officers.  Messrs. Kucher and Atkinson beneficially own 17,774,192 and 1,750,000 shares of Battle Mountain common stock, respectively, including options to purchase 800,000 and 0 shares of Battle Mountain common stock, respectively, granted pursuant to Battle Mountain’s 2004-2005 Stock Option Plan and warrants to purchase 2,512,096 and 0 shares of Battle Mountain common stock, respectively. Battle Mountain issued 1,000,000 and 750,000 shares of its common stock to Messrs. Kucher and Atkinson, respectively, after entering into the merger agreement pursuant to board action taken prior to entry into the merger agreement. See “Information Concerning Battle Mountain — Security Ownership of Beneficial Owners and Management” beginning on page 95.

The registration statement, of which this proxy statement/prospectus forms a part, filed with the SEC in connection with registration of the Royal Gold common stock to be issued to the Battle Mountain stockholders in the merger will also serve as a registration statement for resale by directors and officers of Battle Mountain of those shares of Royal Gold common stock received by them in the merger. See “The Merger — Resales of Royal Gold Common Stock” beginning on page 48 and “Selling Stockholders” beginning on page 96 for more information.

INFORMATION CONCERNING ROYAL GOLD

Important business and financial information about Royal Gold is incorporated by reference into this proxy statement/prospectus. See “Incorporation of Documents by Reference” beginning on page 99 for more information.

INFORMATION CONCERNING BATTLE MOUNTAIN

Description of Business

General Overview

Battle Mountain is a royalty company engaged in acquiring and managing royalty assets for precious metals. Battle Mountain was previously involved in the business of exploring for precious metals on properties in which it held interests in the state of Nevada. Due to the inability to run this business at a profit and the difficulty in attracting additional capital on terms favorable to existing stockholders, Battle Mountain ceased operation of the exploration business in 2006.

Corporate History

Battle Mountain was incorporated in the state of Nevada on November 30, 2001, under the name Hudson Ventures, Inc. (“Hudson Ventures”). Between November 2001 and July 2004, the operations of Hudson Ventures were limited to organizational undertakings and the acquisition of several mineral property option agreements that later expired without being exercised. In early 2004, Hudson Ventures ceased all of its operations.

In September 2004, Battle Mountain Gold Exploration, Inc., a Nevada corporation formed earlier that year by Battle Mountain’s current Chairman and Chief Executive Officer, acquired Hudson Ventures. The transaction was structured as a statutory share exchange, such that following the transaction Battle Mountain Gold Exploration, Inc. was a wholly-owned subsidiary of Hudson Ventures. As part of the acquisition, Hudson Ventures changed its name to Battle Mountain Gold Exploration Corp. Battle Mountain’s common stock commenced trading on the OTC Bulletin Board on October 7, 2004 and now trades under the symbol “BMGX.”

On June 8, 2004, prior to the Hudson Ventures transaction, Battle Mountain Gold Exploration, Inc. entered into a joint venture by becoming a member of Pediment Gold, LLC (“Pediment Gold”), a Nevada limited liability company created to explore the Nevada great basin physiographic area using a proprietary water chemistry database developed by the joint venture partner. Pediment Gold’s operations were focused on northern and central Nevada and identified over thirty areas of gold exploration potential in two specific areas known as the Fletcher Junction Project Area located in Mineral County, Nevada, and the Hot Pots Project Area located in Humboldt County, Nevada.

In June 2006, Battle Mountain divested its membership interest in Pediment Gold to certain related parties to the joint venture partner. In connection with the divestment of Battle Mountain’s membership interest in Pediment Gold, Battle Mountain rescinded a transaction involving 7,800,000 previously issued and outstanding shares of Battle Mountain common stock and Battle Mountain obtained a 1.25% NSR on any future production, if any, from the Hot Pots and Fletcher Junction Exploration Projects. The rescission included 3,000,000 shares that had been previously placed in escrow under the terms of an agreement in which Battle Mountain was to obtain 100% control of Pediment Gold and its water technology. The 7,800,000 shares of Battle Mountain common stock were thereafter cancelled.

Following divestment of the membership interest in Pediment Gold, Battle Mountain was no longer in the business of exploring for precious metals, and its sole business became the acquisition and management of royalty assets.

Battle Mountain’s Current Business

On April 25, 2006, Battle Mountain acquired certain precious metal royalties that had previously been held by subsidiaries of IAMGOLD for approximately $21.85 million, comprised of a combination of cash and securities, including the issuance of 12,000,000 shares of Battle Mountain common stock to IAMGOLD, and the issuance of a $2.0 million convertible debenture to IAMGOLD (the “IAMGOLD Debenture”). The IAMGOLD Debenture had a

two year term, bore interest at 6% per annum payable in cash or shares of Battle Mountain common stock, and was exchangeable into shares of Battle Mountain common stock at $0.50 per share subject to adjustment as set forth in the IAMGOLD Debenture. The IAMGOLD Debenture was converted into Battle Mountain common stock on September 5, 2007, as further described in Battle Mountain’s Management’s Discussion and Analysis below.

In order to partially finance the cash portion of the acquisition of precious metals royalties from IAMGOLD, Battle Mountain entered into the following two agreements with Macquarie: (i) a gold loan of 11,750 ounces (the “Macquarie Gold Loan”) requiring specified, periodic redeliveries of gold through May 15, 2010, and (ii) a $4.0 million bridge loan (the “Macquarie Bridge Loan”) maturing December 31, 2006 bearing 12% interest per annum. The term of the Macquarie Bridge Loan was subsequently extended to March 31, 2007 by the issuance of 421,053 shares of Battle Mountain common stock to Macquarie.

The precious metals royalties that Battle Mountain acquired from IAMGOLD include:

Property	Ownership	Royalty	Status	Description(1)

Williams Mine	Teck Cominco Limited (50)%, Barrick Gold Corporation (50)%	0.72% NSR	Operating	The Williams Mine is an open-pit and underground operation and, in 2006, produced approximately 290,000 ounces of gold. The mine life is estimated at five years.
El Limon Mine	Glencairn Gold Corporation (95)%, Inversiones Mineras S.A. (5)%	3.0% NSR	Operating	El Limon is a fully mechanized underground mine and produced approximately 34,000 ounces of gold in 2006. The mine life is estimated at five years.
Don Mario Mine	Orvana Minerals Corporation	3.0% NSR	Operating	The Don Mario is an open-pit and underground mine in eastern Bolivia that produced approximately 80,000 ounces of gold in 2006. The mine life is estimated at five years.
Joe Mann Mine	Campbell Resources Incorporated	1.0% NSR on Gold Production	Operating	The Joe Mann Mine produced approximately 14,100 ounces of gold in 2006.
Dolores Project	Minefinders Corporation	1.25% NSR on Gold Production	Operations to begin late 2007	In February 2006, Minefinders received an optimized bankable feasibility study and approved the mine construction on the Dolores project. Mine construction is proceeding and the Mine is expected to begin commercial production near the end of calendar 2007. The mine plan estimates a 12 year mine life.
Relief Canyon Mine	Firstgold Incorporated	4.0% NSR	In Permitting	Firstgold is moving towards placing the most promising mining targets into production during 2008.
La India Project	Glencairn Gold Corporation (95)%, Inversiones Mineras S.A. (5)%	3.0% NSR	Resource Development	Located approximately 40 km east of the El Limon property.
Seguenega Property	Orezone Resources Incorporated	3.0% NSR	Resource Development	The Sega Project is an advanced exploration project in northern Burkino Faso.

Property	Ownership	Royalty	Status	Description(1)

Marmato Properties	Mineros Nacionales S.A.	5.0% NSR	Exploration	A collection of properties located in the Marmato district, an established mining district in Colombia.
Night Hawk Lake Property	Selkirk Metals Corporation (40)%, East West Resource Corporation (40)%, Canadian Golden Dragon Resources Limited (20)%	2.5% NSR	Exploration	Exploration property in northern Ontario; no exploration activity since 2002.
Lluvia de Oro Mine	Tara Gold Resources	3.0% NSR	Not in operation	Former open-pit mine. Not currently in production.
Vueltas del Rio Mine	Rio Narcea Gold Mines Limited	2.0% NSR	Reclamation	Mining ceased in March 2004.

(1)	One Troy ounce (“ounce” or “oz”) is equal to 31.1034 grams.

On March 23, 2007, Battle Mountain received a loan from Royal Gold in the amount of $13.9 million, of which $4.5 million was paid, on Battle Mountain’s behalf, to Macquarie to pay off all outstanding principal and accrued interest on the Macquarie Bridge Loan and the remaining $9.4 million was placed in escrow. On March 28, 2007, the parties formalized the loan by entering into a bridge finance facility agreement which was subsequently amended on July 30, 2007 (as amended, the “facility agreement”) pursuant to which Battle Mountain could borrow up to $20.0 million in bridge financing to satisfy debt obligations and to finance royalty acquisitions. The promissory note issued to Royal Gold in connection with the $13.9 million loan was superseded by a secured promissory note issued pursuant to the facility agreement, and the loan constituted an advance under the facility agreement. On April 14, 2007, the maximum amount of availability under the facility agreement was reduced to $15.0 million as Battle Mountain did not acquire an identified royalty interest.

Amounts outstanding under the facility agreement are convertible at any time into Battle Mountain common stock, at $0.60 per share, at Royal Gold’s election provided that Royal Gold gives notice of its election to convert on or before April 4, 2008. The obligations under the facility agreement mature on June 6, 2008. Interest on advances accrues at LIBOR plus 3% per annum. To secure Battle Mountain’s obligations under the facility agreement, Battle Mountain and its subsidiary, BMGX (Barbados) Corporation, have granted to Royal Gold security interests in most of their respective assets and Battle Mountain has pledged its equity interests in its subsidiaries.

On March 28, 2007, Battle Mountain used the $9.4 million previously placed into escrow to complete the acquisition of the 2% NSR royalty on all of the gold and silver production from the Dolores project. This royalty is in addition to Battle Mountain’s existing 1.25% NSR on the gold production from the Dolores project.

Battle Mountain expects that substantially all of its revenues will be derived from royalty interests. Battle Mountain does not conduct mining operations at this time, nor does it expect to conduct such operations in the foreseeable future. Since April 2006, Battle Mountain has focused on the integration of its recently acquired royalty interests. As a result of such acquisitions, Battle Mountain’s financial results are dependent upon the prevailing price of gold and production from Battle Mountain’s royalty properties.

Key Royalty Assets

NOTE: The information and figures concerning the properties, as set forth herein, have been provided by the owners/operators of the respective mining properties and neither Battle Mountain nor Royal Gold has independently verified such information or figures. The operations on and production from the respective properties are subject to all the substantial risks and uncertainties inherent in and attendant to mining activities and the mining industry.

Williams Royalty

Battle Mountain owns a 0.72% NSR royalty on the Williams mine, located 350 kilometres east of Thunder Bay, Ontario, Canada, and approximately 35 kilometres east of the town of Marathon. Access to the property is gained by traveling east on Trans Canada Highway 17, to the Town of Marathon, Ontario. From there, the Williams Mine is located an additional 35 kilometers to the east. The highway lies along the Williams Mine southern claim border.

Geology and Mineralization.  The Williams mine is within a lithologically, structurally and metamorphically distinct part of the upper calc-alkaline Heron Bay sequence of the Schreiber-White River greenstone belt. It consists of the B and C zones, two geographically distinct, north dipping pyritic gold deposits differing in size, lithology, structure, abundance and form of contained gold, and attendant metamorphic minerals. The two deposits are hosted by differing stratigraphic sequences which are bounded and offset by a vertically dipping, a northeast striking fault and two vertically dipping, east southeast striking faults. The B zone is a thick lens containing 40% of the remaining gold reserve. The C zone contains 60% of the remaining gold reserve in multiple sub-parallel lenses of irregular, generally narrow, mineralization.

The Williams mine is currently owned and operated equally by Teck Cominco Ltd. and Homestake Canada Inc., a wholly owned subsidiary of Barrick Gold Corp. The Williams mine has been operating since the fall of 1985. The Williams mine is part of the Hemlo Operations, which also include the David Bell mine. The David Bell mine is not included within Battle Mountain’s royalty interest. The mill, located at the Williams mine, processes ore for both the Williams mine and David Bell mine. The mill is currently operating as designed and undergoes regular maintenance.

The Williams mine is primarily an underground operation, with some open pit mining. The property comprising the Williams Mine includes 11 patented mining claims and 6 leased claims. The mine covers a surface area of approximately 270 hectares. The Williams Mine is currently one of the largest gold mines in Canada. The mill started production in 1985 at a rate of 3,000 tonnes per day, and currently operates at a rate of 10,000 tonnes per day. The current mine plan calls for mining operations to continue until 2011. One tonne is equal to approximately 1.1023 tons.

Gold Production from the Williams and David Bell Mines 2000-2006 (1)

Year	Williams Mine (Au oz)	David Bell Mine (Au oz)(1)	Total Production (Au oz)

2001	447,000	168,000	615,000
2002	405,000	130,000	535,000
2003	412,000	124,000	536,000
2004			495,000	(2)
2005			460,000	(2)
2006			410,000	(2)

(1)	Battle Mountain does not own royalty interests on production from the David Bell mine.

(2)	Represents production from both the Williams mine and the David Bell mine. Battle Mountain does not have royalty interests on all the production shown.

The mine operators, Teck Cominco Ltd. and Barrick Gold Corp., stopped reporting individual mine production in 2003. For 2004, 2005 and 2006, only the total production has been reported publicly.

Williams and David Bell Mines Production Statistics 2003-2006 (1)

	2006	2005	2004	2003

Tonnes Milled	3,355,000	3,503,000	3,662,000	3,576,000
Grade (grams/tonne)	4.0	4.4	4.5	4.9
Mill Recovery(%)	94.2	93.7	94.0	95.0
Production (oz)	410,000	460,000	495,000	536,000
Cash costs per oz (US$)	$465	$336	$266	$239

(1)	Represents production from both the Williams mine and the David Bell mine. Battle Mountain does not own royalty interests on production from the David Bell mine. Battle Mountain does not have royalty interests on all the production shown.

The Williams open pit mine lies immediately above and adjacent to the underground mine, and ore from these two sources and the David Bell mine is treated in the Williams mill. The ore is commingled and the mines are both owned by the same partners. In 2001, the ratio of tonnage milled was 8,322 tonnes per day from the Williams mine and 1,247 tonnes per from the David Bell mine. Battle Mountain does not own royalty interests on production from the David Bell mine.

As of December 31, 2006, proven and probable reserves for the Williams Mine were 15,700,000 tonnes, with a grade of 2.32 grams/tonne (“g/t”).

Don Mario Royalty

Battle Mountain owns a 3.0% NSR royalty on the Don Mario mine, which is located within the San Juan Canton, of the province of Chiquitos, in eastern Bolivia. Access to the property is by air from the city of Santa Cruz de la Sierra, or by road (460 road kilometers) or by a combination of rail and road. Access to the mine from Santa Cruz is along the main paved east-west Bolivian highway, which connects the capital La Paz, with the country of Brazil. The distance from Santa Cruz to San Jose de Chiquitos is approximately 280 kilometers. From San Jose to the mine is approximately 180 kilometers, which takes approximately five hours, along paved roads to San Juan, and well maintained gravel roads.

The Don Mario mine is owned by Orvana Minerals Corp. (“Orvana”). On January 11, 2002, Compania Minera del Sur (Comsur), one of the largest privately held mining companies in Bolivia, completed the purchase of a majority interest in Orvana. As part of a subsequent corporate reorganization involving Comsur, all of the common stock of Orvana owned by Comsur was transferred to Fabulosa Mines Limited (“Fabulosa”). Since January 11, 2002, Fabulosa or its predecessors have been managing and supervising the exploration, development and mining activities carried on at the Don Mario mine. The Don Mario mine consists of two zones, the Lower Mineralized Zone (LMZ) and the Upper Mineralized Zone (UMZ). The LMZ is currently being mined, while the UMZ is the subject of a pre-feasibility study recently completed by NCL S.A. of Santiago Chile.

Geology and Mineralization.  The Don Mario mine is hosted in the southern portion of the Archean aged Brazilian Shield. The Brazilian Shield extends from Brazil through Guyana and into Venezuela and hosts some of the larger gold deposits in South America. The Brazilian Shield is comprised of Archean and early to middle Proterozic rocks dominantly consisting of gneisses, migmatites and amphibolites of the Aventura Complex. The property lies within the southeast margin of the Sunsas Mobile Belt of the Brazilain-Bolivian shield, in a region characterized by highly deformed and metamorphosed Lower Proterozoic rocks.

Plant and Equipment.  The Don Mario process plant has been in operation since late 2003. The processing plant has a throughput of 230,000 tonnes per year (630 tonnes per day). The mill processed 234,164 and 233,837 tonnes of ore in fiscal 2004 and 2005 respectively. The rock crusher, storage bins and CIL tanks continue to perform as designed.

Exploration.  The Don Mario mine has been actively explored by Orvana since 1996, including several periods when joint venture partners completed the work program. Current exploration is focused on the UMZ. Orvana has recently completed a pre-feasibility study on the UMZ, and is moving ahead with the completion of a feasibility study by December 2007 for the UMZ. Results from the pre-feasibility study for the Don Mario mine’s UMZ include completion of a mineral reserve estimate for the UMZ deposit, with proven and probable reserves totaling 5.45 million tonnes at average grades of 1.50% copper, 1.42 grams per tonne gold and 46.6 g/t silver. The mineral reserves, according to Orvana Minerals Corp., would support a mine life of seven years at a maximum production rate of 875,000 tonnes per annum. Annual payable metal production would average 33,800 ounces of gold, 1,000,000 ounces of silver and 10,300 tonnes of copper. Project economics were based on $450 per ounce for gold, $7.00 per ounce for silver and $1.20 per pound for copper. Battle Mountain’s 3.0% royalty covers all metals.

The Don Mario mine has been in operation since 2003.

LMZ Production Statistics 2004-2006

Item	2006	2005	2004

Tonnes	253,930	233,837	234,166
Grade (g/t)	10.57	10.13	7.44
Recovery (%)	92.8	90.2	86.1
Gold Ounces	80,028	68,759	48,228

As of November 1, 2005, Orvana reported proven and probable reserves for the LMZ of 1,017,504 tonnes, with a grade of 11.27 g/t.

El Limon Royalty

Battle Mountain owns a 3.0% NSR royalty on the El Limon mine and La India Project. The mine is owned by Glencairn Gold Corporation and is currently operating. In addition, the La India project is currently being explored. Royalty payments are received in gold bullion from the El Limon mine. The El Limon mine is located in northwestern Nicaragua, approximately 140 kilometers from the capital Managua. The Pan American highway connects Managua to Leon, approximately 125 kilometers along the paved highway, and from there it is an additional 15 kilometers, to the village of El Limon, on a well maintained all season weather road.

Geology and Mineralization.  The El Limon and La India deposits are both examples of low-sulphidation, quartz-adularia, epithermal systems in Nicaragua, and are target types for the El Limon property. The host rocks for the vein and vein breccia structures are the volcanics of the Miocene-Pliocene Coyol Group. The veins are predominantly quartz with lesser amounts of calcite and minor adulara. There is less than 2% pyrite, trace amounts of chalcopyrite, sphalerite, arsenopyrite, gold tellurides and the gold is very fine and relatively uniformly distributed through the ore shoots.

Plant and Equipment.  The El Limon mill was constructed as a 1,000 tonnes per day carbon-in-pulp gold recovery plant. The mill productivity is limited by mine production, but has demonstrated that the mill is capable of sustaining a throughput of 1,200 tonnes per day.

Exploration.  Since 2004, Glencairn has carried on an exploration program which consists primarily of diamond drilling. The exploration targets are low sulphidation epithermal quartz veins with gold mineralization, and the focus is on exploration and resource definition around the south end of the El Limon vein, and on finding the source for auriferous quartz boulders at Santa-Rosa-Uval. Additional early exploration drilling has been ongoing to test a number of the exploration targets within the El Limon concession.

Since 1941, El Limon has produced nearly three million ounces of gold. Since 2002, the mine has produced an average of 46,593 ounces of gold per year. The mine sold 33,067 ounces of gold in 2006. Based on the current mine plan, the mine life is estimated at five years, not including any future additional resource from the El Limon mine or exploitation of the La India Project. Glencairn has spent approximately $1,500,000 exploring the El Limon property in 2005 and 2006.

As of December 31, 2006, the proven and probable reserves were 1,178,000 tonnes, with a grade of 5.26 g/t.

Dolores Royalty

Battle Mountain owns a 1.25% NSR royalty on gold production from the Dolores project. On March 28, 2007, Battle Mountain completed the acquisition of an additional 2% NSR royalty on all of the gold and silver production from the Dolores project. Battle Mountain now has total NSR royalties on Dolores of 3.25% on gold and 2% on silver production. The project is owned by Minefinders Corporation Ltd. The Dolores project consists of nine contiguous mineral concessions covering approximately 27,700 hectares that are located in the westernmost part of the State of Chihuahua near the border with the state of Sonora. Access to the mine site is from Guerrero, a small city located along the main east-west paved Mexican highway 110 kilometers west of Chihuahua. From there, the paved road continues northerly 210 kilometers to the town of Madera. The property is reached from Madera by 90 kilometers of very poor gravel and dirt logging roads. Narrow winding dirt roads provide access throughout the area. Access to the property can also be by utilizing the light aircraft landing on a dirt strip located about eight kilometers from the mine site. Site access is being improved by Minefinders Corporation as part of the project construction activities.

In February 2006, Minefinders Corporation Ltd. received a bankable feasibility study and its board of directors approved the construction of an 18,000 tonnes per day open-pit, heap leach mine, estimated to recover 1.445 million ounces of gold and 53.2 million ounces of silver over a 12 year mine life. Construction of the mine is in process, and commencement of operations is expected near the end of calendar 2007.

Geology and Mineralization.  The Dolores project is considered to be a low-sulphidation Ag-Au epithermal deposit typical of the Mexican silver belt. The low-sulphidation vein systems are commonly characterized by their low sulphide contents, quartz-adularia-sericite alteration mineralogy, and lack of extensive wallrock alteration. High-sulphidation vein systems are commonly characterized by sulphur saturation leading to the presence of native sulphur and sulphide minerals, quartz-alunite alteration mineralogy and extensive wallrock alteration. The Mexican silver deposits are usually not at the end member classifications and often fit in the intermediate-sulphidation position.

The Dolores project lies in a geological division known as the Barrancas sub province in the south central portion of the Sierra Madre Occidental geological province. The Sierra Madre Occidental is a linear volcanic belt orientated north north-westerly. It is approximately 1,200 kilometers long, and varies in width between 200 and 300 kilometers. Regionally the belt forms a broad anticlinal structure containing shallow dipping eastern flanks with more steeply dipping units in the west. The entire Sierra Madre Occidental is cut by numerous longitudinal faults. In the east flank of the anticline the faulted down-drops are minor. Along the west flank the down-drop are larger, primarily because of larger vertical displacements along the faults, but also because of the lower elevation of the adjacent Sinaloa portion of the Sonoran Basin and Range province.

Exploration.  The Dolores project has been actively explored by Minefinders Corporation since 1993 including several periods when joint venture partners completed the work programs. Such programs included 6 square kilometers of detailed mapping as well as 12 square kilometers of reconnaissance mapping, the collection of approximately 13,000 rock chips at surface, 532 underground samples, 9,882 individual 5.0 meter chip samples as well as 14.9 kilometers of inducted polarization, resistivity surveys, and magnetic surveys. A total of approximately 347 diamond drill holes (95,366m) and 218 RC holes (41,704m) have been completed on the property between 1996 and 2004.

As of December 31, 2006, proven and probable reserves were 100,208,000 tonnes with a grade of 0.76 g/t for gold, and 39.7 g/t for silver.

Other Royalty Assets

The following properties do not currently account for a meaningful part of Battle Mountain’s royalty revenues.

Joe Mann Royalty

Battle Mountain owns a 1.0% NSR royalty on gold production from the Joe Mann mine, which is located approximately 550 kilometers north of Montréal, Quebec. The mine is owned by Campbell Resources Inc. and produced 14,100 ounces of gold in 2006. The mine is currently operating. Royalty payments are received in gold bullion from the Joe Mann mine.

Relief Canyon Royalty

Battle Mountain owns a 4.0% NSR royalty on the Relief Canyon mine. The mine is owned by Firstgold Inc. The Relief Canyon mine was previously open-pit, heap leaching operation and is located approximately 110 miles northeast of Reno, Nevada. Based on past exploration by Firstgold, Inc. and others, Firstgold believes the Relief Canyon mine presents the potential for gold bearing ore deposits which will hopefully be validated through further exploration of additional mining claims. Firstgold’s operating plan is to place the most promising mining targets into production during 2008, and use the net proceeds from these operations to fund expanded exploration and development of its entire property holdings.

Seguenega Property (“Sega”)

Battle Mountain owns a 3.0% NSR royalty on the Sega property. The property is owned by Orezone Resources Inc. The property consists of a 124 square kilometer Tiba exploration permit located in the northwest part of Burkina Faso. A resource estimate was completed in March 2006 and showed indicated and inferred mineralization. This is an advanced stage exploration property, with Orezone Resources having spent in excess of $5.0 million in exploration over the past three years. Orezone Resources has the option to purchase from Battle Mountain up to two thirds of Battle Mountain’s royalty interest (i.e. from 3% to 1%) for $2.0 million, prior to putting the resource into commercial production.

Lluvia De Oro Property

Battle Mountain acquired a 3.0% NSR royalty on the Lluvio de Oro property. The property is believed to be owned by a Tara Gold Gold Resources, who may not acknowledge Battle Mountain’s royalty interest. This former open-pit gold and silver mine is not currently in production.

Night Hawk Lake Property, Marmato, Hot Pot and Fletcher Junction

Night Hawk Lake Property, Marmato, Hot Pot and Fletcher Junction are all early stage exploration properties.

Legal Proceedings

An action was filed against Battle Mountain and its Chairman and Chief Executive Officer, Mark Kucher, by a former officer and director in the Second Judicial District Court of the State of Nevada seeking to enforce alleged rights to certain shares of Battle Mountain common stock and options to purchase shares of Battle Mountain common stock pursuant to a stock option agreement and a stock option plan, and unspecified damages. Battle Mountain has filed an answer to the complaint and asserted a counterclaim against the former officer. A settlement conference was held on May 18, 2007, and the matter was not settled.

The settlement of this litigation is a condition precedent under the merger agreement. Royal Gold may withhold a portion of the shares to be issued and cash paid to the Battle Mountain stockholders under the merger agreement if this litigation is not settled and Royal Gold decides to proceed with the closing. If this litigation is settled prior to the closing date, the number of Royal Gold shares issued and cash paid to the Battle Mountain stockholders under the merger agreement will be reduced. See “The Merger Agreement — Contingent Stock and Cash Arrangement” on page 50.

Changes In And Disagreements With Accountants

There have been no changes of or disagreements with Battle Mountain’s principal accountants or independent auditors.

Equity Compensation Plan Information

As at December 31, 2006, Battle Mountain has one compensation plan in place, the 2004 — 2005 Non-Qualified Stock Option Plan. This plan has been approved by Battle Mountain’s security holders.

Number of Securities
to be Issued	Weighted-Average	Number of Securities
Upon Exercise of	Exercise Price of	Remaining Available for
Outstanding Options	Outstanding Options	Further Issuance

3,200,000	$0.40	300,000

Battle Mountain’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Year Ended December 31, 2006, the Six Month Period Ended June 30, 2007 and Corresponding Prior-Year Periods

General

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to provide information to assist you in better understanding and evaluating Battle Mountain’s financial condition and results of operations. Battle Mountain recommends that you read this MD&A in conjunction with the consolidated financial statements included elsewhere in this prospectus/proxy statement. This MD&A is derived from Battle Mountain’s Management’s Discussion and Analysis included in its Annual Report on Form 10-K for the year ended December 31, 2006 and from Battle Mountain’s Management’s Discussion and Analysis included in its Quarterly Report on Form 10-Q for the six month period ended June 30, 2007.

Battle Mountain began its current business operations on April 26, 2006 with the acquisition of the precious metal royalties from IAMGOLD described below. Prior to the completion of the acquisition, the primary line of business was mineral, specifically gold, exploration in the State of Nevada through the joint venture, Pediment Gold LLC. Subsequent to the acquisition, in June 2006, Battle Mountain divested its interest in the joint venture; ceased all exploration activities; and retained a 1.25% net smelter royalty in two project areas known as Hot Pots and Fletcher Junction, and located in Nevada.

The acquisition of IAMGOLD gold royalty assets was completed on April 25, 2006. The acquisition consisted of eleven NSR interests, including four production stage mines (Williams mine, Don Mario mine, El Limon mine and Joe Mann mine), two development stage resources, (Dolores project, Relief Canyon mine) and four exploration stage properties (Seguenaga, Marmato, Night Hawk Lake and Lluvio de Oro) and one mine in reclamation (Vueltas del Rio). The purchase price was $21,850,000, which was funded from the following sources:

Sources

Gold Facility	$6,907,825
Bridge Facility	$4,000,000
Seller note (subordinated exchangeable debenture)	$2,000,000
Common shares issued to seller	$6,000,000
Common shares issued for cash	$3,499,142

Total Sources of Funds	$22,406,967

Uses

Purchase of Royalty Assets	$21,850,000
Fees and expenses	$292,254
Working Capital	$264,713

Total Uses of funds	$22,406,967

Note: The above amounts may differ from those used for financial reporting purposes.

Battle Mountain’s on-going business plan consists of acquiring existing royalties or assisting in the financing of projects that are in production or near production in exchange for royalty interests. Battle Mountain expects that substantially all of its revenues will be derived from royalty interests. Battle Mountain does not conduct mining operations at this time or expect to in the foreseeable future.

For a discussion of Battle Mountain’s key royalty assets please see “Information Concerning Battle Mountain — Key Royalty Assets” beginning on page 79.

Recent production information for the operating mines in which Battle Mountain holds royalty interests.

NOTE: The information and figures concerning the properties, as set forth herein, have been provided by the owners/operators of the respective mining properties and neither Battle Mountain nor Royal Gold has independently verified such information or figures. The operations on and production from the respective properties are subject to all the substantial risks and uncertainties inherent in and attendant to mining activities and the mining industry.

Year Ended December 31, 2006 Compared to year Ended December 31, 2005

Williams Mine.  Gold production from the Hemlo operations (which include both the Williams mine and David Bell mine), was reduced in 2006 compared to 2005 as a result of poor ground control conditions, excess ground water in the Williams pit due to heavy rains, and equipment availability. Gold production for 2006 was 410,000 ounces compared to 460,000 for 2005. Cash operating costs increased, in part due to increased mining costs, the effect of lower production and a weaker US dollar. According to Teck Cominco Ltd, during the last quarter of 2006, an agreement was reached with Newmont Mining which granted Hemlo exclusive rights on the nearby Interlake property to explore, develop and mine ores. The Interlake Property is the down-dip extension of the Williams ore zone to the west of the current boundary. An extensive exploration program is planned for 2007 to extend the life of the Williams Underground mine. (Note: production data is for the combined Williams/David Bell operations as the operators do not currently provide separate production data for each mine.)

Don Mario Mine.  The Don Mario mine produced 80,028 ounces of gold in 2006 compared to 68,759 ounces in 2005, as operations and grades continue to improve.

El Limon Mine.  Gold production at the El Limon mine was approximately, 34,400 ounces in 2006 compared to 39,000 during 2005. According to Glencairn, future production levels will improve as 2006 saw several short term work stoppages and lower grades being mined compared to previous years.

Joe Mann Mine.  The Joe Mann mine produced 14,141 ounces of gold in 2006 compared to 25,500 in 2005. Lower ore grades and exploration work reduced the output during 2006.

Results of Operations

Three Months Ended June 30, 2007, Compared to Three Months Ended June 30, 2006

Battle Mountain’s financial results are closely tied to the price of gold and production from the mining properties in which it holds royalty interests. For the quarter ended June 30, 2007, the price of gold averaged $661 per ounce. Revenues of $1,053,666 were generated from Battle Mountain’s four production stage royalties as follows: El Limon mine, $236,164; Don Mario mine, $468,531; Williams mine, $327,645; and Joe Mann mine, $21,326. During the comparable period of 2006, Battle Mountain’s revenues totaled $751,764 from the same four producing mines. The increase was attributable to increased production at the Don Mario and El Limon mines, and higher gold prices.

Battle Mountain’s net loss for the quarter ended June 30, 2007 decreased to $1,168,514 from $2,969,149 for the period ended June 30, 2006. The decrease in net loss was in part a result of significant one time charges in the June 30, 2006 period related to the acquisition of royalty assets. These charges did not occur in the current quarter. Battle Mountain expects to incur net losses for the remainder of 2007.

The decrease in total operating expenses of approximately $1,283,136 during the three months ended June 30, 2007 from the comparable period of 2006 was primarily related to the one time charges in the quarter ending June 30, 2006, related to the acquisition of royalty assets.

General and administrative expenses during the quarter ended June 30, 2007 increased significantly from the comparable 2006 period due to the inclusion of a non-recurring, non cash expense of $1,144,544, related to the issuance of shares to various board members and management as a result of the change of control for the proposed merger with Royal Gold. Battle Mountain expects its operating expenses to continue at approximately the same rate, excluding the non-cash charge above, over the next nine to twelve months, assuming the completion of the merger in 2007. Battle Mountain expects future increases in depreciation expense to be offset by corresponding increases in revenue receipts.

Battle Mountain incurred interest expense for the quarter ended June 30, 2007 of approximately $489,388 related to financing agreements Battle Mountain entered into to acquire its royalty interests. Interest expense is comprised of both cash and non-cash components. Additionally, a portion of interest expense is related to the amortization of the loan issuance costs. During the three months ended June 30, 2007 Battle Mountain amortized approximately $11,386 in non-cash and cash issuance costs. Battle Mountain expects interest expense to remain at its current level over the next year due to the majority of the issuance costs incurred in 2006 being fully amortized and the full payment of the Macquarie Bridge Financing facility which is off-set by the entry into the bridge facility with Royal Gold as discussed below.

The loss on the gold facility payments of $231,699 arises as a result of the difference in the gold price on the date of drawdown on the gold facility (April 10, 2006) and the date of the payment of the quarterly repayment. During the quarter, Battle Mountain paid the May 15, 2007, August 15, 2007 and November 15, 2007 gold facility payments, which was required under the new bridge loan facility with Royal Gold. Continued increases in gold prices will cause the associated expense to increase.

For the quarter ended June 30, 2007, Battle Mountain recognized a benefit from income tax, primarily in the United States and Canada, of approximately $441,640. The benefits are derived from operating loss carry-forwards and settlement of temporary differences in certain revenue and expense items during the quarter. Battle Mountain’s management believes the currently recognized deferred tax asset of approximately $2,434,000 will be utilized prior to expiration and accordingly, has not estimated an offsetting valuation allowance. Further, Battle Mountain’s management has analyzed its tax positions and believes they are more likely than not to be sustained upon examination by tax authorities.

Battle Mountain’s comprehensive loss results from market price fluctuations in its assets and liabilities that are denominated in gold bullion and Canadian dollars.

Six Months Ended June 30, 2007 Compared to the Six Months Ended June 30, 2006

As noted above, the significant increase in revenues for the current six months versus the comparable period of 2006 was primarily related to holding the producing royalties for the entire period.

Battle Mountain’s net loss for the six months ended June 30, 2007 decreased to $ 1,635,725 from $3,150,356 for the period ended June 30, 2006. The decrease in net loss was in part a result of significant one time charges in the June 30, 2006 period related to the acquisition of royalty assets. These charges did not occur in the current period. Battle Mountain expects to incur net losses for the remainder of 2007.

The decrease in total operating expenses of approximately $772,130 during the six months ended June 30, 2007 from the comparable period of 2006 was primarily related to the one time charges in the quarter ending June 30, 2006, related to the acquisition of royalty assets. Battle Mountain expects its operating expenses to continue at approximately the same rate over the next nine to twelve months, assuming the completion of the merger in 2007. Battle Mountain expects future increases in depreciation expense to be offset by corresponding increases in revenue receipts.

Battle Mountain incurred interest expense for the six months ended June 30, 2007 of approximately $1,113,822 related to financing agreements it entered into to acquire its royalty interests. Interest expense is comprised of both cash and non-cash components. Additionally, a portion of interest expense is related to the amortization of the loan issuance costs. During the six months ended June 30, 2007 Battle Mountain amortized approximately $275,402 in non-cash and cash issuance costs. Battle Mountain expects interest expense to remain at its current level over the next year due to the majority of the issuance costs incurred in 2006 being fully amortized and the full payment of the Macquarie Bridge Financing facility which is off-set by the entry into the bridge facility with Royal Gold as discussed below.

For the six months ended June 30, 2007, Battle Mountain recognized a benefit from income tax, primarily in the United States and Canada, of approximately $517,000. The benefits are derived from operating loss carry-forwards and settlement of temporary differences in certain revenue and expense items during the quarter. Battle Mountain’s management believes the currently recognized deferred tax asset of approximately $2,434,000 will be utilized prior to expiration and accordingly, has not estimated an offsetting valuation allowance. Further, Battle Mountain’s management has analyzed its tax positions and believes they are more likely than not to be sustained upon examination by tax authorities.

Year Ended December 31, 2006 Compared to year Ended December 31, 2005

On April 26, 2006, Battle Mountain significantly changed its business from mineral exploration, specifically gold in the State of Nevada, to acquiring, developing, and holding royalty interests in mineral properties. Related to the acquisition of Battle Mountain’s 12 royalty interests in mineral properties, Battle Mountain incurred significantly increased expenses from prior years including non-recurring legal and accounting fees, capital raising costs, and compensation.

Battle Mountain’s royalty interests generated receipts of $3,192,110 during fiscal 2006 of which $797,510 was treated as reduction in the purchase price of the royalties and $2,394,600 was recognized as revenue. The 2006 royalty receipts were generated by the following mines currently in production; Don Mario, $1,421,823 ($359,457 treated as purchase price reduction); Williams $1,078,335 ($267,859 treated as purchase price reduction); El Limon $598,671 ($131,442 treated as purchase price reduction); and Joe Mann $93,281 ($38,752 treated as purchase price reduction). From Battle Mountain’s inception to the acquisition on April 26, 2006, no revenue was generated from previous exploration activities.

Battle Mountain’s royalty receipts generated from the currently producing mines are located outside of the United States and are subject to risks generally associated with the mining industry as noted in the risk factor discussion. Lower levels of mine production will have an adverse effect on Battle Mountain’s future financial results.

In December 2006 Battle Mountain entered into an agreement, for $25,000, to acquire an option to purchase a 2% NSR royalty on Minefinders Corporation Ltd.’s Dolores project in Chihuahua, Mexico. The 2% NSR royalty covers both gold and silver production from the Dolores project. On March 28, 2007 Battle Mountain exercised its rights under the agreement and completed the purchase of the Dolores 2% NSR royalty for $9.45 million. Funds for the acquisition were provided from the facility agreement.

The above Dolores royalty is in addition to Battle Mountain’s existing 1.25% net smelter return royalty on gold production from the Dolores project. With both royalties, Battle Mountain will receive 3.25% of all gold production and 2% of all silver production from the Dolores project. The Dolores project is expected to go into production in late 2007 and Battle Mountain is not expecting material revenues from the Dolores royalty until 2008. Battle Mountain is not expecting any of the other exploration or development stage royalties to begin production until 2008.

Revenue and overall financial performance is closely tied to the price of gold which averaged $619 per ounce during the twelve months ended December 31, 2006.

For the year ended December 31, 2006, Battle Mountain experienced a net loss of $2,100,364, or $0.04 per share an increase of approximately 17% from the year ended December 31, 2005 where the net loss was $1,793,922 or $0.04 per share. The net loss increase is primarily associated with the acquisition of the royalty assets, specifically related to the current year inclusion of significantly higher depreciable assets (royalty interests in mineral properties) and short and long-term interest bearing debt. The increase in depreciation expense of $1,314,667 and interest expense of $1,651,236 accounted for 63% of the overall increase in total expenses of $4,729,674 for the twelve months ended December 31, 2006. The elimination of the deferred tax valuation allowance, related to the acquisition of income generating assets and expectation that Battle Mountain’s deferred tax assets will be utilized prior to their expiration, of $1,593,511 and the recognized gain on the dissolution of partnership interest of $435,494 partially offset the overall increase in the recognized net loss.

For the twelve months ended December 31, 2006 Battle Mountain incurred $1,314,865 of depreciation. The increase from the immaterial amount for the same period of 2005 relates to the 2006 acquisition of Battle Mountain’s mineral properties. Battle Mountain depreciates currently producing royalty interests using the units of production method over the life of the mineral property, which is estimated using proven and probable reserves. The remainder of depreciation expense is derived from straight line depreciation of office related equipment. Battle Mountain’s depreciation expense for the twelve month period ended December 31, 2007 will likely increase based on the following factors: (i) inclusion of twelve months of activity in 2007 versus 9 months in 2006; and (ii) the successful completion of the additional Dolores 2% NSR royalty acquisition which is expected to be in production by late 2007, subject to fluctuations in the price of gold.

In fiscal year 2006 professional and consulting fees increased by $1,921,931 or 154% due to several factors. Effective January 1, 2006, Battle Mountain entered into an employment agreement with Mark Kucher, Battle Mountain’s Chairman and Chief Executive Officer, increasing his overall salary from $90,000 annually in 2005 to a base salary of $250,000 annually in 2006; payment of a non-cash bonus in the form of restricted stock and warrants in the amount of $1,566,943 related to the acquisition of the royalty interests; and an accrued bonus of $452,956 related to an overall increase in market capitalization. David Atkinson, Battle Mountain’s Chief Financial Officer, previously employed as a consultant for the acquisition of Battle Mountain’s royalty interests, received total compensation of $503,431 consisting of $83,333 of base salary in accordance with the terms of his employment agreement effective May 1, 2006; payment of $370,098 in the form of restricted stock and warrants while serving as a consultant; and an accrued bonus of $50,000 related to Battle Mountain’s overall increase in market capitalization. In addition to the above increases in officer compensation, legal and accounting fees increased $164,333 from the same period in 2005 due to the acquisition of Battle Mountain’s royalty interests and the filing of Form SB-2 Registration Statement. Battle Mountain expects these fees to remain flat in 2007 as it does not anticipate filing additional registration statements, off-set by fees associated with the proposed merger.

General and administrative expenses increased $90,043 in fiscal 2006 to $248,067. This increase is related to withholding taxes in the amount of $121,676 incurred on royalty receipts from the El Limon Mine Royalty located in Nicaragua. The increase in general and administrative expenses was partially offset by a reduction in office related expenses. General and administrative expenses are expected to fluctuate based on production and corresponding withholding taxes related to the above royalty interests.

Other expenses increased by $968,312 in the period ended December 31, 2006 from the comparable period of 2005 due to debt financing arrangements related to the acquisition of Battle Mountain’s royalty interests. Interest expense, derived from the Macquarie Gold Loan, Macquarie Bridge Loan, and IAMGOLD subordinated convertible debenture (see section entitled “Liquidity and Capital Resources” below for terms), was $1,651,236. The expense included $660,585 of non-cash interest comprised of the amortization of deferred issuances costs paid in common stock, and the scheduled interest payment on the Subordinated Convertible Debenture. Issuance costs incurred to secure all financing arrangements are capitalized and amortized over the life of the arrangement.

In addition to the interest expense, Battle Mountain recognized a loss on the gold loan payments of $141,791. The recognized loss is comprised of fluctuations in the spot price of gold between the date of the gold loan origination and the payment date.

The overall increase in other expenses was partially off-set by the $379,912 reduction in financing fees related to warrants issued in 2005. Additionally, Battle Mountain recognized a gain of $435,494 on the divesture of its joint venture interest. The gain was derived from the increase in the value of the common stock received in exchange for the joint venture interest.

Battle Mountain evaluated the recoverability of deferred tax assets as of December 31, 2006. Due to the acquisition of revenue producing assets in April 2006, management believes that Battle Mountain will utilize the benefits of its deferred tax assets prior to their expiration. The expected recoverability resulted in the recognition of tax benefits of $1,593,911 for the twelve months ended December 31, 2006 related to the corresponding reduction in the valuation allowance. Battle Mountain expects the tax benefit recognition to be exclusive to the year ended December 31, 2006.

Battle Mountain’s comprehensive loss derived from market price fluctuations in its assets and liabilities that are denominated in gold bullion and Canadian dollars was $446,351.

Liquidity and Capital Resources

At June 30, 2007, Battle Mountain had current assets of $2,865,899 compared to current liabilities of $17,733,901. Cash on hand of $1,810,755 consisted of approximately $525,184 held in restricted accounts with Battle Mountain’s senior lender, with the remaining cash held directly by Battle Mountain. Cash held with Battle Mountain’s senior lender is in US dollars, Canadian dollars and gold bullion. Cash held by Battle Mountain is held in both US and Canadian dollars. Under the terms of Battle Mountain’s Gold Facility agreement, cash is released from the accounts to cover previously agreed upon corporate expenses, which are part of Battle Mountain’s annual budget.

During the quarter ended June 30, 2007 liquidity needs were met from royalty revenues, an advance under the bridge facility with Royal Gold, and exercise of previously outstanding warrants. In April 2007 Battle Mountain received, from escrow, approximately $915,000 of the remaining proceeds from the private placement entered into in March 2007. A total of $270,000 remained in escrow as at June 30, 2007. As of August 2, 2007, this amount was transferred from Battle Mountain escrow account to Battle Mountain’s US dollar account with Macquarie Bank.

As of December 31, 2006 Battle Mountain had $275,141 in cash reserves; held in US dollars, Canadian dollars, and gold bullion. Battle Mountain’s senior lender has restricted $266,353 of Battle Mountain’s total cash reserves to be periodically released for satisfaction of agreed upon operating expenses, based on the annual budget.

Battle Mountain’s accounts receivable of $591,366 consist entirely of royalties earned but not yet received as of the year end. Battle Mountain has historically collected revenues within 60 days of the applicable period end.

Battle Mountain historically has not met its cash needs from operations. Additionally, its short-term obligations of $6,497,088 will not be met through its current operations. The Macquarie Gold Loan, IAMGOLD subordinated convertible debenture, and Macquarie Bridge Loan; including accrued interest, accounted for $5,912,715 of Battle Mountain’s short-term obligations. The remaining obligations are primarily comprised of accrued salaries and bonuses.

The following is a description of Battle Mountain’s significant outstanding obligations with third parties.

Macquarie Gold Loan.  On April 25, 2006 Battle Mountain entered into an 11,750 ounce gold facility agreement with Macquarie Bank Limited. Battle Mountain sold the gold on the open market at $587.90 per ounce on April 10, 2006 for total proceeds of $6,907,825. The gold facility calls for Battle Mountain to repay Macquarie Bank Limited in sixteen quarterly installments of 907 ounces beginning May 15, 2006 with a final installment of 488 ounces due on May 15, 2010 for total consideration of 15,000 ounces. Additionally, under the terms of the gold facility, on each gold delivery date, Battle Mountain is required to make an additional and mandatory pre-delivery of gold, determined in accordance with and subject to the following conditions:

(a) pre-delivery of gold under the agreement, shall only be required on a gold delivery date which:

(i) immediately follows a financial quarter wherein the London Gold Price was greater than US$425/ounce for more than 15 days; or

(ii) occurs when a default or event of default has occurred and is continuing; and

(b) the amount of gold to be pre-delivered shall be the current gold value of the US Dollar amount which is 50% of free cash flow for such financial quarter;

A mandatory pre-delivery of gold under the agreement is to be applied first against the then final gold delivery and then against the remaining gold deliveries in reverse order to the order in which the gold deliveries are due to be made.

In accordance with Battle Mountain’s entry into the bridge facility with Royal Gold, as noted below, Macquarie Bank mandated the delivery 2,721 ounces of gold within 45 days of the execution of bridge facility agreement. The amounts represented the remaining fiscal 2007 quarterly payments originally due in May, August, and November. The required prepayments were completed in May for total consideration of $1,846,652, of which $236,550 was classified as prepaid interest, based on the spot rates on the payment dates.

As of June 30, 2007 approximately 7,230 ounces of gold remain outstanding and is valued at the current spot rate.

The Macquarie Gold Loan is collateralized by the royalty interests in mining properties.

Macquarie Bridge Loan.  On April 25, 2006, Battle Mountain entered into a bridge finance facility agreement with Macquarie Bank Limited for $4,000,000. The bridge finance facility carries a 12% annual interest rate, interest is accrued until maturity, and the loan is due on the earlier of: (i) December 31, 2006; and (ii) within

30 days after receipt of proceeds from a public offering of the shares of company. The facility was extended through March 31, 2007, by the exercise of the one-time extension option by Macquarie Bank Limited. Battle Mountain issued Macquarie Bank Limited 421,053 shares of common stock with a fair market value of $252,632 related to the exercise of the extension option. On March 23, 2007 Battle Mountain repaid all the amounts outstanding under the facility, which totalled $4,464,552.

Royal Gold Bridge Finance Facility.  On March 28, 2007 Battle Mountain entered into a $20,000,000 bridge facility agreement with Royal Gold, which availability was subsequently reduced to $15,000,000 pursuant to the terms of the bridge facility agreement. As of March 28, 2007, Battle Mountain received a total of $13,914,552 under the bridge facility from Royal Gold. The bridge facility initially had a one year term, carries an interest rate of LIBOR plus 3% and interest accrues until maturity. Additionally, Royal Gold may convert the outstanding principal and accrued interest into shares of common stock at a fixed conversion price equal to $0.60 per share.

On May 9, 2007, Battle Mountain borrowed and additional $600,000 under the bridge facility. These proceeds were used to help fund the required pre-payments on the Gold Facility, as required under the bridge facility agreement. Total principal amount outstanding under the bridge facility as of June 30, 2007 was $14,514,552.

On July 30, 2007, Battle Mountain entered into an amendment to the bridge facility agreement with Royal Gold and BMGX (Barbados) Corporation. The amendment amends the bridge facility by (i) extending the final maturity date from March 28, 2008 to June 6, 2008 and (ii) specifying that Royal Gold must provide notice on or before April 4, 2008 in the event it elects to convert any or all amounts due to it under the Bridge Loan into Battle Mountain common stock.

IAMGOLD Subordinated Exchangeable Debenture.  Battle Mountain entered into a subordinated exchangeable debenture with IAMGOLD (seller of acquired royalty interests in mining properties) for a total of $2,000,000. The debenture carries an interest rate of 6% per annum and is due on April 25, 2008. Principal and interest payments are due semi-annually and may be paid in cash or in shares of common stock of Battle Mountain. Additionally, IAMGOLD may, at any time within the period, convert the outstanding principal and accrued interest into shares of common stock at a price of $0.50 per share.

On September 4, 2007, Royal Gold acquired the debenture from IAMGOLD. On September 5, 2007, Royal Gold exercised the conversion rights under the debenture for all of the outstanding principal and accrued interest as of September 4, 2007, equal to $2,000,000 in principal and $43,397 in accrued interest. On September 6, 2007, Battle Mountain issued an aggregate of 4,086,794 common shares (the “Shares”) to Royal Gold in connection with the conversion.

The following table illustrates Battle Mountain’s future obligations as of June 30, 2007

Obligation	Current	1-3 Years	4 Years

Gold loan facility(1)	1,066,451	3,959,507
Bridge loan facility(2)	15,738,129
Convertible debenture(3)	2,100,000
Total	18,904,580	3,959,507

(1)	Assumes a spot gold price of $587.90 per ounce and is payable in gold quarterly. Total remaining obligation is 8,549 ounces.

(2)	Includes interest at LIBOR plus 3% per annum (8.43% at June 30, 2007 and is payable June 6, 2008).

(3)	Includes interest at 6% per annum and the principal may be converted to 4,000,000 shares of company common stock.

Failure to consummate the merger transaction would require Battle Mountain to seek additional debt and/or equity financing. If Battle Mountain is unable to raise additional capital, at terms favorable to Battle Mountain, financial performance will be adversely impacted.

Critical Accounting Policies

The financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Battle Mountain believes that understanding the basis and nature of the estimates and assumptions involved with the following aspects of the consolidated financial statements is critical to an understanding of such financial statements.

Royalty Interests in Mineral Properties.  Acquired royalty interests in mineral properties include certain properties in the production, development, and exploration stage. Battle Mountain capitalized these royalty interests as tangible assets when they meet the definition of mineral rights in accordance with Financial Accounting Standards Boards (FASB) Emerging Issues Task Force Issue (EITF) No. 04-02, Whether Mineral Rights are Tangible or Intangible Assets. At December 31, 2006 all of the royalty interests met the definition of mineral rights and therefore, are capitalized as tangible assets.

Acquisition costs of production stage royalty interests are depleted using the units of production method over the life of the mineral property, which is estimated using proven and probable reserves. Development and exploration stage royalties will be amortized in the same manner once they become production stage assets. The carrying values of all royalty mineral interests are periodically evaluated for impairment. The recoverability of the carrying value of royalty interests in production and development stage mineral properties is evaluated based upon estimated future undiscounted net cash flows from each royalty interest property using estimates of proven and probable reserves. Battle Mountain evaluates the recoverability of the carrying value of royalty interests in exploration stage mineral properties in the event of significant decreases in the price of gold, and whenever new information regarding the mineral properties is obtained from the operator that could affect the future recoverability of royalty interests. Impairments in the carrying value of each property are measured and recorded to the extent that the carrying value in each property exceeds its estimated fair value, which is generally calculated using estimated future discounted cash flows.

Battle Mountain’s estimate of gold prices, operator’s estimates of proven and probable reserves to the royalty properties, and operator’s estimates of operating, capital and reclamation costs are subject to certain risks and uncertainties which may affect the recoverability of Battle Mountain’s investment in these royalty interests in mineral properties. Although Battle Mountain has made its best assessment of these factors based on current conditions, it is possible that changes could occur, which could adversely affect the net cash flows expected to be generated from these royalty interests. Battle Mountain believes that no impairment of long-lived assets occurred during the third quarter of 2006 or existed as of September 30, 2006.

Revenue Recognition.  Battle Mountain’s revenue is generated from its royalty interests in mineral properties. Royalty revenue is recognized in accordance with the terms of the underlying royalty agreements subject to: (i) the pervasive evidence of the existence of the arrangements; (ii) the risks and rewards having been transferred; (iii) the royalty being fixed or determinable; and (iv) the collectibility of the royalty being reasonably assured. For royalty payments received in gold, royalty revenue is recorded at the average spot price of gold for the period in which the royalty was earned.

Accounts Receivable and Allowance for Doubtful Accounts.  The carrying value of Battle Mountain’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value.

Battle Mountain evaluates the collectibility of accounts receivable on a historical basis. Battle Mountain records a reserve for bad debts against amounts due to reduce the net recognized receivable to an amount Battle Mountain believes will be reasonably collected. The reserve is a discretionary amount determined from the analysis of the aging of the accounts receivables and historical experience.

Foreign Currency Translation.  Battle Mountain’s functional currency and that of its subsidiaries is the applicable local currency in accordance with SFAS No. 52, ‘Foreign Currency Translation’. Monetary assets and liabilities of Battle Mountain and its subsidiaries with functional currencies other than the US dollar are translated into US dollars using current rates of exchange at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates. Revenues and expenses are translated at the weighted average exchange rates in effect for the period in which the items occur. Translation gains or losses are recorded as a separate component of stockholders’ equity and transaction gains and losses are included in other income and expenses, net.

Comprehensive Income.  Battle Mountain reports comprehensive income and loss and its components in accordance with SFAS No. 130, Reporting Comprehensive Income. Battle Mountain’s comprehensive income is comprised of net income, foreign currency translation adjustments, and gold price fluctuations.

Stock-Based Compensation.  Battle Mountain has adopted the fair value recognition provisions of SFAS 123R, “Accounting for Stock-Based Compensation”. Under the fair value recognition provisions of SFAS 123R, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period.

The estimated fair value of employee stock options was calculated using a lattice pricing model. Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Battle Mountain’s employee stock options may have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of Battle Mountain’s employee stock options.

All options currently outstanding are fully vested with the related expense classified as professional and consulting.

Income Taxes.  Battle Mountain provides for income taxes under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability based approach in accounting for income taxes.

Deferred income tax assets and liabilities are recorded to reflect the tax consequences in future years of temporary differences between revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets that are not likely to be realized. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Product Research and Development

Battle Mountain’s business plan is focused on a strategy for maximizing returns on the recently acquired gold royalty assets. Since the year ended December 31, 2005, execution of the business plan has largely focused on acquiring these royalty assets.

Purchase of Significant Equipment

Battle Mountain does not intend to purchase any significant equipment over the twelve months ending December 31, 2007 other than office computers and communication equipment as required.

Employees

Currently Battle Mountain’s only employees are the Chief Executive Officer and the Chief Financial Officer. Battle Mountain does not expect any material changes in the number of employees over the next 12 month period. Battle Mountain does and will continue to outsource contract employment as needed.

Going Concern

Battle Mountain has suffered recurring losses from operations. The continuation of Battle Mountain as a going concern is dependent upon Battle Mountain’s ability to attain and maintain profitable operations and raise additional capital. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should Battle Mountain discontinue operations.

Historically, due to the uncertainty of Battle Mountain’s ability to meet current operating expenses and the capital expenses noted above, in their report on the annual financial statements for the year ended December 31, 2006, the independent auditors included an explanatory paragraph regarding concerns about Battle Mountain’s ability to continue as a going concern. Battle Mountain’s financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by the independent auditors.

The growth of the business is dependent upon Battle Mountain’s ability to raise additional financial support. The issuance of additional equity securities could result in a significant dilution in the equity interests of the current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase Battle Mountain’s liabilities and future cash commitments.

Recently Issued Accounting Standards

In March of 2005 the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry.” In the mining industry, companies may be required to remove overburden and other mine waste materials to access mineral deposits. The costs of removing overburden and waste materials are referred to as “stripping costs.” The EITF reached a consensus that stripping costs incurred during the construction phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. The new treatment will be effective for fiscal years beginning after December 15, 2005. Adoption of the standard may have an impact on Battle Mountain’s future results of operations, the amount of which management is unable to determine at this time.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This Statement replaces APB Opinion No. 20 and SFAS No. 3. APB Opinion No. 20 previously required that most voluntary changes in accounting principles be recognized by including the cumulative effect of changing to the new accounting principle in net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS No. 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period, rather than being reported in an income statement. The new standard will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Battle Mountain believes the adoption of new standard will not have a material effect on financial position, results of operations, cash flows, or previously issued financial reports.

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109.” The FASB Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Battle Mountain has preliminarily reviewed the potential effect of the adoption of FIN 48 and is performing a comprehensive analysis on its uncertain tax positions. Tax positions deemed to have a remote likelihood of utilization may have an adverse effect on its financial position, results of operations or cash flow.

In September 2006, the FASB issued SFAS No. 157 (SFAS 157), “Fair Value Measurements.” SFAS 157 clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability in an orderly transaction between market participants. Further, the standard establishes a framework for measuring fair value in generally accepted accounting principles and expands certain disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Battle Mountain does not expect that the adoption of SFAS 157 will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the U.S. Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 108 (SAB 108), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for fiscal years beginning after November 15, 2006. Battle Mountain does not expect that the adoption of SAB 108 will have a material impact on its financial position, results of operations or cash flows.

Security Ownership of Beneficial Owners and Management

The following table sets forth, as of September 20, 2007, certain information with respect to the beneficial ownership of Battle Mountain common stock by each stockholder known by Battle Mountain to be the beneficial owner of more than 5% of Battle Mountain common stock, as well as by each of Battle Mountain’s current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

	Amount and Nature of		Percentage
Name and Address of Beneficial Owner	Beneficial Ownership		of Class(1)

Mark Kucher	17,774,192	(2)	20.56
1725 Knox Road Vancouver, BC V6J 1S4
David Atkinson	1,750,000	(3)	2.11
701 5750 Larch Street Vancouver, BC V6M 4E2
Brian Labadie	800,000	(4)	*
24138 Fern Crescent Maple Ridge, BC V4R 2S1
Anthony E.W. Crews	800,000	(5)	*
1325 Airmotive Way Suite 175U Reno, NV 89502
Robert Connochie	500,000		*
164 Conochie Road CosCob, CT 06807
Christopher E. Herald	500,000		*
15095 Foothill Road Golden, CO 80401
All Officers and Directors as a group	22,124,192		25.42
Royal Gold, Inc.	63,471,906	(6)	56.58
1660 Wynkoop Street, Suite 1000 Denver, CO 80202

*	Indicates less than 1%.

(1)	Based on 83,120,317 shares of common stock issued and outstanding as of September 14, 2007. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, Battle Mountain believes that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Includes 3,160,000, 1,000,000, 3,400,000 and 40,000 shares of common stock owned by Bug River Trading Corp. (“Bug River”), British Swiss Investment Corp. (“British Swiss”), Warrior Resources Corp. (“Warrior”), and Mr. Kucher’s spouse, respectively. Mark Kucher is a director and stockholder of Bug River, British Swiss, and Warrior. Also includes an option to purchase 800,000 shares at $0.40 per share that vested on April 15, 2005, and warrants to purchase up to 2,512,096 shares at $0.31 per share.

(3)	Includes warrants to purchase 500,000 shares at $0.31 per share.

(4)	Includes options to purchase 300,000 shares at $0.40 per share that vested on April 15, 2005.

(5)	Includes options to purchase 300,000 shares at $0.40 per share that vested on April 15, 2005.

(6)	Includes 17,774,192 shares beneficially owned by Mark Kucher which Royal Gold has a right to acquire pursuant to option and support agreements entered into with Mr. Kucher in connection with the merger transaction. Also includes 4,350,000 shares, including shares underlying options and warrants, held by Messrs. Atkinson, Connochie, Labadie, Crews and Herald, who have granted irrevocable proxies to Royal Gold in connection with the merger transaction. Also includes 25,157,880 shares that Royal Gold may acquire pursuant to a convertible bridge loan facility. Under the terms of the facility, Royal Gold may convert all outstanding principal, interest and expenses into Battle Mountain common stock at a conversion price of $0.60 per share. As of September 20, 2007, principal and accrued interest in the amount of $15,094,728 was outstanding.

SELLING STOCKHOLDERS

In addition to registering up to 1,634,410 shares of Royal Gold’s common stock to be issued to Battle Mountain’s stockholders as a result of the merger, this proxy statement/prospectus relates to the aggregate resale of up to 396,023 shares of Royal Gold common stock which may be sold from time to time by Royal Gold’s selling stockholders. The following table sets forth certain information with respect to the resale of Royal Gold’s common stock by Royal Gold’s selling stockholders. Royal Gold will not receive any proceeds from the resale of its common stock by its selling stockholders.

None of the selling stockholders has held a position or office or had a material relationship with Royal Gold within the past three years other than ownership of Royal Gold’s publicly traded common stock of which Royal Gold has no knowledge.

The following table sets forth the name of each selling stockholder and certain other information with respect to such selling stockholder’s beneficial ownership of Royal Gold common stock issuable to such selling stockholder in the merger. Beneficial ownership is determined in accordance with the rules of the SEC. The tabular information shown below assumes that (1) all the outstanding Battle Mountain warrants are exercised during the period from the date of this proxy statement/prospectus to the effective time of the merger, (2) all the outstanding Battle Mountain stock options are exercised by the payment of cash during the period from the date of this proxy statement/prospectus to the effective time of the merger, (3) each of the Battle Mountain stockholders who are selling stockholders makes the Stock Election and (4) all the shares of Royal Gold common stock being offered pursuant to the registration statement of which this proxy statement/prospectus is a part are sold to third parties. However, because the selling stockholders may offer all or a portion of the shares covered by this proxy statement/prospectus at any time and from time to time hereafter, the exact number of shares that each selling stockholder may retain after completion of the offering cannot be determined at this time. The last two columns of the table below assume that all the shares covered by this proxy statement/prospectus will be sold by the selling stockholders to third parties, that no additional shares are bought or sold by the selling stockholder and that no selling stockholder owns publicly traded shares.

Percentage ownership is based upon 28,663,756 shares of Royal Gold common stock outstanding as of the fiscal year ended June 30, 2007, plus 1,634,410 shares of Royal Gold common stock issuable in the merger (based on the assumptions described above).

	Shares Beneficially			Shares Beneficially
	Owned		Number of	Owned
	Before the Offering		Shares	After the Offering
Name	Number	Percent	Offered	Number	Percent

Mark Kucher(1) 1725 Knox Road Vancouver, BC V6J 1S4	318,158	1.11	318,158	0	0%
David Atkinson 701 5750 Larch Street Vancouver, BC V6M 4E2	31,325	*	31,325	0	0%
Brian Labadie 24138 Fern Crescent Maple Ridge, BC V4R 2S1	14,320	*	14,320	0	0%
Anthony E.W. Crews 1325 Airmotive Way Suite 175U Reno, NV 89502	14,320	*	14,320	0	0%
Robert Connochie 164 Conochie Road CosCob, CT 06807	8,950	*	8,950	0	0%
Christopher E. Herald 15095 Foothill Road Golden, CO 80401	8,950	*	8,950	0	0%

*	Indicates less than 1%.

(1)	Includes 56,564, 17,900, 60,860 and 716 shares of Royal Gold common stock issuable to Bug River Trading Corp. (“Bug River”), British Swiss Investment Corp. (“British Swiss”), Warrior Resources Corp. (“Warrior”), and Mr. Kucher’s spouse, respectively, in the merger. Mark Kucher is a director and stockholder of Bug River, British Swiss, and Warrior.

Plan of Distribution

The selling stockholders and their respective successors, including their transferees, pledgees or donees or their successors, may from time to time sell the securities hereby registered directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The securities hereby registered may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related directly to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options.

The aggregate proceeds to the selling stockholders from the sale of the securities registered hereby by them will be the purchase price of the securities less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. Royal Gold will not receive any of the proceeds from this offering. Royal Gold’s outstanding common stock is listed for trading on the NASDAQ Global Select Market and the Toronto Stock Exchange. The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the securities registered hereby may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M. To the knowledge of Royal Gold, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the securities registered hereby. The selling stockholders may determine not to sell any, or to sell less than all of, the securities described in this prospectus. In the event this registration statement cannot be used, selling stockholders may sell these securities subject to the limitations under Rule 145 under the Securities Act. Upon expiration of the limitations under Rule 145, selling stockholders will be able to freely sell these securities. To the extent required, the specific securities to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Royal Gold common stock in the course of hedging positions they assume. The selling stockholders may also sell Royal Gold common stock short and deliver Royal Gold common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities.

OTHER MATTERS

Battle Mountain does not intend to bring any other matters before Battle Mountain’s special meeting of stockholders and has not been informed that any other matters are to be presented by others. Battle Mountain’s amended and restated bylaws provide that the proceedings at a meeting that is irregular for want of notice may be ratified and approved and rendered valid if a quorum at the meeting was present and the irregularity is waived by a writing by all parties having the right to vote at such meeting.

Battle Mountain may hold a 2007 annual meeting only if the merger is not completed. In the event Battle Mountain does hold a 2007 annual meeting, for a stockholder proposal to be considered for inclusion in Battle Mountain’s proxy statement relating to Battle Mountain’s 2007 annual meeting of stockholders, the proposal must be received at Battle Mountain’s principal executive office a reasonable time before Battle Mountain begins to print and send its annual meeting materials. Battle Mountain’s amended and restated bylaws require that in order for a stockholder proposal to be submitted to the stockholders, notice of a stockholder proposal must be delivered to Battle Mountain’s principal executive office no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date was made, whichever come first. Proposals submitted after this date will be considered untimely and will not be submitted to stockholders.

LEGAL MATTERS

The validity of the shares of Royal Gold common stock offered by this proxy statement/prospectus will be passed upon for Royal Gold by Hogan & Hartson L.L.P.

EXPERTS

The consolidated financial statements of Royal Gold, Inc. and management’s assessment of the effectiveness of internal control over financial reporting of Royal Gold, Inc. (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated audited financial statements of Battle Mountain included with this proxy statement/prospectus have been so included in reliance on the report of Chisholm, Bierwolf & Nilson, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing an accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows Royal Gold to “incorporate by reference” the documents it files with the SEC into this proxy statement/prospectus, which means that Royal Gold can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, and information in documents that Royal Gold files later with the SEC will automatically update and supersede information in this proxy statement/prospectus. Royal Gold incorporates by reference the documents listed below and any future filings Royal Gold will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except Current Reports on Form 8-K furnished rather than filed under Form 8-K), until the date of the special meeting of the Battle Mountain stockholders:

•	Royal Gold’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007;

•	Royal Gold’s Current Reports on Form 8-K filed on July 2, 2007, July 24, 2007, July 31, 2007, August 2, 2007, August 9, 2007, August 16, 2007, August 29, 2007, August 31, 2007, September 4, 2007 and September 10, 2007;

•	Royal Gold’s Definitive Proxy Statement filed on Schedule 14A on October 13, 2006; and

•	Royal Gold’s Registration Statement on Form 8-A under the Exchange Act filed on September 12, 1997, together with any amendments thereto.

Royal Gold will provide a copy of the documents it incorporates by reference, at no cost, to any person who receives this proxy statement/prospectus. To request a copy of any or all of these documents, you should write or telephone Royal Gold at: Investor Relations, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, CO 80202, phone number (303) 573-1660.

WHERE YOU CAN FIND MORE INFORMATION

Royal Gold has filed with the SEC under the Securities Act a registration statement on Form S-4, of which this proxy statement/prospectus is a part. This proxy statement/prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement. Any statement made in this proxy statement/prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If Royal Gold filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Royal Gold files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document Royal Gold files at the following SEC public reference room:

Judiciary Plaza
100 F Street, NE, Room 1580,
Washington, DC 20549

You may obtain information on the operation of the public reference room in Washington, DC by calling the SEC at 1-800-SEC-0330. Royal Gold files information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the NASDAQ Global Select Market at 1735 K Street, NW, Washington, DC 20006.

INDEX TO CONSOLIDATED AUDITED AND UNAUDITED FINANCIAL
STATEMENTS OF BATTLE MOUNTAIN

Battle Mountain’s consolidated audited and unaudited financial statements are stated in United States dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. For the purpose of these consolidated audited and unaudited financial statements and the accompanying notes only, the “Company,” “us,” “we, “our” etc. refers only to Battle Mountain.

The following consolidated audited financial statements are filed as part of this proxy statement/prospectus:

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Battle Mountain Gold Exploration Corporation

We have audited the accompanying balance sheet of Battle Mountain Gold Exploration Corporation as of December 31, 2006, and the related statements of operations, stockholders’ equity and comprehensive loss and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Battle Mountain Gold Exploration Corporation as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Battle Mountain Gold Exploration Corporation will continue as a going concern. As discussed in Note 14 to the financial statements, Battle Mountain Gold Exploration Corporation has suffered losses during the periods presented which raises substantial doubt about the company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chisholm, Bierwolf & Nilson, LLC

Bountiful, Utah
March 28, 2007

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

BALANCE SHEET

2006

ASSETS
Current Assets
Cash, non-restricted	$8,788
Cash, restricted	266,353
Accounts receivable, net	591,366
Deferred charges	299,972

Total current assets	1,166,479

Property and equipment (net of accumulated depreciation of $1,315,249)	18,423,349

Other Assets
Royalty option	25,000
Deferred charges	110,464
Deferred tax assets	1,771,638
Deposits	295

Total other assets	1,907,397

Total assets	$21,497,225

Current Liabilities
Accounts payable	$78,409
Accrued interest payable	459,770
Bridge loan payable	4,000,000
Current portion of notes payable	1,452,945
Related party payables	505,964

Total current liabilities	6,497,088

Long-Term Liabilities
Convertible Debentures	2,000,000
Gold Loan Payable	4,715,324

Total long-term liabilities	6,715,324

Total liabilities	13,212,412

Commitments and Contingencies	—

Stockholders’ Equity
Preferred stock: 10,000,000 shares authorized ($0.001 par value) none issued	—
Common stock, $.001 par value, 200,000,000 shares authorized 64,070,442 shares issued and outstanding	64,070
Additional paid-in-capital	12,880,583
Accumulated other comprehensive deficit	(446,351)
Accumulated deficit	(4,213,489)

Total stockholders’ equity	8,284,813

Total liabilities and stockholders’ equity	$21,497,225

The Accompanying Notes are an Integral Part of the Financial Statements

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,	December 31,
	2006	2005

Royalty Revenue	$2,394,600	$—
Expenses
Depreciation	(1,314,865)	(198)
Professional and consulting	(3,167,637)	(1,245,706)
General and administrative	(248,067)	(158,024)

Total operating expenses	(4,730,569)	(1,403,928)
Loss from operations	(2,335,969)	(1,403,928)

Other Income (Expense)
Interest expense	(1,651,236)	—
Financing costs		(379,912)
Gain on joint venture dissolution	435,494
Foreign exchange loss	(773)	—
Loss on sale of investments	—	(10,082)
Loss on gold payment	(141,791)	—

Total other expense	(1,358,306)	(389,994)

Loss before benefit/(provision) for income taxes	(3,694,275)	(1,793,922)
Benefit/(provision) for income taxes	1,593,911	—

Net loss	$(2,100,364)	$(1,793,922)

Loss per share — basic and diluted	$(0.04)	$(0.04)

Weighted average shares outstanding — basic and diluted	57,759,877	41,530,000

Comprehensive Loss
Net loss per statement of operations	$(2,100,364)	$(1,793,922)
Foreign currency translation adjustments	(8,326)	—
Unrealized loss on gold holdings and commitments	(438,025)	—

Comprehensive loss	$(2,546,715)	$(1,793,922)

The Accompanying Notes are an Integral Part of the Financial Statements

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2006	2005

Cash Flows From Operating Activities
Net loss	$(2,100,364)	$(1,793,922)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,314,865	198
Non-cash compensation	1,937,042	913,776
Non-cash interest expense	660,585	—
Issuance of stock warrants		379,912
Foreign exchange loss		—
Loss on sale of investments		10,082
Gain on joint vesture dissolution
Change in operating assets and liabilities	(435,494)
(Increase) in accounts receivable	(591,366)	—
(Increase) in deposits		—
Increase in deferred service charges	(157,804)
Decrease (Increase) in prepaid	1,188	(1,188)
Increase in accrued interest	459,770	—
Increase in related party payable	631,136	41,63
Increase in deferred tax assets	(1,771,638)
Increase in accounts payable	49,206	17,448

Net cash used in operating activities	(2,874)	(432,062)
Cash Flows From Investing Activities
Purchase of property and equipment	(3,320)	(264)
Purchase of royalty rights	(13,077,490)	—
Purchase of short term investments	—	—
Proceeds from sale of short term investments	—	25,718
Investment in joint venture	(98,825)	(734,901)

Net cash used in investing activities	(13,179,635)	(709,447)
Cash Flows from Financing Activities
Proceeds from issuance of notes payable	6,907,825	—
Principal payments on notes payable	(1,203,365)	—
Principal payments on related party notes payable	—	(150,000)
Proceeds from short term notes	4,000,000	—
Proceeds from issuance of common stock	3,489,119	835,000

Net cash provided by financing activities	13,193,579	685,000

Net increase (decrease) in cash and cash equivalents	11,070	(456,509)
Effect of exchange rates on cash and cash equivalents	17,457	—
Cash and cash equivalents at beginning of period	246,614	703,123

Cash and cash equivalents at end of period	$275,141	$246,614

Supplemental Information and non cash transactions

During the year ended December 31, 2006 the Company paid $456,276 in interest. The Company paid no interest in 2005.

The Company paid no income taxes during the years ended December 31, 2006, and 2005.

During the year ended December 31, 2006, the Company issued 12,000,000 shares of common stock to IAMGOLD for the purchase of royalty rights.

During the year ended December 31, 2006, the Company issued $2,000,000 of unsecured convertible debentures for the purchase of royalty rights.

During the year ended December 31, 2006, the Company issued the Chairman and CEO 750,000 shares of unregistered, restricted common stock for forgiveness of previously accrued operating payables.

During the year ended December 31, 2006, the Company issued 1,935,000 shares of common stock to a financial institution for loan origination fees.

During the year ended December 31, 2006, the Company issued 102,940 shares of common stock to a financial institution for interest accrued and payable.

During the year ended December 31, 2006, the Company issued 421,053 shares of common stock to a financial institution for extension fees on the Bridge loan facility.

The Accompanying Notes are an Integral Part of the Financial Statements

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
For the Years Ended December 31, 2006, and 2005

							Accumulated
					Additional		Other	Stock
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Subscriptions	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Receivable	Equity

Balance December 31, 2004	—	$—	40,110,000	$40,110	$1,158,198	$(319,203)	$—	$—	$879,105

January 2005 shares issued for cash at $0.50 per share			920,000	920	459,080				460,000
September 2005 issued shares for cash at $0.25 per share with attached warrants exercisable at $0.25 per share			1,500,000	1,500	753,412			(90,670)	664,242
Stock subscription received								90,670	90,670
Net loss for the year ended December 31, 2005						(880,146)			(880,146)

Balance December 31, 2005 (as previously reported)	—	$—	42,530,000	$42,530	$2,370,690	$(1,199,349)	$—	$—	$1,213,871

Net loss as previously reported						(880,146)
Issuance of stock options in April, 2005					839,065	(839,065)			—
Issuance of stock options in December, 2005					74,711	(74,711)			—
Net loss						(1,793,922)			—

Balance December 31, 2005		$—	42,530,000	$42,530	$3,284,466	$(2,113,125)	$—	$—	$1,213,871

April 2006 shares issued for cash at $0.31 per share with attached warrants exercisable at $0.31 per share			11,669,353	11,669	3,427,450				3,439,119
April 2006 issued shares for compensation at $0.39 per share with attached warrants exercisable at $0.31 per share			2,512,096	2,512	1,856,931				1,859,443
April 2006 issued shares for consulting services at $0.39 per share with attached warrants exercisable at $0.31 per share			500,000	500	369,598				370,098
April 2006 issued shares for loan origination fees at $0.31 per share			1,935,000	1,935	597,915				599,850
April 2006 issued shares for acquisition of royalty interests at $0.39 per share			12,000,000	12,000	4,668,000				4,680,000
June 2006 received shares and cancelled			(7,800,000)	(7,800)	(1,686,420)				(1,694,220)
October 2006 issued shares for payment of accrued interest			102,940	103	60,632				60,735
December 2006 issued share for loan extension fees			421,053	421	252,211				252,632
December 2006 issued shares for conversion of warrants			200,000	200	49,800				50,000
Unrealized loss on gold holding and commitments							(438,025)		0
Foreign currency adjustment							(8,326)
Net loss for the year ended December 31, 2006						(2,100,364)			(2,100,364)

Balance December 31, 2006	—	$—	64,070,442	$64,070	$12,880,583	$(4,213,489)	$(446,351)	$—	8,284,813

The Accompanying Notes are an Integral Part of the Financial Statements

1.	Organization and Significant Accounting Policies

Business

The Company was incorporated under the laws of the State of Nevada on January 7, 2004 to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of Nevada.

Prior to the completion of the Company’s acquisition of certain royalty interests in mineral properties in April 2006, the Company’s primary business was mineral, specifically gold, exploration in the State of Nevada. Based on the Company’s previous focus on mineral exploration, since its inception in January 2004, it previously reported its financial information in accordance with Statements of Financial Accounting Standards (SFAS) No. 7 Accounting and Reporting by Development Stage Enterprises.

Upon completion of its acquisition of certain royalty interests in mineral properties, along with the divesture of its joint venture, Pediment Gold LLC, the Company’s primary focus has changed to acquiring and managing precious metal royalties. The acquisition of the royalty interests resulted in the Company no longer being considered exploration stage under SFAS No. 7.

The Company’s current and potential future royalty interests, defined as non-operating net revenue rights in mining projects, expect to provide all future revenues. The Company currently does not conduct exploration or mining activities.

Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management’s estimates. These estimates are subjective in nature and involve judgments that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at fiscal year end, and the reported amounts of revenues and expenses during the fiscal year. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, all highly liquid investments with maturities of three months or less are considered to be cash equivalents. At December 31, 2006 the Company maintained an account denoted in gold with Macquarie Bank Limited, its senior lender.

From time to time the Company maintains amounts on deposit with financial institutions which exceed federally insured limits. The Company has not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk.

RESTRICTED CASH — The Company maintains the majority of its cash resources with Macquarie Bank Limited, its senior lender. Restricted cash is denominated in US dollars, Canadian dollars, and gold bullion. In accordance with the Company’s loan agreements with Macquarie Bank Limited, restricted cash is periodically released to meet the Company’s working capital obligations based on a previously agreed upon annual budget. Additional funds are available on an as needed basis.

Fair Value of Financial Instruments

The carrying amount of financial instruments held by the Company, which include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short duration. The carrying amount of the Company’s notes payable approximate their fair value based on incremental borrowing rates for similar types of borrowing arrangements.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. In accordance with SFAS No. 144 Accounting for Long-Lived Assets, the Company reviews its long-lived assets for impairment. Whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recovered through undiscounted future cash flows, such losses are recognized in the statement of operations.

The cost of property, plant, and equipment is depreciated over the remaining estimated useful lives of the assets ranging from 3 to 5 years. Depreciation is computed using the straight line method for both financial reporting and income tax purposes. Expenditures for maintenance and repairs are expensed when incurred, while betterments are capitalized. Gains and losses on the sale of property and equipment are reflected in the statement of operations.

Royalty Interests In Mineral Properties

Acquired royalty interests in mineral properties include certain properties in the production, development, and exploration stage. We capitalize these royalty interests as tangible assets when they meet the definition of mineral rights in accordance with Financial Accounting Standards Boards (FASB) Emerging Issues Task Force Issue (EITF) No. 04-02. Whether Mineral Rights are Tangible or Intangible Assets. At December 31, 2006 all of our royalty interests meet the definition of mineral rights and therefore, are capitalized as tangible assets and included as a separate component of property and equipment.

Acquisition costs of production stage royalty interests are depreciated using the units of production method over the life of the mineral property, which is estimated using proven and probable reserves. Development and exploration stage royalties will be depreciated in the same manner once they become production stage assets. The carrying values of all royalty mineral interests are periodically evaluated for impairment. The recoverability of the carrying value of royalty interests in production and development stage mineral properties is evaluated based upon estimated future undiscounted net cash flows from each royalty interest property using estimates of proven and probable reserves. We evaluate the recoverability of the carrying value of royalty interests in exploration stage mineral properties in the event of significant decreases in the price of gold, and whenever new information regarding the mineral properties is obtained from the operator that could affect the future recoverability of our royalty interests. Impairments in the carrying value of each property are measured and recorded to the extent that the carrying value in each property exceeds its estimated fair value, which is generally calculated using estimated future discounted cash flows.

Our estimate of gold prices, operator’s estimates of proven and probable reserves to our royalty properties, and operator’s estimates of operating, capital and reclamation costs are subject to certain risks and uncertainties which may affect the recoverability of our investment in these royalty interests in mineral properties. Although we have made our best assessment of these factors based on current conditions, it is possible that changes could occur, which could adversely affect the net cash flows expected to be generated from these royalty interests.

The Company believes that no impairment of its royalty interests existed as of December 31, 2006.

Basis of Consolidation

The consolidated financial statements include the accounts of Battle Mountain Gold Exploration Inc., and its recently incorporated and wholly-owned subsidiaries, BMGX (Barbados) Corporation, and Battle Mountain Gold (Canada) Inc.

The Company’s wholly owned subsidiaries hold all the currently producing gold royalty assets. Intercompany transactions and account balances have been eliminated in consolidation.

Income Taxes

The Company provides for income taxes under the provisions of SFAS No. 109 Accounting for Income Taxes which requires an asset and liability based approach in accounting for income taxes.

Deferred income tax assets and liabilities are recorded to reflect the tax consequences in future years of temporary differences between revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets that are not likely to be realized. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Loss Per Share

The computation of basic and diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the common stock equivalents. Common stock equivalents are not included in the diluted loss per share calculation when their effect is antidilutive.

Revenue Recognition

The Company’s revenue is generated from its royalty interests in mineral properties. Royalty revenue is recognized in accordance with the terms of the underlying royalty agreements subject to (i) the pervasive evidence of the existence of the arrangements; (ii) the risks and rewards having been transferred; (iii) the royalty being fixed or determinable; and (iv) the collectibility of the royalty being reasonably assured. For royalty payments received in gold, royalty revenue is recorded at the average spot price of gold for the period in which the royalty was earned.

Stock-Based Compensation

The Company has adopted the fair value recognition provisions of SFAS 123R, Share Based Payment. Under the fair value recognition provisions of SFAS 123R, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period.

The estimated fair value of employee stock options was calculated using a lattice pricing model. Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options may have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of the Company’s employee stock options.

The Company previously recognized stock based compensation under the provisions of the original SFAS No. 123 Accounting for Stock-Based Payment. All options issued prior to the adoption of SFAS No. 123R were vested and the related compensation expense previously recognized and included in professional and consulting expense.

Accounts Receivable and Allowance for Doubtful Accounts

The carrying value of the Company’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value.

The Company evaluates the collectibility of accounts receivable on a historical basis. The Company records a reserve for bad debts against amounts due to reduce the net recognized receivable to an amount the Company believes will be reasonably collected. The reserve is a discretionary amount determined from the analysis of the aging of the accounts receivables and historical experience. Based on our analysis of payment experience, no reserve has been recorded for the period.

Foreign Currency Translation

The functional currency of the Company and its subsidiaries is the applicable local currency in accordance with SFAS No. 52, Foreign Currency Translation. Monetary assets and liabilities of the Company and its subsidiaries with functional currencies other than the U.S. dollar are translated into U.S. dollars using current rates of exchange at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates. Revenues and expenses are translated at the weighted average exchange rates in effect for the period in which the items occur. Translation gains or losses are recorded as a separate component of stockholders’ equity and transaction gains and losses are included in other income and expenses, net.

Comprehensive Income

The Company reports comprehensive income and loss and its components in accordance with SFAS No. 130, Reporting Comprehensive Income. The Company’s comprehensive income is comprised of net income, foreign currency translation adjustments, and gold price fluctuations.

Concentration of Credit Risk

The Company’s current revenue is solely generated from the production stage royalty interests in the El Limon Mine, Williams Mine, Joe Mann Mine, and Don Mario Mine. Material reductions in any or all of the mines would result in significant adverse effect on the Company’s financial position, results of operations, and cash flows.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications did not have an impact on previously reported financial position, cash flows, or results of operations.

New Accounting Pronouncements

In March of 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry.” In the mining industry, companies may be required to remove overburden and other mine waste materials to access mineral deposits. The costs of removing overburden and waste materials are referred to as “stripping costs.” The EITF reached a consensus that stripping costs incurred during the construction phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. The new treatment will be effective for fiscal years beginning after December 15, 2005. Adoption of the standard may have an impact on the Company’s future results of operations, the amount of which management is unable to determine at this time.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. This Statement replaces APB Opinion No. 20 and SFAS No. 3. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle in net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period, rather than being reported in an income statement. The new standard will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company believes the adoption of a new standard will not have a material effect on its financial position, results of operations, cash flows, or previously issued financial reports.

In February 2006, the FASB Issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments — an amendment of SFAS No. 133 and 140”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement:

a. Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

b. Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

c. Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

d. Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

e. Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

The effective date of the Statement is for all financial instruments acquired, issued, or subject to remeasurement occurring after December 31, 2006. The Company does not expect SFAS No. 156 to have a material effect on its financial position, results of operations, or cash flows in the foreseeable future.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets”, which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. The Company does not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109”. The FASB Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has preliminarily reviewed the potential effect of the adoption of FIN 48 and is performing a comprehensive analysis on its uncertain tax positions. Tax positions deemed to have a remote likelihood of utilization may have an adverse effect the Company’s financial position, results of operations or cash flow.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” The Statement clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability in an orderly transaction between market participants. Further, the standard establishes a framework for measuring fair value in generally accepted accounting principles and expands certain disclosures about fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007. The Company does not expect that the adoption of SFAS 157 will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the U.S. Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” The Bulletin provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The Bulletin is effective for fiscal years beginning after November 15, 2006. The Company does not expect that the adoption of SAB 108 will have a material impact on its financial position, results of operations or cash flows.

2.	Divestiture of Joint Venture

In accordance with the Company’s current focus of acquiring and managing its portfolio of royalty interests in mining properties, the Company divested its interest in the Pediment Gold exploration partnership to our joint venture partner, Nevada Gold Exploration Solutions LLC (NGXS). In exchange for our previous interest in Pediment, we rescinded a transaction involving 7,800,000 previously outstanding restricted shares of our common stock, which were subsequently cancelled, and obtained a 1.25% net smelter royalty on any future production, if any, of the Hot Pots and Fletcher Junction Exploration Projects. The rescission included 3,000,000 shares that had been previously placed in escrow under the terms of an agreement in which the Company was to obtain 100% control of Pediment Gold LLC and its proprietary water technology. The rescission of the Company common stock and forfeiture of its Pediment Gold interest resulted in a gain of $435,494.

Neither Hot Pots nor the Fletcher Junction Project has any proven or probable reserves at the present time.

3.	Related Party Transactions

On April 26, 2006 the CEO received a total of 750,000 shares of Company common stock at $0.39 per share, the fair market value of the Company’s common stock on the date of issuance, for total consideration of $292,500. The transaction resulted in the cancellation of previously accrued salary and operating payables.

On April 26, 2006 the CEO received 1,762,096 shares of common stock at $0.39 per share for total consideration of $687,217 in accordance with the terms of his employment agreement related to the acquisition of the royalty interests in mineral properties.

The aggregate of 2,512,096 shares of Company common stock issued to the CEO during the twelve months ended December 31, 2006 include additional exercisable warrants of 2,512,096, each for one additional share of common stock at $0.31 per share expiring on April 12, 2011. The Company recognized $879,726 of non-cash compensation expense related to issuance of the warrants.

On April 26, 2006 the Company’s CFO, previously engaged as a consultant, received 500,000 shares of common stock at $0.39 per share for total consideration of $195,000 as compensation for advisory work related to the acquisition of the royalty assets. The shares include additional exercisable warrants of 500,000, each for one additional share of common stock at $0.31 per share expiring on April 12, 2011. The Company recognized $175,098 of non-cash compensation expense related to issuance of the warrants.

The Company entered into an employment agreement with its CFO effective May 1, 2006. The initial term of the agreement is three years with a base compensation of $125,000 per year. In addition, the CFO was granted 750,000 restricted shares of the Company’s common stock, which vest equally over the term of the agreement, beginning in May 2007.

At December 31, 2006, related party payables of $505,964 consist of accrued salary and bonuses payable to the Company’s CEO and CFO.

4.	Property and Equipment

The following table summarizes the net book value of the components of our property and equipment, including our royalty interests in mineral properties as of December 31, 2006.

Royalty Interest in Mineral Properties
as of December 31, 2006
($ in 000’s)

		Accumulated
	Gross	Depreciation	Net

Production stage royalty interests
Williams mine	$3,441	$(535)	$2,906
Don Mario mine	3,101	(489)	2,612
El Limon mine	2,001	(225)	1,776
Joe Mann mine	374	(64)	310

Subtotal	$8,917	$(1,313)	$7,604
Development Stage Royaltiess resource
Dolores resource	$3,597	—	$3,597
Relief Canyon mine	2,843	—	2,843
Lluvia Del Oro property	788	—	788

Subtotal	$7,228		$7,228
Exploration Stage
Seguenega	$3,587	—	$3,587
Night Hawk Lake Property	—
Marmato	—
Hot Pot	—
Fletcher Junction	—

Subtotal	$3,587		$3,587
Total royalty interests in mineral properties	$19,732	$(1,313)	$18,419
Equipment	$6.1	$(1.7)	$4.4
Total Property and Equipment	$19,738	$(1,315)	$18,423

The Company incurred depreciation expense on property and equipment of $1,314,865 and $198 for the years ended December 31, 2006 and 2005, respectively.

Discussed below is the status of each of our royalty interests in mineral properties.

Williams Mine — We own a 0.72% NSR on the Williams mine which is located 350 kilometres east of Thunder Bay, Ontario, Canada. The NSR covers the underground operations and a portion of the open pit operations. The mine is jointly owned and operated by Teck Cominco Ltd. (50%) and Barrick Gold Corporation Ltd. (50%). The mine is currently operating.

Don Mario Mine — We own a 3.0% NSR on the Don Mario mine. The mine is owned by Orvana Minerals Corp., and is currently operating. The Don Mario mine is located within the San Juan Canton, of the province of Chiquitos, in eastern Bolivia.

El Limon/La India — We own a 3.0% NSR on the El Limon mine and La India resource. The mine is owned by Glencairn Gold Corporation. The El Limon mine is currently operating. The La India resource is currently being explored. The El Limon mine is located in northwestern Nicaragua, approximately 140 kilometers form the capital Managua.

Joe Mann Mine — We own a 1% NSR on the Joe Mann mine. The mine is owned by Campbell Resources Inc. The mine is currently operating and is located approximately 550 km north of Montral, Quebec.

Dolores Reserve — We own a 1.25% NSR on gold production from the Dolores Resource. The resource is owned by Minefinders Corporation Ltd. Construction of the mine is in process, with a start-up date expected in the third quarter of 2007. Dolores is located in Mexico, in the state of Chihuahua.

Relief Canyon Mine — We own a 4.0% NSR on the Relief Canyon mine — The mine is owned by Firstgold Inc. The mine is expected to restart by 2008 according to the mine operator, Firstgold Inc. The mine is located approximately 110 miles northeast of Reno, Nevada.

Lluvia De Oro — We carry our 3.0% NSR interest in the mine as a development stage asset, since the mine was previously in production, is currently on care and maintenance.

Seguenega Property — We own a 3.0% NSR in the Sega property. The property is owned by Orezone Resources Inc. Orezone has the option to purchase (buy back) up to two thirds of our royalty interest (i.e. from 3% to 1%) for $2.0 million, prior to starting production. The property is located in Burkina Faso.

Night Hawk Lake Property, Marmato, Hot Pot and Fletcher Junction are all early stage exploration properties. We will update as needed based on further exploration work by the property owners.

In December 2006 we entered into an agreement, for $25,000, to acquire an option to purchase a 2% net smelter return royalty on Minefinders Corporation Ltd.’s Dolores mine in Chihuahua, Mexico. The 2% net smelter return royalty covers both gold and silver production from the Dolores mine. The acquisition is required to close on or before March 31, 2007 for approximately $9,450,000. On March 28, 2007 we completed the acquisition.

5.	Deferred Charges

Deferred charges consist of issuance costs incurred in connection with securing funds from the Gold loan and Bridge loan facilities (See note 7). The Company amortizes the issuance costs as interest expense on a straight-line basis over the term of the respective loans.

The Company incurred issuance costs totaling $1,084,722 during the year ended December 31, 2006 of which $852,482 was paid via the issuance of 2,356,053 shares of common stock.

During the twelve months ended December 31, 2006 the Company amortized $674,286 of the issuance costs.

6.	Operating Lease

The Company leases office space in Reno, Nevada on an annual basis that expired April 30, 2006. On May 1, 2006 the Company renewed the lease on a month to month basis that calls for base monthly payments of $250 per month and additional incidental charges for shared office and administrative services based on usage. The lease is cancelable with thirty days notice to the lessor.

The Company leases office space in Vancouver, British Columbia on an annual basis that expires on August 31, 2006. The Company renewed the lease on a month to month basis. The lease calls for base monthly payments of $1,300.

Rent expense for the year ended December 31, 2006 and 2005 was $20,773 and $18,528 respectively.

7.	Notes Payable

Gold Facility

In April 2006 the Company entered into an 11,750 ounce gold facility agreement with Macquarie Bank Limited. The Company sold the gold on the open market at $587.90 per ounce on April 10, 2006 for total proceeds of $6,907,825. The gold facility calls for the Company to repay Macquarie Bank Limited in sixteen quarterly installments of 907 ounces beginning May 15, 2006 with a final installment of 488 ounces due on May 15, 2010 for total consideration of 15,000 ounces. Additionally, under the terms of the Gold Facility, on each gold delivery date, the Company is required to make an additional and mandatory pre-delivery of gold, determined in accordance with and subject to the following conditions:

(a) pre-delivery of gold under the agreement, shall only be required on a gold delivery date which:

(i)	immediately follows a fiscal quarter wherein the London Gold Price was greater than US$425/Ounce for more than 15 days; or

(ii)	occurs when a Default or Event of Default has occurred and is continuing; and

(b)	the amount of gold to be pre-delivered shall be the current gold value of the US Dollar amount which is 50% of Free Cash Flow for such fiscal quarter;

A mandatory pre-delivery of gold under the agreement is to be applied first against the final gold delivery and then against the remaining gold payments in which deliveries are applied in reverse order to the order in which the gold deliveries are made.

As of December 31, 2006, the Company made required prepayments of 73 ounces on June 5, 2006 and 29 ounces on October 10, 2006.

The facility is collateralized by the acquired royalty interests in mining properties.

Bridge Loan Facility

On April 25, 2006, the Company entered into a bridge loan agreement with Macquarie Bank Limited for $4,000,000. The bridge loan carries a 12% annual interest rate, interest is accrued until maturity, and the loan is due December 31, 2006. The loan carries a one-time extension option through March 31, 2007.

On December 11, 2006 the Company issued 421,053 shares of common stock for total consideration of $252,632 to exercise the option to extend the loan through March 31, 2007.

The loan is collateralized by the acquired royalty interests in mining properties which the Company believes will sufficiently cover the debt.

Subordinated Exchangeable Debenture

The Company entered into a subordinated exchangeable debenture with IAMGOLD (seller of acquired royalty interests in mining properties) for a total of $2,000,000. The debenture carries an interest rate of 6% per annum and is due on April 25, 2008. Principal and interest payments are due semi-annually and may be paid in cash or in shares of common stock of the Company. Additionally, IAMGOLD may, at any time within the period, convert the outstanding principal and accrued interest into shares of common stock.

On October 25, 2006, the Company issued 102,940 restricted shares of common stock for accrued and unpaid interest payable on the 6% Exchangeable Secured Subordinated Debenture due to IAMGOLD (debenture holder) on October 25, 2006 for total consideration of $60,735. The number of common shares issued was based on the unpaid interest payable, divided by the weighted average trading price of the Company’s common shares. The weighted average trading price was calculated by dividing the aggregate dollar trading values of the Company’s common shares for the twenty consecutive trading days immediately preceding October 25, 2006, by the aggregate number of common shares traded during that same period.

The following table illustrates the Company’s future obligations as of December 31, 2006:

Year	Principal	Interest	Total

2007	5,452,945	931,636	6,384,581
2008	3,649,664	521,045	4,170,709
2009	1,876,246	256,655	2,132,901
2010	725,604	34,346	759,950

Total	11,704,459	1,743,682	13,448,141

Note:  The above table includes principal and interest on the gold loan facility based on a gold price of $587.90 per ounce.

At December 31, 2006 the Company recognized an unrealized loss on the carrying amount of its gold loan facility in the amount of $463,810.

Capital Stock

On December 15, 2006, the Company issued 200,000 shares of common stock at $0.25 per share for total consideration of $50,000 related to the exercise of previously issued warrants.

On December 11, 2006, the Company issued 421,053 shares of common stock at $0.60 per share to Macquarie Bank Limited for total consideration of $252,632 related to fees incurred for extension of the Bridge Loan Facility until March 31, 2007.

On October 25, 2006, the Company issued 102,940 restricted shares of common stock to IAMGold for payment of accrued interest, in the amount of $60,735.

On June 30, 2006, the Company cancelled 7,800,000 shares of previously issued restricted common stock, of which 3,000,000 of these shares had been previously placed in escrow and rescinded, related to the divesture of its interest in Pediment Gold LLC.

On April 26, 2006, the Company issued 11,669,353 shares of common stock at $0.31 per share to accredited investors in a private placement offering. Total proceeds received in the private placement were $3,439,119 net of fees of $178,380. Each share has an attached warrant exercisable into one share of common stock at $0.31 per share expiring on April 12, 2011.

On April 26, 2006, the Company issued 2,512,096 shares of common stock at $0.39 per share to the CEO for total consideration of $979,717 related to previously accrued salary, operating payables, and bonuses related to the acquisition of the royalty interests in mineral properties. Each share has an attached warrant exercisable into one share of common stock at $0.31 per share expiring on April 12, 2011.

On April 26, 2006, the Company issued 500,000 shares of common stock at $0.39 per share to its CFO (previously in a consulting role) for total consideration of $195,000 in accordance with the terms of a consulting agreement. Each share has an attached warrant exercisable into one share of common stock at $0.31 per share expiring on April 12, 2011.

On April 26, 2006, the Company issued 1,935,000 shares of common stock at $0.31 per share to Macquarie Bank Limited for total consideration of $599,850 related to the payment of loan origination fees incurred during the quarter ended June 30, 2006.

On April 26, 2006, the Company issued 12,000,000 shares of common stock at $0.39 for total consideration of $4,680,000 related to the purchase of royalty interests in mineral properties from IAMGOLD.

Warrants

Warrants were issued in conjunction with the issuance of common stock. To estimate costs related to the issuance of warrants, we have used a lattice pricing model using a life equal to the maximum contractual life. The warrants expire on various dates through April 2011.

The estimated fair value of warrants, using a lattice pricing model is based on the following assumptions.

	2006	2005

Expected Dividend yield	$-0-	$-0-
Expected stock price volatility	90%	72%
Risk free interest rate	4.90%	4.00%
Expected life of warrants (years)	5.00	1.75

The following table illustrates the warrant activity as of December 31, 2006 and 2005:

	2006		2005
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Warrants	Price	Warrants	Price

Outstanding, beginning of the year	1,500,000	$0.25	—	$—
Issued	14,681,449	0.31	1,500,000	0.25
Exercised	(200,000)	0.25	—	—
Expired	—	—	—	—

Outstanding, end of the period	15,981,449	$0.3051	1,500,000	$0.25

Currently exercisable	15,981,449	$0.3051	1,500,000	$0.25

Stock warrants outstanding and exercisable as of December 31, 2006 are as follows:

		Weighted	Average	Number of	Weighted
	Number of	Average	Remaining	Warrants	Average
Range of	Warrants	Exercise	Contractual	Vested	Exercise
Exercise Price	Outstanding	Price	Life (Years)	(Exercisable)	Price

$0.25	1,300,000	$0.25	.75	1,300,000	$0.25

$0.31	14,681,449	$0.31	4.50	14,681,449	$0.31

The Company recognized $1,054,824 of stock based compensation for the year ended December 31, 2006 related to the warrants issued to our CEO and CFO. The Company recognized $379,912 in financing costs for the year ended December 31, 2005 related to the issuance of warrants to third parties.

10.	Stock Option Plan

The Company adopted the 2004-2005 Non-Qualified Stock Option Plan. The Plan allows the Company to grant options for a maximum of 3,500,000 shares of common stock. The Plan is effective for ten years.

During April 2005 the Company’s board of directors amended the terms of the Plan. The exercise price of all previously granted options was reduced from $0.99 to $0.40 and the vesting date was changed from May 31, 2005 to April 15, 2005. As part of the amendment, the previously issued options at $0.99 were treated as cancelled and reissued at $0.40 in April, 2005. The amendment of Plan resulted in the Company recognizing an additional $280,000 of stock-based compensation.

The vesting date for all options granted under the Plan, as amended, was April 15, 2005.

The following table summarizes the activity of the Plan for the years ended December 31, 2006 and 2005:

	2006		2005
		Weighted		Weighted
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding, beginning	3,200,000	$0.40	1,000,000	$0.99
Options cancelled			(1,000,000)	0.99
Options exercised	—	—	—	—
Options forfeited	—	0.40	—	—
Option granted	—	0.40	3,200,000	0.40

Outstanding, ending	3,200,000	$0.40	3,200,000	$0.40

The fair value of each option granted is estimated at the date of grant using a lattice option-pricing model with the following assumptions.

	2006	2005

Expected Dividend yield	$-0-	$-0-
Expected stock price volatility	90%	72%
Risk free interest rate	4.90%	4.00%
Expected life of options (years)	3.00	4.18

A summary of the outstanding and exercisable options at December 31, 2006, is as follows:

			Average		Weighted
	Number of	Weighted	Remaining	Number of	Average
Range of	Options	Average	Contractual	Options Vested	Exercise
Exercise Price	Outstanding	Exercise Price	Life (Years)	(Exercisable)	Price

$0.40	3,200,000	$0.40	3.18	3,200,000	$0.40

The Company recognized $0 and $913,776 of stock based compensation expense related to the 2004-2005 Non-Qualified Stock Option Plan for the periods ended December 31, 2006 and December 31, 2005, respectively.

11.	Income Taxes

The Company’s current tax benefits for the years ending December 31, 2006 and 2005 of $1,593,911 and $0, respectively, consist of the following amounts:

	2006	2005

Current tax:
USA	$792,438	$382,112
Foreign	459,276	—
Deferred tax:
USA	(397,165)	97,997
Foreign	170,352	—
Valuation allowance decrease/ (increase)	569,010	(480,109)

Net tax benefit	$1,593,911	$—

During the year ended December 31, 2006 the Company applied $1,168,133 of tax loss carryforwards from prior periods to fully off-set the current United States tax payable.

A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the years ended December 31, 2006, and 2005:

	2006	2005

Income tax computed at federal statutory tax rate	34%	34%
Foreign tax rates	0.43	—
Depletion allowance	1.22	—
Non-deductible expenses	(10.81)	(0.01)
Change in valuation allowance	13.74	(33.99)
Total	38.58%	0.00%

Significant components of the Company’s deferred tax assets (liabilities) at December 31, 2005 and 2006 consisted of the following:

	2006	2005

Deferred tax assets (liabilities):
Net operating loss carryforwards	$651,345	$589,235
Joint venture exploration costs	—	(330,869)
Pre-acquisition royalty receipts	102,930	—
Deferred finance costs	170,243	—
Stock-based compensation	669,324	310,684
Other	69	(40)
Foreign tax credit	177,727	—
Valuation Allowance	—	(569,010)

Total	$1,771,638	$—

As of December 31, 2006, the Company had estimated net operating loss carry forwards for United States and Canadian income tax purposes of approximately $564,910 and $1,312,216, respectively. These operating losses expire from 2016 through 2024. The utilization of net operating loss carry forwards may be limited due to the ownership change under the provisions of Internal Revenue Code Section 382 and similar foreign provisions.

In 2005, the deferred income tax assets of the Company were offset by a valuation allowance since management believed the recoverability of the deferred tax asset was not likely. Accordingly, no deferred income tax benefits for the year ended December 31, 2005 were recognized. Based on circumstances existing at December 31, 2006 the Company has re-assessed the need for the valuation allowance. The Company anticipates utilization of the existing deferred tax assets to off-set future taxable income from operations.

12.	Quarterly Financial Information (unaudited)

Summarized unaudited quarterly financial information for the years ended December 31, 2006 and 2005 are noted below (in thousands, except for per share amounts):

	2006
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2006	2006	2006	2006

Net revenues	$759	$884	$752	$—
Income/(Loss) from operations	$(135)	$121	$(2,474)	$(181)
Net loss	$1,621	$(571)	$(2,969)	$(181)
Net loss per share — basic and diluted	$0.03	$(0.01)	$(0.05)	$(0.01)

	2005
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2005	2005	2005	2005

Net revenues	$—	$—	$—	$—
Loss from operations	$—	$—	$—	$—
Net loss	$(167)	$(446)	$(1,009)	$(172)
Net loss per share — basic and diluted	$(0.00)	$(0.01)	$(0.01)	$(0.01)

13.	Loss per Share

The Company’s loss per share of common stock is based on the weighted average number of common shares outstanding at the financial statement date consisting of the following:

	2006	2005

BASIC LOSS PER SHARE:
Net loss	$(2,100,364)	$(1,793,922)
Shares outstanding	57,759,877	41,530,000

Loss per basic share	$(0.04)	$(0.04)

FULLY DILUTED LOSS PER SHARE:
Net loss	$(2,100,364)	$(1,793,922)
Shares outstanding	57,759,877	41,530,000

Loss per basic share	$(0.04)	$(0.04)

Outstanding instruments convertible into shares of common stock totaling 23,181,449 have not been included in the above calculation as the effects are anti-dilutive.

14.	Going Concern

The report of independent auditors on the Company’s December 31, 2006 financial statements includes an explanatory paragraph indicating there is substantial doubt about the Company’s ability to continue as a going concern. Management has developed a plan to address these issues and allow the Company to continue as a going concern through at least the end of 2007. This plan includes sustaining revenues and reducing operating expenses as necessary. Although the Company believes the plan will be realized, there is no assurance that these events will occur. In the event the Company is unsuccessful, the Company may pursue additional debt or equity financing. If the Company is unable or cannot otherwise raise cash to finance operations, the Company could be forced to significantly reduce its level of operations. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

15.	Pro Forma Financial Information

On April 25, 2006 the Company acquired certain royalty interests in mineral properties. The following is pro-forma condensed operating data which portrays the results of operations as if the transaction had occurred at January 1, 2006:

2006

Net revenue	$3,192,110
Depreciation and amortization	(1,821,441)
Operating income (loss)	(2,045,035)
Other expenses	(1,358,306)
Pro-forma net (loss)	(1,809,430)
Pro-forma net (loss) per share — basic and diluted	$(0.03)
Weighted average shares outstanding — basic and diluted	57,759,877

16.	Subsequent Events

On February 28, 2007, we entered into an agreement with Royal Gold, Inc. (Royal Gold) for Royal Gold to acquire 100% of the fully diluted shares of the Company for approximately 1.57 million shares of Royal Gold common stock in a merger transaction. This represents a value of $0.60 per fully diluted share of the Company, or a 29% premium to the 20-day weighted average trading price of the Company as of Friday, February 23, 2007. The proposal is subject to satisfactory completion of due diligence, definitive documentation, and receipt of a fairness opinion satisfactory to Royal Gold’s Board of Directors, among other conditions.

In order to meet our upcoming obligations and the Dolores Resource Royalty acquisition, and in accordance with our proposed merger agreement, we entered into a binding term sheet, as of February 28, 2007, whereas Royal Gold will provide up to $20 million in convertible bridge financing. The bridge loan is convertible into Battle Mountain common stock at the discretion of Royal Gold at a fixed price of $0.60 per share.

As of March 28, 2007 we received a total of $13,914,552 in bridge financing from Royal Gold. The loan has a one year term and carries an interest rate of LIBOR plus 3%. Subsequent to the receipt of the financing, we closed the acquisition of the Dolores Resource Royalty, on March 28, 2007, for approximately $9,450,000. Additionally, the proceeds were used to fully pay the principal and accrued interest of $4,464,552 on the Macquarie bridge financing arrangement due on March 31, 2007.

BATTLE MOUNTAIN’S QUARTERLY RESULTS FOR QUARTER ENDED JUNE 30, 2007

Battle Mountain prepared the accompanying unaudited interim financial statements of Battle Mountain Gold Exploration Corporation in accordance with generally accepted accounting principles in the United States of America, pursuant to the Securities and Exchange Commission rules and regulations. In management’s opinion, all adjustments necessary for a fair presentation of the results for the interim periods have been reflected in the interim financial statements. The results of operations for any interim period are not necessarily indicative of the results for a full year. All adjustments to the financial statements are of a normal recurring nature. The accompanying notes are an integral part of the financial statements.

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

BALANCE SHEET

June 30, 2007

ASSETS
Current Assets
Cash, non-restricted	$1,285,571
Cash, restricted	525,184
Accounts receivable, net	766,536
Deferred charges	47,342
Prepaid interest	236,550
Other current assets	4,716

Total current assets	2,865,899

Property and equipment (net of accumulated depreciation of $2,184,878)	27,028,718

Other Assets
Deferred charges	87,692
Deferred tax assets	2,434,244
Deposits	295

Total other assets	2,522,231

Total assets	$32,416,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$59,243
Interest payable	329,725
Foreign tax payable	30,757
Convertible debentures	2,000,000
Bridge loan payable	14,514,552
Current portion of gold loan payable	799,624

Total current liabilities	17,733,901

Long-Term Liabilities
Gold loan payable	3,904,595

Total long-term liabilities	3,904,595

Total liabilities	21,638,496

Commitments and Contingencies	—

Stockholders’ Equity
Preferred stock: 10,000,000 shares authorized ($0.001 par value) none issued	—
Common stock, $.001 par value, 200,000,000 shares authorized 75,970,620 shares issued and outstanding	75,970
Additional paid-in-capital	17,266,683
Stock subscriptions receivable	(270,000)
Accumulated other comprehensive loss	(445,087)
Accumulated deficit	(5,849,214)

Total stockholders’ equity	10,778,352

Total liabilities and stockholders’ equity	$32,416,848

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

STATEMENTS OF OPERATIONS

	For the Six Months Ended		For the Three Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Royalty Revenue	$1,897,302	$751,764	$1,053,666	$751,764
Expenses
Depreciation	(869,631)	(910,709)	(450,922)	(910,657)
Professional and consulting	(451,180)	(2,291,254)	(243,190)	(2,144,067)
General and administrative	(1,313,958)	(204,936)	(1,248,444)	(170,968)

Total operating expenses	(2,634,769)	(3,406,899)	(1,942,556)	(3,225,692)
Loss from operations	(737,467)	(2,655,135)	(888,890)	(2,473,928)

Other Income (Expense)
Interest expense	(1,113,822)	(390,916)	(489,388)	(390,916)
Foreign exchange gain (loss)	116	(622)	(177)	(622)
Loss on gold payment	(301,586)	(63,199)	(231,699)	(63,199)

Total other expense	(1,415,292)	(454,737)	(721,264)	(454,737)

Loss before benefit/(provision) for income taxes	(2,152,759)	(3,109,872)	(1,610,154)	(2,928,665)
Benefit/(provision) for income taxes	517,034	(40,484)	441,640	(40,484)

Net loss	$(1,635,725)	$(3,150,356)	$(1,168,514)	$(2,969,149)

Loss per share — basic and diluted	$(0.02)	$(0.06)	$(0.02)	$(0.05)

Weighted average shares outstanding — basic and diluted	68,944,512	52,068,816	72,655,620	61,607,633

Comprehensive Loss
Net loss per statement of operations	$(1,635,725)	$(3,150,356)	$(1,168,514)	$(2,969,149)
Foreign currency translation adjustments, net of tax	14,031	(3,048)	14,295	(3,048)
Unrealized loss on gold holdings and commitments, net of tax	(12,767)	(269,763)	116,066	(269,763)

Comprehensive loss	$(1,634,461)	$(3,423,167)	$(1,038,153)	$(3,241,960)

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30
	2007	2006

Cash Flows From Operating Activities
Net loss	$(1,635,725)	$(3,150,356)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	869,631	910,709
Non-cash compensation		1,937,042
Expenses paid by issuance of common stock	1,144,544
Foreign exchange loss		622
Change in operating assets and liabilities
(Increase) in accounts receivable	(175,170)	(566,690)
(Decrease) Increase in accounts payable	(19,166)	94,544
Decrease (Increase) in deferred service charges	38,852	(63,669)
Decrease in prepaid	—	1,188
(Decrease) Increase in accrued interest	(130,045)	176,202
(Decrease) Increase in related party payable	(57,724)	125,787
Increase in deferred tax assets	(662,606)	—
Increase in foreign tax payable	30,757	40,484

Net cash used in operating activities	(596,652)	(494,137)
Cash Flows From Investing Activities
Purchase of property and equipment	—	(3,319)
Purchase of royalty rights	(9,450,000)	(13,052,490)
Proceeds from sale of short term investments	—	—
Investment in joint venture	—	(98,825)

Net cash used in investing activities	(9,450,000)	(13,154,634)
Cash Flows from Financing Activities
Proceeds from issuance of related party notes payable	14,514,552	6,907,825
Proceeds from issuance of notes payable	—
Principal payments on notes payable	(5,452,945)	(529,999)
Principal payments on related party notes payable	—	—
Proceeds from short term notes	—	4,000,000
Proceeds from issuance of common stock	2,530,000	3,439,119

Net cash provided by financing activities	11,591,607	13,816,945

Net increase in cash and cash equivalents	1,544,955	168,174
Effect of exchange rates on cash and cash equivalents	(9,341)	(5,461)
Cash and cash equivalents at beginning of period	275,141	246,614

Cash and cash equivalents at end of period	$1,810,755	$409,327

Supplemental Information and non cash transactions

During the six months ended June 30, 2007, and 2006, Battle Mountain paid $740,103 and $0, respectively in interest.

Battle Mountain paid no income taxes during the six months ended June 30, 2007, and 2006.

Battle Mountain issued 1,000,000 shares of common stock to its CEO at $0.45 per share for previously accrued bonus amounts of $452,956.

Battle Mountain Notes to the Interim Financial Statements

1.	Organization and Significant Accounting Policies

We prepared the accompanying unaudited interim financial statements of Battle Mountain Gold Exploration Corporation (the “Company”, “we”, “our”, “us”) in accordance with generally accepted accounting principles in the United States of America, pursuant to the Securities and Exchange Commission rules and regulations. In management’s opinion, all adjustments necessary for a fair presentation of the results for the interim periods have been reflected in the interim financial statements. The results of operations for any interim period are not necessarily indicative of the results for a full year. All adjustments to the financial statements are of a normal recurring nature.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Such disclosures are those that would substantially duplicate information contained in our most recent audited financial statements, such as unchanged significant accounting policies. Management presumes that users of the interim statements have read or have access to the audited financial statements and notes thereto, included in the our most recent annual report on Form 10-KSB.

Business

We, together with our subsidiaries, are engaged in the business of acquiring and managing precious metals royalties. Royalties are passive (non-operating) interests in mining projects that provide the right to revenue from the project after deducting specified costs, if any.

We seek to acquire existing royalties or to assist in the financing of projects that are in production or near production in exchange for royalty interests. We expect that substantially all of our revenues are and will be derived from royalty interests. We do not conduct mining operations at this time or expect to in the foreseeable future.

Reclassifications

Certain comparative amounts have been reclassified to conform to the current year presentation. These reclassifications did not have an impact on previously reported financial position, cash flows, or results of operations.

2.	Related Party Transactions

During the quarter ended June 30, 2007 we issued our CEO 1,000,000 shares of common stock at $0.45 per share in complete satisfaction of previously accrued bonus amounts of $452,956 in accordance with the terms of his employment agreement.

During the quarter ended June 30, 2007 we paid our CFO $50,000 in satisfaction of previously accrued bonus amounts in accordance with the terms of his employment agreement.

During the quarter ended June 30, 2007 we issued a total of 2,550,000 shares of common stock at $0.45 per share to our CFO, CEO, and four other Board Members, in accordance with their respective employment agreements, for a total of $1,144,544 included in general and administrative expense.

3.	Property and Equipment

As of June 30, 2007 we have made the following royalty acquisition:

We acquired an additional 2% gold net smelter royalty and a 2% silver net smelter royalty in the Dolores Reserve; located in Chihuahua, Mexico; for $9,450,000. The additional acquisition provides us total net smelter royalties of 3.25% and 2.00% for gold and silver production, respectively. The total Dolores Reserve royalty remains in the development stage.

Battle Mountain Notes to the Interim Financial Statements — (Continued)

As of June 30, 2007 we made no changes in our royalty interests classified as production, development, and exploration, respectively. Further, the mine operators have made no significant changes in their estimated 2007 production.

4.	Notes Payable

Gold Facility

In April 2006, we entered into an 11,750 ounce gold facility agreement with Macquarie Bank Limited. The facility required quarterly payments of 907 ounces totaling 15,000 ounces with the final payment due on May 15, 2010. The facility also requires certain mandatory pre-payment provisions.

In accordance with our entry into the Bridge Financing Facility with Royal Gold, as noted below, Macquarie Bank mandated the delivery 2,721 ounces of gold within 45 days of the execution of Bridge Loan agreement. The amounts represented the remaining fiscal 2007 quarterly payments originally due in May, August, and November. The required prepayments were completed in May for total consideration of $1,846,652, of which $236,550 was classified as prepaid interest, based on the spot rates on the payment dates.

As of June 30, 2007 approximately 7,230 ounces of gold remain outstanding and is valued at the current spot rate. The facility is collateralized by our royalty interests.

Royal Gold Bridge Financing

On March 27, 2007 we entered into a bridge financing agreement with Royal Gold, Inc, whereas Royal Gold will provide up to $20,000,000 in convertible bridge financing. The loan has a one year term and carries an interest rate of LIBOR plus 3%. In April 2007 the total financing available under this agreement was reduced to $15,000,000 by Royal Gold. Additionally, Royal Gold may, at any time during the term of the agreement, convert the outstanding principal and accrued interest into shares of common stock at a conversion price equal to $0.60 per share.

As of June 30, 2007 the amount outstanding related to the Bridge financing was $14,514,552 and is collateralized by our royalty interests.

Subordinated Exchangeable Debenture

We entered into a subordinated exchangeable debenture with IAMGOLD Corp. (seller of the majority of our acquired royalty interests in mining properties) for a total of $2,000,000. The debenture carries an interest rate of 6% per annum and is due on April 25, 2008. Principal and interest payments are due semi-annually and may be paid in cash or in shares of common stock. Additionally, IAMGOLD may, at any time within the period, convert the outstanding principal and accrued interest into shares of common stock at $0.50 per share.

The following table illustrates our future obligations as of June 30, 2007:

Year	Principal	Interest	Total

2008	17,314,176	1,373,907	18,688,083
2009	1,759,095	373,805	2,132,900
2010	1,692,795	133,606	1,826,401

Total	20,766,066	1,881,318	22,647,384

Note: The above table includes principal and interest on the gold loan facility based on a gold price of $587.90 per ounce.

Battle Mountain Notes to the Interim Financial Statements — (Continued)

5.	Commitments and Contingencies

On April 17, 2007, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Royal Gold, Inc., (“Royal Gold”) a Delaware corporation and Royal Battle Mountain Inc. (“BMG Acquisition”), a direct wholly-owned subsidiary of Royal Gold.

Upon consummation of the merger, which has been approved by the board of directors of both our company and Royal Gold, we will become a wholly-owned subsidiary of Royal Gold. Under the Merger Agreement, Royal Gold will issue up to 1,634,410 of its shares of common stock as consideration for all of our issued and outstanding shares of common stock as at the effective time of the Merger. The consideration payable to our shareholders will depend on the average trading price of Royal Gold’s common stock preceding the closing, and ranges from 1,634,410 Royal Gold shares of common stock, if Royal Gold’s stock price is at $29.00 or below, to 1,570,507 Royal Gold shares of common stock, if the Royal Gold’s stock price is at $30.18 or above. A proportional adjustment will be made between these two trading prices. On a per share basis, Royal Gold will pay our shareholders between 0.0172 and 0.0179 shares of Royal Gold’s common stock. This consideration is also subject to a potential holdback of approximately 50,000 Royal Gold shares, or approximately 0.0006 Royal Gold shares on a per share basis, for contingent liabilities.

The merger is conditioned upon, among other things, approvals by our stockholders, no legal impediment to the merger, the absence of any material adverse effect on our company or Royal Gold, completion of due diligence reviews by both companies, the declaration of effectiveness of a registration statement by the Securities and Exchange Commission and any other necessary regulatory approvals. The Merger Agreement contains certain termination rights for both our company and Royal Gold, and further provides that, upon termination of the Merger Agreement under specified circumstances, either company may be required to pay the other company certain termination fees.

6.	Capital Stock

In June 2007, we issued 3,045,000 shares of common stock for cash at $0.31 per share totaling $943,950, for the exercise of previously outstanding warrants.

In May 2007 we issued 305,000 shares of common stock for cash at $0.31 per share totaling $94,550, for the exercise of previously outstanding warrants.

In May, 2007 we issued 3,550,000 shares of common stock at $0.45 per share to related parties as noted above in Note 2.

In April 2007 we issued 161,290 shares of common stock for cash at $0.31 per share totaling $50,000 for the exercise of previously outstanding warrants.

In April 2007, we issued 500,000 shares of common stock for cash at $0.25 per share totaling $125,000 for the exercise of previously outstanding warrants.

In March 2007 we received $215,500 for the April issuance of 850,000 shares of common stock related to the exercise of previously outstanding warrants of which 800,000 were exercised at $0.25 per share and 50,000 were exercised at $0.31 per share.

In March 2007, we issued 600,000 shares of common stock for cash at $0.31 per share totaling $186,000 for the exercise of previously outstanding warrants.

In March 2007 we issued 2,888,888 shares of common stock at $0.45 per share to accredited investors in a private placement offering. Proceeds of the private placement were $1,185,000, net of fees of $115,000. As of June 30, 2007 proceeds of $270,000 were held in escrow and are classified as stock subscriptions receivable.

Battle Mountain Notes to the Interim Financial Statements — (Continued)

7.	Warrants

Warrants were issued in conjunction with the issuance of common stock. To estimate costs related to the issuance of warrants, we have used a lattice pricing model using a life equal to the maximum contractual life. The warrants expire on various dates through April 2011.

The estimated fair value of warrants, using a lattice pricing model is based on the following assumptions.

	2007	2006

Expected Dividend yield	$(0)	$(0)
Expected stock price volatility	90%	90%
Risk free interest rate	4.09%	4.09%
Expected life of warrants (years)	4.75	5.00

The following table illustrates the warrant activity as of June 30, 2007:

	As of June 30, 2007		2006
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Warrants	Price	Warrants	Price

Outstanding, beginning of the year	15,981,449	$0.3051	1,500,000	$0.25
Issued	—	—	14,681,449	$0.31
Exercised	(5,461,290)	$0.2748	(200,000)	$0.25
Expired	—	—	—	—

Outstanding, end of the period	10,520,159	$0.3100	15,981,449	$0.3051

Currently exercisable	10,520,159	$0.3100	15,981,449	$0.3051

Stock warrants outstanding and exercisable as of June 30th, 2007 are as follows:

Average
		Weighted	Remaining	Number of	Weighted
Range of	Number of	Average	Contractual	Warrants	Average
Exercise	Warrants	Exercise	Life	Vested	Exercise
Price	Outstanding	Price	(Years)	(Exercisable)	Price

$0.31	$10,520,159	0.31	4.00	$10,520,159	0.31

8.	Income Taxes

We have incurred a taxable net loss of $816,537 for the quarter ended June 30, 2007. The Company has estimated accumulated tax losses of $2,529,000 in the United States and $990,000 in Canada that can be carried forward to offset future earnings if conditions of the Internal Revenue Code are met. The Company also has approximately $352,000 of foreign tax credits available for offset against future taxable income in the United States. The net operating loss carry-forwards will begin to expire from 2016 through 2024. The utilization of net operating loss carry forwards may be limited due to the ownership change under the provisions of Internal Revenue Code Section 382 and similar foreign provisions. As of June 30, 2007 the Company considers that it is more likely than not that it has the ability to utilize the benefit of these losses.

The Company has considered the implications of FIN 48 Uncertain Tax Positions and believes that all of its positions taken in tax filings are more likely than not to be sustained on examination by tax authorities. In the event that a taxing authority challenged a position taken by the Company, no actual liability for tax would result since the Company has available tax loss carry forwards which would be applied in those circumstances.

Battle Mountain Notes to the Interim Financial Statements — (Continued)

9.	Loss per Share

Our loss per share of common stock is based on the weighted average number of common shares outstanding at the financial statement date consisting of the following:

June 30,
2007

BASIC LOSS PER SHARE:
Net loss (numerator)	$(1,635,725)
Shares outstanding (denominator)	68,944,512

Loss per basic share	$(0.02)

FULLY DILUTED LOSS PER SHARE:
Net loss (numerator)	$(1,635,725)
Shares outstanding (denominator)	68,944,512

Loss per diluted share	$(0.02)

10.	Subsequent Events

On July 30, 2007 we amended our definitive merger agreement signed on April 17, 2007, under which Royal Gold agreed to acquire 100% of our fully diluted shares. The amended merger agreement provides our shareholders with an option to receive either cash consideration of $0.55 per share or from 0.0172 to 0.0179 shares of Royal Gold common stock per share (with proportional adjustment made to the trading price ranges), in each case assuming 91,563,506 shares outstanding at closing.

We have postponed the previously announced record date of June 28, 2007, in order for our shareholders to formally approve the merger transaction. The new record date is September 26, 2007

Our Chairman and CEO, Mark Kucher, and IAMGOLD Corporation (a major shareholder) have provided Royal Gold option and support agreements providing that each will vote its respective beneficially-owned shares in favor of the merger transaction. The directors and other officers of the Company have granted Royal Gold irrevocable proxies to vote their beneficially-owned shares in favor of the merger transaction. As a result of these agreements and irrevocable proxies, together with the convertible Bridge Loan, Royal Gold beneficially owns approximately 57% of the outstanding shares of Battle Mountain.

First Amendment To Bridge Loan Agreement

On July 30, 2007, we entered into a First Amendment to the Bridge Finance Facility Agreement (the “Bridge Loan Amendment”) with Royal Gold and BMGX (Barbados) Corporation. As previously disclosed on Battle Mountain’s Current Report on Form 8-K filed with the SEC on March 23, 2007, pursuant to the Bridge Finance Facility Agreement (the “Bridge Loan”) dated March 28, 2007, our company was able to borrow from Royal Gold up to $20 million in bridge financing to satisfy debt obligations and to finance royalty acquisitions, which availability was subsequently reduced to $15 million pursuant to the terms of the Bridge Loan. The Bridge Loan Amendment amends the Bridge Loan by (i) extending the final maturity date from March 28, 2008 to June 6, 2008 and (ii) specifying that Royal Gold must provide notice on or before April 4, 2008 in the event it elects to convert any or all amounts due to it under the Bridge Loan into common stock of our company.

Conversion of Subordinated Exchangeable Debenture

On September 4, 2007,Royal Gold acquired the debenture from IAMGOLD. On September 5, 2007, Royal Gold exercised the conversion rights under the debenture for all of the outstanding principal and accrued interest as of September 4, 2007, equal to $2,000,000 in principal and $43,397 in accrued interest. On September 6, 2007 Battle Mountain issued an aggregate of 4,086,794 common shares (the “Shares”) to Royal Gold in connection with the conversion.

Execution Copy

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
by and among
BATTLE MOUNTAIN GOLD EXPLORATION CORP.,
ROYAL GOLD, INC.,
and
ROYAL BATTLE MOUNTAIN, INC.
Dated July 30, 2007

A-i

ARTICLE I THE MERGER		A-1
1.1	The Merger	A-1
1.2	Closing; Closing Date	A-1
1.3	Effective Time	A-2
1.4	Effect of the Merger	A-2
1.5	Articles of Incorporation; Bylaws	A-2
1.6	Directors and Officers	A-2
1.7	Taking of Necessary Action; Further Action	A-2

ARTICLE II MERGER CONSIDERATION; CONVERSION OF SECURITIES		A-3
2.1	Merger Consideration	A-3
2.2	Effect on Capital Stock	A-4
2.3	Contingent Shares and Contingent Cash Arrangement	A-6

ARTICLE III EXCHANGE PROCEDURES		A-8
3.1	Exchange Agent	A-8
3.2	Exchange	A-8

ARTICLE IV TERMINATION		A-9
4.1	Termination	A-9
4.2	Procedure Upon Termination	A-10
4.3	Effect of Termination	A-10
4.4	Frustration of Conditions	A-10
4.5	Acquiror Fees and Expenses	A-10
4.6	Company Fees and Expenses	A-11

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-12
5.1	Organization and Qualification	A-12
5.2	Authority; Binding Obligation	A-12
5.3	Corporate Records	A-12
5.4	No Conflict; Required Filings and Consents	A-13
5.5	Capitalization; Owners of Shares	A-13
5.6	Company Reports and Financial Statements	A-14
5.7	Absence of Certain Developments	A-15
5.8	Litigation	A-15
5.9	Compliance with Laws; Permits	A-16
5.10	Real Property	A-16
5.11	Personal Property	A-17
5.12	Material Contracts	A-17
5.13	Labor and Employment	A-19
5.14	Pension and Benefit Plans	A-19
5.15	Taxes and Tax Matters	A-20
5.16	Environmental Matters	A-22
5.17	Intellectual Property	A-23
5.18	Insurance	A-23
5.19	Subsidiaries	A-23
5.20	Company Information	A-24
5.21	Royalty Property Operators	A-24
5.22	State Takeover Statutes	A-24
5.23	Financial Advisors	A-24
5.24	No Omissions or Misstatements	A-24

A-ii

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB		A-24
6.1	Organization and Qualification	A-24
6.2	Authority; Binding Obligation	A-25
6.3	No Conflict; Required Filings and Consents	A-25
6.4	Litigation	A-25
6.5	Compliance with Laws	A-26
6.6	Acquiror Information	A-26
6.7	Financial Advisors	A-26
6.8	Validity of Issuance of Acquiror Common Stock	A-26
6.9	Acquiror Reports and Financial Statements	A-26
6.10	Capitalization	A-26

ARTICLE VII COVENANTS AND AGREEMENTS		A-27
7.1	Access to Information	A-27
7.2	Conduct of the Business Pending the Closing	A-27
7.3	Appropriate Action; Consents; Filings	A-29
7.4	Shareholder Approval	A-30
7.5	Further Assurances	A-30
7.6	Publicity	A-30
7.7	Notice of Developments	A-31
7.8	No Solicitation of Transactions	A-31
7.9	Acquisition of Certain Property	A-32
7.10	Registration Statement	A-32
7.11	Listing	A-33
7.12	Amended Tax Return	A-33
7.13	Settlement of Litigation	A-34
7.14	Consent to Transfer of Securities and Share Registration	A-35

ARTICLE VIII CONDITIONS TO CLOSING		A-36
8.1	Conditions to Obligations of Each Party Under this Agreement	A-36
8.2	Conditions to Obligations of Acquiror	A-36
8.3	Conditions to Obligations of the Company	A-38

ARTICLE IX NON-SURVIVAL		A-38
9.1	Non-Survival of Representations and Warranties	A-38

ARTICLE X DEFINITIONS		A-38
10.1	Certain Definitions	A-38
10.2	Other Definitional and Interpretive Matters	A-45
10.3	Interpretation	A-46

ARTICLE XI MISCELLANEOUS		A-46
11.1	Confidentiality	A-46
11.2	Notices	A-46
11.3	Severability	A-47
11.4	Entire Agreement; No Third-Person Beneficiaries	A-47
11.5	Waiver; Amendment	A-47
11.6	Assignment	A-47
11.7	Expenses	A-48
11.8	Specific Performance	A-48
11.9	Governing Law; Disputes	A-48
11.10	Counterparts	A-48

A-iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated July 30, 2007, is entered into by and among Battle Mountain Gold Exploration Corp., a Nevada corporation (the “Company”), Royal Gold, Inc., a Delaware corporation (the “Acquiror”), and Royal Battle Mountain, Inc., a Nevada corporation (the “Acquiror Sub”) (the Company, Acquiror and Acquiror Sub are individually hereinafter referred to as “Party” and collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated April 17, 2007 (the “Original Agreement”);

WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety by this Agreement;

WHEREAS, Acquiror Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the corporations law and the laws affecting mergers, conversions, exchanges and domestications of the State of Nevada (collectively, “Nevada Law”), will merge with and into Company (the “Merger”);

WHEREAS, the Boards of Directors of the Company, Acquiror and Acquiror Sub have determined that the Merger is advisable and fair to their respective companies and shareholders and approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

WHEREAS, Mark Kucher and IAMGOLD Corporation, who are certain Shareholders of the Company, have entered into Option and Support Agreements setting forth their obligations to approve this Agreement and the transactions contemplated hereby;

WHEREAS, Brian Labadie, Tony Crews, Robert Connachie, Chris Herald, and David Atkinson, who are certain Shareholders of the Company, have entered into Irrevocable Proxies appointing certain officers of Acquiror as their proxies to approve this Agreement and the transactions contemplated hereby;

WHEREAS, certain terms used in this Agreement are defined in Article X; and

WHEREAS, for federal income tax purposes, the Merger is intended to constitute a taxable purchase of the Company’s capital stock.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.

On the terms and subject to the conditions set forth in this Agreement, and in accordance with Nevada Law, at the Effective Time, Acquiror Sub shall be merged with and into the Company, with the Company being the surviving corporation (the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Acquiror Sub shall cease, and the Surviving Corporation shall continue to exist as a Nevada corporation.

1.2  Closing; Closing Date.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Hogan & Hartson L.L.P., located at One Tabor Center, 1200 Seventeenth Street, Suite 1500, Denver, Colorado 80202 (or at such other place as the Parties may designate in writing) at 10:00 a.m. (Mountain

Time) on a date to be specified by the Parties (the “Closing Date”), which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the Parties hereto.

1.3  Effective Time.

Subject to the provisions of Section 1.2, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the Surviving Corporation shall cause the Merger to be consummated by filing the articles of merger, in such form as required by, and executed in accordance with the relevant provisions of, Nevada Law (the “Articles of Merger”) with the Secretary of State of the State of Nevada and any other appropriate documents. The Merger shall become effective at such date and time as the Articles of Merger are filed with the Secretary of State of the State of Nevada or at such subsequent date and time as Acquiror and the Company shall mutually agree and as shall be specified in the Articles of Merger (the date and time of such filing at which the Merger becomes effective being the “Effective Time”).

1.4  Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as set forth under Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquiror Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquiror Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5  Articles of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the articles of incorporation of Acquiror Sub in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated articles of incorporation of the Surviving Corporation shall read as follows: “The name of this corporation is Battle Mountain Gold Exploration Corp.”

(b) At the Effective Time, the bylaws of the Company as the Surviving Corporation shall be amended and restated to read the same as the bylaws of Acquiror Sub in effect immediately prior to the Effective Time, except that all references to Acquiror Sub in the amended and restated bylaws of the Surviving Corporation shall be changed to refer to Battle Mountain Gold Exploration Corp.

1.6  Directors and Officers.

At the Effective Time, the officers and directors of Acquiror Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

1.7  Taking of Necessary Action; Further Action.

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquiror Sub, the officers and directors of the Company, Acquiror and Acquiror Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

2.1  Merger Consideration.

(a) Stock Consideration. The maximum stock consideration (assuming all Shareholders receive stock consideration) shall be a number of shares of common stock, par value $0.01 per share, of Acquiror (the “Acquiror Common Stock”) calculated as of the Closing Date as follows:

(i) if the Acquiror Stock Price is greater than or equal to $30.18, then the number of shares of Acquiror Common Stock shall be 1,570,507;

(ii) if the Acquiror Stock Price is both (x) less than $30.18 and (y) greater than or equal to $29.00, then the number of shares of Acquiror Common Stock shall be equal to the quotient of (A) $47,397,901.26, divided by (B) the Acquiror Stock Price; or

(iii) if the Acquiror Stock Price is less than $29.00, then the number of shares of Acquiror Common Stock shall be 1,634,410.

The number of shares of Acquiror Common Stock calculated in accordance with Section 2.1(a)(i), (ii) or (iii) is referred to herein as the “Maximum Stock Consideration.”

The amount per share of Common Stock determined by dividing (I) the Maximum Stock Consideration by (II) the sum of (X) the total number of issued and outstanding shares of Common Stock immediately prior to the Effective Time, plus (Y) 3,000,000, is referred to herein as the “Unadjusted Per Share Stock Consideration.”

If prior to the Effective Time, Acquiror should split or combine the Acquiror Common Stock, or pay a dividend in shares of Acquiror Common Stock or other distribution in such shares of Acquiror Common Stock (but excluding any dividends or other distributions of cash or other property in which case there shall not be any adjustment to the 1,570,507 and 1,634,410 shares of Acquiror Common Stock in clause (i) and (iii) above or the per share prices of $30.18 and $29.00 in clauses (i) through (iii)), then the 1,570,507 and 1,634,410 shares of Acquiror Common Stock in clause (i) and (iii) above and the per share prices of $30.18 and $29.00 in clauses (i) through (iii) above shall be appropriately adjusted to reflect such split, combination, dividend or distribution; provided, however that the $47,397,901.26 in clause (ii) above shall not be adjusted in the event of any such split, combination, dividend or distribution.

The Maximum Stock Consideration shall be reduced by the amount of any Pre-Closing Settlement Shares calculated and paid in accordance with Section 7.13(a) and any Post-Closing Settlement Shares calculated and withheld in accordance with Section 7.13(b), which reduced amount is referred to herein as the “Effective Time Stock Consideration.”

The number of shares of Acquiror Common Stock issuable for each share of Common Stock (the “Per Share Stock Consideration”) for which a Share Election (as defined below) has been made or deemed to have been made shall be determined by dividing (i) the number of shares of Acquiror Common Stock representing the Effective Time Stock Consideration by (ii) the total number of issued and outstanding shares of Common Stock immediately prior to the Effective Time (the “Effective Time Issued and Outstanding Shares”), provided, however that if the Closing condition with respect to the conversion of each of the Company’s convertible securities set forth in Section 8.2(n) has not been satisfied and Acquiror decides to waive compliance with such Closing condition and proceed with the Closing, then each issued and outstanding share of Common Stock prior to the Effective Time (excluding shares held by shareholders who perfect their dissenters’ rights as provided in Section 2.2(g) and shares to be cancelled pursuant to Section 2.2(f) hereof) shall be converted into the right to receive a number of shares of Acquiror Common Stock determined by dividing (x) the number of shares of Acquiror Common Stock representing the Effective Time Stock Consideration by (y) the sum of (A) the Effective Time Issued and Outstanding Shares plus (B) the total number of shares of Common Stock issuable upon the exercise or conversion of each convertible security of the Company that is not exercised or converted prior to the Effective Time.

(b) Cash Consideration. The maximum cash consideration (assuming all Shareholders receive cash consideration) shall equal $50,359,928 (“Maximum Cash Consideration”). The amount per share of Common Stock determined by dividing (i) the Maximum Cash Consideration by (ii) the sum of (x) the Effective Time Issued and Outstanding Shares, plus (y) 3,000,000, is referred to herein as the “Unadjusted Per Share Cash Consideration.”

The Maximum Cash Consideration shall be reduced by the amount of any Pre-Closing Settlement Cash calculated and paid in accordance with Section 7.13(a) and any Post-Closing Settlement Cash calculated and withheld in accordance with Section 7.13(b), which reduced amount is referred to herein as the “Effective Time Cash Consideration.”

The amount of cash payable for each share of Common Stock (the “Per Share Cash Consideration”) for which a Cash Election (as defined below) has been made or deemed to have been made shall be determined by dividing (i) Effective Time Cash Consideration by (ii) Effective Time Issued and Outstanding Shares, provided, however that if the Closing condition with respect to the conversion of each of the Company’s convertible securities set forth in Section 8.2(n) has not been satisfied and Acquiror decides to waive compliance with such Closing condition and proceed with the Closing, then each issued and outstanding share of Common Stock prior to the Effective Time (excluding shares held by shareholders who perfect their dissenters’ rights as provided in Section 2.2(g) and shares to be cancelled pursuant to Section 2.2(f) hereof) shall be converted into the right to receive an amount of cash determined by dividing (x) Effective Time Cash Consideration by (y) the sum of (A) the Effective Time Issued and Outstanding Shares plus (B) the total number of shares of Common Stock issuable upon the exercise or conversion of each convertible security of the Company that is not exercised or converted prior to the Effective Time.

2.2  Effect on Capital Stock.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or the holders of any shares of Common Stock of the Company, each issued and outstanding share of Common Stock prior to the Effective Time (excluding shares held by shareholders who perfect their dissenters’ rights as provided in Section 2.2(g) and shares to be cancelled pursuant to Section 2.2(f) hereof) shall be converted into the right to receive (i) for each share of Common Stock in respect of which an effective election (an “Election”) shall have been made prior to the Election Deadline, either one of the following: (x) the Per Share Stock Consideration in shares of Acquiror Common Stock, or (y) the Per Share Cash Consideration in cash, and (ii) for each share of Common Stock in respect of which no effective Election shall have been made prior to the Election Deadline for any reason (a “No Election Share”), the Per Share Stock Consideration in shares of Acquiror Common Stock. The consideration payable pursuant to this Section 2.2(a), together with cash payments in lieu of fractional shares pursuant to Section 2.2(j) plus any Contingent Shares and Contingent Cash payable in accordance with Section 2.3, is referred to herein collectively as the “Total Merger Consideration.”

(b) Elections to receive either cash consideration (“Cash Election”) or shares of Acquiror Common Stock (“Share Election”) shall be made on a form acceptable to Acquiror designated for purposes of making an Election (an “Election Form”), accompanied by Certificates for shares of Common Stock to which such Election form relates. At the time of the mailing of the Information Statement or Proxy Statement to holders of record of shares of Common Stock entitled to notice of action by written consent or to vote at the Special Meeting, the Company will mail, or cause to be mailed, an Election Form and a letter of transmittal to each such holder. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent, not later than 5:00 p.m. (Mountain Time) on the date (the “Election Deadline”) that is the fourth Business Day prior to the first Closing Date scheduled by the Parties in accordance with Section 1.2 and, in the case of shares that are not held in book entry form, accompanied by the Certificates representing all of the shares of Common Stock as to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer (or accompanied by an appropriate guarantee of delivery by an eligible organization). For shares that are held in book entry form, Acquiror shall establish reasonable procedures for the delivery of such shares. Acquiror shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms. Any such determination of Acquiror or the Exchange Agent shall be conclusive and binding. Neither Acquiror nor the Exchange Agent shall be under any obligation to notify any Person of any defect in any Election Form submitted to the Exchange Agent. If Acquiror or the Exchange Agent shall determine that any purported Election was not properly made, the shares of Common Stock subject to such improperly made Election shall be treated as No Election Shares. A record holder shall make the same election with respect to all of the shares of Common Stock held of record by such holder. Any

Election Form may be revoked by any Shareholder who submitted such Election Form to the Exchange Agent prior to the Election Deadline only upon the written consent of Acquiror. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Acquiror and Company that this Agreement has been terminated. Each No Election Share shall be treated for purposes of this Section 2.2(b) to have made an effective Share Election and receive the Per Share Stock Consideration in shares of Acquiror Common Stock.

(c) At the Effective Time, each option granted by the Company under the Company’s 2004-2005 Non-Qualified Stock Option Plan (the “Company Equity Incentive Plan”), any other stock option plan or similar employee benefit plan or arrangement maintained or sponsored by the Company providing for equity compensation to any Person or otherwise pursuant to certain inducement grants to purchase Common Stock (each a “Company Option” and collectively, the “Company Options”) that is outstanding and unexercised immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or any of the holders thereof, shall be cancelled and terminated. Prior to the Effective Time, the Company and its Board shall take any and all actions necessary to effectuate this Section 2.2(c), including providing any notices to holders of Company Options and the approval of any amendments to the Company Equity Incentive Plan and, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act. In connection with the exercise of any Company Options, the Company shall comply with all applicable requirements relating to the collection or withholding of Taxes, such as withholding of Taxes from the wages of Employees or former Employees. Further, the Company shall ensure that following the Effective Time no participant in the Company Equity Incentive Plan or other plans, programs or arrangements or other holder of Company Options shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary.

(d) At the Effective Time, each convertible security, warrant, option or other right to purchase or to subscribe for any shares of capital stock or other securities of the Company or its Subsidiaries (including, but not limited to, all unpaid balances due under that certain 6% Exchangeable Secured Subordinated Debenture of 1212500 Alberta Ltd. due April 25, 2008) that is outstanding and unexercised immediately prior to the Effective Time (other than (i) the Company Options that are addressed in Section 2.2(c), and (ii) the conversion option of Acquiror under the Bridge Financing Facility Agreement), by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or any of the holders thereof, shall be cancelled and terminated. Prior to the Effective Time, the Company and its Board shall take any and all actions necessary to effectuate this Section 2.2(d). Further, the Company shall ensure that following the Effective Time no holder of any convertible security, warrant, option or other right to purchase or to subscribe for any shares of capital stock or other securities of the Company or its Subsidiaries shall have any right thereunder to acquire any capital stock or other securities of the Company, the Surviving Corporation or any Subsidiary.

(e) Upon the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or the holders thereof, all Common Stock and the Company Options shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (a “Certificate”) previously representing any such Common Stock and each agreement (an “Option Agreement”) previously representing any such Company Options that are properly exercised prior to the Effective Time shall thereafter represent only the right to receive either (i) the Per Share Stock Consideration and a Pro Rata Share (as defined below) of any Contingent Shares or (ii) the Per Share Cash Consideration and a Pro Rata Share of any Contingent Cash. Payments made in respect of the Company Options that are properly exercised prior to the Effective Time shall be in full satisfaction of all obligations under the Company Equity Incentive Plan and the Option Agreements.

(f) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or any holder thereof, and notwithstanding any other provision hereof that may be to the contrary, all Common Stock that is owned directly by the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist and no Acquiror Common Stock or other consideration shall be delivered in exchange therefor.

(g) Notwithstanding any other provision hereof that may be to the contrary, any Shareholder who has not voted such shares in favor of the Merger and who has demanded or may properly demand dissenters’ rights in the manner provided by Section 92A.440 of Nevada Law (“Dissenting Shares”) shall not be converted into a right to receive a portion of the Total Merger Consideration unless and until the Effective Time has occurred and the holder of such Dissenting Shares becomes ineligible for such dissenters’ rights. The holders of Dissenting Shares shall be entitled only to such rights as are granted by Nevada Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Nevada Law shall receive payment therefor from Acquiror in accordance with Nevada Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish entitlement to dissenters’ rights as provided in Section 92A.440 of Nevada Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn demand for appraisal of such shares or lost the right to appraisal and payment for shares under Nevada Law or (iii) if neither any holder of Dissenting Shares nor Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided under Nevada Law, such holder of Dissenting Shares shall forfeit the right to appraisal of such shares and each such Dissenting Share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the applicable portion of the Total Merger Consideration, without interest thereon, as provided in this Section 2.2 of this Agreement. The Company shall give Acquiror prompt notice of any demands received by the Company for appraisal of any shares of Common Stock, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands, with respect to any holder of Dissenting Shares before the Effective Time.

(h) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or any holder thereof, each share of common stock, par value $0.001 per share, of Acquiror Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(i) All shares of Acquiror Common Stock paid in respect of the surrender for exchange of shares of Common Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article.

(j) Notwithstanding any other provision of this Agreement, no fractional shares of Acquiror Common Stock shall be issued upon the conversion and exchange of Certificates, and no holder of Certificates shall be entitled to receive a fractional share of Acquiror Common Stock. In the event that any holder of Common Stock would otherwise be entitled to receive a fractional share of Acquiror Common Stock (after aggregating all shares and fractional shares of Acquiror Common Stock issuable to such holder), then such holder will receive an amount of cash (rounded to the nearest whole cent) equal to the fair market value of the Acquiror Common Stock (as determined by the Acquiror) multiplied by the fraction of a share of Acquiror Common Stock to which such person would otherwise be entitled.

2.3  Contingent Shares and Contingent Cash Arrangement.

(a) At the Effective Time, (i) the number of shares of Acquiror Common Stock issuable pursuant to Section 2.2 to the Shareholders shall be reduced by the number of Post-Closing Settlement Shares and (ii) the amount of cash payable pursuant to Section 2.2 to the Shareholders shall be reduced by the amount of Post-Closing Settlement Cash. The pro rata share (“Pro Rata Share”) of each Shareholder who has made or deemed to have made a Share Election under Section 2.2 shall be based on the number of shares of Common Stock held by such Shareholder relative to the number of shares of Common Stock held by all Shareholders who have made or deemed to have made Share Elections under Section 2.2. The Pro Rata Share of each Shareholder who has made a Cash Election under Section 2.2 shall be based on the number of shares of Common Stock held by such Shareholder relative to the number of shares of Common Stock held by all Shareholders who have made Cash Elections under Section 2.2.

(b) The Shareholders shall not be entitled to any voting rights with respect to the Post-Closing Settlement Shares, until such time or times that any Contingent Shares are issued in accordance with this Section 2.3.

(c) By approving the Merger and/or accepting the consideration set forth in Section 2.2, the Shareholders will have (i) irrevocably and unconditionally approved the retention by Acquiror of any Post-Closing Settlement Shares and Post-Closing Settlement Cash in satisfaction of the Schedule 5.8 Claim in accordance with Section 7.13, and

(ii) irrevocably and unconditionally agreed to take such other actions, if any, with respect to the issuance (or non-issuance and retention by Acquiror) of the Post-Closing Settlement Shares or payment (or non-payment and retention by Acquiror) of the Post-Closing Settlement Cash as may be necessary, in Acquiror’s reasonable opinion, to effect the proper treatment of the Post-Closing Settlement Shares and Post-Closing Settlement Cash pursuant to the terms of this Agreement.

(d) Subject to Section 2.3(c), if any Post-Closing Settlement Shares or Post-Closing Settlement Cash initially withheld by Acquiror on the Closing Date pursuant to Section 7.13(b) becomes payable by Acquiror following the settlement of the Schedule 5.8 Claim pursuant to Section 7.13(c), then the resulting Contingent Shares and Contingent Cash, if any, shall be distributed as follows. Within 15 Business Days following the final settlement of the Schedule 5.8 Claim, Acquiror shall cause the Exchange Agent (as defined below) to issue (i) a certificate to each holder of a Certificate who has made (or deemed to have made) a Share Election and properly completed a letter of transmittal in accordance with Article III, at the address specified in the holder’s letter of transmittal, representing such holder’s respective Pro Rata Share of the Contingent Shares, or (ii) a check to each holder of a Certificate who has made a Cash Election and properly completed a letter of transmittal in accordance with Article III, at the address specified in the holder’s letter of transmittal, representing such holder’s respective Pro Rata Share of the Contingent Cash. In the event that any holder would otherwise be entitled to receive a fractional share of Acquiror Common Stock (after aggregating all shares and fractional shares of Acquiror Common Stock issuable to such holder) under this Section 2.3, then such holder will receive an amount of cash (rounded to the nearest whole cent) equal to the fair market value of the Acquiror Common Stock (as determined by Acquiror) multiplied by the fraction of a share of Acquiror Common Stock to which such person would otherwise be entitled.

(e) No Post-Closing Settlement Shares, Post-Closing Settlement Cash or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law) by any Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any Shareholder prior to the issuance and payment by Acquiror to the Shareholders of Contingent Shares or Contingent Cash, in accordance with this Agreement, except that Shareholders shall be entitled to assign their rights to the Post-Closing Settlement Shares or Post-Closing Settlement Cash by will or by the laws of intestacy.

(f) In holding and administering the Post-Closing Settlement Shares and Post-Closing Settlement Cash, Acquiror will incur no liability with respect to any action taken (or not taken) or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed or approved by the Representative (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except Acquiror’s own willful misconduct or gross negligence. In all questions arising under this Agreement with respect to the Post-Closing Settlement Shares and Post-Closing Settlement Cash, Acquiror may rely on the written opinion of counsel, and Acquiror will not be liable to anyone for anything done, omitted or suffered in good faith by Acquiror based on such advice.

(g) In the event that prior to the date of issuance of the Contingent Shares, Acquiror should split or combine the Acquiror Common Stock, or pay a dividend in shares of Acquiror Common Stock or other distribution in such shares of Acquiror Common Stock (but excluding any dividends or other distributions of cash or other property in which case there shall not be any adjustment), then the number of Post-Closing Settlement Shares shall be appropriately adjusted to reflect such split, combination, dividend or distribution and thereafter all references to the Post-Closing Settlement Shares and any resulting Contingent Shares shall be deemed to be such consideration as so adjusted.

ARTICLE III

EXCHANGE PROCEDURES

3.1  Exchange Agent.

Acquiror shall select a Person reasonably acceptable to the Company (the “Exchange Agent”), on a timely basis, if and when needed for the benefit of the holders of Certificates. There shall be a written agreement between Acquiror and the Exchange Agent in which the Exchange Agent expressly undertakes, on reasonably customary terms, the obligation to pay either (i) the Per Share Stock Consideration and any Contingent Shares as provided herein or (ii) the Per Share Cash Consideration and any Contingent Cash as provided herein. The Company shall have a reasonable opportunity, but in any event at least five Business Days, to review and comment on the agreement with the Exchange Agent prior to it being finalized.

3.2  Exchange.

(a) As soon as practicable, but no more than three Business Days, after the Effective Time, provided that Company has cooperated to make the necessary information available thereto a sufficient time in advance, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of either (i) the Per Share Stock Consideration pursuant to this Agreement or (ii) the Per Share Cash Consideration. Additionally, the Exchange Agent shall provide a form of the letter of transmittal to the Company prior to the Closing Date. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder (or any agent thereof) of such Certificate shall be entitled to receive promptly in exchange therefor a certificate issued to such holder (or any agent thereof) representing either (x) the number of shares of Acquiror Common Stock or (y) the amount of cash to which such holder shall have become entitled pursuant to the provisions of Article II hereof, and the Certificate so surrendered shall forthwith be canceled.

(b) As of the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Per Share Stock Consideration or Per Share Cash Consideration as provided in this Article III.

(c) Acquiror, any Affiliate of Acquiror, any Affiliated Person or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Common Stock or the Company Options such amounts as Acquiror (or any Affiliate of Acquiror or Affiliated Person) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under Nevada Law, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Acquiror (or any Affiliate of Acquiror or Affiliated Person) or the Exchange Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock or the Company Options in respect of whom such deduction and withholding were made by such Person.

(d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate (whether the record holder or any agent thereof) to be lost, stolen or destroyed, and, if required by Acquiror, the posting by such Person of a bond in such amount as Acquiror may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue to the holder (or any agent thereof) in exchange for such lost, stolen or destroyed Certificate a certificate representing the number of shares of Acquiror Common Stock to which such holder shall have become entitled in respect thereof pursuant to this Agreement. If payment of the Per Share Stock Consideration or Per Share Cash Consideration is to be made to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment or issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment of the Per Share Stock

Consideration or Per Share Cash Consideration to any Person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of Acquiror and the Exchange Agent that such tax has been paid or is not payable.

ARTICLE IV

TERMINATION

4.1  Termination.

This Agreement may be terminated at any time (except where otherwise indicated) prior to the Closing, whether before or after approval of this Agreement (unless otherwise set forth below), as follows:

(a) by mutual written consent of Acquiror and the Company;

(b) by Acquiror, (i) if there has been a breach or failure to perform any covenant or agreement on the part of the Company that causes any of the conditions provided in Section 8.2 not to be met and such breach or failure has not been cured (if curable) within 10 Business Days following receipt by the Company of written notice of such breach describing the extent and nature thereof in reasonable detail, or (ii) if there has been any event, change, occurrence or circumstance that renders the conditions set forth in Section 8.2(a) incapable of being satisfied by January 31, 2008 (the “Outside Date”);

(c) by the Company, (i) if there has been a breach or failure to perform any covenant or agreement on the part of Acquiror or Acquiror Sub that causes any of the conditions provided in Section 8.3 not to be met and such breach or failure has not been cured (if curable) within 10 Business Days following receipt by Acquiror of written notice of such breach describing the extent and nature thereof in reasonable detail, or (ii) there has been any event, change, occurrence or circumstance that renders the conditions set forth in Section 8.3(a) incapable of being satisfied by the Outside Date;

(d) by either Acquiror or the Company if there shall be in effect a final, unappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 4.1(d) shall not have initiated such proceeding or taken any action in support of such proceeding (it being agreed that the Parties shall use their commercially reasonable efforts to promptly appeal any such Order that is not unappealable and diligently pursue such appeal);

(e) by either Acquiror or the Company on or after the Outside Date if the Closing shall not have occurred by the close of business on such date (unless the failure to consummate the Closing is attributable to a breach of this Agreement on the part of the Party seeking to terminate this Agreement); provided, however, that the terminating party is not in material default of any of its obligations hereunder;

(f) by Acquiror if, the Board shall have (i) endorsed, approved or recommended any Acquisition Proposal in accordance with Section 7.8, other than that contemplated by this Agreement, (ii) effected a Change in Recommendation, (iii) resolved to do any of the foregoing, or (iv) failed to reconfirm the Company Board Recommendation within five Business Days after Acquiror requests in writing that the Board do so;

(g) by Acquiror if (i) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal, (ii) a tender offer or exchange offer for outstanding shares of the Common Stock is commenced (other than by Acquiror or an Affiliate of Acquiror) and the Board recommends that the Shareholders tender their shares in such tender or exchange offer or, within ten days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof or (iii) for any reason if the Company fails to either receive written consents from its Shareholders constituting the Requisite Shareholder Approval by September 30, 2007, or fails to hold the Special Meeting by September 30, 2007; or

(h) by the Company if, at any time prior to receiving the Requisite Shareholder Approval, the Board authorizes the Company, subject to complying with the terms of this Agreement, to terminate this Agreement in order to enter into a binding, definitive agreement with respect to a Superior Proposal; provided that the

Company shall have first paid to Acquiror the Additional Acquiror Termination Fee; and provided, further, that (i) the Board after consultation with its outside legal counsel and financial advisors, concludes in good faith that an Acquisition Proposal constitutes a Superior Proposal (and after giving effect to any proposed modifications to this Agreement or the Merger which may be offered by Acquiror), (ii) the Company has notified Acquiror by written notice pursuant to this Section 4.1(h), at least four Business Days in advance, of its Board’s intention to effect a Change in Recommendation (as defined below), specifying the material terms and conditions of such Superior Proposal and the identity of the party making such Superior Proposal, and furnishing to Acquiror a copy of any relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents received by it or its representatives, and (iii) prior to effecting such a Change in Recommendation, the Board has, and has caused its financial and legal advisors to, negotiate with Acquiror in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, it being understood that the Company shall not enter into any such binding, definitive agreement during such four-Business Day period (the Company agrees to notify Acquiror promptly if its intention to enter into any such agreement referred to in Section 4.1(h)(ii) shall change at any time after giving such notification).

4.2  Procedure Upon Termination.

In the event of termination and abandonment by Acquiror or the Company, or both, pursuant to Section 4.1 hereof, written notice thereof shall forthwith be given to the other Party or Parties and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Acquiror or the Company.

4.3  Effect of Termination.

Upon the termination of this Agreement in accordance with Sections 4.1 and 4.2 hereof, Acquiror and the Company shall be relieved of any further duties and obligations under this Agreement after the date of such termination; provided, that no such termination shall relieve any Party hereto from Liability for any willful breach or fraud by a Party of this Agreement; provided, further, that the obligations of the Parties set forth in Section 4.5, Section 4.6, Articles IX and XI hereof shall survive any such termination and shall be enforceable after such termination.

4.4  Frustration of Conditions.

Neither Acquiror or Acquiror Sub, on the one hand, nor the Company, on the other, may rely on the failure of any condition set forth in Sections 8.1, 8.2, or 8.3 to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

4.5  Acquiror Fees and Expenses.

(a) The Company agrees that, in order to compensate Acquiror for the direct and substantial damages suffered by Acquiror in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, the Company shall pay to Acquiror the Acquiror Termination Fee (as defined below) upon the termination of this Agreement by Acquiror pursuant to Section 4.1(b)(i) or (ii). For purposes of this Agreement, the term “Acquiror Termination Fee” means an amount equal to $1,000,000.00, plus any Acquiror Expenses payable by the Company to Acquiror under Section 4.5(c).

(b) The Company agrees that, in order to compensate Acquiror for the direct and substantial damages suffered by Acquiror in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, the Company shall pay to Acquiror an amount equal to the Additional Acquiror Termination Fee (as defined below) upon the termination of this Agreement by (i) Acquiror pursuant to Section 4.1(f) or Section 4.1(g), or (ii) the Company pursuant to Section 4.1(h). For purposes of this Agreement, the term “Additional Acquiror Termination Fee” means an amount equal to $2,500,000.00, plus any Acquiror Expenses payable by the Company to Acquiror under Section 4.5(c). Any Additional Acquiror Termination Fee payable under this Section 4.5(b) shall be in addition to any Acquiror Termination fee otherwise payable by the Company to Acquiror under Section 4.5(a).

(c) Upon any termination of this Agreement for which an Acquiror Termination Fee is due and payable under Section 4.5(a) and/or an Additional Acquiror Termination Fee is due and payable under Section 4.5(b), the

Company shall reimburse Acquiror and its Affiliates for 100% of their Acquiror Expenses (as defined below). For purposes of this Agreement, the term “Acquiror Expenses” means all actual and documented out-of-pocket expenses of Acquiror and its Affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, and all costs of Acquiror and its Affiliates relating to the financing of the Merger (including, without limitation, advisory and commitment fees and reasonable fees and expenses of counsel to potential lenders).

(d) The Acquiror Termination Fee, Additional Acquiror Termination Fee and/or Acquiror Expenses, shall be paid by the Company as directed by Acquiror in writing in immediately available funds on the date(s) specified above, or, if no such date is specified, not later than three Business Days after the date of the event giving rise to the obligation to make such payment.

(e) The Company acknowledges that the agreements contained in this Section 4.5 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Acquiror Termination Fee, Additional Acquiror Termination Fee and/or Acquiror Expenses when due, the Company shall reimburse Acquiror for all reasonable costs and expenses actually incurred or accrued by Acquiror (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 4.5, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Acquiror and its Affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period.

4.6  Company Fees and Expenses.

(a) Acquiror agrees that, in order to compensate the Company for the direct and substantial damages suffered by the Company in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, Acquiror shall pay to the Company the Company Termination Fee (as defined below) upon the termination of this Agreement by the Company pursuant to Section 4.1(c). For purposes of this Agreement, the term “Company Termination Fee” means an amount equal to $1,000,000.00, plus any Company Expenses payable by Acquiror to the Company under Section 4.6(b).

(b) Upon any termination of this Agreement for which a Company Termination Fee is due and payable under Section 4.6(a), Acquiror shall reimburse the Company and its Affiliates for 100% of their Company Expenses (as defined below). For purposes of this Agreement, the term “Company Expenses” means all actual and documented out-of-pocket expenses of the Company and its Affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors.

(c) The Company Termination Fee and/or Company Expenses, shall be paid by Acquiror as directed by the Company in writing in immediately available funds on the date(s) specified above, or, if no such date is specified, not later than three Business Days after the date of the event giving rise to the obligation to make such payment.

(d) Acquiror acknowledges that the agreements contained in this Section 4.6 are an integral part of the transactions contemplated by this Agreement. In the event that Acquiror shall fail to pay the Company Termination Fee and/or Company Expenses when due, Acquiror shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 4.6, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the Company and its Affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically set forth in the Schedules (with specific references to the Section or subsection of this Agreement to which the information stated in such disclosure relates), the Company hereby represents, warrants to and agrees with Acquiror as follows, in each case as of the date of this Agreement and as of the Closing Date:

5.1  Organization and Qualification.

The Company is a corporation duly organized, validly existing and in good standing under Nevada Law, and has all requisite corporate power and authority to own, operate and lease its assets, to carry on the Business, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Company is duly qualified or authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary other than where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2  Authority; Binding Obligation.

The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the other agreements, documents, certificates or other instruments contemplated hereby and thereby (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, the execution, delivery and performance by the Company of the Company Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the Company Documents, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Agreement by the Requisite Shareholder Approval. The Requisite Shareholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger under Nevada Law, the Company’s articles of incorporation and bylaws or otherwise. This Agreement has been, and the Company Documents will be at or prior to the Closing, duly executed and delivered by the Company. This Agreement constitutes, and the Company Documents when so executed and delivered, will constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); provided, however, that the Merger will not become effective until the Articles of Merger are filed with the office of the Secretary of State of the State of Nevada.

At a meeting duly called and held, the Board has unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Shareholders, unanimously approved and adopted this Agreement and the transactions contemplated hereby and unanimously resolved (subject to Section 7.8) to recommend approval and adoption of this Agreement by the Shareholders (the “Company Board Recommendation”).

5.3  Corporate Records.

(a) The Company has furnished to Acquiror a true and complete copy of the articles of incorporation of the Company and a true and complete copy of the Company’s amended and restated bylaws dated effective March 31, 2006, each as in effect on the date of this Agreement.

(b) The books of account, stock records, minute book and other corporate and financial records of the Company are complete and correct in all material respects and have been maintained in accordance with reasonable business practices for companies similar to the Company, and the Company will have prior to Closing prepared and made available to Acquiror the minutes for all meetings of the Board and/or shareholders of the Company held as of the date hereof (or written consents in lieu of such meetings).

5.4  No Conflict; Required Filings and Consents.

(a) None of the execution, delivery and performance by the Company of this Agreement or the Company Documents, the fulfillment of and compliance with the respective terms and provisions hereof or thereof, or the consummation by the Company of the transactions contemplated hereby and thereby, will conflict with, or violate any provision of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the articles of incorporation or bylaws of the Company, (ii) any material Contract or material Permit to which the Company is a party or bound, (iii) any Order of any Governmental Body applicable to the Company or by which the Company is bound or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement, the compliance by the Company with any of the provisions hereto, or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) the filing with the SEC of either (A) an information statement in definitive form relating to the approval of this Agreement and the transactions contemplated by this Agreement (as amended or supplemented, the “Information Statement”) or (B) a proxy statement in definitive form relating to a Special Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (as amended or supplemented, the “Proxy Statement”).

5.5  Capitalization; Owners of Shares.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which 68,909,330 shares of Common Stock were issued and outstanding as of April 17, 2007, all of which are duly authorized, validly issued, fully paid and nonassessable and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, none of which shares of preferred stock have been designated or are issued and outstanding. Schedule 5.5(a) sets forth the names and addresses of all holders of record of Common Stock and the number and class of shares held by each such holder as of April 17, 2007. Except as set forth in Section 5.5(b) and Section 5.5(c), no other shares of Common Stock have been reserved for any purpose.

(b) Except for the Company Equity Incentive Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company Equity Incentive Plan has been duly authorized, approved and adopted by the Board and the Shareholders and is in full force and effect. The Company has reserved a total of 3,500,000 shares of the Common Stock for issuance under the Company Equity Incentive Plan, of which as of the date hereof (i) 3,200,000 shares are issuable upon the exercise of outstanding, unexercised Company Options, (ii) 300,000 shares are available for grant but have not yet been granted pursuant to the Company Equity Incentive Plan, and (iii) zero shares have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to the Company Equity Incentive Plan. No outstanding Company Option permits payment of the exercise price therefor by any means other than cash, check, cashless exercise or with certain shares of the Common Stock that have been owned by the optionee for at least six months. All outstanding Company Options have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Laws and with the terms and conditions of the Company Equity Incentive Plan. Schedule 5.5(b) sets forth for each outstanding Company Option, the name of the record holder of such Company Option (and, to the Company’s Knowledge, the name of the beneficial holder, if different), the domicile address of such holder as set forth on the books of the Company, an indication of whether such holder is an Employee, the date of grant or issuance of such option, the number of shares of Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested as of the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and whether such option is a nonstatutory option or an incentive stock option as defined in Section 422 of the Code. All outstanding unexercised Company Options will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement.

(c) Except for the Company Options or as otherwise set forth on Schedule 5.5(c), there are no outstanding securities convertible into or exchangeable for Common Stock, any other securities of the Company or any of its Subsidiaries and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Except for the Option and Support Agreements and the Bridge Financing Facility Agreement, there are no outstanding Contracts affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Common Stock, any other securities of the Company or any of its Subsidiaries (the items described in Schedule 5.5(c) being, collectively, the “Rights Agreements”). On or prior to the Effective Time, all Rights Agreements shall have been terminated and of no further force or effect. Each of the outstanding shares of Common Stock, Company Options and other outstanding securities convertible into or exchangeable for Common Stock was issued in compliance with all applicable federal and state Laws concerning the issuance of securities.

5.6  Company Reports and Financial Statements.

(a) The Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each Company Report filed since December 31, 2003, has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) filed since December 31, 2003, contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) Each of the Chief Executive Officer and Chief Financial Officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

(c) The Company has made available to Acquiror all of the Company Financial Statements. All of the Company Financial Statements comply with applicable requirements of the Exchange Act and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(d) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.

(e) The Company is, and since the enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(f) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company, other than (i) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto; or (ii) Liabilities incurred in the Ordinary Course of Business consistent with past practice since the date of the Company Balance Sheet, none of which are material to the Company in amount or significance; or (iii) Liabilities incurred on behalf of the Company under this Agreement.

5.7  Absence of Certain Developments.

Except for the transactions contemplated hereby, since December 31, 2006, the Company has not:

(a) suffered a Material Adverse Effect;

(b) incurred any Liability or entered into any other transaction except in the Ordinary Course of Business;

(c) suffered any material adverse change in its relationship with any of the suppliers, customers, distributors, lessors, licensors, licensees or other third parties that are material to the Company;

(d) increased the rate or terms of compensation or benefits payable to or to become payable by it to its key Employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its key Employees, except in each case increases of not more than 5% annually occurring in the Ordinary Course of Business (including normal periodic performance reviews and related compensation and benefits increases);

(e) waived any claim or rights of material value other than in the Ordinary Course of Business;

(f) sold, leased, licensed or otherwise disposed of any of its material assets, other than in the Ordinary Course of Business;

(g) entered into any transaction or Material Contract, or modified or terminated any Material Contract, other than in the Ordinary Course of Business;

(h) made any capital expenditure in excess of $50,000.00;

(i) adopted or amended any Employee Plan;

(j) made any adjustment or change in the price or other change in the terms of any options, warrants or convertible securities of the Company (including the Company Options);

(k) made any material payments for purposes of settling any disputes;

(l) split, combined, or reclassified any of its outstanding shares, or repurchased, redeemed or otherwise acquired any of shares of capital stock, or declared or paid any dividend on its capital stock;

(m) changed the accounting or Tax reporting principles, methods or policies;

(n) entered into, modified or terminated any Royalty Agreement; or

(o) committed pursuant to a legally binding agreement to do any of the things set forth in clauses (a) through (n) above.

5.8 Litigation.

Except as set forth on Schedule 5.8, there are no Legal Proceedings pending or, to the Company’s Knowledge, material Legal Proceedings threatened against Company (including, but not limited to, with respect to the Company’s issued and outstanding shares of capital stock or options, warrants or other securities to purchase shares of the Company’s capital stock), or which question the validity or enforceability of this Agreement or any action contemplated herein. The Company is not operating under or subject to, or in default with respect to any Order of any Governmental Body. There are no agreements entered into by the Company or its Subsidiaries settling or otherwise terminating actions, suits, claims, governmental investigations or arbitration proceedings against the Company, or which question the validity or enforceability of this Agreement or any action contemplated herein.

5.9 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries have complied and is in material compliance in all respects with all Laws applicable to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries have been cited, fined or otherwise notified of any asserted past or present failure to comply, in any material respect, with any Laws and, to the Company’s Knowledge, no investigation or proceeding with respect to any such violation is pending or threatened.

(b) The Company and its Subsidiaries currently have all Permits required for the operation of the Company and its Subsidiaries as presently conducted in the Ordinary Course of Business, other than those the failure of which to possess is immaterial. All Permits are valid and in full force and effect, the Company and its Subsidiaries are in compliance with their requirements, and neither the Company nor any Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation), in any material respect of any term, condition or provision of any Permit, and no proceeding is pending or, to the Company’s Knowledge, threatened to revoke or amend any of the Permits.

5.10 Real Property.

(a) Schedule 5.10(a) contains (i) a true and complete list of all real property owned, leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Real Property”); (ii) a true and complete list of all other rights and interests in real property owned or controlled by the Company or any of its Subsidiaries (whether such rights and interests are characterized as real or personal property by the jurisdictions where the real property in which such rights and interests were created is situated), including without limitation all royalty interests, rights to production payments, and other rights of any kind or nature, whether present or future, to receive payments based on the removal and sale of minerals or mineral products from real property (the “Royalty Interests”); and (iii) a true and complete legal description of (A) all Real Property and (B) all real property in which the Company or any of its Subsidiaries own Royalty Interests (the “Royalty Properties”).

(b) The Company has delivered, or caused to be delivered, to Acquiror complete and accurate copies of (i) all leases and subleases of all leased Real Property, and any amendments, modifications, guaranties or addendums thereto (each a “Lease” and collectively, the “Leases”); (ii) all agreements, contracts, letter agreements, deeds, licenses, assignments and other instruments, correspondence or documents evidencing the Royalty Interests and the ownership thereof by the Company or any Subsidiary (each a “Royalty Agreement” and collectively, the “Royalty Agreements”) (other than Royalty Agreements with respect to the Excluded Royalty Interests); and (iii) all title opinions, title reports, title policies and documents referenced therein, surveys, plans, correspondence, and other documents in the Company’s possession with respect to the Real Property and the Royalty Properties (other than such documents with respect to the Excluded Royalty Interests).

(c) With respect to Real Property owned by the Company or any of its Subsidiaries, either the Company or one of its Subsidiaries owns good and marketable title to such Real Property, free and clear of all Encumbrances as of the Closing, other than (i) real estate Taxes and installments of special assessments not yet delinquent, (ii) easements, covenants, conditions and restrictions of record, which do not have a material adverse effect on the Company’s or Subsidiary’s use of, or interest in, any portion of the owned Real Property, (iii) other Encumbrances and exceptions set forth on Schedule 5.10(c), and (iv) Permitted Encumbrances.

(d) With respect to the Real Property in which the Company or any of its Subsidiaries hold an interest under Leases: (i) the Company or its Subsidiary is in exclusive possession of such Real Property; (ii) the Company and its Subsidiaries have not received any notice of default of any of the terms or provisions of the Leases; (iii) to the Company’s Knowledge, all Leases are valid and are in good standing, and the Company or one of its Subsidiaries holds a valid and existing leasehold interest under each such Lease; (iv) to the Company’s Knowledge, no act or omission or any condition on the leased Real Property which could be considered or construed as a default under any Lease, and to the Company’s Knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default under any Lease by any party; (v) to the Company’s Knowledge, all of the leased Real Property is free and clear of all Encumbrances or defects in title except for those specifically identified in Schedule 5.10(d); (vi) the Company and its Subsidiaries have the authority under the Leases to perform fully its or their obligations under this Agreement; (vii) no consent, waiver, approval or authorization is required from the lessor or lessee under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; and (viii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the leased Real Property, or any portion thereof or interest therein.

(e) To the Company’s Knowledge, with respect to the Royalty Properties (other than the Excluded Royalty Interests), except as set forth in Schedule 5.10(e), the owners and/or operators of the Royalty Properties either: (i) own the Royalty Properties free and clear of all Encumbrances as of the Closing, other than (A) applicable real estate taxes and assessments not yet delinquent, (B) valid easements, covenants, conditions and other restrictions, and (C) other Encumbrances, in each case where the same do not have a material adverse effect on the Company’s or a Subsidiary’s Royalty Interest, or on the ability of such owners and/or operators of the Royalty Properties to conduct their business and operations thereon; or (ii) own and maintain all valid legal rights and permits required by applicable Law to hold and use such Royalty Properties for mining and related purposes pursuant to valid lease, contract, application, permit, claim, tenement or concession, or other legal means valid in the relevant jurisdiction. To the Company’s Knowledge, the owners and/or operators of the Royalty Properties (other than with respect to the Excluded Royalty Interests) have reasonably adequate rights of ingress and egress with respect to their respective Royalty Properties and the improvements situated thereon.

(f) Except as described on Schedule 5.10(f): (i) no consent, waiver, approval or authorization is required from any Person who is a party to any Royalty Agreement as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; (ii) the Royalty Agreements are in full force and effect, and the Company or one of its Subsidiaries holds a valid and existing interest under each such Royalty Agreement; (iii) there are no existing material defaults under any Royalty Agreement by the Company or any Subsidiary (as applicable) or, to the Company’s Knowledge, the other parties to such Royalty Agreements; (iv) to the Company’s Knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default under any Royalty Agreement by any party; and (v) all Royalty Interests are free and clear of any defects in title and other Encumbrances, other than Permitted Encumbrances.

(g) There are no outstanding options, rights of first offer or rights of first refusal to purchase the owned Real Property or any Royalty Interest, or any portion thereof or interest therein.

(h) Schedule 5.10(h) sets forth the address and record owner of all leased Real Property and all Royalty Properties.

(i) There does not exist any pending or threatened condemnation, eminent domain, expropriation or other proceeding having similar legal effect, Laws, lawsuits or administrative proceedings that affect any owned or leased Real Property, the Royalty Interests, or the Royalty Properties, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Body or other Person to take, condemn, expropriate or use any owned or leased Real Property, any Royalty Property or any Royalty Interests.

5.11 Personal Property.

(a) Schedule 5.11(a) sets forth all leases of personal property to which the Company is a party as of the date hereof involving annual payments in excess of $50,000.00 (the “Leased Personal Property”). The Company has not received or given any written notice of any default or event that with notice or lapse of time or both would constitute a material default by the Company under any lease entered into in connection with the Leased Personal Property and, to the Company’s Knowledge, no other party is in material default or default thereunder.

(b) All tangible personal property which is material in the operation of the Company has been maintained in reasonable operating condition in the Ordinary Course of Business in a manner consistent with past maintenance practices of the Company. The Company has good and valid title to, or a valid leasehold interest in, all of the tangible properties and assets which it purports to own or lease. All properties and assets reflected in the Company Balance Sheet are free and clear of all Encumbrances, other than Permitted Encumbrances.

5.12 Material Contracts.

(a) Schedule 5.12(a) lists each Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries, or any of their assets, is bound, except for non-customer Contracts pursuant to which the obligations, of either party thereto are, or are contemplated to be, $50,000.00 or less (each, a “Material Contract”), including without limitation the following Material Contracts:

(i) Contracts with any Affiliate, Employee, current or former officer or director of the Company or any Subsidiary or any of their Affiliates;

(ii) Collective bargaining agreements or other Contracts with any labor union or association representing any Employees;

(iii) Bonus, pension, profit sharing, retirement or other forms of deferred compensation plans;

(iv) Stock purchase, stock option or any other similar plans;

(v) Contracts relating to incurrence of Indebtedness, the making of any loans, Hedging Arrangements or otherwise placing an Encumbrance on any portion of the assets of the Company or its Subsidiaries;

(vi) Contracts related to the guaranty of any obligation of any third Person by the Company or its Subsidiaries;

(vii) Contacts or purchase orders for capital expenditures or the acquisition or construction of fixed assets which involve the expenditure of more than $50,000.00;

(viii) Contracts granting any Person (other then Acquiror) an option or a first offer, first refusal or similar right to purchase or acquire any asset of the Company or its Subsidiaries;

(ix) Contracts relating to the lease of any real or personal property, including without limitation any mineral leases;

(x) Contracts that create a partnership, joint venture or similar arrangement;

(xi) Contracts that limit the freedom of the Company or any Subsidiary to compete in any line of business or with any Person in any area;

(xii) Contracts (other than Contracts made in the Ordinary Course of Business) which involve the expenditure of more than $50,000.00 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by the Company without penalty on notice of 180 days or less;

(xiii) Contracts (other than the Option and Support Agreements) relating to the voting or any rights or obligations of any Shareholder;

(xiv) Contracts regarding the acquisition, issuance or transfer of any shares of capital stock or other securities of the Company or any Subsidiary, including without limitation any restricted stock agreements, options, warrants or escrow agreements;

(xv) Royalty Agreements of the Company or any Subsidiary; or

(xvi) Other Contracts not made in the Ordinary Course of Business that are material to the Company’s Business.

(b) Each Material Contract is legal, valid, binding on the Company (or its Subsidiary), enforceable and in full force and effect and to the Company’s Knowledge, each Material Contract will continue to be legal, valid, binding on the other parties thereto, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement and following delivery of any consents or approval contemplated hereby.

(c) The Company has not received any written notice of any default or event that with notice or lapse of time or both would constitute a material default by the Company under any Material Contract.

(d) All of the Contracts to which the Company is a party or by which its assets are bound that are required to be described in the Company Reports (or to be filed as exhibits thereto) are so described or filed and are enforceable and in full force and effect.

5.13 Labor and Employment.

(a) Collective Bargaining.   There are no collective bargaining or other labor union agreements to which the Company is a party and there are no labor or collective bargaining agreements which pertain to the Employees. There is no union organization activity involving any of the Employees pending or, to the Company’s Knowledge, threatened, nor has there ever been union representation involving any of the Employees. There are no strikes, slowdowns, lockdowns, arbitrations, work stoppages or material grievances or other labor disputes pending or, to the Company’s Knowledge, threatened or reasonably anticipated between the Company and (i) any current or former Employees of the Company or (ii) any union or other collective bargaining unit representing such Employees. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company.

(b) Employment Terms.  Schedule 5.13(b) is a true and complete list containing the names and positions of all Employees, together with (i) each Employee’s current annual salary or wage, (ii) the amount and date of any scheduled salary increase for each Employee, (iii) commissions due and draws outstanding for each Employee and (iv) other advances or receivables owing to the Company from each Employee.

(c) Subject to the payments set forth in Schedule 5.13(f), the Company has the right to terminate the employment of each of its Employees at will and to terminate the engagement of any of its independent contractors without payment to such Employee or independent contractor other than for services rendered through termination and without incurring any penalty or Liability.

(d) The Company is in compliance, in all material respects, with all Laws relating to employment practices.

(e) The Company has not experienced any labor problem that was or is material to it. To the Company’s Knowledge, the Company’s relations with its Employees are currently on a good and normal basis.

(f) Except as set forth on Schedule 5.13(f), no severance or other payment to an Employee will become due or employee benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

5.14 Pension and Benefit Plans.

The Company hereby represents and warrants to Acquiror that:

(a) Schedule 5.14(a) contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance, change in control or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, disability or sick leave benefits, post-employment or retirement benefits and fringe benefits (each, an “Employee Plan”) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any Employee or Former Employee of the Company or any ERISA Affiliate. Copies of such plans and arrangements (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Acquiror. Such plans are referred to collectively herein as the “Employee Plans.”

(b) None of the Company, any of its ERISA Affiliates and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or any defined benefit plan.

(c) None of the Company, any ERISA Affiliate of the Company and any predecessor thereof contributes to, or has in the past contributed to, any Multiemployer Plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Neither the Company nor any ERISA Affiliate sponsors any Employee Plans.

(e) There is no current or projected Liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current Employees, except as required to avoid excise tax under Section 4980B of the Code.

(f) As to all Employees Plans:

(i) all such Plans comply and have been administered in all material respects in form and in operation with all applicable Laws, all required returns (including without limitation information returns) have been prepared in accordance with all applicable Laws and have been timely filed in accordance with applicable Laws, and neither the Company nor any ERISA Affiliate has received any outstanding written notice from any Governmental or quasi-Governmental Body questioning or challenging such compliance;

(ii) all Employee Plans intended to qualify to comply with Section 401 of the Code maintained or previously maintained by the Company or any ERISA Affiliate comply and complied in form and in operation with all applicable requirements of the Code and ERISA, a favorable determination letter has been received from the IRS with respect to each such Plan (or the sponsor of the Plan is entitled to rely on a favorable opinion letter issued to the Plan’s prototype sponsor by the IRS) and no event has occurred that will or could reasonably be expected to give rise to disqualification of any such Plan or to a tax under Section 511 of the Code;

(iii) there are no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan and neither the Company nor any of its ERISA Affiliates has otherwise engaged in any prohibited transaction; and

(iv) there have been no acts or omissions by the Company or any ERISA Affiliate that have given rise to or could reasonably be expected to give rise to material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable and neither the Company nor any ERISA Affiliate nor any of their respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject the Company or any ERISA Affiliate or any of their respective directors, officers or employees to liability under ERISA.

(g) All individuals considered by the Company and any ERISA Affiliate to be independent contractors are, and could only be reasonably considered to be, in fact “independent contractors” and are not “employees” or “common law employees” for tax, benefits, wage, labor or any other legal purpose.

(h) No Employee is entitled to, nor shall any Employee accrue or receive, additional benefits, services, accelerated rights to payment of benefits or accelerated vesting, whether pursuant to any Employee Plan or otherwise, including the right to receive any parachute payment as defined in Section 280G of the Code, or become entitled to severance, termination allowance or other similar payments as a result of this Agreement and the transactions contemplated hereunder.

(i) All options that have been granted by the Company to Employees that purport to be “incentive stock options” under the Code comply with all applicable requirements necessary to qualify for such tax status, and no option is subject to the provisions of Section 409A of the Code.

(j) Neither the Company nor any ERISA Affiliate maintains any “nonqualified deferred compensation plan” subject to Section 409A of the Code.

5.15 Taxes and Tax Matters.

(a) The Company and each Subsidiary has:

(i) paid or caused to be paid all Taxes required to be paid by it (including but not limited to any Taxes shown due on any Tax Return); and

(ii) filed or caused to be filed all Tax Returns required to be filed by it with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (and all Tax Returns filed on behalf of the Company were true, complete and correct).

(b) Except as set forth in Schedule 5.15(b),

(i) neither the Company nor any Subsidiary has been notified by the IRS or any other taxing authority that any issues have been raised by the IRS or any other taxing authority in connection with (A) any Taxes owed by the Company or any Subsidiary or (B) any Tax Return filed by or on behalf of the Company or any Subsidiary;

(ii) there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to the Company or any Subsidiary;

(iii) there are no Encumbrances on the assets of the Company or any Subsidiary with respect to Taxes, except for Encumbrances for current Taxes not yet due and payable for which adequate reserves have been provided for in the latest balance sheet of the Company;

(iv) no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against the Company or any Subsidiary and no claim has been made during the past five years by any Governmental Body in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns or paid Taxes that it is or may be subject to any taxation by that jurisdiction;

(v) the charges, accruals and reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income), reflected in the most recent balance sheet of the Company (rather than any notes thereto) are adequate to cover all unpaid Taxes of the Company and the Subsidiaries. All reserves for Taxes as adjusted for operations and transactions and the passage of time through the Effective Time in accordance with past custom and practice of the Company and the Subsidiaries are adequate to cover all unpaid Taxes of the Company and the Subsidiaries accruing through the Effective Time;

(vi) the Company and each Subsidiary has complied with all applicable requirements relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees);

(vii) neither the Company nor any Subsidiary has any Liability in respect of any tax sharing agreement with any Person;

(viii) neither the Company nor any Subsidiary has agreed to (nor has any other Person agreed to on its behalf), and neither the Company nor any Subsidiary is required to, make any adjustments or changes, to its accounting methods pursuant to Section 481 of the Code, and the IRS has not proposed any such adjustments or changes in the accounting methods of such Persons;

(ix) neither the Company nor any Subsidiary will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law), (B) open transaction or installment disposition made on or prior to the Closing Date, or (C) prepaid amount received on or prior to the Closing Date;

(x) neither the Company nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or any transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2);

(xi) neither the Company nor any of its Subsidiaries have (A) ever been a member of a consolidated group of corporations (other than a group the common parent of which is the Company) and (B) any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar state, local or foreign tax Law) as a transferee or successor, by contract or otherwise;

(xii) neither the Company nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c) (2) of the Code);

(xiii) other than as a result of the Merger, neither the Company nor any Subsidiary is subject to any limitation on the use of its Tax attributes under Section 382, 383, and 384 of the Code or Treasury Regulation Section 1.1502-15 or-21 (regarding separate return limitation years) or any comparable provisions of state or foreign law;

(xiv) neither the Company nor any Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Sections 355, 356, or 361 of the Code (A) in the five years prior to the date of this Agreement (or will constitute such a corporation in the five years prior to the Closing Date) or

(B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger; and

(xv) no claim has been made within the last five years by any taxing authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction.

5.16 Environmental Matters.

(a) The Company and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has during the past five years received written notice regarding any actual or alleged material violation of or material liability or material Remediation obligation under Environmental Laws. Neither the Company nor any of its Subsidiaries is subject to any claim under Environmental Laws, and to the Company’s Knowledge, no such claim is threatened. The Company and its Subsidiaries have obtained, and have been and are in material compliance with, all Environmental Permits. A true and complete list of all Environmental Permits currently maintained by the Company and its Subsidiaries is set out in Schedule 5.16. The Company and its Subsidiaries have timely filed applications and renewals for all Environmental Permits. All of the Environmental Permits listed in Schedule 5.16 are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has any liability under any Environmental Law, nor is the Company or any of their Subsidiaries responsible for any such liability of any other Person under any Environmental Law, whether by contract, by operation of law or otherwise. There are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which have or will result in liability to the Company or its Subsidiaries under Environmental Laws.

(b) None of the following are present at the Real Property or were present at any other real property that the Company or its Subsidiaries formerly owned, operated, or leased during the period of such ownership, operation, or tenancy: (i) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials; (ii) any dump or landfill or other unit for the disposal of Hazardous Materials; (iii) filled in land or wetlands; (iv) PCBs; (v) toxic mold; or (vi) asbestos containing materials.

(c) There has been no Release of Hazardous Materials at, on, under, or from the Real Property, nor was there such a Release at any real property formerly owned, operated or leased by the Company or its Subsidiaries during the period of such ownership, operation, or tenancy, in each case such that the Company or its Subsidiaries is or could be liable for Remediation with respect to such Hazardous Materials.

(d) The Company has furnished to Acquiror copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Company’s or any of its Subsidiary’s compliance with Environmental Law or the environmental condition of the Real Property or any other real property that the Company or its Subsidiaries formerly owned, operated, or leased. Any information the Company has furnished to Acquiror concerning the environmental condition of any real property or the operations of the Company or its Subsidiaries related to compliance with Environmental Laws is accurate and complete.

(e) No authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the transactions contemplated hereby.

(f) Neither the Company nor any of its Subsidiaries has arranged, by contract, agreement or otherwise, for the treatment or disposal of Hazardous Materials such that they are liable for the Remediation of such location pursuant to Environmental Law, and no Real Property or other real property formerly owned, operated, or leased by the Company or any of its Subsidiaries is listed on any governmental database of sites that may require Remediation under Environmental Laws.

(g) No proposed or final regulation published pursuant to Environmental Laws and no Environmental Permit for which the Company or its Subsidiaries has or should have applied, could reasonably be expected to result in a capital expenditure in excess of $50,000.00.

5.17 Intellectual Property.

Schedule 5.17 sets forth a complete and correct list of all Intellectual Property registrations or applications or other material Intellectual Property owned by the Company or any of its Subsidiaries or used in connection with the operation of the Business. Each registration of or application to register any item of Intellectual Property identified on Schedule 5.17 is valid and subsisting, in full force and effect, and has not been canceled, expired or abandoned. The Company or one of its Subsidiaries owns and possesses all right, title and interest in and to, or has an enforceable license to use, all of the Intellectual Property owned or used by the Company or any of Subsidiaries in connection with the operation of the Business, free and clear of all Encumbrances (other than Permitted Encumbrances). Neither the Company nor any of its Subsidiaries has received any notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property owned or used in connection with the Business of the Company, nor, to the Company’s Knowledge is any such claim threatened. No third party is infringing upon any Intellectual Property owned or used by the Company or any of its Subsidiaries in connection with the operation of the Business. Neither the Company nor any of its Subsidiaries is infringing any Intellectual Property of any third party, nor to the Company’s Knowledge will any such infringement occur as a result of the continued operation of the Company’s Business. All Intellectual Property set forth in Schedule 5.17 will be owned by or available for use by the Company immediately subsequent to the Closing on the same terms and conditions as currently owned or used. No trade secret or confidential know-how either of which is material to the Company’s Business has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company’s proprietary interests in and to such trade secrets and confidential know-how. The Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of their respective trade secrets and confidential know-how. The Company and its Subsidiaries have at all times complied with and are in compliance with all applicable laws relating to privacy, data protection or the collection, retention, use and disclosure of personal information. All current and former officers and directors of the Company and its Subsidiaries, and all Employees, Former Employees and consultants of the Company and its Subsidiaries who are or were at any time involved in the design, development or implementation of intellectual property for or on behalf of the Company or its Subsidiaries, have executed and delivered to the Company or the applicable Subsidiary an agreement assigning to the Company or the Subsidiary their entire right, title and interest in and to any such intellectual property arising from services performed for the Companies or the Subsidiary by such persons.

5.18 Insurance.

(a) Schedule 5.18(a) sets forth a true and complete list of all material insurance policies held by the Company and each of its Subsidiaries and sets forth the name of each insurer, amount of coverage, type of insurance, policy number and any material pending claims under such policies.

(b) For each policy of insurance required to be identified in Schedule 5.18(a), all premiums due with respect thereto are currently paid and the Company and each of its Subsidiaries has not received any written notice that such policy has been or shall be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or the premium on such policy shall be materially increased on the renewal thereof other than general rate increases.

5.19 Subsidiaries.

(a) Schedule 5.19 sets forth the jurisdiction of formation and names of the officers and directors of each Subsidiary. The Company owns, directly or indirectly, of record and beneficially all of the outstanding equity interests of each Subsidiary, free and clear of all Encumbrances.

(b) Each Subsidiary is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation and is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary other than where the failure to be qualified, authorized or in good standing would not have a Material Adverse Effect.

(c) None of the Subsidiaries own any capital stock or other securities of, or any proprietary interest in, any Person.

5.20 Company Information.

The information relating to the Company and its Subsidiaries provided by the Company for inclusion in the Information Statement or Proxy Statement, or in any application, notification or other document filed with any regulatory agency or other Governmental Body in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Company’s Information Statement or Proxy Statement (except for the portions thereof relating solely to Acquiror or any of its Subsidiaries, as to which the Company makes no representation or warranty) will comply in all material respects with the provisions of Nevada Law.

5.21 Royalty Property Operators.

The Company has not received during the past 18 months notice, whether written or otherwise, from any owner or operator of any Royalty Property on which the Company or any of its Subsidiaries holds a Royalty Interest that the owner or operator intends to (a) cease mining operations or operate at a significantly less than previously reported rate in the case of operating mines or (b) cease or slow down development of the underlying Royalty Property in the case of mines that are currently in development.

5.22 State Takeover Statutes.

No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Sections 78.411 through 78.444 of Nevada Law) applicable to the Company is applicable to the Merger. The action of the Board in approving this Agreement is sufficient to render inapplicable to this Agreement the restrictions on “combinations” (as defined in Section 78.416 of Nevada Law) as set forth in Section 78.438 of Nevada Law.

5.23 Financial Advisors.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.24 No Omissions or Misstatements.

None of the information included in this Agreement and Schedules hereto, or other documents furnished or to be furnished by the Company or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Schedule hereto have been delivered or made available to Acquiror and constitute true, correct and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB

Except as specifically set forth in the Schedules (with specific references to the Section or subsection of this Agreement to which the information stated in such disclosure relates), Acquiror and Acquiror Sub hereby represent, warrant to and agree with the Company as follows, in each case as of the date of this Agreement and as of the Closing Date:

6.1 Organization and Qualification.

Each of Acquiror and Acquiror Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation, and has all requisite corporate power and authority to own, operate and lease its assets, to carry on its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. Acquiror is duly qualified or authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary other than where the failure to be so qualified, authorized or in good standing would not have a material adverse effect on the ability of Acquiror or Acquiror Sub to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

6.2 Authority; Binding Obligation.

Each of Acquiror and Acquiror Sub has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the other agreements, documents, certificates or other instruments contemplated hereby (the “Acquiror Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Acquiror and Acquiror Sub of this Agreement, the execution, delivery and performance by Acquiror and Acquiror Sub of the Acquiror Documents, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action, and no other corporate proceeding on the part of Acquiror or Acquiror Sub is necessary to authorize this Agreement and the Acquiror Documents, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Agreement by Acquiror in accordance with Delaware law and Acquiror Sub in accordance with Nevada Law and Acquiror’s certificate of incorporation and bylaws and Acquiror Sub’s articles of incorporation and bylaws. This Agreement has been, and the Acquiror Documents will be at or prior to the Closing, duly executed and delivered by Acquiror and Acquiror Sub. This Agreement constitutes, and the Acquiror Documents when so executed and delivered, will constitute a legal, valid and binding obligation of Acquiror and Acquiror Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery and performance by Acquiror and Acquiror Sub of this Agreement or the Acquiror Documents, the fulfillment of and compliance with the respective terms and provisions hereof or thereof, or the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, will conflict with, or violate any provision of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or bylaws of Acquiror or articles of incorporation or bylaws Acquiror Sub, (ii) any Contract or Permit to which Acquiror or Acquiror Sub is a party, (iii) any Order of any Governmental Body applicable to Acquiror or Acquiror Sub are bound or (iv) any applicable Law other than, in the cases of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, termination or cancellations that would not have a material adverse effect on the ability of Acquiror or Acquiror Sub to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Acquiror or Acquiror Sub in connection with the execution and delivery of this Agreement, the compliance by Acquiror or Acquiror Sub with any of the provisions hereto, or the consummation of the transactions contemplated hereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a material adverse effect on the ability of Acquiror or Acquiror Sub to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

6.4 Litigation.

There are no material Legal Proceedings pending or, to Acquiror’s and Acquiror Sub’s Knowledge, threatened against Acquiror or Acquiror Sub, or which question the validity or enforceability of this Agreement or any action contemplated herein. Each of Acquiror and Acquiror Sub is not operating under or subject to, or in default with respect to any Order of any Governmental Body.

6.5 Compliance with Laws.

Each of Acquiror and Acquiror Sub has complied and is in compliance in all respects with all Laws applicable to Acquiror and Acquiror Sub, except where non-compliance does not have a material adverse effect on the ability of Acquiror or Acquiror Sub to consummate the transactions contemplated by this Agreement.

6.6 Acquiror Information.

The information relating to Acquiror and its Subsidiaries to be provided by Acquiror to the Company for inclusion in the Information Statement or the Proxy Statement will not, at the time the Information Statement or the Proxy Statement, as the case may be, is first mailed to the Shareholders contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

6.7 Financial Advisors.

Other than National Bank Financial Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Acquiror or Acquiror Sub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. Acquiror shall be responsible for all fees and costs billed by National Bank Financial Inc. in connection with the transactions contemplated by this Agreement.

6.8 Validity of Issuance of Acquiror Common Stock.

The shares of Acquiror Common Stock to be issued pursuant to this Agreement, will, when issued, be duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws.

6.9 Acquiror Reports and Financial Statements.

Acquiror has timely filed all Acquiror Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Acquiror Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. Each Acquiror Report filed since December 31, 2003, has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Acquiror Reports (including any financial statements or schedules included or incorporated by reference therein) filed since December 31, 2003, contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

6.10 Capitalization.

The authorized capital stock of Acquiror consists of (i) 40,000,000 shares of Acquiror Common Stock, of which 28,199,917 shares of Acquiror Common Stock were issued and outstanding as of April 9, 2007, all of which are duly authorized, validly issued, fully paid and nonassessable and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, none of which shares of preferred stock have been designated or are issued and outstanding, except with respect to such issuance and designation related to that certain Rights Agreement — Acquiror and American Securities Transfer, Incorporated, as Rights Agent, dated as of September 10, 1997.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1 Access to Information.

Prior to the Closing Date, to the extent permitted by this Section 7.1 and applicable Law, Acquiror shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books and records and Tax reporting positions of the Company as Acquiror reasonably requests and to make extracts and copies of such books and records at Acquiror’s own expense. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate with Acquiror and Acquiror’s representatives in connection with such investigation and examination, and Acquiror and its representatives shall cooperate with the Company and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company is bound.

Further, prior to the Closing Date, the Company shall furnish or otherwise make available (including via EDGAR, if applicable) to Acquiror (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws reasonably promptly following such filing or receipt, (ii) to the extent available, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month, and in any event within 30 days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and (iii) all other information concerning its business, properties and personnel as Acquiror may reasonably request.

No investigation pursuant to this Section 7.1 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties.

7.2 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on Schedule 7.2(a), or (ii) with the prior written consent of Acquiror, the Company and each of its Subsidiaries shall:

(A) conduct the respective businesses only in the Ordinary Course of Business, except for the acquisition of Interest B as contemplated under Section 7.9, and in such a manner that conserves and uses the financial resources and human resources of Company and each of its Subsidiaries solely to manage their existing business operations and as necessary or appropriate to consummate the transactions contemplated by this Agreement;

(B) use its commercially reasonable efforts to maintain working capital of the Company at levels consistent with past practice;

(C) pay its debts and Taxes when due and properly withhold all Taxes (such as withholding of Taxes from Employees or Former Employees); and

(D) use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Company and each of its Subsidiaries.

(b) Except (i) as set forth on Schedule 7.2(b) or (ii) with the prior written consent of Acquiror, the Company and each of its Subsidiaries shall not:

(A) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

(B) issue or sell any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company (except for 100,000 shares of Common Stock to be issued to Robert Connachie and 100,000 shares of Common Stock to be issued to Chris Herald, which shares are reflected as being terminated on the Company Disclosure Schedule prior to Closing, but in fact shall be issued prior to Closing);

(C) effect any recapitalization, reclassification or like change in the capitalization of the Company, except to the extent required by Law;

(D) amend the articles of incorporation or by-laws or comparable organizational documents of the Company;

(E) other than in the Ordinary Course of Business or as required by Law or Contract, (1) increase the annual level of compensation of any Employee, (2) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee, (3) increase the coverage or benefits available under any (or create any new) Employee Plan or (4) enter into any employment, deferred compensation, severance, consulting, non-competition, retention or similar agreement with any Employee, (or amend any such agreement) to which the Company is a party or involving any Employee except in the Ordinary Course of Business;

(F) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company or any of its Subsidiaries (except pursuant to an existing Contract for fair consideration in the Ordinary Course of Business, for the purpose of disposing of obsolete or worthless assets or the acquisition of Interest B in accordance with Section 7.9);

(G) other than in the Ordinary Course of Business, cancel or compromise any material debt or claim or waive or release any material right of the Company or any of its Subsidiaries;

(H) enter into, modify, extend or terminate any labor or collective bargaining agreement;

(I) enter into or agree to enter into any merger or consolidation with any other Person, or agreement to acquire the securities of any other Person;

(J) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or enter into any Hedging Arrangements;

(K) except to the extent required by Law or GAAP, make any material change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices;

(L) make any new capital expenditures exceeding $50,000.00 in the aggregate (other than the acquisition of Interest B in accordance with Section 7.9);

(M) other than in the Ordinary Course of Business enter into, modify, amend or terminate any Material Contract;

(N) (1) make, revoke or change any material Tax election or (2) settle or compromise any material federal, state, local or foreign income Tax liability;

(O) participate or engage in any transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or any transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2);

(P) make any principal payments to the holder of that certain 6% Exchangeable Secured Subordinated Debenture of 1212500 Alberta Ltd. due April 25, 2008;

(Q) agree to do anything prohibited by this Section 7.2(b); or

(R) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

7.3 Appropriate Action; Consents; Filings.

(a) The Company shall promptly prepare and file with the SEC the Information Statement or Proxy Statement, as applicable, and shall use its commercially reasonable efforts to have the Information Statement or Proxy Statement, as applicable, cleared by the SEC as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Information Statement or Proxy Statement, as applicable, to its Shareholders. The Company shall notify Acquiror of the receipt of, and immediately provide to Acquiror true and complete copies of, any comments of the SEC with respect to the Information Statement or Proxy Statement, as applicable, or the transactions contemplated hereby and any requests by the SEC for any amendment or supplement thereto or for additional information.

(b) Acquiror shall, upon request, furnish the Company with all information concerning Acquiror as may be reasonably necessary for inclusion in the Information Statement or Proxy Statement, as applicable, that may be furnished to the Shareholders.

(c) Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things required under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including without limitation (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement, (ii) obtaining from any Governmental Bodies any Permits required to be obtained or made by Acquiror, Acquiror Sub or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein and (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement under any applicable Law, including without limitation making any filings required to be made pursuant to the HSR Act; provided that Acquiror, Acquiror Sub and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. The Company, Acquiror and Acquiror Sub shall furnish to each other all information reasonably required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Any and all filing fees in respect of such filings shall be paid 50% by Acquiror and 50% by the Company.

(d) Except as the Parties may otherwise agree, the Company, on the one hand, and Acquiror and Acquiror Sub, on the other, shall give any notices required to be given by any of them, as applicable, to third parties, and use (and in the case of Acquiror, shall cause Acquiror Sub to use) their commercially reasonable efforts to obtain at the earliest practicable date all third party consents, approvals or waivers required to obtained by them, as applicable, in order to consummate the transactions contemplated in this Agreement.

(e) Subject to the provisions of Section 7.3(f), in the event that either the Company or Acquiror shall fail to obtain any third-party consent, approval or waiver described in Section 7.3(d), such Party shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other Parties, to minimize any adverse effect upon the Company and Acquiror or Acquiror Sub and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

(f) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Acquiror or any of its Subsidiaries to (i) agree to or to effect any divestiture, hold separate (including by establishing a trust or otherwise), settlement, undertaking, consent decree, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of the Company or its Subsidiaries or of Acquiror or its Subsidiaries, (ii) enter into, amend or agree to enter into or amend, any Contracts of the Company or its Subsidiaries or of Acquiror or its Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or its Subsidiaries or of Acquiror or its Subsidiaries, (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Body, or (v) pay any monies or other consideration in order to obtain any consent, approval or waiver that relates to the Company or its assets or that is otherwise binding upon the Company or its assets.

7.4 Shareholder Approval.

(a) Upon the election of Acquiror, the Company shall take all steps necessary to either (i) solicit written consents, in form and substance acceptable to Acquiror, from its Shareholders as promptly as practicable after the date of this Agreement for the purpose of consenting to the approval of this Agreement and the Merger or (ii) duly call, give notice of, convene and hold a meeting of its Shareholders as promptly as practicable after the date of this Agreement for the purpose of voting upon the approval of this Agreement and the Merger (the “Special Meeting”), provided, however that if Acquiror initially elects to have the Company seek approval by written consent pursuant to clause (i) above or call a Special Meeting pursuant to clause (ii) above, Acquiror may change its election by providing notice to the Company.

(b) Management and the Board shall recommend to the Shareholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall not (i) fail to make, withdraw, modify or qualify in any manner adverse to Acquiror such recommendation or (ii) take any other action or make any other public statement inconsistent with such recommendation (collectively, a “Change in Recommendation”), in each case except as and to the extent expressly permitted by Section 7.8. The Company shall (A) use its best efforts to obtain the Requisite Shareholder Approval and (B) otherwise comply with all legal requirements applicable to soliciting the Requisite Shareholder Approval either by written consent or at the Special Meeting. The Company shall submit this Agreement and the Merger to the Shareholders for approval and adoption as provided by Nevada Law and the Company’s articles of incorporation and bylaws. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, the Company agrees to submit this Agreement and the Merger to the Shareholders whether or not (1) a Change in Recommendation shall have occurred and (2) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors.

(c) Company and its Board shall cancel the previously set and publicly announced June 27, 2007, record date of the Special Meeting, and upon the written request of Acquiror issue a press release, in form and substance satisfactory to Acquiror, publicly announcing such cancellation. Company and its Board shall set or postpone (i) the record date of the Special Meeting (or of any written consent in lieu of meeting consenting to the approval of this Agreement and the Merger) and (ii) the date of any Special Meeting, in each case on such dates as acceptable to Acquiror.

7.5 Further Assurances.

Subject to Section 7.3(f), Acquiror and the Company shall use their commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. In furtherance of the forgoing, Company, its management and Board shall communicate fully, openly and on a timely basis with Acquiror upon Acquiror’s request as shall be necessary or appropriate to consummate the transactions contemplated by this Agreement.

7.6 Publicity.

(a) Neither the Company, Acquiror nor Acquiror Sub shall issue any press release or public announcement concerning this Agreement, the Company Documents, the Acquiror Documents or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Acquiror or the Company, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Acquiror or the Company lists securities, provided that, to the extent required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

(b) Each of Acquiror and the Company agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.

7.7 Notice of Developments.

(a) The Company shall promptly notify Acquiror of any development or other information occurring after the date hereof and prior to the Closing which renders any representation, warranty or statement contained in this Agreement or the Schedules hereto inaccurate or incomplete at any time prior to the Closing, including any such development or information which first becomes known to the Company after the date hereof.

(b) Without limiting Section 7.7(a), Company shall provide to Acquiror (i) a written report, in form and substance satisfactory to Acquiror, detailing the Company’s consolidated working capital position calculated in accordance with GAAP as of the closing of the last Business Day of every second week, in form and substance satisfactory to Acquiror, no later than 12:00 p.m. (Mountain Time) on the first Business Day of the subsequent week (with the first such report being due on August 3, 2007) and (ii) a written report setting forth the names of each holder of Company Options, convertible securities, warrants, options or other rights to purchase or subscribe for Common Stock who exercise the same, the number of shares of Common Stock issued upon exercise and the proceeds received upon exercise within two Business Days of the date of any such exercise.

(c) Any written notice or report delivered pursuant to this Section 7.7 shall not amend the Schedules in any way, nor shall it (or the information contained therein) modify, affect, limit or otherwise qualify, in any way, the representations and warranties contained in this Agreement, or be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development or information. The delivery of any written notice or report pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

7.8 No Solicitation of Transactions.

(a) Subject to Sections 7.8(b) and 7.8(c), the Company shall not, nor shall it authorize or permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate of the Company to (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) enter into discussions or negotiate with any Person in furtherance of such inquiries or otherwise with respect to, or to obtain, an Acquisition Proposal. The Company shall take all actions reasonably necessary to cause its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal that is active or pending as of the date hereof; provided, however, that nothing in this Section 7.8 shall preclude the Company or its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and other agents, representatives or affiliates from complying with the provisions of Section 7.8(d). The Company shall be responsible for any failure on the part of its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to comply with this Section 7.8.

(b) Further, and except as expressly permitted by this Section 7.8, neither the Board nor any committee thereof shall (i) make a Change in Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Acquisition Proposal.

(c) The Company shall promptly notify Acquiror (but in no event less than 24 hours following the Company’s initial receipt of any Acquisition Proposal) of the relevant details relating to an Acquisition Proposal (including the identity of the parties and all material terms thereof) which the Company may receive after the date hereof, and shall keep Acquiror informed on a prompt basis as to the status of and any material developments regarding any such proposal.

(d) Notwithstanding Sections 7.8(a) and 7.8(b) or any other provision of this Agreement to the contrary, following the receipt by the Company of an Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Sections 7.8(a) and 7.8(b)), but prior to receiving the Requisite Shareholder Approval, the Board may (directly or through advisors or representatives):

(i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether the proposal for an Acquisition Proposal is reasonably likely to lead to a Superior Proposal; and

(ii) if the Board determines in good faith following consultation with its legal and financial advisors that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, the Board may:

(A) furnish non-public information with respect to the Company to the Person who made such proposal (provided that the Company (x) has previously or concurrently furnished such information to Acquiror and (y) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the Confidentiality Agreement),

(B) disclose to its Shareholders any information required to be disclosed under applicable Law,

(C) participate in negotiations regarding such proposal, and

(D) following receipt of an Acquisition Proposal that constitutes a Superior Proposal (x) terminate this Agreement pursuant to, and subject to compliance with, Section 4.1(h) and (y) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take; but in each case referred to in clauses (A) through (D) only if, after complying with this Section 7.8(d), the Board determines in good faith by a majority vote, after consultation with, and after considering advice from, outside legal counsel to the Company, that it must take such action in order to company with its fiduciary duties to the Company or its Shareholders under applicable Nevada Law. Nothing in this Section 7.8 or elsewhere in this Agreement shall prevent the Board from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Shareholders if, in the good faith judgment of the Board, after consultation with outside legal counsel, failure to do so would violate its obligations under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither the Company nor the Board shall be permitted to recommend pursuant to such provision an Acquisition Proposal which is not a Superior Proposal.

(e) The Board shall not take any of the actions referred to in clause (C) or (D) of Section 7.8(d)(ii) unless (i) the Company has given Acquiror at least four Business Days notice, measured from the receipt of notice of such proposal or the receipt of any material change to the terms thereof, of its intent to take such action and (ii) after waiting at least such four- Business Day period and taking into account any amendment to this Agreement entered into or to which Acquiror irrevocably covenants to enter into and for which all internal approvals of Acquiror have been obtained since receipt of such notice, such Superior Proposal remains a Superior Proposal.

7.9 Acquisition of Certain Property.

The Company shall use its immediate and best commercial efforts to (a) enter into a binding definitive agreement, in form and substance acceptable to Acquiror, to acquire Interest B, (b) take all actions necessary or appropriate to complete the acquisition of Interest B, and (c) cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to complete the transactions contemplated by the agreement to acquire Interest B. In furtherance of the forgoing, the Company shall (i) provide Acquiror with three Business Days prior written notice of the date, time, location and substance of any negotiations pertaining to the acquisition of Interest B and (ii) permit Acquiror to participate in all negotiations of the terms and binding definitive agreements that the Company negotiates with the sellers of Interest B.

7.10 Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Acquiror shall prepare and file with the SEC a registration statement on Form S-3 or Form S-4, as applicable (together with all amendments and supplements thereto, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Acquiror Common Stock to be issued to the Shareholders pursuant to the Merger. The Company shall cause the independent public accounting firm that has audited the Company financial statements that will be included in the Registration Statement to provide its written consent, in form an substance acceptable to Acquiror, approving the inclusion of such financial statements in the initial filing of the Registration Statement and any subsequent filings of the Registration Statement within two Business Days of any written request from Acquiror. Acquiror shall use its commercially reasonable efforts to cause the Registration Statement to become effective within 120 days of the date of this Agreement, provided, however that the failure of the Registration Statement to become effective within such 120 day period shall not be deemed a breach of this Agreement. Prior to the Effective Time, Acquiror shall use its reasonable efforts to obtain all applicable approvals needed to ensure that the shares of Acquiror Common Stock to be issued in the Merger will be registered or qualified as may be required under the securities law of every jurisdiction of the United States in which any registered holder of Common Stock has an address of record on the record date for determining the Shareholders entitled to notice of and to vote at the Company shareholders’ meeting (or written consent in lieu thereof). Each of Acquiror and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement. The Registration Statement shall register for resale the shares of Acquiror Common Stock received in the Merger by each affiliate (within the meaning of Rule 145 of the Securities Act) of the Company that is not an affiliate (within the meaning of Rule 144 of the Securities Act) of Acquiror immediately following the Effective Time, and shall include the information required by Item 7 of Form S-4 and Item 507 of Regulation S-K under the Securities Act for the benefit of such affiliates as selling stockholders of the number of shares of Acquiror Common Stock received in the Merger. If required by applicable legal requirements after the Effective Time, Acquiror shall file a post-effective amendment on Form S-3 to the Registration Statement (the “S-3 Amendment”) which shall include a resale prospectus for the selling stockholders of the number of shares of Acquiror Common Stock received by them in the Merger, and Acquiror shall keep the S-3 Amendment effective until the earlier of one year after the Effective Time or the date of final sale by the selling stockholders of all shares of Acquiror Common Stock registered on the S-3 Amendment.

(b) Acquiror will advise the Company, promptly after it receives notice thereof, of the time the SEC has issued formal comments to the Registration Statement, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment to the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c) The information supplied by Acquiror for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror or any of its Subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement is discovered by Acquiror, Acquiror shall promptly inform the Company. All documents that Acquiror is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

7.11 Listing.

If necessary, Acquiror shall promptly prepare and file with The Nasdaq National Market and the Toronto Stock Exchange a notification form for listing additional shares with respect to the shares of Acquiror Common Stock to be issued pursuant to this Agreement, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Acquiror Common Stock, subject to official notice to The Nasdaq National Market and the Toronto Stock Exchange of issuance, and the Company shall cooperate with Acquiror with respect to such filings.

7.12  Amended Tax Return.

The Company shall amend its Federal income Tax Return filed on Form 1120 for the period ending on December 31, 2006, to accurately reflect the Company’s and its Subsidiaries’ Tax liability for the period ending on December 31, 2006, as such Tax liability is set forth in the Company 10-K, including footnote 11 to the financial statements attached to the Company 10-K. The Company shall (a) provide Acquiror with a final copy of the amended Tax Return described in the preceding sentence on or before August 10, 2007, (b) permit Acquiror to review and comment on the amended Tax Return prior to filing and (c) file such amended Tax Return incorporating any comments from Acquiror no later than three Business Days following receipt of such comments.

7.13  Settlement of Litigation.

(a) The Company shall use its immediate and best efforts to enter into a definitive settlement agreement, including appropriate releases of the Company, its Subsidiaries and their successors and assigns, in connection with the Schedule 5.8 Claim, which terms of settlement (including the form of any consideration paid) and settlement agreement shall be satisfactory in form and substance to Acquiror, on or before the Closing Date. For purposes of this Agreement, the term “Pre-Closing Settlement Cash” shall be the sum of all expenses, costs, settlement proceeds and other amounts that are paid or payable by the Company and/or its Subsidiaries in the form of cash or other property in connection with the settlement of the Schedule 5.8 Claim prior to the Closing Date (other than any shares of Common Stock issued by the Company in connection with the settlement of the Schedule 5.8 Claim prior to the Closing Date, which shares of Common Stock shall be specifically excluded for purposes of the calculations set forth in this Section 7.13(a)). For purposes of this Agreement, the term “Pre-Closing Settlement Shares” shall be a number of shares of Acquiror Common Stock equal to the quotient of (i) the Pre-Closing Settlement Cash, divided by (ii) either (x) $30.18 if the Maximum Stock Consideration is determined under Section 2.1(a)(i); (y) the Acquiror Stock Price if the Maximum Stock Consideration is determined under Section 2.1(a)(ii); or (z) $29.00 if the Maximum Stock Consideration is determined under Section 2.1(a)(iii). The Maximum Stock Consideration shall be reduced by the sum of any Pre-Closing Settlement Shares in calculating the Effective Time Stock Consideration under Section 2.1(a). The Maximum Cash Consideration shall be reduced by the sum of any Pre-Closing Settlement Cash in calculating the Effective Time Cash Consideration under Section 2.1(b).

(b) If the Company has not entered into a settlement agreement in connection with the Schedule 5.8 Claim prior to the Closing Date and Acquiror, in its sole discretion, determines to waive the Closing condition set forth in Section 8.2(l) and proceed with the Closing, then (i) the Maximum Stock Consideration shall be reduced by the amount of Post-Closing Settlement Shares (as defined below) in calculating the Effective Time Stock Consideration under Section 2.1(a) and (ii) the Maximum Cash Consideration shall be reduced by the amount of Post-Closing Settlement Cash (as defined below) in calculating the Effective Time Cash Consideration under Section 2.1(b). For purposes of this Agreement, the term “Post-Closing Settlement Shares” shall be a number of shares of Acquiror Common Stock equal to the product of (x) the Unadjusted Per Share Stock Consideration, multiplied by (y) 3,000,000. For purposes of this Agreement, the term “Post-Closing Settlement Cash” shall be an amount of cash equal to the product of (A) the Unadjusted Per Share Cash Consideration, multiplied by (B) 3,000,000.

(c) Following the Closing Date, if the Company enters into a settlement in connection with the Schedule 5.8 Claim and following the approval of such settlement by the Representative (which approval shall not be unreasonably withheld or delayed), then any Post-Closing Settlement Shares and Post-Closing Settlement Cash shall be either withheld by Acquiror or paid to the Shareholders as follows:

(i) if the Post Closing Settlement Shares are greater than the sum (x) the actual number of shares of Acquiror Common Stock that Acquiror issues for any expenses, costs, settlement proceeds or other amounts in connection with the settlement of the Schedule 5.8 Claim on or after the Closing Date, plus (y) an amount equal to the quotient of (A) the amount of cash or other property Acquiror, the Company and/or their Subsidiaries pay for any expenses, costs, settlement proceeds or other amounts in connection with the settlement of the Schedule 5.8 Claim, divided by (B) either (I) $30.18 if the Maximum Stock Consideration is determined under Section 2.1(a)(i); (II) the Acquiror Stock Price if the Maximum Stock Consideration is determined under Section 2.1(a)(ii); or (III) $29.00 if the Maximum Stock Consideration is determined under Section 2.1(a)(iii), then the excess shall be multiplied by a factor (X) the numerator of which is equal to the total number of shares of Common Stock for which a Share Election has been made or deemed to have been made under Section 2.2 and (Y) the denominator of which is equal to the total number of shares of Common Stock for which a Cash Election has been made and the total number of shares of Common Stock for which a Share Election has been made or deemed to have been made under Section 2.2, and the resulting product shall be the “Contingent Shares.” Any Contingent Shares shall be payable Shareholders in accordance with Section 2.3, and the Post Closing Settlement Shares in excess of any Contingent Shares shall be retained by Acquiror.

(ii) if the Post Closing Settlement Cash is greater than the sum of (x) the actual amount of cash or other property Acquiror, the Company and/or their Subsidiaries pay for any expenses, costs, settlement proceeds or other amounts in connection with the settlement of the Schedule 5.8 Claim plus (y) an amount of cash equal to the product of (A) the actual number of shares of Acquiror Common Stock that Acquiror issues for any expenses, costs, settlement proceeds or other amounts in connection with the settlement of the Schedule 5.8 Claim on or after the Closing Date multiplied by (B) either (I) $30.18 if the Maximum Stock Consideration is determined under Section 2.1(a)(i); (II) the Acquiror Stock Price if the Maximum Stock Consideration is determined under Section 2.1(a)(ii); or (III) $29.00 if the Maximum Stock Consideration is determined under Section 2.1(a)(iii), then the excess shall be multiplied by a factor (X) the numerator of which is equal to the total number of shares of Common Stock for which a Cash Election has been made or deemed to have been made under Section 2.2 and (Y) the denominator of which is equal to the total number of shares of Common Stock for which a Cash Election has been made and the total number of shares of Common Stock for which a Share Election has been made or deemed to have been made under Section 2.2, and the resulting product shall be the “Contingent Cash.” Any Contingent Cash shall be payable to the Shareholders in accordance with Section 2.3, and the Post Closing Settlement Cash in excess of any Contingent Cash shall be retained by Acquiror.

(d) By voting in favor of the Merger or participating in the conversion of the Common Stock of the Company pursuant to this Agreement, each Shareholder approves the designation of and designates David Atkinson as the representative of the Shareholders (the “Representative”) and as the attorney-in-fact and agent for and on behalf of each Shareholder with respect to the approval of any settlement in connection with the Schedule 5.8 Claim following the Closing Date pursuant to Section 7.13(c) and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement. The individual serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Common Stock (other than Dissenting Shares) outstanding as of immediately prior to the Effective Time upon not less than 10 days’ prior written notice to Acquiror. No bond shall be required of the Representative, and the Representative shall receive no compensation for his or her services. Notices or communications to or from the Representative shall constitute notice to or from each of the Shareholders.

(e) The disclosure in the Information Statement or Proxy Statement, as applicable, including the disclosure regarding the Effective Time Stock Consideration and the Effective Time Cash Consideration payable to the Shareholders and the Per Share Stock Consideration or the Per Share Cash Consideration payable to each Shareholder, shall reflect appropriate reductions for any Pre-Closing Settlement Cash and Pre-Closing Settlement Shares that may be paid pursuant to the terms of this Agreement and the Post-Closing Settlement Cash and Post-Closing Settlement Shares that may be withheld pursuant to the terms of this Agreement.

7.14  Consent to Transfer of Securities and Share Registration.

Immediately following the date of this Agreement, the Company and each of its Subsidiaries shall provide their written consent, in form and substance satisfactory to Acquiror, to the transfer of that certain 6% Exchangeable Secured Subordinated Debenture of 1212500 Alberta Ltd. due April 25, 2008, from IAMGOLD Corporation and/or its Affiliates to Acquiror. Further, the Company and each of its Subsidiaries shall within one Business Day of any of their receipt of any request by Acquiror take any and all actions requested by Acquiror to register on the Company’s books and records, and cause the Company’s transfer agent to register on the Company’s share transfer register, any shares of Common Stock acquired by Acquiror or any of its Affiliates (including, but not limited to, any shares of Common Stock acquired from IAMGOLD Corporation and/or its Affiliates or issuable upon conversion of that certain 6% Exchangeable Secured Subordinated Debenture of 1212500 Alberta Ltd. due April 25, 2008).

ARTICLE VIII

CONDITIONS TO CLOSING

8.1  Conditions to Obligations of Each Party Under this Agreement.

The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by agreement of Acquiror and the Company, in whole or in part, to the extent permitted by applicable Law:

(a)  No Injunction.   No Law or Order enacted, issued, promulgated, enforced or entered by any Governmental Body shall be in effect (whether temporary, preliminary or permanent) enjoining, restraining or prohibiting consummation of the Agreement or making the consummation of the Agreement illegal;

(b)  HSR Act.   The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act, if any, shall have expired or early termination shall have been granted;

(c)  Shareholder Approvals.   This Agreement and the Merger shall have been approved and adopted by the Requisite Shareholder Approval; and

(d)  Registration Statement.   The appropriate Registration Statement relating to the issuance of the shares of Acquiror Common Stock hereunder shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

8.2  Conditions to Obligations of Acquiror.

The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable Law:

(a)  Representations and Warranties.   The representations and warranties made by the Company in Article V, which representations and warranties shall be deemed for purposes of this Section 8.2(a) not to include any qualification or limitation with respect to materiality (whether by reference to “Material Adverse Effect” or otherwise), shall be true and correct at and as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing except, in either case, where the failure thereof to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and Acquiror shall have received a certificate signed by a duly authorized officer of the Company, dated as of the Closing Date, to the foregoing effect;

(b)  Performance of Agreements and Covenants.   The Company shall have performed or complied in all material respects with its respective agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date, and Acquiror shall have received a certificate signed by a duly authorized officer of the Company, dated as of the Closing Date, to that effect;

(c)  Consents.   The Company shall have procured the consents of third-parties and Governmental Bodies specified in Schedule 8.2(c) which shall be delivered to Acquiror at Closing;

(d)  No Material Adverse Effect.   Since December 31, 2006, there shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(e)  No Litigation.   There shall not have been instituted or pending any action or proceeding by any Governmental Body or any other Person, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Acquiror’s, Acquiror Subsidiary’s or any of Acquiror’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Common Stock, including the right to vote any shares of Common Stock acquired or owned by Acquiror, Acquiror Subsidiary or any of Acquiror’s other Affiliates following the Effective Time on all matters properly presented to the Shareholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the Business or assets of the Company, (iii) seeking to compel

Acquiror or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, or (iv) that otherwise, in the judgment of Acquiror, is likely to have a Material Adverse Effect on the Company or a material adverse effect on the Acquiror;

(f)  Other Approvals.   All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated;

(g)  Due Diligence.   Acquiror shall have completed its due diligence investigation of the Company to Acquiror’s satisfaction in its sole judgment, provided that no information or knowledge obtained in such investigation shall affect or modify any representation or warranty of the Company contained in this Agreement regardless of whether such information is disclosed on any Schedule to this Agreement;

(h)  Legal Opinion.   Acquiror shall have received a legal opinion from counsel to the Company, which legal opinion shall be satisfactory in form and substance to Acquiror;

(i)  Title Opinions.   Acquiror shall have received from the Company copies of title opinions covering each of the Company’s and its Subsidiary’s royalty interests, rights to production payment or other similar interests, which title opinions shall be satisfactory in form and substance to Acquiror;

(j)  Non-Competition Agreements.   Mark D. Kucher and David Atkinson shall each have delivered to Acquiror a non-competition agreement, precluding each of them from competing with business of Acquiror and its Subsidiaries for a period of three years from the later of the Closing Date or the date of payout under their respective existing employment agreements and containing such other terms and conditions as are reasonably satisfactory to Acquiror;

(k)  Fairness Opinion.   The Board of Directors of Acquiror shall have received an opinion of National Bank Financial Inc. that the payment of the Acquiror Common Stock and cash consideration under this Agreement is fair from a financial point of view to Acquiror, which fairness opinion shall be satisfactory in form and substance to Acquiror;

(l)  Settlement of Litigation.   The Company shall have entered into a definitive settlement agreement, including appropriate releases of the Company, its Subsidiaries and their successors and assigns, in connection with the Schedule 5.8 Claim, which terms of settlement (including the form of any consideration paid) and settlement agreement shall be satisfactory in form and substance to Acquiror;

(m)  Releases.   The Company shall have received releases from each of its officers and directors, which releases shall be satisfactory in form and substance to Acquiror;

(n)  Conversion of Convertible Securities.   Each Company Option and other convertible security, warrant, option or other right to subscribe for any shares of capital stock or other securities of the Company or its Subsidiaries (other than the conversion option of Acquiror under the Bridge Financing Facility Agreement) shall be cancelled and terminated in accordance with Section 2.2(c) and Section 2.2(d), including, but not limited to, all balances due under that certain 6% Exchangeable Secured Subordinated Debenture of 1212500 Alberta Ltd. due April 25, 2008, which balances shall have been converted into Common Stock in accordance with the conversion terms of such instrument;

(o)  Amended Tax Return.   The Company shall amend its Federal income Tax Return filed on Form 1120 for the period ending on December 31, 2006, as contemplated under Section 7.12; and

(p)  Payments to Certain Employees.   The sum of all payments due Mark Kucher, Chief Executive Officer, and David Atkinson, Chief Financial Officer, by the Company and its Subsidiaries under the terms of their respective employment agreements with the Company and in connection with the termination of their employment by the Company, will not exceed the amounts as set forth on Schedule 5.13(f).

8.3  Conditions to Obligations of the Company.

The obligation of the Company to consummate the transactions contemplated in this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)  Representations and Warranties.   The representations and warranties made by Acquiror in Article VI, which representations and warranties shall be deemed for purposes of this Section 8.3(a) not to include any qualification or limitation with respect to materiality (whether by reference to “material adverse effect” or otherwise), shall be true and correct at and as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except in either case where the failure thereof to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Acquiror Sub to consummate the transactions contemplated by this Agreement, and the Company shall have received a certificate signed by a duly authorized officer of Acquiror, dated as of the Closing Date, to the foregoing effect; and

(b)  Performance of Agreements and Covenants.   Acquiror and Acquiror Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company shall have received a certificate signed by a duly authorized officer of Acquiror, dated as of the Closing Date, to that effect.

ARTICLE IX

NON-SURVIVAL

9.1  Non-Survival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

ARTICLE X

DEFINITIONS

10.1  Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror Common Stock” has the meaning set forth in Section 2.1.

“Acquiror Documents” has the meaning set forth in Section 6.2.

“Acquiror Expenses” has the meaning set forth in Section 4.5(c).

“Acquiror Reports” means all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by Acquiror with the SEC since June 30, 2002.

“Acquiror Stock Price” means the simple arithmetic average price per share of the Acquiror Common Stock on the NASDAQ for the five trading day period up to and including the second business day preceding (but not including) the Closing Date.

“Acquiror Sub” has the meaning set forth in the Preamble.

“Acquiror Sub’s Knowledge” means (a) the actual knowledge (i.e. the conscious awareness of facts or other information) of those Persons identified on Schedule 10.1(a), and (b) all other matter and information that any of such individuals reasonably should have known after due and diligent inquiry (and assuming that, for this purpose and at all relevant times, Acquiror Sub had in effect procedures reasonably designed to inform such individuals fully as to any relevant matters and information).

“Acquiror’s Knowledge” means (a) the actual knowledge (i.e. the conscious awareness of facts or other information), after due and diligent inquiry of those Persons identified on Schedule 10.1(b), and (b) all other matter and information that any of such individuals reasonably should have known after due and diligent inquiry (and assuming that, for this purpose and at all relevant times, Acquiror had in effect procedures reasonably designed to inform such individuals fully as to any relevant matters and information).

“Acquiror Termination Fee” has the meaning set forth in Section 4.5(a).

“Acquisition Proposal” means any proposal, offer or inquiry relating to (or any third party indication of interest in), whether in one transaction or a series of related transactions, (a) any sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of the business or assets of the Company representing 10% or more of the consolidated assets of the Company and its Subsidiaries, (b) any issuance, sale or other disposition by the Company (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (c) any tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (d) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement.

“Additional Acquiror Termination Fee” has the meaning set forth in Section 4.5(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliated Person” means any director, executive officer or 5% or greater shareholder; spouse or other Person living in the same household of such director, executive officer or shareholder; or any Person in which any of the foregoing persons is an officer, trustee, 5% or greater shareholder, general partner or 5% or greater trust beneficiary.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 1.3.

“Board” means the Board of Directors of the Company.

“Bridge Finance Facility Agreement” means that certain Bridge Finance Agreement by and among the Company and BMGX (Barbados) Corporation, as Borrowers, and Acquiror, as Bridge Lender, dated March 28, 2007, as amended by that certain First Amendment to the Bridge Finance Facility of even date herewith, by and among the Company, BMGX (Barbados) Corporation and Acquiror.

“Business” means the business of the Company as conducted and as proposed to be conducted on the date hereof.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cash Election” has the meaning set forth in Section 2.2(b).

“Certificate” has the meaning set forth in Section 2.2(e).

“Certifications” has the meaning set forth in Section 5.6(b).

“Change in Recommendation” has the meaning set forth in Section 7.4(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company 10-K” means the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2006, including the footnotes thereto, set forth in the Company Form 10-K for the period ended December 31, 2006.

“Company Board Recommendation” has the meaning set forth in Section 5.2.

“Company Documents” has the meaning set forth in Section 5.2.

“Company Equity Incentive Plan” has the meaning set forth in Section 2.2(c).

“Company Expenses” shall have the meaning set forth in Section 4.6(b).

“Company Financial Statements” means all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Option” has the meaning set forth in Section 2.2(c).

“Company Reports” means all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since June 30, 2002, including the Company 10-K.

“Company Termination Fee” has the meaning set forth in Section 4.6(a).

“Company’s Knowledge” means (a) the actual knowledge (i.e. the conscious awareness of facts or other information) of those Persons identified on Schedule 10.1(c), and (b) all other matter and information that any of such individuals reasonably should have known after due and diligent inquiry (and assuming that, for this purpose and at all relevant times, the Company had in effect procedures reasonably designed to inform such individuals fully as to any relevant matters and information).

“Confidentiality Agreement” has the meaning set forth in Section 11.1.

“Contingent Cash” has the meaning set forth in Section 7.13(c)(ii).

“Contingent Shares” has the meaning set forth in Section 7.13(c)(i).

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.

“Dissenting Shares” has the meaning set forth in Section 2.2(g).

“Effective Time” has the meaning set forth in Section 1.3.

“Effective Time Cash Consideration” has the meaning set forth in Section 2.1(b).

“Effective Time Issued and Outstanding Shares” has the meaning set forth in Section 2.1(a).

“Effective Time Stock Consideration” has the meaning set forth in Section 2.1(a).

“Election” has the meaning set forth in Section 2.2(a).

“Election Deadline” has the meaning set forth in Section 2.2(b).

“Election Form” has the meaning set forth in Section 2.2(b).

“Employee” means all individuals including common law employees, independent contractors and individual consultants, as of the date hereof, who are employed or engaged by the Company or any ERISA Affiliate, together with individuals who are hired after the date hereof and prior to the Closing.

“Employee Plan” has the meaning set forth in Section 5.14(a).

“Encumbrance” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Environmental Laws” means all Laws enacted and in effect on or prior to the Closing Date concerning pollution or protection of the environment, including without limitation, all Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened release, control, or cleanup of any Hazardous Materials and including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Environmental Permits” means all permits, authorizations, registrations or approvals required under Environmental Laws for the operation of the businesses and assets of the Company and its Subsidiaries or the occupancy of the Real Property or any other real property formerly owned, operated or leased by the Company or its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means the Company or any Subsidiary or any other Person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 3.1.

“Excluded Royalty Interests” means those Royalty Interests specifically identified as “Excluded Royalty Interests” on Schedule 5.10.

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by the Company or any ERISA Affiliate but who are no longer so employed or engaged on the date hereof.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied in accordance with the Company’s past practices.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (a) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic or mutagenic; (b) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (c) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (d) which contain without limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether, asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (e) which pose a hazard to human health, safety, natural resources, employees, or the environment.

“Hedging Arrangements” means any agreement, option or arrangements designed to protect against fluctuations in (a) interest rates, (b) currency exchange rates or (c) precious metals or commodity prices, and for greater certainty shall include any transaction referred to in clause (a) or (b) of the definition of “Specified Transaction” contained in Section 14 of the 2002 ISDA Master Agreement published by International Swaps and Derivatives Association, Inc.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) the principal of and, accreted value and accrued and unpaid interest in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable, including, but not limited to, any gold loan; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (c) all obligations of the type referred to in clauses (a) and (b) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (d) all obligations of the type referred to in clauses (a) through (c) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Information Statement” has the meaning set forth in Section 5.4(b).

“Intellectual Property” means (a) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals and continuations thereof, (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, manufacturing processes, test and qualification processes, designs, schematics, proprietary information, know-how, technology, technical data and customer lists, (c) all works of authorship (whether copyrightable or not), copyrights, copyright registrations and applications therefor throughout the world, (d) all industrial designs and any registrations and applications therefor throughout the world, (e) all software and (f) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, and trademark and service mark and trade dress registrations and applications therefor throughout the world.

“Interest B” has the meaning set forth in Section 4 of Schedule A to the Confidentiality Agreement.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.

“Lease” has the meaning set forth in Section 5.10(b).

“Leased Personal Property” has the meaning set forth in Section 5.11(a).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Material Adverse Effect” means a material adverse effect on (a) the Business, assets, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (taken as a whole) or (b) on the ability of the Company to consummate the transactions contemplated by this Agreement; other than an effect resulting from any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general (to the extent such effect is not disproportionate with respect to the Company in any respect); or (ii) the effect of any change that generally affects any industry in which the Company operates (to the extent such effect is not disproportionate with respect to the Company in any material respect); provided, however that any effect arising from expropriation or nationalization of any assets by any Governmental Body shall not be subject to the exceptions in clauses (i) and (ii) above and shall be accounted for in clauses (a) and (b) above.

“Material Contract” has the meaning set forth in Section 5.12.

“Maximum Cash Consideration” has the meaning set forth in Section 2.1(b).

“Maximum Stock Consideration” has the meaning set forth in Section 2.1(a).

“Merger” has the meaning set forth in the Recitals.

“Multiemployer Plan” has the meaning set forth in Section 5.14(c).

“Nevada Law” has the meaning set forth in the Recitals.

“No Share Election” has the meaning set forth in Section 2.2(a).

“Option Agreement” has the meaning set forth in Section 2.2(e).

“Option and Support Agreements” means those certain Option and Support Agreements by and among Acquiror and the Shareholders executing such Option and Support Agreements dated as of March 5, 2007.

“Order” means any consent, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Original Agreement” has the meaning set forth in the Recitals.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company and the Business.

“Outside Date” has the meaning set forth in Section 4.1(b).

“Party” including “Parties” has the meaning set forth in the Preamble.

“Per Share Cash Consideration” has the meaning set forth in Section 2.1(b).

“Per Share Stock Consideration” has the meaning set forth in Section 2.1(a).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Encumbrances” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances affecting real property that are disclosed in policies of title insurance, (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, for which adequate reserves have been established in accordance with GAAP (c) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the Ordinary Course of Business, (d) zoning, entitlement and other land use and environmental regulations by any Governmental Body, (e) title of a lessor under a capital or operating lease; and (f) in the case of software, non-exclusive, object code, end-user licenses granted in the Ordinary Course of Business.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Post-Closing Settlement Cash” has the meaning set forth in Section 7.13(b).

“Post-Closing Settlement Shares” has the meaning set forth in Section 7.13(b).

“Pre-Closing Settlement Cash” has the meaning set forth in Section 7.13(a).

“Pre-Closing Settlement Shares” has the meaning set forth in Section 7.13(a).

“Pro Rata Share” has the meaning set forth in Section 2.3.

“Proxy Statement” has the meaning set forth in Section 5.4(b).

“Real Property” has the meaning set forth in Section 5.10(a).

“Registration Statement” has the meaning set forth in Section 7.10(a).

“Release” shall have the meaning as set forth in the Comprehensive, Environmental Response Compensation Act, 42 U.S.C. § 9601 et seq.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Representative” has the meaning set forth in Section 7.13(d).

“Requisite Shareholder Approval” means the affirmative consent or vote of the holders of a majority of the outstanding shares of the Common Stock of the Company.

“Rights Agreements” has the meaning set forth in Section 5.5(c).

“Royalty Agreement” has the meaning set forth in Section 5.10(b).

“Royalty Interests” has the meaning set forth in Section 5.10(a).

“Royalty Properties” has the meaning set forth in Section 5.10(a).

“S-3 Amendment” has the meaning set forth in Section 7.10(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 5.8 Claim” means the Legal Proceeding described on Schedule 5.8.

“Schedules” means the disclosure schedules delivered by the Company to Acquiror and Acquiror Sub as attached to this Agreement and Acquiror and Acquiror Sub to the Company as attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share Election” has the meaning set forth in Section 2.2(b).

“Shareholder” means a shareholder of the Company.

“Special Meeting” has the meaning set forth in Section 7.4(a).

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Superior Proposal” means a bona fide written and publicly announced Acquisition Proposal that (a) the Board concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory, timing, certainty and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) is more favorable to the Shareholders from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement proposed by Acquiror in response to such Acquisition Proposal), (b) if any cash consideration is payable as part of the Superior Proposal, that such cash consideration shall be fully financed or reasonably capable of being fully financed promptly, (c) if any consideration as part of the Superior Proposal is payable in shares of capital stock listed on a national securities exchange or quoted on an inter-dealer quotation system, then the value of such consideration shall be determined in relation to the value of the shares of Acquiror Common Stock to be issued in the Merger, and (d) is reasonably likely to receive all required approvals of any Governmental Body and other Person on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax Return” shall mean all returns, declarations, reports, forms, estimates, information returns, claims for refund statements or other documents (including any related or supporting information or amendments) filed or required to be filed with or supplied to any Governmental Body in connection with any Taxes.

“Taxes” (including the term “Tax”) shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers’ compensation, employer health tax or other taxes, imposed by any Governmental Body and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

“Total Merger Consideration” has the meaning set forth in Section 2.2(a).

“Unadjusted Per Share Cash Consideration” has the meaning set forth in Section 2.1(b).

“Unadjusted Per Share Stock Consideration” has the meaning set forth in Section 2.1(a).

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

10.2  Other Definitional and Interpretive Matters.

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period.  When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(c) Schedules.  The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(d) Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f) Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h) Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or Financial Statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or Financial Statements that related to the subject matter of such representation,

(b) such item is otherwise specifically set forth on the balance sheet or Financial Statements or (c) such item is reflected on the balance sheet or Financial Statements and is specifically set forth in the notes thereto.

10.3  Interpretation.

The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1  Confidentiality.

Each of the Company and Acquiror agrees that, unless and until the transactions contemplated hereby shall have been consummated, the Nondisclosure Agreement regarding confidentiality by and among Acquiror and the Company dated as of February 21, 2007, as amended by the Letter Agreement dated as of February 24, 2007 (as amended, the “Confidentiality Agreement”), shall remain in full force and effect.

11.2  Notices.

All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed to have been given (a) on the Business Day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours or (b) on the Business Day following the Business Day of sending, if delivered by an overnight courier recognized as providing services nationally in the United States, in each case to such Party at its address (or number) set forth below or such other address (or number) as the Party may specify by notice to the other Parties hereto:

If to Acquiror or Acquiror Sub:

Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO 80202
Facsimile: (303) 595-9385
Attention: President and Chief Executive Officer

With a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
One Tabor Center
1200 Seventeenth Street, Suite 1500
Denver, CO 80202
Facsimile: (303) 899-7333
Attention: Paul Hilton, Esq.

If to the Company:

Battle Mountain Gold Exploration Corp.
One East Liberty Street, Sixth Floor, Suite Nine
Reno, NV 89501
Facsimile: (775) 686-6066
Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Clark Wilson LLP
800-885 W. Georgia Street
Vancouver, BC V6C 3H1 Canada
Facsimile: (604) 687-6314
Attention: William L. Macdonald, Esq.

11.3  Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, (a) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.4  Entire Agreement; No Third-Person Beneficiaries.

This Agreement (including the Schedules hereto), the Company Documents, the Acquiror Documents, the Confidentiality Agreement, the Option and Support Agreements and the Bridge Finance Facility Agreement constitute the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, written or oral, among the Parties with respect to the subject matter of this Agreement, including, but not limited to, the Original Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities.

11.5  Waiver; Amendment.

Any provision of this Agreement may be amended or waived, but only if the amendment or waiver is in writing and signed by the Party or Parties that would have benefited by the provision waived or amended. This Agreement may be amended by the Parties as provided in this Section 11.5 at any time before or after the Shareholders or the sole shareholder of Acquiror Sub approve this Agreement, but after such approval no such amendment shall be made which by Nevada Law requires the further approval of the Shareholders or the sole shareholder of Acquiror Sub without obtaining such approval. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.6  Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment in violation of this Section 11.6 will be void; provided, however, that Acquiror and Acquiror Sub may assign this Agreement (and its rights and obligations hereunder) to any direct or indirect wholly owned Subsidiary of Acquiror. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11.7  Expenses.

Except as otherwise provided in this Agreement, each Party will bear all expenses incurred by it in connection with this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, whether or not the Merger is consummated, Acquiror and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with filings required under the HSR Act (including the HSR filing fee).

11.8  Specific Performance.

Without limiting or waiving in any respect any rights or remedies of Acquiror under this Agreement now or hereafter existing at law in equity or by statute, Acquiror shall be entitled to such specific performance of the obligations to be performed by the other Parties in accordance with the provisions of this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

11.9  Governing Law; Disputes.

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by and construed in accordance with the internal laws of the State of Colorado. Any action against any Party relating to the foregoing shall be brought exclusively in a federal or state court of competent jurisdiction located within the State of Colorado and the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Colorado over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.

11.10  Counterparts.

This Agreement may be executed in any number of counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. Any signature pages of this Agreement transmitted by telecopier will have the same legal effect as an original executed signature page.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

COMPANY:

BATTLE MOUNTAIN GOLD EXPLORATION CORP.

By:	/s/ Mark Kucher
Name: Mark Kucher

Title:	President

ACQUIROR:

ROYAL GOLD, INC.

By:	/s/ Tony Jensen
Name: Tony Jensen

Title:	President & CEO

ACQUIROR SUB:

ROYAL BATTLE MOUNTAIN, INC.

By:	/s/ Tony Jensen
Name: Tony Jensen

Title:	President

Annex B

NEVADA DISSENTER’S RIGHTS STATUTE

Nevada Revised Statutes
Chapter 92A.300 Through 92A.500

92A.300. Definitions

As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

92A.305. “Beneficial stockholder” defined

“Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

92A.310. “Corporate action” defined

“Corporate action” means the action of a domestic corporation.

92A.315. “Dissenter” defined

“Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

92A.320. “Fair value” defined

“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

92A.325. “Stockholder” defined

“Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

92A.330. “Stockholder of record” defined

“Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

92A.335. “Subject corporation” defined

“Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

92A.340. Computation of interest

Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

92A.350. Rights of dissenting partner of domestic limited partnership

A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

92A.360. Rights of dissenting member of domestic limited-liability company

The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

92A.370. Rights of dissenting member of domestic nonprofit corporation

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

92A.380. Right of stockholder to dissent from certain corporate actions and to obtain payment for shares

1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(d) Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

92A.390. Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000  holders of owner’s interests of record; or

(2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

92A.400. Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

92A.410. Notification of stockholders regarding right of dissent

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

92A.420. Prerequisites to demand for payment for shares

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights must not consent to or approve the proposed corporate action.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

92A.430. Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

92A.440. Demand for payment and deposit of certificates; retention of rights of stockholder

1. A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

92A.450. Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

92A.460. Payment for shares: General requirements

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.

92A.470. Payment for shares: Shares acquired on or after date of dissenter’s notice

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

92A.480. Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470  and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

92A.490. Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located. If the principal office of the subject corporation and the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in Carson City.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

92A.500. Legal proceeding to determine fair value: Assessment of costs and fees

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Royal Gold’s restated certificate of incorporation provides that a director shall not be liable to Royal Gold or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director shall be so liable (i) for breach of the director’s duty of loyalty to Royal Gold or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for unlawful payment of dividend or unlawful stock repurchase or redemption as provided under Section 174 of DGCL, or (iv) for any transaction from which the director received an improper personal benefit.

Royal Gold’s amended and restated bylaws provide that Royal Gold shall indemnify all of its directors and officers to the full extent permitted by the Delaware law. Under such provisions, any person who was made or threatened to be made a party to any threatened, pending or completed action, suit proceeding by reason of the fact that he or she is serving as a director or officer of Royal Gold, or serving at Royal Gold’s request as a director, officer, employee or agent of another entity will be indemnified to the full extent permitted by the DGCL against expenses, liability and loss (including attorney’s fees) reasonably incurred by such person.

Royal Gold’s amended and restated bylaws further provide that it will pay expenses (including attorneys’ fees) incurred by an officer or director in defending any proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by such director or officer to repay all amounts advanced if it shall ultimately be determined that such person is not entitled to be indemnified.

Royal Gold may purchase insurance on behalf of such person against any liability asserted against and incurred by any person who is or was a director, officer, employee or agent of Royal Gold, or serving at Royal Gold’s request as such of another entity, whether or not Royal Gold would have the power to indemnify such person against such liability under the DGCL.

Royal Gold entered into indemnification agreements with each of its current officers and directors. The indemnification agreements cover, among other things, any and all expenses, judgments, fines, penalties, and amounts paid in settlement by the director or officer, provide for the advancement of expenses incurred by the director or officer in connection with any proceeding and obligate the director or officer to reimburse Royal Gold for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification.

Item 21.	Exhibits and Financial Statement Schedules.

2.1	Amended and Restated Agreement and Plan of Merger, dated July 30, 2007, among Battle Mountain Gold Exploration Corp., Royal Gold, Inc. and Royal Battle Mountain, Inc. (included in Part I in Annex A to the document included in this Registration Statement and filed as Exhibit 2.1 to Royal Gold’s Current Report on Form 8-K on August 2, 2007 and incorporated herein by reference).
3.1	Restated Certificate of Incorporation (filed as Exhibit 3.1 to Royal Gold’s Current Report on Form 8-K on September 21, 2005 and incorporated herein by reference)
3.2	Amended and Restated Bylaws (filed as Exhibit 3.1 to Royal Gold’s Current Report on Form 8-K on August 29, 2007 and incorporated herein by reference)
3.3	Amended and Restated Certificate of Designations (filed as Exhibit 3.1 to Royal Gold’s Current Report on Form 8-K on September 10, 2007 and incorporated herein by reference)
4.1	First Amended and Restated Rights Agreement (filed as Exhibit 4.1 to Royal Gold’s Form 8-A/A (Amendment No.1) on September 10, 2007 and incorporated herein by reference)
5.1	Opinion of Hogan & Hartson L.L.P. regarding legality of securities being registered
10.1	Form of Employment Contract (together with Schedule of Certain Executive Officers Parties Thereto) (filed as Exhibit 99.1 to Royal Gold’s Current Report on Form 8-K on September 4, 2007)
10.2	Form of Indemnification Agreement with Directors and Officers (filed as Exhibit 10.1 to Royal Gold’s Current Report on Form 8-K filed on November 13, 2006 and incorporated herein by reference (together with Schedule of Certain Officers Parties thereto filed as Exhibit 99.2 to Royal Gold’s Current Report on Form 8-K on September 4, 2007)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Chisholm, Bierwolf & Nilson, LLC
23.3	Consents of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)
99.1	Form of Proxy Card for Special Meeting of Stockholders of Battle Mountain Gold Exploration Corp.

Item 22.	Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (A)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(E) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on September 20, 2007.

ROYAL GOLD, INC.

By:	/s/ TONY JENSEN
Name: Tony Jensen

Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bruce C. Kirchhoff and Karen Gross his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to this Registration Statement and to file the same with all exhibits thereto, and any and all instruments or documents in connection therewith, with the Securities and Exchange Commission, and any such attorney-in-fact may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tony Jensen Tony Jensen	President, Chief Executive Officer and Director	September 20, 2007

/s/ Stefan Wenger Stefan Wenger	Chief Financial and Accounting Officer	September 20, 2007

* Stanley Dempsey	Chairman of the Board	September 20, 2007

* John W. Goth	Director	September 20, 2007

* Craig Haase	Director	September 20, 2007

* Merritt E. Marcus	Director	September 20, 2007

* James W. Stuckert	Director	September 20, 2007

Signature		Title	Date

* Donald Worth		Director	September 20, 2007

By:	/s/ Bruce C. Kirchhoff Bruce C. KirchhoffAttorney-in-Fact

EXHIBIT INDEX

2.1	Amended and Restated Agreement and Plan of Merger, dated July 30, 2007, among Battle Mountain Gold Exploration Corp., Royal Gold, Inc. and Royal Battle Mountain, Inc. (included in Part I in Annex A to the document included in this Registration Statement and filed as Exhibit 2.1 to Royal Gold’s Current Report on Form 8-K on August 2, 2007 and incorporated herein by reference).
3.1	Restated Certificate of Incorporation (filed as Exhibit 3.1 to Royal Gold’s Current Report on Form 8-K on September 21, 2005 and incorporated herein by reference)
3.2	Amended and Restated Bylaws (filed as Exhibit 3.1 to Royal Gold’s Current Report on Form 8-K on August 29, 2007 and incorporated herein by reference)
3.3	Amended and Restated Certificate of Designations (filed as Exhibit 3.1 to Royal Gold’s Current Report on Form 8-K on September 10, 2007 and incorporated herein by reference)
4.1	First Amended and Restated Rights Agreement (filed as Exhibit 4.1 to Royal Gold’s Form 8-A/A (Amendment No.1) on September 10, 2007 and incorporated herein by reference)
5.1	Opinion of Hogan & Hartson L.L.P. regarding legality of securities being registered
10.1	Form of Employment Contract (together with Schedule of Certain Executive Officers Parties Thereto (filed as Exhibit 99.1 to Royal Gold’s Current Report on Form 8-K on September 4, 2007)
10.2	Form of Indemnification Agreement with Directors and Officers (filed as Exhibit 10.1 to Royal Gold’s Current Report on Form 8-K filed on November 13, 2006 and incorporated herein by reference (together with Schedule of Certain Officers Parties thereto filed as Exhibit 99.2 to Royal Gold’s Current Report on Form 8-K on September 4, 2007)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Chisholm, Bierwolf & Nilson, LLC
23.3	Consents of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)
99.1	Form of Proxy Card for Special Meeting of Stockholders of Battle Mountain Gold Exploration Corp.